As filed with the Securities and Exchange Commission on July 16, 2021

No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LiveVox Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7373	82-3447941
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

655 Montgomery Street, Suite 1000

San Francisco, CA 94111

Tel: 844-207-6663

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Louis Summe

Chief Executive Officer, Co-Founder and Director

655 Montgomery Street, Suite 1000

San Francisco, CA 94111

Tel: 844-207-6663

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Monica J. Shilling, P.C.

H. Thomas Felix

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

+1 (310) 552-4200

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Primary Offering:
Class A Common Stock, par value $0.0001 per share	13,333,333	(2)	$11.50	(3)	$153,333,329.50	(3)	$16,728.67
Secondary Offering:
Class A Common Stock, par value $0.0001 per share	85,795,425	(4)	$8.80	(5)	$754,999,740.00		$82,371.00
Warrants to purchase Class A Common Stock	833,333	(6)	$1.69	(7)	$1,408,332.77	(7)	$153.65
Total					$909,741,402.27		$99,253.32

(1)

In the event of a stock split, stock dividend or other similar transaction involving shares of Class A common stock, par value $0.0001 per share (“Common Stock”) of LiveVox Holdings, Inc. (the “Registrant”), in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416(a) under the Securities Act.

(2)

Consists of (i) 833,333 shares of Common Stock issuable upon the exercise of the Forward Purchase Warrants (as defined below) and (ii) 12,500,000 shares of Common Stock issuable upon the exercise of the Public Warrants (as defined below).

(3)	Based upon the exercise price per share of Class A common stock issuable upon exercise of the warrants.
(4)

Consists of the following shares of Common Stock registered for resale by the selling stockholders named in this registration statement: (i) 2,500,000 Forward Purchase Shares (as defined below); (ii) 7,500,000 PIPE Shares (as defined below); (iii) 74,962,092 shares of Common Stock pursuant to the Amended and Restated Registration Rights Agreement (as defined below); and (iv) 833,333 shares of Common Stock underlying the Forward Purchase Warrants.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Common Stock on July 13, 2021, as reported on The Nasdaq Global Select Market.

(6)	Consists of the resale of 833,333 Forward Purchase Warrants, which were issued on June 18, 2021 and will become exercisable on July 18, 2021.
(7)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per warrant and aggregate offering price are based on the average of the high and low prices of the Public Warrants on July 13, 2021, as reported on The Nasdaq Global Select Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JULY 16, 2021

Up to 85,795,425 Shares of Class A Common Stock

Up to 13,333,333 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 833,333 Warrants to Purchase Class A Common Stock

This prospectus relates to the issuance by us of an aggregate of up to 13,333,333 shares of our Class A common stock, $0.0001 par value per share (the “Common Stock”), which consists of (i) 833,333 shares of common stock that are issuable upon the exercise of warrants (the “Forward Purchase Warrants”) issued pursuant to the forward purchase agreement, dated January 13, 2021, by and among the Company and Crescent, and the transferee joinders thereto, by and between the Company and third party transferees (the “Forward Purchase”) and (ii) up to 12,500,000 shares of common stock that are issuable upon the exercise of public warrants (the “Public Warrants” and, together with the Forward Purchase Warrants, the “Warrants”). We will receive the proceeds from the cash exercise of any Warrants.

This prospectus also relates to the offer and sale from time to time by the selling shareholders named in this prospectus or their permitted transferees (the “Selling Shareholders”) of (i) up to 85,795,425 shares of common stock consisting of (a) up to 2,500,000 shares of Common Stock (the “Forward Purchase Shares”) issued in the Forward Purchase, (b) up to 7,500,000 shares of Common Stock (the “PIPE Shares”) issued on June 18, 2021 in a private placement pursuant to subscription agreements, dated January 13, 2021, (c) up to 74,962,092 additional shares of Common Stock pursuant to the Amended and Restated Registration Rights Agreement, dated June 18, 2021, among us and the Selling Shareholders, granting such holders registration rights with respect to such shares, and (d) up to 833,333 shares of Common Stock underlying the Forward Purchase Warrants and (ii) up to 833,333 Forward Purchase Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Shareholders pursuant to this prospectus.

The Selling Shareholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. Additional information on the Selling Shareholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Shareholders” and “Plan of Distribution” in this prospectus.

Our Common Stock and Public Warrants are listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbols “LVOX” and “LVOXW,” respectively. On July 15, 2021, the last reported sales price of our Common Stock was $8.31 per share and the last reported sales price of our Public Warrants was $1.58 per warrant.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors ” section beginning on page 21 of this prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2021.

i

MARKET AND INDUSTRY DATA AND FORECASTS

Unless otherwise indicated, information contained in this prospectus concerning LiveVox’s industry, its business and the markets in which it operates is based on information from independent industry or research organizations, other industry publications, surveys and forecasts, and LiveVox management estimates. LiveVox management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from LiveVox’s internal research and tracking mechanisms, and are based on assumptions made by LiveVox upon reviewing such data and LiveVox’s knowledge of its industry and markets, which we and LiveVox believe to be reasonable. We are responsible for all of the disclosure in this prospectus and while we believe the data from the sources described above to be accurate and complete, neither we nor LiveVox have independently verified data from these sources or obtained third-party verification of market share data and this information may not be reliable. This information generally involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such information, projections or estimates. In addition, customer preferences can and do change. Industry publications and other reports LiveVox has obtained from independent parties generally state that the data contained in these publications or other reports have been obtained in good faith or from sources considered to be reliable, but they do not guarantee the accuracy or completeness of such data. References herein to LiveVox being a leader in a market or service category refers to LiveVox’s belief that it has a leading market share position in each specified market, unless the context otherwise requires. In addition, the discussion herein regarding LiveVox’s various markets is based on how LiveVox defines the markets for its products and services, which products may be either part of larger overall markets or markets that include other types of products.

Assumptions and estimates of our and LiveVox’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors — Risks Related to Our Business and Industry.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains some of LiveVox’s or its subsidiaries’ trademarks, service marks and trade names, including, among others, LiveVox and SpeechIQ and other names of certain of LiveVox’s products. Each one of these trademarks, service marks or trade names is either (1) a registered trademark of LiveVox or one of its subsidiaries, (2) a trademark for which LiveVox or one of its subsidiaries has a pending application, or (3) a trade name or service mark for which LiveVox or one of its subsidiaries claims common law rights. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners. The use or display of other parties’ trademarks, service marks or trade names is not intended to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us or LiveVox by, these other parties.

Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that we, LiveVox or the applicable licensors will not assert, to the fullest extent under applicable law, our, LiveVox’s or the applicable licensors’ respective rights to these trademarks, service marks and trade names.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, in this prospectus:

“AI” means artificial intelligence.

“Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Company.

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement entered into at the closing of the Business Combination by the Company, Ms. Briscoe and Messrs. Gauthier and Turner, the SPAC Sponsor and the LiveVox Stockholder.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Combination” means the transactions contemplated by the Merger Agreement, which included: (i) the merger of First Merger Sub with and into LiveVox, with LiveVox continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of the Company as a consequence; and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of the Surviving Corporation with and into Second Merger Sub with Second Merger Sub continuing as the surviving entity.

“CCaaS” means cloud-hosted Contact Center as a Service.

“CCPA” means the California Consumer Privacy Act of 2018.

“Credit Agreement” means the Credit Agreement, dated as of November 7, 2016, by and among LiveVox, certain of its subsidiaries, as guarantors, the lenders party thereto and PNC Bank, National Association as administrative agent, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company.

“Company,” “we,” “us” and “our” mean LiveVox Holdings, Inc., a Delaware corporation.

“Crescent” means Crescent Capital Group Holdings LP, a Delaware limited partnership and an affiliate of the SPAC Sponsor.

“CRM” means customer relationship management, a system that centralizes and standardizes key customer interactions and data into a single database, creating unified customer profiles with insight across the entire customer journey.

“DGCL” means the General Corporation Law of the State of Delaware.

“Earn-Out Shares” means the 5,000,000 shares of Common Stock to be issued to the LiveVox Stockholder and held in an escrow account, subject to release to the LiveVox Stockholder only if the price of Common Stock trading on Nasdaq or another national securities exceeds certain thresholds during the seven-year period following the closing of the Business Combination, any Earn-Out Shares not released during such period will be forfeited and canceled for no consideration.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC” means the U.S. Federal Communications Commission.

“First Merger” means the merger of First Merger Sub with and into LiveVox, with LiveVox continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of the Company.

“First Merger Sub” means Function Acquisition I Corp, a Delaware corporation and a direct, wholly owned subsidiary of the Company.

“Forward Purchase Agreement” means the Forward Purchase Agreement, dated as of January 13, 2021, by and between the Company and Crescent, pursuant to which Crescent has committed to purchase, subject to the terms and conditions set forth in the Forward Purchase Agreement, including a lock-up period that restricts the transfer of securities issued pursuant to the Forward Purchase Agreement and registration rights granted thereto, an aggregate of 2,500,000 shares of Common Stock plus 833,333 Warrants for an aggregate purchase price of $25,000,000 in cash in a private placement that will close immediately prior to the Business Combination, which such commitment Crescent may assign, in whole or in part, to certain transferees, including, but not limited to, its current or prospective limited partners.

“Forward Purchasers” means Crescent and any third-party transferees to which Crescent has assigned or may assign, in whole or in part, its commitment under the Forward Purchase Agreement to purchase 2,500,000 shares of Common Stock plus 833,333 Warrants for an aggregate purchase price of $25,000,000 in cash in a private placement that will close immediately prior to the Business Combination, such possible transferees, including, but not limited to, Crescent’s current or prospective limited partners.

“FTC” means the U.S. Federal Trade Commission.

“U.S. GAAP” means U.S. generally accepted accounting principles.

“GDPR” means the General Data Protection Regulation.

“Golden Gate Capital” means Golden Gate Capital Opportunity Fund, L.P., Golden Gate Capital Opportunity Fund-A, L.P., GGCOF Third-Party Co-Invest, L.P., GGCOF Executive Co-Invest, L.P., GGCOF IRA Co-Invest, L.P., GGC Administration, L.P and affiliates thereof.

“Incentive Plan” means the LiveVox 2021 Equity Incentive Plan.

“IPO” means the Company’s initial public offering, consummated on March 12, 2019, through the sale of 25,000,000 Units at $10.00 per Unit.

“LiveVox” means LiveVox Holdings, Inc., a Delaware corporation.

“LiveVox Stockholder” or “LiveVox TopCo” means LiveVox TopCo, LLC, a Delaware limited liability company and the sole stockholder of LiveVox Common Stock and preferred stock as of immediately prior to the effective time of the First Merger.

“Lock-Up Shares” means the total of 2,743,750 shares of Common Stock held by the SPAC Sponsor and certain of our independent directors immediately following the closing of the Business Combination upon the automatic conversion of shares of Class F common stock of the Company, par value $0.0001 per share, which will be placed in an escrow account to be subject to release only if the price of Common Stock trading on Nasdaq or another national securities exceeds certain thresholds during the seven-year period following the closing of the Business Combination. Any of the Lock-Up Shares not released during such period will be forfeited and canceled for no consideration.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of January 13, 2021, by and among the Company, First Merger Sub, Second Merger Sub, LiveVox and the Stockholder Representative, solely in its capacity as the representative, agent and attorney-in-fact of the stockholders of LiveVox thereunder.

“Mergers” means the First Merger and the Second Merger, together.

“Nasdaq” means The Nasdaq Global Select Market.

“OBIP” means the Option-Based Incentive Plan established by LiveVox in 2014.

“PIPE Investors” means the investors who are parties to Subscription Agreements, pursuant to which such investors have collectively subscribed for 7,500,000 shares of Common Stock for an aggregate purchase price of

$75,000,000 in cash in private placements closed immediately prior to the Business Combination.

“PIPE Shares” means an aggregate of 7,500,000 shares of Common Stock issued to the PIPE Investors.

“Public Warrants” means the 12,500,000 Warrants that were issued as part of our Units in our IPO, each of which is exercisable for one share of Common Stock, in accordance with its terms.

“SaaS” means software as a service.

“SEC” means the United States Securities and Exchange Commission.

“Second Amended and Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company.

“Second Merger” means the merger of the Surviving Corporation with and into Second Merger Sub with Second Merger Sub continuing as the surviving entity as part of the Business Combination.

“Second Merger Sub” means Function Acquisition II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“SPAC Sponsor” means CFI Sponsor LLC, a Delaware limited liability company.

“Stockholder Representative” means GGC Services Holdco, Inc., a Delaware corporation, solely in its capacity as the representative, agent and attorney-in-fact of the LiveVox Stockholder under the Merger Agreement.

“Subscription Agreements” means, collectively, those certain subscription agreements entered into on January 13, 2021, between the Company and the PIPE Investors.

“Surviving Corporation” means the surviving corporation resulting from the First Merger.

“Transfer Agent” means Continental Stock Transfer & Trust Company as the Company’s transfer agent.

“Units” mean units of the Company, each consisting of one share of Common Stock and one-half of one

Warrant.

“VCIP” means the Value Creation Incentive Plan established by LiveVox in 2014.

“Voice products” means the voice portion of omnichannel and AI.

“Warrant Agent” means Continental Stock Transfer & Trust Company as the Company’s warrant agent.

“Warrants” means the Forward Purchase Warrants and the Public Warrants.

“WFO” means workforce optimization, a suite of tools and analytics designed to improve contact center operations, productivity, compliance, and overall customer satisfaction.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Shareholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Shareholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will receive proceeds from any exercise of the Warrants for cash.

Neither we nor the selling shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling shareholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Financial Statements and Supplementary Data” and the financial statements included elsewhere in this prospectus.

Company Overview

LiveVox’s mission is to enable next-generation cloud contact center experiences. LiveVox offers cloud- hosted Contact Center as a Service (or CCaaS) platform for business processing outsourcing (BPO) organizations, enterprises, and collections agencies. Its offerings include omnichannel and artificial intelligence (AI), customer relationship management (CRM) and workforce optimization (WFO). LiveVox’s platform provides customers with a scalable, cloud-based architecture and preintegrated AI capabilities to support enterprise-grade deployments. Additionally, LiveVox’s platform features a native CRM which unifies disparate, department-level systems of record to present contact center agents with a single view of its customers. LiveVox has built a differentiated approach to the contact center software market and is complemented by an attractive financial model. Key highlights of LiveVox’s business and market opportunity include:

•

Large and growing CCaaS market opportunity: The contact center market is in the early stages of a shift to cloud-based solutions and LiveVox estimates that the vast majority of call center agents are not using cloud-based solutions today. Various trends are driving this transition, including digital transformation, the automation of manual contact center labor, and the need for AI-enabled analytics to support omnichannel workflows and agents. LiveVox estimates this market to be approximately $27 billion for 2020, of which approximately $5 billion is comprised of cloud-based solutions. LiveVox and other industry sources estimate the total spend to reach approximately $83 billion by 2030. As enterprises continue to execute on their digital transformation strategies, LiveVox is well positioned to capture a meaningful amount of this growth as it increases its investment in sales and marketing to educate more potential customers on its platform.

•

Differentiated product: LiveVox offers a cloud-based, enterprise-focused contact center solution. The LiveVox platform consists of innovative cloud-based AI and omnichannel offerings, anchored by its native CRM solution. LiveVox’s products are designed to enable customers to remove legacy technology barriers and accelerate adoption of cloud-based solutions, regardless of digital transformation journey status. LiveVox’s platform is configured with features and functionalities as well as compliance standards and capabilities, and integrations with many existing third-party solutions, providing customers with a simple and scalable implementation process. LiveVox believes that its integrated offering accelerates the adoption of cloud-based contact center solutions, eliminates data silos, and allows its users to maximize engagement with their customers and create differentiated end user experiences. LiveVox believes that it is currently the only company to offer a product that integrates Omnichannel, Contact Center, CRM, WFO and AI capabilities in a single offering.

•

Integration: LiveVox’s products integrate AI and omnichannel capabilities under one platform, alongside CRM and WFO functionalities, providing customers with a single platform to support their contact center capabilities while providing consistent platform-wide analysis and reporting.

•	Approach to CRM and data: LiveVox’s products unify disparate, department-level systems of record to present a single view to contact center agents, eliminate data silos that exist between disparate and disconnected solutions, provide great customer experiences, and lower costs for its customers. Additionally, LiveVox’s approach enables simpler, more cost-efficient deployment and scaling when compared to competing solutions.

•

Enterprise-grade architecture: LiveVox offers enterprise-grade compliance, security, and governance capabilities that benefit its customers, many of whom are in highly regulated industries. While LiveVox’s platform is scalable for businesses of all sizes, it primarily serves enterprise companies with complex contact center needs. Approximately 90% of LiveVox’s revenue comes from customers deploying greater than 50 seats with LiveVox.

•	Attractive financial profile, underpinned by several qualities:

•

Recurring revenue model: LiveVox’s revenue model consists of approximately 99% recurring revenue. For the years ended December 31, 2020, 2019, 2018 and 2017, LiveVox’s revenues were $102.5 million, $92.8 million, $77.2 million and $60.6 million, respectively, representing year- over-year growth of 10%, 20% and 27%, respectively. LiveVox’s Adjusted EBITDA for the years ended December 31, 2020, 2019, 2018 and 2017 was $8.5 million, $13.3 million, $11.0 million and $3.8 million respectively. For the three months ended March 31, 2021, LiveVox’s revenues and Adjusted EBITDA were 27.9 million and $(0.2) million, respectively.

•

Attractive unit economics: LiveVox benefits from strong sales efficiency, driven by the productivity of its salesforce and flexible commercial model. This model seeks to meet customers at any stage of their digital transformation by utilizing a “land and expand” strategy that allows LiveVox to provide a subset of its full contact center solution to meet the initial requirement, and then expand that relationship by providing more features and functionality that empowers the customer to continue on their journey to greater digital and AI adoption. For the years ended December 31, 2020, 2019, 2018 and 2017, LiveVox’s LTM Net Revenue Retention Rates were 106%, 118%, 120% and 115%, respectively. For the three months ended March 31, 2021, LiveVox’s LTM Net Revenue Retention Rate was 99%. Notwithstanding for the impact of COVID-19 on fiscal 2020, LiveVox’s average net revenue retention rate was 115% over the period 2017 to 2020. These qualities contribute to attractive unit economics. LiveVox estimates that the average calculated lifetime value of LiveVox’s customers is approximately seven times the associated cost of acquiring them for the time period from 2017 to 2020.

•

Resilience: LiveVox has not experienced a sustained disruption in its overall business as a result of COVID-19. In the first half of 2020, LiveVox’s usage-based revenues were impacted due to lower volumes, although usage revenue returned to growth in the third quarter of fiscal 2020. LiveVox’s contracted revenues (comprising approximately two thirds of LiveVox’s overall revenue) has grown at least 18% in each quarter of 2020 compared to the respective quarters of 2019. In the second half of fiscal 2020, LiveVox’s business rebounded to normalized levels of growth, and its bookings outperformed its budgeted plan for 2020 (that was set in 2019 and not subsequently adjusted).

Since LiveVox’s acquisition by funds affiliated with Golden Gate Capital in 2014, it has invested in reaching product maturity and developing a differentiated value proposition for enterprise customers. Over this time period, LiveVox sustained its revenue growth and sustained attractive unit economics. LiveVox intends to build on this foundation and increase its sales and marketing investment to capture future opportunity, including by increasing the size and reach of its go-to-market organization, expanding its channel and geographic presence, and continuing to build on the efficiency and productivity of its salesforce.

Shift to Cloud-Based CCaaS Solutions

LiveVox believes that the vast majority of today’s businesses are still using on-premise solutions and the market for cloud-based contact center software is growing rapidly, driven by a number of factors LiveVox believes to be true, including the following:

•

Digital transformation: Many companies continue to modernize all aspects of their businesses, incorporating digital, mobile, and cloud technologies in all areas. This is especially true for contact centers, where cloud-based solutions increase agility, flexibility, and efficiency.

•

Automation of manual labor: Human labor has traditionally been a necessity and the largest area of spend for the contact center. However, modern AI and cloud technologies support offerings that streamline manual processes. As these solutions reach cost and performance parity with manual labor, LiveVox expects their penetration to further increase.

•

Increased focus on customer experience: In the past, contact centers were viewed primarily as cost centers. Today, they are viewed as an important part of the customer experience, and, ultimately, the enterprise brand. As a result, the contact center is viewed as a key point of contact in facilitating a high-value customer experience. Contact centers are increasingly focused on user engagement, resulting in greater focus on AI-enabled analytics and CRM. Organizations are subsequently evaluating their technology strategies and the role of the contact center agent, and increasingly shifting to cloud- based solutions.

•

Increased demand for work-from-home flexibility: Historically, organizations viewed on-premise infrastructure as better suited for deployments with significant security, compliance, and governance requirements. Those beliefs have evolved more towards acceptance of cloud-based solutions in recent years and the COVID-19 pandemic has accelerated this evolution as it caused a rapid increase in remote work and distributed workforces, accelerating the shift to cloud-based solutions.

Limitations to Broader Adoption of CCaaS

LiveVox believes that despite the clear need for cloud-based contact center software, existing competitors’ cloud solutions lack key functions and qualities, limiting the rate of adoption. LiveVox believes key factors limiting the broader adoption of cloud-based contact center solutions include:

•

Data integration: Traditional contact center solutions offer bespoke, department-level integration with a customer’s existing systems of record, resulting in data generated outside the contact center being separately managed and not easily accessible to the agent, further creating poor end user experiences.

•

Complex and costly implementation: Traditional contact center software vendors offer costly and time-intensive implementation processes that often require bespoke integration with disparate systems of record at each deployment site. These often require high upfront and ongoing maintenance costs, and considerable time invested by IT teams. As IT budgets become increasingly constrained, companies need solutions that are simple and cost-efficient to deploy and scale.

•

Risk mitigation: Existing solutions lack the risk and compliance capabilities required of large, global businesses today. This creates a growing business risk for companies relying on their contact center for customer-facing deployments. Large enterprises require these advanced risk mitigation capabilities in particular, to adhere to their compliance standards.

•

Investment in legacy infrastructure: Based on internal and industry estimates, LiveVox believes approximately 15% of current spend on contact center software solutions is comprised of cloud offerings. Businesses that have invested large amounts of capital into existing infrastructure often have upgrade cycles of greater than five years, further limiting their ability to quickly shift to cloud-based solutions.

LiveVox’s Opportunity

LiveVox’s CCaaS market opportunity consists of the total spend on contact center software solutions. LiveVox estimates this market to be approximately $27 billion in 2020, of which approximately $5 billion is comprised of cloud-based solutions and LiveVox estimates total spend to reach approximately $83 billion by 2030. This growth is driven in part by the increasing automation of manual workflows using AI. LiveVox believes that as enterprises continue to execute on their digital transformation strategies, it is well positioned to capture a meaningful amount of this cloud transition growth as it increases its investment in sales and marketing to educate more potential customers on its platform.

LiveVox believes that the majority of its addressable market is unpenetrated today. Over time, LiveVox expects its total addressable market to grow considerably, due to a combination of cloud-based market tailwinds and LiveVox’s shift into new products to expand its addressable market. LiveVox continues to expand into other solutions, and benefit from market tailwinds in the cloud-based contact center software market as on-premise solutions shift to the cloud and contact center labor is automated.

LiveVox’s Offerings

LiveVox’s cloud-based contact center platform features a comprehensive, integrated suite of omnichannel, AI, CRM, and WFO capabilities. LiveVox’s products are differentiated by the following characteristics:

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Comprehensive offering: LiveVox’s products provide voice, messaging, chat, AI, and WFO capabilities configured with LiveVox’s CRM. These products are provided in a single platform, with consistent user experiences across products and seamless integration with other systems of record.

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Pre-integrated: LiveVox’s native CRM is integrated to work with existing vendor solutions. As a result, the implementation process is simple for IT teams to deploy and scale the LiveVox software. LiveVox’s solutions can be implemented in as quickly as three weeks. Additionally, LiveVox’s products unify disparate, department-level systems of record to present a single view to the agent, which eliminates data silos and provides great customer experiences.

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Cloud-native architecture: LiveVox uses a cloud-based, multi-tenant architecture model, with an approach designed from the ground up to operate securely while adhering to compliance and governance requirements. These features allow customers to easily scale their use of LiveVox’s products and spend with LiveVox, including adding new features and receiving software upgrades.

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Enterprise-grade functionality: LiveVox’s products have strong enterprise grade compliance and security capabilities that help differentiate it from the competition. LiveVox offers advanced compliance capabilities that are demanded by its customers, many of whom are in highly regulated industries.

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Flexible commercial model: LiveVox’s commercial model consists of an optimized combination of contracted billing and usage-based billing, with products delivered through bundles. These bundles enable LiveVox to bring in customers at multiple points in their digital transformation.

Benefits to LiveVox’s Customers

LiveVox’s platform uses AI capabilities to accelerate digital transformation for its customers. LiveVox believes that the following key attributes differentiate its platform, to both its customers and their end users:

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Scalable, easy to use platform: LiveVox’s omnichannel/AI solution integrates with customers’ existing vendors, providing a flexible data platform that scales to reach customers as businesses grow. LiveVox allows businesses to rapidly adapt their strategies to meet the standards of changing technology and regulatory environments, in a simple product that is configured with value-added products built for mid-size and enterprise customers.

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Accelerating digital transformation: LiveVox’s products enhance customers’ abilities to transform their businesses, increase agility, and create amazing customer experiences. LiveVox’s advanced omnichannel / AI capabilities and WFO tools provide insights on both its customers’ contact center operations, as well as on their customers. These insights facilitate strong customer and end user experiences, while improving agent productivity.

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Cost-efficient: LiveVox’s commercial model typically requires lower implementation costs and resources when compared to other solutions, and following implementation, customers are able to scale their spend with their contact center needs. LiveVox’s AI-configured, native CRM facilitates faster deployments for its customers, enabling them to avoid long, costly integrations and the complexity that agents face when navigating multiple systems of record.

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Consistent and continuous experience for end users: LiveVox’s integrated suite of products improves the end user experience by combining all of a user’s information, providing them with a consistent experience across SMS, voice, web, chat, and other channels, with all of their information stored in one central location. Today’s modern contact center needs to route the right communication to the right agents, providing agents access to a single view of pertinent customer information in real time to facilitate a seamless customer journey.

Growth Strategies

LiveVox is driving considerable growth in its business by executing across a number of dimensions including:

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Acquire new customers: LiveVox is increasing its investment into sales and marketing to grow its customer base. LiveVox is growing its team of customer success managers and field-based reps, building its marketing capabilities to expand its reach, and investing in initiatives to improve salesforce productivity.

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Increase revenue from existing customers: LiveVox benefits from a land and expand model in which its revenue from existing customers grows over time. This is driven by LiveVox’s focus on large enterprise customers, as well as its sales strategy in which LiveVox often “lands” in a single department or line of business, providing it a strong upsell potential over time to expand the amount of business it does with a customer. For the last four years ending December 31, 2020, LiveVox’s LTM Net Revenue Retention Rate was 115%, on average. LiveVox believes a considerable opportunity exists for additional revenue from its existing customers through the sale of additional seats and products. LiveVox has identified opportunities it believes will allow it to expand its revenue from existing customers based on seats that are not currently using LiveVox’s software. LiveVox will continue to invest resources into identifying and executing on opportunities for increased penetration with existing customers.

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Accelerate product innovation: LiveVox believes its platform is ideally suited for expansion and has a demonstrated track record of expanding the functionality and use cases of its products. Since 2014, LiveVox has expanded the functionality of its platform from an outbound-focused collections provider to an integrated omnichannel/AI platform that addresses all aspects of the agent experience. LiveVox will continue to invest in new technologies and harness existing ones.

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Grow the LiveVox platform offering through partnerships and opportunistic M&A: LiveVox plans to continue to solidify its position as an enterprise cloud-based contact center software company. In addition to ongoing organic investment and partnerships, LiveVox will continue to explore opportunistic M&A as a source of product expansion, geographic reach, and growth.

LiveVox’s Products

LiveVox’s cloud contact center software is provided to customers on a subscription basis and consists of three major families of products all fully integrated to deliver a comprehensive end-to-end solution for its customers: CRM, Omnichannel and AI, and WFO. LiveVox’s CRM platform, designed specifically for contact centers, acts as an orchestration layer, allowing customers to design customer journey, create smart campaigns and ensure each interaction is routed to the appropriate employee. The combination of a unified data layer joined with omnichannel, AI and WFO functionalities ensures that customers receive what LiveVox views as all of the key components necessary to operate a modern contact center. The platform is built upon a public cloud infrastructure with the utilization of a micro-service architecture and a robust set of APIs, allowing for robust integrations and a network of partners further enhancing the platform.

CRM

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Contact Manager and Extract, Transform, and Load (“ETL”) Tools — At the core of the LiveVox platform is a database layer that functions as a repository and orchestration layer for customers and their customer records. These records function as an index allowing each communication to be appropriately correlated to each customer. This database fulfills the need for customer service, sales, business process outsourcing (“BPO”) and other customers to ensure no single interaction is orphaned. The combination of historical data, consumer attributes and consent are utilized by multiple applications listed below to enhance consumers’ experiences in any channel and ensure that agents are provided relevant information and analytical models are appropriately set-up with the right data. Moreover, the application provides a visual layer, designed to understand customer population, create “what if” scenarios and execute simple and complex segmentation strategies for personalized campaign launches in an Omnichannel environment. Additionally, LiveVox has invested in a robust set of ETL tools designed to integrate with modern CRM platforms, systems of records and legacy systems, ensuring consistent management of data and high reliability of future AI deployments.

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U-CRM — Provides a visual layer, surfacing relevant information to agents during every interaction. This offering provides relevant customer details, helping to expedite calls through a shorter authentication and verification process. Access to prior interactions across voice, email, SMS, chat and other channels helps agents understand use history and gives better context to the conversation. All communication channels are exposed to agents allowing them in real-time to send notifications via SMS or follow-up with an email if the conversation requires it. Moreover, supporting attachments, key notes and account details are available through a single interface. A universal inbox ensures all non-voice interactions are routed to agents to easily access and respond to customer inquiries.

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U-Ticket — Creates support tickets and tracks all the relevant details to solve issues. This offering ensures that all communication including phone calls, emails, chat conversations and short message service (“SMS”) messages is tracked with all the details provided to customer teams, helping them solve problems quickly and empowering the team with visibility across the entire organization. It automates processes through simple configuration to route tickets to appropriate teams for quicker resolution, close out customer requests for increased satisfaction, and escalate urgent issues to appropriate teams and managers. It also provides access to channels, by offering digital forms that allow for simple ticket classification and identification by customers 24 hours a day, seven days a week.

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U-Script — A visual agent flow tool designed to provide guidance and visual navigation to agents. U-Script is commonly utilized to improve training for new employees. The tool can be configured and modified by administrators and provided to agents on demand. Compliance teams seek to ensure appropriate disclosures are presented during each and every conversation and any customer responses are captured and recorded in an indexed database.

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Phone Dial Attempt Supervisor (“PDAS”) — Enables contact centers to set rules and restrictions relative to the number of voice calls attempted to any particular phone number and/or account. The application provides holistic capability to manage both campaign-based and manually initiated attempts across a number of granular settings from account type, telephone number types and consumer residing state. The application provides a visual administrative layer allowing compliance professionals to set rules and restrictions based on their enterprise communication standards. This application helps customers ensure consistency in communication and respects consumer privacy and legal standards between consumers and their brands.

Omnichannel and AI

•	Voice

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Inbound — Provides customers with enterprise grade voice services and features. Utilizing LiveVox’s unified data model, callers are automatically identified through a combination of automatic number identification (“ANI”) match technology, third-party data lookups and/or customer self-authentication methods. Call history is dynamically retrieved, identifying prior agent conversations, agent ownership and/or unique customer attributes, helping to route calls via LiveVox’s automated call distributor (“ACD”). Callers are matched with agents based on a combination of availability, skills and proficiencies, ensuring the appropriate match of customer to agent. Administrators gain real-time visibility across their entire organization through a combination of dashboards, providing top-level metrics with drill-down capabilities and real-time coaching tools such as whisper, barge or take-over.

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Outbound — Provides what LiveVox believes to be best-in-class outbound voice applications that combine the scalability of its platform with compliance standards required by companies in highly regulated industries. LiveVox’s outbound voice capabilities function independently as a stand- alone as well as blended into inbound voice operations, allowing customers to maximize agent efficiency and adhere to inbound and outbound voice service level agreements (“SLA”). LiveVox believes that its architecture ensures that each outbound dialing system contains software and hardware separation necessary to comply with the highest of regulatory standards. LiveVox’s outbound applications include the following functions:

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Predictive dialing — a high-velocity dialing tool commonly utilized by sales organizations, enterprise customers as well as others obtaining strong forms of consent necessary to reach many customers in a short manner with live agents. The system utilizes predictive algorithms, which adjust in real-time to pair groups of agents with number of calls and consumer answer patterns.

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Unattended dialing — a high-velocity voice messaging tool designed to deliver critical time- sensitive messages to consumers. Utilized particularly for the education, health care and financial services verticals to remind consumers of appointments and other vital business matters.

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Outbound IVR (interactive voice response) — a messaging application allowing consumers to opt into conversations with agents based on confirmation of good/services or to serve as an immediate escalation point. Commonly utilized in the financial services and health-care verticals for reminders and ability to speak with a contact center individual.

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Manual dialing — a strictly manual environment allowing agents to manually initiate a call to consumer via a single click on a phone number and/or a manual entry of phone numbers into the agent phone panel. The manual systems do not contain any capability or capacity to make any other forms of calls and is commonly utilized by an organization unsure of current consent and/or a potential revocation of consent by the consumer.

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Human Call Initiator (HCI®) — a LiveVox-proprietary outbound dialing system that allows agents to launch calls manually via a single click (i.e., single click/single call). The user interface is optimized to deliver a single phone number to an agent to initiate a call while ensuring that no call is dialed automatically.

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IVR and contact flow — LiveVox provides customers the tools to create cross-channel, self-service journeys that are custom fit for their customers. LiveVox offers a wide array of features allowing its customers to customize their IVR’s with their bespoke needs, including drag-and-drop features, 40+ pre-built modules, Text to Speech (TTS) capabilities, a library of professionally recorded voice prompts, and omnichannel capabilities. Additionally, LiveVox’s application programming interfaces (“API”) modules within Contact Flow Editor permit customers to use representational state transfer (“REST”) APIs to integrate with existing systems. LiveVox’s IVR supports a “bring-your-own bot environment” while also providing a number of connectors to leading bot and virtual agent providers.

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Dashboard, Reporting, Wall-Boards — LiveVox provides a series of dashboard and reporting interfaces across the entire product suite, with the ability to drill-down to each individual interaction. A series of real-time dashboards provide valuable insights by displaying real-time contact center metrics across voice, email, SMS, and chat, including agent performance, tickets created or quality of interactions. The bi-directional nature of the dashboards provides true visibility into the contact center. Agent performance views provide the ability to understand agent status and monitor the exact conversation an agent is engaged in. The reporting suite offers a number of industry standards and best practice reports along with the capability to filter across multiple dimensions and combine interaction, agent and consumer data elements, providing true insight for enterprise organizations. Wall-boards are specifically designed for large scale display options within a contact center, providing contact center insight with a highly configurable interface with real-time alert capabilities.

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SMS Messaging — LiveVox provides a comprehensive SMS suite for customers ensuring that multiple use cases across many verticals are met. These offerings ensure that messages are delivered at a high through-put across short-code, long-code, toll-free number and 10-digit long code (“10-DLC”)

formats. The platform provides an attachment library and facilitates messages via rich communications systems (“RCS”) protocols. LiveVox’s aggregator-agnostic architecture supports the ability to independently route volume to observe high SLA standards for message delivery. Strategies and hold-out timeframes along with key word response management ensure customer service is always top of mind. The LiveVox platform provides customers the ability to consistently observe guidelines published by Cellular Telecommunications and Internet Association (“CTIA”) and offers customer tools for visibility of opt-in and opt-outs across the consumer base. A universal inbox is provided to ensure SMS responses are appropriately routed, distributed and managed by agents.

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Email — LiveVox email offerings provide campaign and email response capabilities, ensuring all email interactions are stored at the customer level. The campaign-based function provides an HTML build tool, helping customers easily configure templates, insert variables and ensure content meets brand standards. A universal inbox provides agents access to email responses, eliminating race conditions and ensuring every interaction is joined with a customer profile. LiveVox provides the ability to comply with the requirements of the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, and every obtainment or removal of consent can be managed within the platform.

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WebChat — WebChat offers LiveVox customers the capability of providing service through a web-based or mobile channel, allowing customers to begin conversations instantly through any site. The WebChat product ensures text, images, documents and even screen-share can be easily shared between consumers and agent employees to deliver quick problem resolution.

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Virtual Agents & Bots — LiveVox provides an environment that offers customers the ability to automate and enhance conversations with consumers. The platform offers three variants of assisted conversations

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Managed Virtual Agent — a custom-created virtual agent capability combining Natural Language Processing, Automated Speech (Text) Recognition, Learning Intents & Suggestions paired with human oversight. This offering provides customers a fully managed service of tuning and maintaining Virtual Agents & Bots.

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Self-Service Virtual Agent — a self-directed model to create a virtual agent and/or Bot utilizing a visual layer to prescribe intents, analyze patterns and create new automated flows for the virtual agent and/or Bot. This is designed for simpler user cases, quicker deployments and smaller enterprise organizations needing to make small changes quickly.

•	Bring Your Own — provides the ability for our customers to integrate their own virtual agent provider into the LiveVox framework utilizing a low code environment provided through the LiveVox Platform.

All of the above paths for customers offer three advantages: expedited deployments, enhanced customer experience and ability to deploy against any communication channel. Expedited deployments allow customers in a low code setting to integrate or connect their virtual agent into the contact center setting and enrich each conversation through utilization of LiveVox CRM data directly within the virtual agent, which ensures the virtual agent has the proper context for many interactions. Enhanced customer experience is driven through virtual agent awareness of customers and their data through the LiveVox CRM. In addition, this CRM ensures seamless hand-offs between virtual agents and human agents within the contact center, should the need to escalate arise. Any of the virtual agent deployments maybe set against a single or multiple channels in which customers operate, decreasing the need to build separate logic for each channel at a time and ensuring consistency in virtual agent communication.

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Campaign management — LiveVox offers a sophisticated tool for managing segmentation and creating campaigns for customers. The visual editor allows for creation of a variety of scenarios based on consumer attributes, prior interaction outcomes as well as compliance-based restrictions. Furthermore, strategies are utilized to optimize calling windows and message delivery based on optimized windows of time or compliance-based restrictions enacted by the customer.

WFO

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Call and screen recording — Provides administrators the capability to record voice conversations as well as record agent screens to help facilitate quality management activities, and to help with compliance and audits for customers in highly regulated verticals. A reporting graphical user interface (“GUI”) provides the ability to look-up conversations and filter for auditing purposes.

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Business Intelligence — Provides administrators and operators business insight by combining CRM data with operational insight across channels through a combination of 150+ reports and dashboards. The LiveVox analyzer tool gives analysts insight to map new variables and create key metrics and dashboards to discover valuable insights. A number of machine learning models can also be applied to this tool to optimize enterprise performance.

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Quality management — Provides feedback loops between contact center operators and agents by routing contact center interactions to quality management teams for evaluation and analysis. Quality teams can assign values and create scorecards to evaluate every interaction and provide instant agent feedback to ensure agent performance is optimized, documented, and ultimately improved on. An intuitive interface ensures a connection between quality teams and the agent desktop providing a single system to manage quality management. A learning library supports these efforts giving operators the ability to assign learning material to further enhance agent conversations.

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Outside Collection Agency (OCA) analytics — Connects enterprise customers and the agencies that service them. This auditing tool provides enterprise customers the ability to track call volumes, agent performance, and call recordings to assess agency performance and compare against other outsourcers and create visibility through a normalized data set.

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Speech and Text analytics (SpeechIQ®) — Allows organizations to accurately and objectively monitor, analyze, and score all agent interactions with one intuitive tool. It provides an understanding of call categorization and sentiment in detail. The tool can be used to help identify regulatory risk, poor performance, or customer dissatisfaction, among other factors.

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Agent Scheduling — Provides an interface for administrators and agents to create, modify, bid, and forecast schedules. The tool provides the ability for customers to forecast needed volumes of agents based on inbound volume as well as set goals for service levels. The agent scheduling capability extends to agents with the ability to view, modify and/or trade shifts amongst other agents.

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CSAT (Customer Satisfaction) — Gives customers the ability to understand consumer sentiment following an interaction, creating custom surveys delivered through the voice channel. A visual GUI provides the ability to analyze results for a deeper understanding at the interaction, agent, or contact center level.

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Administration and APIs — LiveVox provides a robust set of APIs allowing customers to operate a number of customer or vertical solutions for consumer communications. The API set is highly scalable, allowing enterprise level customers to utilize it for various use cases including channel communication purposes, agent modification, and creation. A robust set of roles and permissions provide customers control of the LiveVox portal environment, which allows the customer to limit access points and ensure compliance and security standards are met for enterprise organizations.

Customers

LiveVox had approximately 324 customers as of March 31, 2021, including enterprises, Fortune 1,000 financial institutions, and BPO (business process outsourcing) firms. As of March 31, 2021, no single customer represented more than 10% of LiveVox’s revenues. LiveVox’s enterprise customers span a variety of industries, including financial services (including leading Banks and Fin-Techs), healthcare, consumer/retail, and telecommunications. In 2020, approximately 90% of LiveVox’s revenue came from customers deploying greater than 50 seats with LiveVox.

Sales & Marketing

LiveVox’s go-to-market strategy is led by its direct sales force. This team is primarily focused on enterprise and mid-market organizations, which LiveVox defines as organizations with (i) greater than 50 seats and (ii) the estimated potential to spend at least $5,000 per month on LiveVox’s services. LiveVox has divided the sales team into three groups: (1) the national sales team comprised of (A) “Hunters” (who are responsible for new logo generation and who generally keep accounts with upsell potential for the first year following initial booking) and (B) “Farmers” (who are responsible for account upsell and retention following the transition from a Hunter) focused on accounts greater than or equal to 250 agents (which LiveVox considers large accounts), (2) the mid- market sales team comprised of Hunters and Farmers focused on accounts between 50 and 250 agents and accounts where we estimate we do not have potential to increase the amount of business we do with such customer, and (3) overlay teams focused on facilitating sale leads from LiveVox’s channel partners and on specific products on an as needed basis. The overlay teams are responsible for assisting the Hunters in meeting their sales objectives in their area of expertise. LiveVox has developed a targeted and disciplined, outcomes- based land and expand sales strategy designed to enable its sales force to efficiently generate and close net new logo opportunities within LiveVox’s ideal customer profile (ICP). Additionally, LiveVox has a strategic cadence around upsell and cross-sell opportunities that center on regularly scheduled customer business reviews. These business reviews lead to additional products being showcased/positioned into LiveVox’s existing customer base. In addition, LiveVox intends to continue investing in initiatives to grow its team of business consultants, technical account managers and customer success managers, build out its marketing capabilities, and continue to improve salesforce productivity.

Supporting both the National Account and Mid-Market Hunters is LiveVox’s outbound lead generation (OLG) team. This OLG team cultivates and nurtures over 100,000 subscriber companies and prospects in partnership with the sales team while also fielding inbound prospect traffic (web chat and inbound inquiries) in an effort to bring them into the sales funnel as highly qualified leads.

LiveVox’s marketing team uses a data-driven approach for lead generation and nurture activities. LiveVox offers product “bundles” that align with customer needs and take advantage of its differentiating attributes. Using intent analytics, LiveVox crafts streams of content and advertising specifically geared to each prospect and their product interests, in an effort to establish relevant awareness and interaction, and ultimately purchase consideration. To accomplish this, the team employs a number of tactics, including content curation, a full array of digital marketing, trade shows, webinars, industry analyst programs, public relations, and more. LiveVox’s lead generation team works to establish a rapport with each prospect, ultimately introducing them to a sales Account Executive to continue the relationship.

Research and Development

LiveVox’s research and development drives continuous innovation cycles for its contact center platform. LiveVox’s functional, industry, and technology experts collaborate with customers and partners to analyze data trends, apply industry best practices, and innovate on new products that result in new features and functions regularly being added to the platform — a process LiveVox refers to as Data Driven Innovation (DDI). With its breadth of deeply integrated contact center products and over 300 customers, LiveVox has a wealth of data to drive new features for agent experience and customer experience including data analytics, machine learning, and artificial intelligence. These features are bundled and released as new platform releases three times a year.

LiveVox’s core research and development operations are based in San Francisco, California; Medellin, Colombia; and Bangalore, India. This geographic footprint allows for recruitment from broad and diverse talent pools. As of the date of this filing LiveVox had over 135 full-time equivalent employees in LiveVox’s research and development group. LiveVox’s U.S. GAAP research and development expenses totaled $20.2 million for the year ending December 31, 2020, and $6.2 million for the three months ended March 31, 2021. LiveVox intends to increase its research and development team size over the near term to extend its opportunities for product innovation.

Professional Services

LiveVox offers comprehensive professional services to its customers to assist in the successful implementation and optimization of the LiveVox products. LiveVox’s professional services include application configuration, system integration, business process optimization, technical support and training. LiveVox’s customers may use its professional services team for initial implementation of the LiveVox products or when expanding their use of LiveVox’s application suite.

Being cloud-native reduces implementation time and complexity by removing the need for on-premise hardware or dedicated infrastructure. LiveVox believes that it can deploy and optimize its products in significantly less time than required for deployments of legacy on-premise contact center systems. Because of this, LiveVox’s professional services engagements typically focus on optimization and process improvement, rather than installation or logistics. A full contact center suite of products can be implemented by LiveVox in as little as three weeks as compared to what LiveVox believes to be as much as six months for its competitors.

Technology and Operations

LiveVox’s highly scalable SaaS platform was developed with the end customer in mind. LiveVox’s platform uses market-oriented research, as well as development and operational experience. LiveVox’s platform is comprised of in-house developed intellectual property, and open source and commercially available components. LiveVox’s platform is designed to be redundant and scalable, to leverage cloud-native capabilities in support of business continuity and disaster recovery (BCDR) functionality, and to support multi-tenancy from the ground up. In addition, the architecture is designed to support capacity increases on-demand, continuous integration and continuous development (CI/CD), and life cycle management with minimal or no impact to customers’ use of LiveVox’s products.

LiveVox currently delivers its products globally from five public cloud third-party data center facilities located in Virginia, Ohio, Oregon, Canada, and Germany, and one third-party co-location facility in New York. LiveVox’s infrastructure is designed to support real-time mission-critical telecommunications, applications, and operational support systems as well as multiple customer connectivity methods over carrier services as well as direct connect. LiveVox’s infrastructure is built with redundant, fault-tolerant components in distinct and secure availability zones forming protective layers for LiveVox’s applications and customer data.

LiveVox has implemented and maintained an operations team that focuses on four primary pillars: capacity management, performance, security, and availability. The 24x7x365 operations teams ensure continuous health and reliability by monitoring LiveVox’s data centers, applications, and carrier services for potential issues, capacity management, potential security incidents, and the overall health and integrity of LiveVox’s platform environments.

Competition

LiveVox believes that the cloud-based customer engagement and communications industry is highly competitive, and it expects competition to increase in the future. LiveVox faces competition from established providers as well as emerging startups focusing on niche services and channels. LiveVox’s key competitors include:

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traditional on-premise hardware business communications providers such as Avaya Inc., Aspect Software, Cisco Systems, Inc., Mitel Networks Corporation, and partners that resell or license their software;

•	cloud-based contact center software providers such as Five9, NICE InContact, Genesys, Serenova, 8x8, RingCentral and Talkdesk;

•	digital engagement providers such as eGain Corporation, Lithium Technologies and LivePerson; and

•	developer-focused software providers such as Amazon, and Twilio.

Most of LiveVox’s direct competitors have greater name recognition, longer operating histories, more diversified customer bases and larger marketing and development budgets. As a result, these competitors may have greater credibility with LiveVox’s existing and potential customers and may be better able to withstand an extended period of downward pricing pressure. Additionally, with cloud-deployment gaining ever more adherents and technology advancing rapidly, LiveVox expects intensified competition in the future.

LiveVox believes the principal competitive factors in its markets include, but are not limited to:

•	platform reliability and scalability

•	breadth and depth of platform features

•	compliance and security capabilities

•	ease of administration, integration, and use

•	ease and speed of deployment

•	domain expertise in contact center operations

•	strength of third-party partnership ecosystem

•	artificial intelligence capabilities

•	scale and expertise offered to the growing market for customer engagement and contact center services

Recent Developments

Business Combination Completed

On June 18, 2021 (the “Closing Date”), LiveVox Holdings, Inc. (formerly known as Crescent Acquisition Corp), a Delaware corporation (the “Company”), consummated the previously announced business combination pursuant to an Agreement and Plan of Merger, dated January 13, 2021 (the “Merger Agreement”), by and among the Company, Function Acquisition I Corp, a Delaware corporation and direct, wholly owned subsidiary of the Company (“First Merger Sub”), Function Acquisition II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Second Merger Sub”), LiveVox Holdings, Inc., a Delaware corporation (“Old LiveVox”), and GGC Services Holdco, Inc., a Delaware corporation, solely in its capacity as the representative, agent and attorney-in-fact (in such capacity, the “Stockholder Representative”) of LiveVox TopCo, LLC, a Delaware limited liability company and the sole stockholder of Old LiveVox as of immediately prior to the First Merger (as defined below) (the “LiveVox Stockholder”), which provided for, among other things, (a) the merger of First Merger Sub with and into Old LiveVox, with Old LiveVox continuing as the surviving corporation (the “First Merger”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Old LiveVox with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “Second Merger” and, together with the First Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the Business Combination, (a) the Company changed its name to “LiveVox Holdings, Inc.” and (b) Second Merger Sub, as the surviving entity of the Second Merger, changed its name to “LiveVox Intermediate LLC” (“LiveVox Intermediate”). As a result of the Business Combination, (a) the Company directly owns all of the equity interests of LiveVox Intermediate and indirectly owns the equity interests of its subsidiaries (LiveVox Intermediate together with its subsidiaries, “LiveVox”) and (b) the LiveVox Stockholder, the sole stockholder of Old LiveVox prior to the Business Combination, holds 66,637,092 shares of the Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”), not include the Earn-Out Shares (as defined herein).

On June 22, 2021, the Company’s ticker symbols on Nasdaq for its Common Stock, warrants to purchase Class A Stock and public units were changed to “LVOX,” “LVOXW” and “LVOXU,” respectively.

Organization Structure

Corporate Information

We were incorporated in Delaware in November 2017 as a blank check company under the name Crescent Acquisition Corp. On June 18, 2021, LiveVox and Crescent Acquisition Corp consummated the transactions contemplated under the Merger Agreement, following the approval at the special meeting of stockholders of Crescent Acquisition Corp on June 16, 2021. In connection with the closing of the Business Combination, we changed our name to LiveVox Holdings, Inc.

LiveVox’s headquarters is 655 Montgomery Street, Suite 1000, San Francisco, California, 94111. LiveVox also has offices in Alpharetta, Georgia; Greenwood Village, Colorado; Columbus, Ohio; and Fairview Heights,

Illinois. LiveVox also has subsidiaries in Bangalore, India and Medellin, Colombia. LiveVox’s website address is www.livevox.com. LiveVox owns or has rights to trademarks that it uses in operating its business, including the LiveVox corporate name, logo, and domain names. LiveVox owns or has the rights to copyrights, trade secrets and other proprietary rights that protect the content of its products.

Summary of Risk Factors

The business and financial condition of LiveVox is subject to numerous risks and uncertainties. Below is a summary of material factors that make an investment in our securities speculative or risky. The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may have an adverse effect on the business, cash flows, financial condition and result of operations of LiveVox. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risk and uncertainties that we face, can be found under the section entitled “Risk Factors” in this prospectus beginning on page 21. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should consider carefully the risks and uncertainties described under the section entitled “Risk Factors” as part of your evaluation of an investment in our securities.

•	If LiveVox is unable to attract new customers or sell additional products and functionality to its existing customers, its revenue and revenue growth will be harmed.

•	LiveVox is subject to risks related to the ongoing COVID-19 pandemic.

•	LiveVox’s recent rapid growth may not be indicative of its future growth.

•	LiveVox’s growth depends in part on the success of its strategic relationships with third parties.

•	Security breaches or other cyber attacks on its systems, could result in litigation and regulatory risk and thus harm LiveVox’s reputation and its business.

•	The markets in which LiveVox participates involve numerous competitors and are highly competitive, and if it does not compete effectively, its operating results could be harmed.

•

If LiveVox’s existing customers terminate their product subscriptions or reduce the scope of their product subscriptions and related usage, its revenues and gross margins will be harmed and it will be required to spend more money to grow its customer base.

•	The contact center software solutions market is subject to rapid technological change, and LiveVox must innovate in order to maintain and grow its business.

•	LiveVox is subject to risks related to compliance with or changes in domestic or foreign laws and regulations.

•	LiveVox depends on its employees and management team.

•	LiveVox depends on its intellectual property rights to protect its technology and its brand.

•	LiveVox faces risks relating to its status as a “controlled company” under Nasdaq’s rules.

•	The potential liquidity and trading of LiveVox’s public securities.

•	Any potential litigation involving LiveVox.

•	Expectations regarding the time during which LiveVox will be an “emerging growth company” under the JOBS Act.

•	Potential for litigation, inquiries from the SEC and other regulatory bodies, other disputes or proceedings which may include, among others, monetary judgments, penalties or other sanctions,

claims invoking the federal and state securities laws and contractual claims resulting from the restatement of Crescent Acquisition Corp’s previously issued financial statements and material weakness in internal control over financial reporting, the change in accounting for the warrants and other matters raised or that may in the future be raised by the SEC.

•	Other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors.”

The Offering

The following summary of the offering contains basic information about the offering and our Common Stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our Common Stock, please refer to the section titled “Description of Securities.”

Issuance of Common Stock

Shares of Common Stock offered by us	Up to 13,333,333 shares of our Common Stock, which consists of (i) 833,333 shares of Common Stock that are issuable upon the exercise of Forward Purchase Warrants and (ii) up to 12,500,000 shares of Common Stock that are issuable upon the exercise of Public Warrants.

Shares of Common Stock outstanding prior to exercise of all warrants	94,628,387 shares (as of June 18, 2021)

Shares of Common Stock outstanding assuming exercise of all warrants	107,961,720 shares (based on total shares outstanding on June 18, 2021)

Exercise price of warrants	$11.50 per share, subject to adjustment as described herein.

Use of proceeds	We will receive up to an aggregate of approximately $153.3 million from the exercise of all of the warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes. See the section titled “Use of Proceeds.”

Resale of Common Stock and Warrants

Shares of Common Stock offered by the Selling Shareholders	We are registering the resale by the Selling Shareholders named in this prospectus, or their permitted transferees, and an aggregate of 85,795,425 shares of Common Stock, consisting of:

•	up to 7,500,000 PIPE Shares;

•	up to 2,500,000 Forward Purchase Shares;

•	up to 833,333 shares of common stock underlying the Forward Purchase Warrants; and

•	up to 74,962,092 shares of Common Stock pursuant to the Amended and Restated Registration Rights Agreement.

In addition, we are registering 12,500,000 shares of Common Stock issuable upon exercise of the Public Warrants that were previously registered.

Warrants offered by the Selling Shareholders	Up to 833,333 Forward Purchase Warrants

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities - Warrants - Public Warrants and Forward Purchase Warrants” for further discussion.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Common Stock or warrants by the Selling Shareholders.

Nasdaq ticker symbols	Our Common Stock and Public Warrants are listed on Nasdaq under “LVOX” and “LVOXW”, respectively.

For additional information concerning the offering, see the section titled “Plan of Distribution” beginning on page 145 of this prospectus. .

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	the Company’s ability to maintain its listing on Nasdaq;

•	the Company’s ability to raise financing or complete acquisitions in the future;

•	the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•	the future financial performance of the Company;

•	the outcome of any legal proceedings that may be instituted against the Company;

•	the high level of competition in the cloud contact center industry and the intense competition and competitive pressures from other companies in the industry in which the Company will operate;

•	reliance on information systems and the ability to properly maintain the confidentiality and integrity of data;

•	the occurrence of cyber incidents or a deficiency in cybersecurity protocols;

•	the ability to obtain third-party software licenses for use in or with the Company’s products;

•	the business, operations and financial performance of the Company, including market conditions and global and economic factors beyond the Company’s control;

•	the impact of COVID-19 and related changes in base interest rates and significant market volatility on the Company’s business, our industry and the global economy;

•	the effect of legal, tax and regulatory changes;

•

other statements preceded by, followed by or that include the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions; and

•	other risks and uncertainties set forth in the section entitled “Risk Factors”.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our Common Stock could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this prospectus to our business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and our future prospects. The material and other risks and uncertainties summarized above and described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially and adversely from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to Our Business and Industry

LiveVox’s quarterly and annual results may fluctuate significantly and may not fully reflect the underlying performance of its business.

LiveVox’s quarterly and annual results of operations, including its revenues, profitability and cash flow have varied, and may vary significantly in the future, and period-to-period comparisons of its operating results may not be meaningful. Accordingly, the results of any one quarter or period, or series of quarters or periods, should not be relied upon as an indication of future performance. LiveVox’s quarterly and annual financial results may fluctuate as a result of a variety of factors, many of which are outside its control and, as a result, may not fully reflect the underlying performance of its business. Fluctuation in quarterly and annual results may harm the value of LiveVox’s Common Stock. Factors that may cause fluctuations in LiveVox’s quarterly and annual results include, without limitation:

•	market acceptance of its products;

•	its ability to attract new customers and grow its business with existing customers;

•	customer renewal rates;

•	customer attrition rates;

•	its ability to adequately expand its sales and service team;

•	its ability to acquire and maintain strategic and customer relationships;

•

the timing and success of new product and feature introductions by it or its competitors or any other change in the competitive dynamics of its industry, including consolidation, partnership or collaboration among competitors, customers or strategic partners;

•

network outages or security incidents, which may result in additional expenses or losses, legal or regulatory actions, the loss of customers, the provision of customer credits, and/or harm to its reputation;

•	general economic, industry and market conditions;

•	catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, other adverse weather and climate conditions and pandemics, including the ongoing COVID-19 pandemic;

•	the amount and timing of costs and expenses related to the maintenance and expansion of its business, operations and infrastructure;

•	seasonal factors that may cause its revenues to fluctuate across quarters;

•	inaccessibility or failure of its products due to failures in the products or services provided by third parties;

•

the amount and timing of costs and expenses related to its research and development efforts or in the acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies;

•	its ability to successfully integrate companies and businesses that it acquires and achieve a positive return on its investment;

•	its ability to expand and effectively utilize its network of master agents, referral agents and other third- party selling partners;

•	changes in accounting rules under current and future U.S. GAAP;

•	changes in its pricing policies or those of its competitors;

•	increases or decreases in the costs to provide its products or pricing changes upon any renewals of customer agreements;

•	the level of professional services and support it provides its customers;

•	fluctuations or changes in the components of its revenue;

•	the addition or loss of key customers, including through acquisitions or consolidations;

•	compliance with, or changes in, the current and future domestic and international regulatory environments;

•	the hiring, training and retention of its key employees;

•	changes in law or policy that impact it or its customers or suppliers;

•	the outcome of litigation or other claims against it;

•	the ability to expand internationally, and to do so profitably;

•	its ability to obtain additional financing on acceptable terms if and when needed; and

•	advances and trends in new technologies and industry standards.

If LiveVox is unable to attract new customers or sell additional products and functionality to its existing customers, its revenue and revenue growth will be harmed.

To increase its revenue, LiveVox must add new customers, increase the amount and types of business it does with existing customers, and encourage existing customers to renew their product subscriptions on terms favorable to LiveVox. As LiveVox’s industry matures, as its customers experience seasonal trends in their business, or as competitors introduce lower cost or differentiated products or services that are perceived to compete favorably with LiveVox, its ability to add new customers and renew, maintain or sell additional products to existing customers based on pricing, cost of ownership, technology and functionality could be harmed. As a result, LiveVox’s existing customers may not renew their agreements or may decrease the amount of business they do with LiveVox, or may place increased pressure on LiveVox for pricing concessions, and LiveVox may be unable to attract new customers or grow or maintain its business with existing customers, each of which could harm its revenue and growth.

The effects of the COVID-19 pandemic have had and could continue to have a material adverse effect on LiveVox’s results of operations and financial condition or on the operations of many of its customers and third-party suppliers, and the duration and extent to which this will impact its future results of operations and overall financial performance remains uncertain.

In December 2019, a novel coronavirus disease known as COVID-19 was reported and on March 11, 2020, the World Health Organization, or WHO, characterized COVID-19 as a pandemic. This pandemic has resulted in a widespread health crisis that has continued to significantly harm the U.S. and global economies and has caused significant fluctuation in financial markets and regulatory frameworks and may impact demand for LiveVox’s products.

In accordance with the various and changing regulatory frameworks and social distancing and other business or office closure orders and recommendations of applicable government agencies, all of LiveVox’s employees have temporarily transitioned to work-from-home operations and LiveVox has canceled all business travel by its employees except where necessary and properly authorized, which has changed how it operates its business. LiveVox’s customers and business partners are also subject to various and changing regulatory frameworks and social distancing and business or office closure orders and recommendations and travel restrictions or prohibitions, which have changed the way it interacts with its customers and business partners. Moreover, the conditions caused by the COVID-19 pandemic, the extent of which depends upon its prolonged impact, has or may:

•	harm its ability to renew and maintain its relationships with its existing customers;

•	cause its existing customers to reduce the amount of business they do with it, seek price concessions, declare bankruptcy or go out of business, which would harm its revenue;

•

result in some of its customers failing to comply with the terms of their agreements, including payment terms, due to economic uncertainty, financial hardship, and even failure of these businesses, which could result in it being required to take action to collect payments, terminate their product subscriptions, increase accounts receivable, and reduce consumer collections, any of which could increase its expenses, reduce its cashflow, and harm its revenues and results of operations;

•	make it more difficult for it to sell additional products or functionality to its existing customers;

•	reduce the rate of spending on enterprise software solutions or cloud-based enterprise contact center systems generally;

•

delay prospective customers’ decisions to subscribe to its products, increase the length of sales cycles, or slow the typical growth in the use of its products once customers have initially deployed its products;

•	harm its ability to effectively market and sell its solutions, particularly during social distancing and office closure orders;

•	change the mix and sizes or types of organizations that purchase its products;

•	delay the introduction of enhancements to its products and market acceptance of any new features and products;

•	harm its ability to establish and/or grow its international sales and operations;

•

harm its ability to recruit, onboard and successfully integrate new employees, including members of its direct sales force, both domestically and internationally, as a result of not being able to interface in person;

•	harm its ability to maintain its corporate culture with an employee base temporarily working remotely and facing unique personal and professional challenges;

•

increase the burden on its technical operations infrastructure, which could harm the capacity, stability, security and performance of its operations infrastructure and potentially leave it more vulnerable to security breaches;

•

increase the risk that it may experience cybersecurity-related events such as COVID-19 themed phishing attacks, exploitation of any cybersecurity flaws that may exist, an increase in the number cybersecurity threats or attacks, and other security challenges as a result of its employees and service providers continuing to work remotely during the COVID-19 pandemic, and potentially beyond as remote work and resource access expand;

•

limit its ability to efficiently deliver products to its larger customers, as those products often require services that have sometimes been performed onsite, which could delay implementation of its products at new customers;

•

harm its ability to manage, maintain or increase its network of master agents, referral agents and other third-party selling partners to sell its products, and make it more difficult for them to effectively assist it with their sales efforts;

•	impact the health and safety of its employees, including its senior management team, and their ability to perform services;

•	cause its management team to continue to commit significant time, attention and resources to monitor the COVID-19 pandemic and seek to mitigate its effect on its business and workforce; and

•

lead to the adoption of additional new laws and regulations that it and/or its customers and partners are required to comply with and that could harm its results of operations and may subject it to COVID-19 related litigation.

Such effects will likely continue for the duration of the pandemic, which is uncertain, and for some period thereafter. While several countries, as well as certain states, counties and cities in the United States, began to relax the early public health restrictions with a view to partially or fully reopening their economies, many cities, both globally and in the United States, have since experienced a surge in the reported number of cases and hospitalizations related to the COVID-19 pandemic. This increase in cases has led to the reintroduction of restrictions and business shutdowns in certain states, counties and cities in the United States and globally and could continue to lead to the re-introduction of such restrictions elsewhere. Additionally, in December 2020, the U.S. Food and Drug Administration authorized vaccines produced by Pfizer-BioNTech and Moderna for emergency use. However, it remains unclear how quickly the vaccines will be distributed nationwide and globally or if or when “herd immunity” will be achieved and the restrictions that were imposed to slow the spread of the virus will be lifted entirely. The delay in distributing the vaccines could lead people to continue to self-isolate and not participate in the economy at pre-pandemic levels for a prolonged period of time. Even after the COVID-19 pandemic subsides, the U.S. economy and most other major global economies may experience or continue to experience a recession, and LiveVox’s business and operations could be materially adversely affected by a prolonged recession in the U.S. and other major markets.

Any of the foregoing factors could significantly harm LiveVox’s future sales, operating results, cash flow, gross margin and overall financial performance, which could cause it to experience a decreased level of growth of its business and make its future financial results and prospects difficult to predict. The COVID-19 pandemic and its impact on LiveVox and the U.S. and global economies, could limit its ability to forecast its future operating results, including its ability to predict revenue and expense levels, and plan for and model future results of operations. Moreover, because a significant portion of LiveVox’s revenue is derived from existing customers, downturns in new sales will not immediately be reflected in its operating results and may be difficult to discern until future periods. LiveVox’s competitors could experience similar or different impacts as a result of COVID-19, which could result in changes to its competitive landscape.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the ongoing severity and transmission rate of the virus, the extent and effectiveness of vaccine programs and other containment actions, the duration of social distancing, office closure and other restrictions on businesses and society at large, and the specific impact of these and other factors on LiveVox’s business, employees, customers and partners. If LiveVox is not able to respond to and manage the impact of such events effectively, its business will be harmed. There are no comparable recent events that provide guidance as to the effect the COVID-19 pandemic may have and, as a result, the ultimate impact of the outbreak on its business and operations is highly uncertain and subject to change. The effects of the COVID-19 pandemic have had, and could continue to have a material impact on LiveVox’s results of operations and increase many of the other risks described under “Risk Factors” and elsewhere herein.

LiveVox’s recent rapid growth may not be indicative of its future growth, and if it continues to grow rapidly, it may fail to manage its growth effectively.

For the years ended December 31, 2017, 2018, 2019 and 2020, LiveVox’s revenues were $60.6 million, $77.2 million, $92.8 million and $102.5 million, respectively, representing year-over-year growth of 27.3%, 20.2% and 10.5%, respectively. In the future, as LiveVox’s revenue increases, its annual revenue growth rate may decline. LiveVox believes its revenue growth will depend on a number of factors, including its ability to:

•	compete with other vendors of cloud-based enterprise contact center systems, including recent market entrants, and with providers of legacy on-premise systems;

•	increase its existing customers’ use of its products and further develop its partner ecosystem;

•	strengthen and improve its products through significant investments in research and development and the introduction of new and enhanced products;

•	introduce its products to new markets outside of the United States and increase global awareness of its brand;

•	selectively pursue acquisitions that enhance its product offerings; and

•	respond to general macro-economic factors and industry and market conditions.

If LiveVox is not successful in achieving these objectives, its ability to grow its revenue may be harmed. In addition, LiveVox plans to continue to invest in future growth, including expending substantial financial and other resources on:

•	expanding its sales and marketing organizations;

•	its technology infrastructure, including systems architecture, management tools, scalability, availability, performance and security, as well as disaster recovery measures;

•	its product development, including investments in related personnel and the development of new products, as well as new applications and features for existing products;

•	international expansion; and

•	general administration, including legal, regulatory compliance and accounting expenses.

Moreover, LiveVox continues to expand its headcount and operations. LiveVox grew from 422 employees as of December 31, 2018 to 461 employees as of December 31, 2019, and to 506 employees as of December 31, 2020. As of March 31, 2021, LiveVox had 535 employees. LiveVox anticipates that it will continue to expand its operations and headcount in the near term and beyond. This growth has placed, and future growth will place, a significant strain on its management, administrative, operational and financial resources, company culture and infrastructure. LiveVox’s success will depend in part on its ability to manage this growth effectively while retaining personnel. To manage the expected growth of its operations and personnel, it will need to continue to improve its operational, financial and management controls and its reporting systems and procedures. Failure to effectively manage growth could result in difficulty or delays in adding new customers, declines in quality or customer satisfaction, increases in costs, system failures, difficulties in introducing new features or products, the need for more capital than it anticipates or other operational difficulties, and any of these difficulties could harm its business performance and results of operations.

The expected addition of new employees and the capital investments that LiveVox anticipates will be necessary to help it grow and to manage that growth may make it more difficult to generate earnings or offset any future revenue shortfalls by reducing costs and expenses in the short term. If LiveVox fails to manage its anticipated growth, it will be unable to execute its business plan successfully.

Failure to adequately retain and expand LiveVox’s key employees, including those in its sales force, could impede its growth.

Key to LiveVox’s success is the continuity and development of key employees, including those in its sales force. LiveVox needs to continue to retain key employees, including members of its sales force while expanding and optimizing its sales infrastructure in order to grow its customer base and business. LiveVox plans to continue to expand its sales force. Identifying and recruiting qualified personnel and training them in the use and sale of its products requires significant time, expense and attention. It can take several months before LiveVox’s sales representatives are fully trained and productive. LiveVox’s business may be harmed if it fails to retain key employees, including members of its sales force, or if its efforts, and the expense incurred, to expand and train its sales force do not generate a corresponding increase in revenues. In particular, if LiveVox is unable to hire, develop and retain talented sales personnel or if new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, it may not be able to realize the expected benefits of this investment or increase its revenues.

If LiveVox fails to manage its technical operations infrastructure, its existing customers may experience service outages, its new customers may experience delays in the deployment of its products, and it could be subject to, among other things, claims for credits or damages.

LiveVox’s success depends in large part upon the capacity, stability, security and performance of its operations infrastructure. From time to time, LiveVox has experienced interruptions in service, and it may experience such interruptions in the future. These service interruptions may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. In some instances, it may not be able to identify the cause or causes of these performance problems within an acceptable period of time. LiveVox’s failure to achieve or maintain expected performance levels, stability and security, particularly as it increases the number of users of its products and the product applications that run on its system, could harm its relationships with its customers, result in claims for credits or damages, damage its reputation, significantly reduce customer demand for its products, cause it to incur significant expense and personnel time replacing and upgrading its infrastructure and harm its business.

LiveVox has experienced significant growth in the number of agent seats and interactions that its infrastructure supports. As the number of agent seats within its customer base grows and its customers’ use of its products increases, LiveVox needs to continue to make additional investments in its capacity to maintain adequate and reliable stability and performance, the availability of which may be limited or the cost of which may be prohibitive, and any failure may cause interruptions in service that may harm its business. In addition, LiveVox needs to properly manage its operations infrastructure in order to support version control, changes in hardware and software parameters and the evolution of its suite of products. If LiveVox does not accurately predict its infrastructure requirements or efficiently improve its infrastructure, its business could be harmed.

LiveVox’s growth depends in part on the success of its strategic relationships with third parties and its failure to successfully maintain, grow and manage these relationships could harm its business.

LiveVox leverages strategic relationships with third-party technology providers, including telecommunications providers. These relationships are typically not exclusive and its partners often also offer products to its competitors. As LiveVox grows its business, it will continue to depend on both existing and new strategic relationships. LiveVox’s competitors may be more successful than it is in establishing or expanding relationships with such third-party technology providers. Furthermore, there has and continues to be a significant amount of consolidation in the technology industry, including telecommunications providers, and if its partners are acquired, fail to work effectively with it or go out of business, they may no longer support its products, or may be less effective in doing so, which could harm its business, financial condition and operations. If LiveVox is unsuccessful in establishing or maintaining its strategic relationships with third parties, its ability to compete in the marketplace or to grow its revenues could be impaired and its operating results may suffer.

In addition, identifying new third-party technology providers, and negotiating and documenting relationships with them, requires significant time and resources. As the complexity of LiveVox’s products and its third-party relationships increases, the management of those relationships and the negotiation of contractual terms sufficient to protect its rights and limit its potential liabilities will become more complicated. LiveVox also licenses technology from certain third parties. Certain of these agreements permit either party to terminate all or a portion of the relationship without cause at any time and for any reason. If one of these agreements is terminated by the other party, it would have to find an alternative source or develop new technology itself, which could preclude, limit or delay its ability to offer its products or certain product features to its customers and could result in increased expense and harm its business. LiveVox’s inability to successfully manage and maintain these complex relationships or negotiate sufficient and favorable contractual terms could harm LiveVox’s business.

LiveVox has established, and plans to continue to increase, a network of master agents, referral agents and other third-party selling partners to sell its products. Its failure to effectively develop, manage, and maintain this network could materially harm its revenues.

LiveVox has established, and is continuing to increase, its network of master sales agents, referral agents and other third-party selling partners which provide sales leads to LiveVox for new customers. These selling partners sell, or may in the future decide to sell, products and/or solutions for LiveVox’s competitors. LiveVox’s competitors may be able to cause its current or potential selling partners to favor their products over LiveVox’s products, either through financial incentives, technological innovation, product features or performance, or by offering a broader array of services to these selling partners or otherwise, which could reduce the effectiveness of LiveVox’s use of these selling partners. If LiveVox fails to maintain relationships with its current selling partners, fails to develop relationships with new selling partners, fails to manage, train, or provide appropriate incentives to its existing selling partners, or if its selling partners are not successful in their sales efforts, sales of its products may decrease or not grow at an appropriate rate and its operating results could be harmed. Additionally, in order to effectively utilize its selling partners, LiveVox must enhance its systems, develop specialized marketing materials and invest in educating selling partners regarding its systems and product offerings. LiveVox’s failure to accomplish these objectives could limit its success in marketing and selling its products.

In addition, identifying new selling partners and negotiating and documenting relationships with them requires significant time and resources. As the complexity of LiveVox’s products and its selling partner relationships increases, the management of those relationships and the negotiation of contractual terms sufficient to protect its rights and limit its potential liabilities will become more complicated. LiveVox’s inability to successfully manage these complex relationships or negotiate sufficient contractual terms could harm its business.

Adverse economic conditions may harm LiveVox’s business.

LiveVox’s business depends on the overall demand for cloud contact center software solutions and on the economic health of its current and prospective customers. In addition to the United States, LiveVox plans to market and may sell its products in international markets in the future. If economic conditions, including currency exchange rates, in these areas and other key potential markets for its solution remain uncertain or deteriorate, customers may delay or reduce their contact center and overall information technology spending. If LiveVox’s customers or potential customers experience economic hardship, this could reduce the demand for its products, delay and lengthen sales cycles, lower prices for its products, and lead to slower growth or even a decline in its revenues, operating results and cash flows.

Data security incidents could harm LiveVox’s reputation, cause it to modify business practices and otherwise adversely affect business and subject it to liability.

LiveVox is dependent on information technology systems and infrastructure to operate. In the ordinary course of business, LiveVox will collect, store, process and transmit large amounts of information, including, for example, information about its customers, its customers’ clients or other information treated by its customers as confidential. LiveVox will need to be able to do so in a secure manner to maintain the confidentiality, integrity and availability of such information. LiveVox’s obligations under applicable laws, regulations, contracts, industry standards, self-certifications, and other documentation may include maintaining the confidentiality, integrity and availability of personal information in its possession or control and maintaining reasonable and appropriate security safeguards as part of an information security program. These obligations create potential legal liability to regulators, business partners, customers, and other relevant stakeholders and also impact the attractiveness of its products to existing and potential customers.

All information technology operations are inherently vulnerable to inadvertent or intentional security breaches, incidents, attacks and exposures. Vulnerabilities can be exploited from inadvertent or intentional actions of LiveVox’s employees, third-party vendors, business partners, or by malicious third parties. Attacks of this nature are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives (including, but not limited to, industrial espionage) and expertise, including organized criminal groups, “hacktivists,” nation states and others.

Although LiveVox has, and may in the future, implement remote working protocols and offer work-issued devices to certain employees, the actions of employees while working remotely may have a greater effect on the security of its systems and the personal data it processes, including for example by increasing the risk of compromise to systems or data arising from employees’ combined personal and private use of devices, accessing LiveVox systems or data using wireless networks that LiveVox does not control, or the ability to transmit or store company-controlled data outside of the LiveVox secured network. Although many of these risks are not unique to the remote working environment, they have been heightened by the dramatic increase in the numbers of its employees who have been and are continuing to work from home as a result of government requirements or guidelines and internal policies that have been put in place in response to the COVID-19 pandemic.

In addition to the threat of unauthorized access or acquisition of sensitive or personal information, other threats could include the deployment of harmful malware, ransomware attacks, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information. LiveVox’s systems likely experience directed attacks on at least a periodic basis that are intended to interrupt its operations; interrupt its customers’ ability to access the LiveVox platform; extract money from LiveVox; and/or obtain its data (including without limitation user or employee personal information or proprietary information). Although LiveVox has implemented certain security measures, systems, processes, and safeguards intended to protect its information technology systems and data from such threats and mitigate risks to its systems and data, LiveVox cannot be certain that threat actors will not have a material impact on LiveVox systems or products in the future. LiveVox safeguards intended to prevent or mitigate certain threats may not be sufficient to protect its information technology systems and data due to the developing sophistication and means of attack in the threat landscape. In addition, third parties may attempt to fraudulently induce employees or users to disclose information in order to gain access to its data or its users’ data. Recent developments in the threat landscape include an increased number of cyber extortion and ransomware attacks, with increases in the amount of ransom demands and the sophistication and variety of ransomware techniques and methodology.

Significant disruptions of third-party vendors’ and/or commercial partners’ information technology systems or other similar data security incidents could adversely affect LiveVox’s business operations and/or result in the loss, misappropriation, and/or unauthorized access, use or disclosure of, or the prevention of access to, sensitive or personal information, which could harm its business. In addition, information technology system disruptions, whether from attacks on LiveVox’s technology environment or from computer viruses, natural disasters, terrorism, war and telecommunication and electrical failures, could result in a material disruption of its product development and business operations.

There is no way of knowing for certain whether LiveVox has experienced any data security incidents that have not been discovered. While LiveVox has no reason to believe that it has experienced a data security incident that it has not discovered, attackers have become very sophisticated in the way they conceal their unauthorized access to systems, and many companies that have been attacked are not aware that they have been attacked. Any event that leads to unauthorized access, use or disclosure of sensitive or personal information, including, but not limited to, personal information regarding LiveVox customers or LiveVox customers’ customers, could disrupt LiveVox’s business, harm its reputation, compel it to comply with applicable federal and/or state breach notification laws and foreign law equivalents, subject it to time consuming, distracting and expensive litigation, regulatory investigation and oversight, mandatory corrective action, require it to verify the correctness of database contents, or otherwise subject it to liability under laws, regulations and contractual obligations, including those that protect the privacy and security of personal information. This could result in increased costs to LiveVox and result in significant legal and financial exposure and/or reputational harm. Such incidents could also cause interruptions to the products it provides, degrade the user experience, or cause customers to lose confidence in its products.

Applicable data privacy and security laws may also obligate LiveVox to employ security measures that are appropriate to the nature of the data it collects and processes and, among other factors, the risks attendant to data processing activities in order to protect personal information from unauthorized access or disclosure, or accidental or unlawful destruction, loss, or alteration. LiveVox has implemented security measures that it believes are appropriate, but a regulator could deem the security measures not to be appropriate given the lack of prescriptive measures in certain data protection laws. Given the evolving nature of security threats and evolving safeguards, LiveVox cannot be sure that its chosen safeguards will protect against security threats to its business including the personal data that it processes. Even security measures that are appropriate, reasonable, and/or in accordance with applicable legal requirements may not be able to fully protect LiveVox’s information technology systems and the data contained in those systems, or LiveVox data that is contained in third parties’ systems. Moreover, certain data protection laws impose on LiveVox responsibility for its employees and third parties that assist with aspects of its data processing. LiveVox’s employees’ or third parties’ intentional, unintentional, or inadvertent actions may increase its vulnerability or expose it to security threats, such as phishing attacks, and LiveVox may remain responsible for successful access, acquisition or other disclosure of its data despite the quality and legal sufficiency of its security measures.

Any failure or perceived failure by LiveVox or its vendors or business partners to comply with privacy, confidentiality or data security-related legal or other obligations to third parties, or any security incidents or other unauthorized access events that result in the unauthorized access, release or transfer of sensitive information, which could include personal information, may result in governmental investigations, enforcement actions, regulatory fines, litigation, or public statements against LiveVox by advocacy groups or others. They could also cause third parties, including current and potential customers or partners, to lose trust in LiveVox, including for example perceiving its platform, system or networks as less desirable. LiveVox could also be subject to claims by third parties that it has breached privacy- or confidentiality-related obligations, which could materially and adversely affect its business and prospects.

The markets in which LiveVox participates involve numerous competitors and are highly competitive, and if LiveVox does not compete effectively, its operating results could be harmed.

The market for contact center solutions is highly competitive. LiveVox currently competes with large legacy technology vendors that offer on-premise contact center systems, such as Avaya and Cisco, and legacy on-premise software companies, such as Aspect Software and Genesys (including through its acquisition of Interactive Intelligence). These legacy technology and software companies are increasingly supplementing their traditional on-premise contact center systems with competing cloud offerings, through a combination of acquisitions, partnerships and in-house development. Additionally, LiveVox competes with vendors that historically provided other contact center services and technologies and expanded to offer cloud contact center software such as NICE inContact. LiveVox also faces competition from many other contact center service providers including Five9, Talkdesk and Seranova, as well as vendors offering unified communications and contact center solutions. In addition, Amazon and Twilio have introduced solutions aimed at companies who wish to build their own contact centers with in-house developers. In addition, CRM vendors are increasingly offering features and functionality that were traditionally provided by contact center providers. CRM vendors also continue to partner with contact center service providers to provide integrated solutions and may, in the future, acquire competitive contact center service providers. These factors could harm LiveVox’s revenue and results of operations.

LiveVox’s actual and potential competitors may enjoy competitive advantages over it, including greater name recognition, longer operating histories and larger marketing budgets, as well as greater financial or technical resources. With the introduction of new technologies and market entrants, LiveVox expects competition to continue to intensify in the future. LiveVox’s recent, and any future, acquisitions will subject it to new competitors and cause it to face additional and different competition in the markets served by these businesses.

Some of LiveVox’s competitors can devote significantly greater resources than it can to the development, promotion and sale of their products and services and many have the ability to initiate or withstand substantial price competition. Current or potential competitors may also be acquired by third parties with significantly greater resources. In addition, many of LiveVox’s competitors have stronger name recognition, longer operating histories, established relationships with customers, more comprehensive product offerings, larger installed bases and major distribution agreements with consultants, system integrators and other third-party selling partners. LiveVox’s competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their product offerings or resources and ability to compete. If LiveVox’s competitors’ products, services or technologies become more accepted than LiveVox’s products, if they are successful in bringing their products or services to market earlier than LiveVox, or if their products or services are less expensive or more technologically capable than LiveVox’s, LiveVox’s revenues could be harmed. Pricing pressures and increased competition could result in reduced sales and revenues, reduced margins and loss of, or a failure to maintain or improve, LiveVox’s competitive market position, any of which could harm its business.

If LiveVox’s existing customers terminate their product subscriptions or reduce their product subscriptions and related usage, LiveVox’s revenues and gross margins will be harmed and it will be required to spend more money to grow its customer base.

LiveVox expects to continue to derive a significant portion of its revenues from existing customers. As a result, retaining its existing customers is critical to LiveVox’s future operating results. With limited exceptions, LiveVox offers annual and multiple-year contracts to its customers. Additional products can be provisioned on limited notice. Product subscriptions and related usage by LiveVox’s existing customers may decrease if:

•	customers are not satisfied with its products, prices or the functionality of its products;

•	the stability, performance or security of its products are not satisfactory;

•	the U.S. or global economy declines;

•	its customers’ business declines due to the loss of customers, industry cycles, seasonality, business difficulties or other reasons;

•	its customers favor products offered by other contact center providers, particularly as competition continues to increase;

•	alternative technologies, products or features emerge or gain popularity that it does not provide; or

•	its customers or potential customers experience financial difficulties.

If LiveVox’s existing customers’ product subscriptions and related usage decrease or are terminated, it will need to spend more money to acquire new customers and still may not be able to maintain its existing level of revenues. LiveVox incurs significant costs and expenses, including sales and marketing expenses, to acquire new customers, and those costs and expenses are an important factor in determining its profitability. There can be no assurance that its efforts to acquire new customers will be successful.

The loss of one or more of LiveVox’s key customers, or a failure by LiveVox to renew its product subscription agreements with one or more of its key customers, could harm LiveVox’s ability to market its products.

LiveVox relies on its reputation and recommendations from key customers in order to market and sell its products. The loss of any of its key customers, or a failure of some of them to renew or to continue to recommend its products, could have a significant impact on its revenues, reputation and its ability to obtain new customers. In addition, acquisitions of its customers could lead to cancelation of its contracts with those customers, thereby reducing the number of its existing and potential customers and key reference customers.

LiveVox customers may fail to comply with the terms of their agreements, necessitating action by LiveVox to collect payment, or may terminate their subscriptions for its products.

If customers fail to pay LiveVox under the terms of its agreements or fail to comply with the terms of its agreements, including compliance with regulatory requirements and intellectual property terms, it may terminate customers, lose revenue, be unable to collect amounts due to it, be subject to legal or regulatory action and incur costs in enforcing the terms of its contracts, including litigation. Some of its customers may seek bankruptcy protection or other similar relief and fail to pay amounts due to it, seek reimbursement for amounts already paid, or pay those amounts more slowly, which could harm its operating results, financial position and cash flow.

LiveVox sells its products to larger enterprises that can require longer sales cycles, longer and more costly implementation periods, and more configuration and integration services or customized features and functions that LiveVox may not offer, any of which could delay the time until revenue is recognized from these customers or prevent these sales from ever occurring, all of which could harm LiveVox’s revenue growth rates and profitability.

As LiveVox continues to target its sales efforts at larger enterprises, it faces higher costs, longer sales cycles and longer and more costly implementation periods and less predictability in closing sales. These larger enterprises typically require more configuration and integration services which increases LiveVox’s upfront investment in sales and deployment efforts with no guarantee that these customers will subscribe to additional LiveVox products or subscribe to its products at all. Furthermore, with larger enterprises, LiveVox must provide a higher level of education regarding the use and benefits of its products to a broader group of people in order to generate a sale. As a result of these factors, LiveVox must devote a significant amount of sales support and professional services resources to individual customers and prospective customers, thereby increasing the cost and time required to complete sales. LiveVox’s typical sales cycle for larger enterprises is six to twelve months, but can be significantly longer, and its average sales cycle may increase as sales to larger enterprises continue to grow in proportion to its overall new sales. In addition, many of LiveVox’s customers that are larger enterprises initially deploy its products to support only a portion of their contact center agents. LiveVox’s success depends, in part, on its ability to increase the number of agent seats and the number of products utilized by these larger enterprises over time and LiveVox incurs additional sales and marketing expenses in these efforts. There is no guarantee that these customers will purchase additional products from LiveVox or increase the number of agent seats for which it subscribes. If LiveVox does not expand its initial relationships with larger enterprises, the return on its investments in sales, marketing and implementation for these customers will decrease and LiveVox’s business may suffer.

Because a significant percentage of LiveVox’s revenue is recurring from existing customers, downturns or upturns in new sales will not be immediately reflected in its operating results and may be difficult to discern.

LiveVox generally recognizes revenue from customers monthly as services are delivered. As a result, the vast majority of the revenue it reports in each quarter is derived from existing customers. Consequently, a decline in new product subscriptions in any single quarter will likely have only a small impact on its revenue results for that quarter. However, the cumulative impact of such declines could negatively impact its business and results of operations in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of its products, and potential changes in its pricing policies or renewal rates, will typically not be reflected in its results of operations until future periods. LiveVox also may be unable to adjust its cost structure to reflect the changes in revenue, resulting in lower margins and earnings. In addition, its subscription model makes it difficult for it to rapidly increase its revenue through additional sales in any period, as revenue from new customers will be recognized over time as services are delivered. Moreover, many of LiveVox’s customers initially deploy its products to support only a portion of their contact center agents and, therefore, it may not generate significant revenue from these new customers at the outset of their relationship, if at all. Any increase to LiveVox’s revenue and the value of these existing customer relationships will only be reflected in its results of operations as revenue is recognized, and if and when these customers increase the number of agent seats and the number of components of its products they deploy over time.

LiveVox relies on third-party telecommunications and internet service providers to provide its products, including connectivity to its cloud contact center software, and any failure by these service providers to provide reliable services could cause it to lose customers and subject it to claims for credits or damages, among other things.

LiveVox relies on services from third-party telecommunications providers in order to provide services to its customers and their customers, including telephone numbers. In addition, LiveVox depends on its internet bandwidth suppliers to provide uninterrupted and error-free service through their networks. LiveVox exercises little control over these third-party providers, which increases its vulnerability to problems with the services they provide.

When problems occur, it may be difficult to identify the source of the problem. Service disruption or outages, whether caused by LiveVox’s service, the products or services of LiveVox’s third-party service providers, or LiveVox’s customers’ or their customers’ equipment and systems, may result in loss of market acceptance of its products and any necessary repairs or other remedial actions may force it to incur significant costs and expenses.

If any of these service providers fail to provide reliable services, suffer outages, degrade, disrupt, increase the cost of or terminate the services that LiveVox and its customers depend on, LiveVox may be required to switch to another service provider. Delays caused by switching LiveVox’s technology to another service provider, if available, and qualifying this new service provider could materially harm its customer relationships, business, financial condition and operating results. Further, any failure on the part of third-party service providers to achieve or maintain expected performance levels, stability and security could harm LiveVox’s relationships with its customers, cause it to lose customers, result in claims for credits or damages, increase its costs or the costs incurred by its customers, damage its reputation, significantly reduce customer demand for its products and seriously harm its financial condition and operating results.

LiveVox’s customers rely on internet service providers to provide them with access and connectivity to LiveVox’s cloud contact center software, and changes in how internet service providers handle and charge for access to the internet could materially harm LiveVox’s customer relationships, business, financial condition and operations results.

LiveVox’s customers must have access to broadband internet access services in order to use its products and certain of its offerings require substantial capacity to operate effectively. In the United States, internet access services are provided by relatively few companies that, depending on the geographic area, have market power over such offerings. It is possible that these companies could charge LiveVox, its customers, or both fees to guarantee a service amount of capacity, or for quality of broadband internet access services, advantage themselves or LiveVox’s competitors by degrading, disrupting, limiting, or otherwise restricting the use of their infrastructure to support LiveVox’s services. Notably, some of the largest providers of broadband internet access services have committed to not engage in acts that would impede LiveVox’s customers’ broadband internet access services from accessing products or services like LiveVox’s but, depending on the facts, there may be no law that prohibits such providers from doing so. However, these providers likely have the ability to increase LiveVox’s rates, LiveVox’s customers’ rates, or both for broadband internet access services which may increase the cost of LiveVox’s products making its products less competitive or decreasing LiveVox’s profit margins.

In 2018, the Federal Communications Commission or FCC released an order repealing rules that would have prevented broadband internet access providers from degrading, disrupting or otherwise restricting LiveVox’s and LiveVox’s customers’ broadband internet access services. The FCC’s 2018 repeal was largely upheld by the D.C. Circuit Court of Appeals in a decision issued in October 2019. That same court rejected the FCC’s attempt to categorically preempt states from adopting their own network neutrality requirements. While this may mean that states and localities are free to adopt rules stricter than those than the FCC adopted allowing states or localities to prohibit providers of broadband internet access services from blocking, degrading or otherwise restricting such services to LiveVox and its customers, that issue was not specifically before the court at the time of the appeal so it remains unclear as to what kinds of regulations states and localities may be able to adopt with respect to the practices of providers of broadband internet access services. At this time, LiveVox cannot predict whether the change in administration as a result of the 2020 presidential election and change in FCC leadership will result in a change of the FCC’s rules with respect to these issues.

As LiveVox considers approaches for expanding internationally, government regulation protecting the non- discriminatory provision of internet access may be nascent or non-existent. In those markets where regulatory safeguards against unreasonable discrimination are nascent or non-existent and where local network operators possess substantial market power, LiveVox could experience anti-competitive practices that could impede its growth, cause it to incur additional expenses or otherwise harm its business. Future regulations or changes in laws and regulations or their existing interpretations or applications could also hinder LiveVox’s operational flexibility, raise compliance costs and result in additional liabilities for LiveVox, which may harm its business.

LiveVox depends on data centers operated by third parties and public cloud providers and any disruption in the operation of these facilities could harm its business.

LiveVox hosts its products at data centers owned and operated by third party providers and located in Oregon, Virginia, Ohio, and Montreal, Canada. Any failure or downtime in one of LiveVox’s data center facilities could affect a significant percentage of its customers. LiveVox does not control the operation of these facilities. The owners of its data center facilities have no obligation to renew their agreements with LiveVox on commercially reasonable terms, or at all. If it is unable to renew these agreements on commercially reasonable terms, or if one of its data center operators is acquired, closes, suffers financial difficulty or is unable to meet LiveVox’s growing capacity needs, LiveVox may be required to transfer its servers and other infrastructure to new data center facilities, and it may incur significant costs and service interruptions in connection with doing so.

The data centers within which LiveVox hosts its products are subject to various points of failure. Problems with cooling equipment, generators, uninterruptible power supply, routers, switches, or other equipment, could result in service interruptions for its customers as well as equipment damage. These data centers are subject to disasters such as earthquakes, floods, fires, hurricanes, acts of terrorism, sabotage, break-ins, acts of vandalism and other events, which could cause service interruptions or the operators of these data centers to close their facilities for an extended period of time or permanently. The destruction or impairment of any of these data center facilities could result in significant downtime for LiveVox’s products and the loss of customer data. Because LiveVox’s ability to attract and retain customers depends on it providing customers with highly reliable service, even minor interruptions in its service could harm LiveVox’s business, revenues and reputation. Additionally, in connection with the continuing expansion of LiveVox’s existing data center facilities, there is an increased risk that service interruptions may occur as a result of server addition, relocation or other issues.

These data centers are also subject to increased power costs. LiveVox may not be able to pass on any increase in power costs to its customers, which could reduce its operating margins.

LiveVox has little or no control over public cloud providers. Any disruption of the public cloud or any failure of the public cloud providers to effectively design and implement sufficient security systems or plan for increases in capacity could, in turn, cause delays or disruptions in LiveVox’s products. In addition, using the public cloud presents a variety of additional risks, including risks related to sharing the same computing resources with others, reliance on public cloud providers’ authentication, security, authorization and access control mechanisms, a lack of control over the public cloud’s redundancy and security systems and fault tolerances, and a reduced ability to control data security and privacy.

LiveVox’s plans to establish public cloud-based data centers for its international operations may be unsuccessful and may present execution and competitive risks.

LiveVox may seek to establish new public cloud deployments in the future to facilitate its platform in certain international markets. LiveVox may partner with a third-party to develop, test and deploy its technology to offer a full stack of products on the public cloud in certain international markets. If LiveVox is successful in the deployment of its technology to the public cloud, it may expand its public cloud deployments to facilitate its platform in the U.S. and in international markets. LiveVox’s public cloud-based platform offering is critical to developing and providing its products to its customers, scaling its business for future growth, accurately maintaining data and otherwise operating its business. Infrastructure buildouts on the public cloud are complex, time-consuming and may involve substantial expenditures. In addition, the implementation of public cloud-based data centers involves risks inherent in the conversion to a new system, including loss of information and potential disruption to LiveVox’s normal operations. Even once LiveVox implements public cloud-based data centers, it may discover deficiencies in the design, implementation or maintenance of the system that could materially harm its business.

Shifts over time or from quarter-to-quarter in the mix of sizes or types of organizations that purchase LiveVox’s products or changes in the components of its products purchased by its customers could affect its gross margins and operating results.

LiveVox’s strategy is to sell its products to both smaller and larger organizations. LiveVox’s gross margins can vary depending on numerous factors related to the implementation and use of its products, including the features and number of agent seats purchased by its customers and the level of usage required by its customers. Sales to larger organizations may also entail longer sales cycles and more significant selling efforts and expense. Selling to smaller customers may involve smaller contract sizes, fewer opportunities to sell additional services, a higher likelihood of contract terminations, lower returns on sales and marketing expense, fewer potential agent seats and greater credit risk and uncertainty. If the mix of organizations that purchase its products, or the mix of product components purchased by its customers, changes unfavorably, LiveVox’s revenues and gross margins could decrease and its operating results could be harmed.

LiveVox plans to expand its international operations, which exposes it to significant risks.

To date, LiveVox has not generated significant revenues outside of the U.S. However, LiveVox may seek to grow its international presence in the future. The future success of its business may depend, in part, on its ability to expand its operations and customer base to other countries. Operating in international markets requires significant resources and management attention and will subject it to regulatory, economic, and political risks that are different from those in the U.S. In addition, in order to effectively market and sell its products in international markets, LiveVox could be required to localize its products, including the language in which its products are offered, which will increase its costs, could result in delays in offering its products in these markets and may decrease the effectiveness of LiveVox’s sales efforts. Due to LiveVox’s limited experience with international operations and developing and managing sales and distribution channels in international markets, its international expansion efforts may not be successful.

Sales to customers outside the United States or with international operations and LiveVox’s international sales efforts and operations support expose it to risks inherent in international sales and operations.

An element of LiveVox’s growth strategy is to expand its international sales efforts and develop a worldwide customer base. Because of LiveVox’s limited experience with international sales, its international expansion may not be successful and may not produce the return on investment it expects. To date, LiveVox has realized only a small portion of its revenues from customers outside the United States, with approximately 5% and 5% of its revenue for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively, derived from customers with a billing address outside of the United States.

LiveVox’s international subsidiaries employ workers primarily in India and Colombia. Operating in international markets requires significant resources and management attention and subjects it to intellectual property, regulatory, economic and political risks that are different from those in the United States. As LiveVox increases its international sales efforts it will face risks in doing business internationally that could harm its business, including:

•	the need to establish and protect LiveVox’s brand in international markets;

•	the need to localize and adapt LiveVox’s products for specific countries, including translation into foreign languages and associated costs and expenses;

•	difficulties in staffing and managing foreign operations, particularly hiring and training qualified sales and service personnel;

•	the need to implement and offer customer care in various languages;

•	different pricing environments, longer sales and accounts receivable payment cycles and collections issues;

•	weaker protection for intellectual property and other legal rights than in the U.S. and practical difficulties in enforcing intellectual property and other rights outside of the U.S.;

•	privacy and data protection laws and regulations that are complex, expensive to comply with and may require that customer data be stored and processed in a designated territory;

•	increased risk of piracy, counterfeiting and other misappropriation of LiveVox’s intellectual property in its locations outside the U.S.;

•	new and different sources of competition;

•	general economic conditions in international markets;

•

fluctuations in the value of the U.S. dollar and foreign currencies, which may make LiveVox’s products more expensive in other countries or may increase its costs, impacting its operating results when translated into U.S. dollars;

•

compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, telecommunications and telemarketing laws and regulations;

•	increased risk of international telecom fraud;

•	laws and business practices favoring local competitors;

•

compliance with laws and regulations applicable to foreign operations and cross border transactions, including the Foreign Corrupt Practices Act, the U.K. Bribery Act and other anti-corruption laws, supply chain restrictions, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on LiveVox’s ability to sell its products in certain foreign markets, and the risks and costs of non-compliance;

•	increased financial accounting and reporting burdens and complexities;

•	restrictions or taxes on the transfer of funds;

•	adverse tax consequences; and

•	unstable economic and political conditions and potential accompanying shifts in laws and regulations.

These risks could harm LiveVox’s international operations, increase its operating costs and hinder its ability to grow its international business and, consequently, its overall business and results of operations.

In addition, compliance with laws and regulations applicable to LiveVox’s international operations increases its cost of doing business outside the United States. LiveVox may be unable to keep current with changes in foreign government requirements and laws as they change from time to time, which often occurs with minimal or no advance notice. Failure to comply with these regulations could harm its business. In many countries outside the United States, it is common for others to engage in business practices that are prohibited by LiveVox’s internal policies and procedures or United States or international regulations applicable to it. Although LiveVox has implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of its employees, contractors, strategic partners and agents will comply with these laws and policies. Violations of laws or key control policies by LiveVox’s employees, contractors, strategic partners or agents could result in delays in revenue recognition, financial reporting misstatements, fines, delays in filing financial reports required as a public company, penalties, or prohibitions on selling its products, any of which could harm its business.

LiveVox has a history of losses and it may be unable to achieve or sustain profitability.

LiveVox incurred a net loss of $4.6 million, a net loss of $6.9 million and net income of $1.9 million for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, respectively. LiveVox incurred a net loss of $4.2 million and a net loss of $0.6 million for the three months ended March 31, 2021 and March 31, 2020, respectively. As of March 31, 2021, LiveVox had an accumulated deficit of $29.0 million. These losses and LiveVox’s accumulated deficit reflect the substantial investments it has made, and continues to make, to develop its products and acquire new customers, among other expenses. LiveVox expects the dollar amount of its costs and expenses to increase in the future as revenue increases, although at a slower rate. LiveVox expects its losses to continue for the foreseeable future as it continues to invest in research and development and expand its business. In addition, as a public company, LiveVox will incur significant legal, accounting and other expenses. LiveVox’s historical or recent growth in revenues is not necessarily indicative of its future performance. Accordingly, there is no assurance that LiveVox will achieve profitability in the future or that, if LiveVox does become profitable, it will sustain profitability.

LiveVox’s recent growth makes it difficult to evaluate and predict its current business and future prospects.

While LiveVox has been in existence for over twenty years, much of its growth has occurred in recent years. LiveVox’s recent growth may make it difficult for investors to evaluate its current business and its future prospects. LiveVox has encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing and unforeseen expenses as it continues to grow its business.

LiveVox’s ability to forecast its future operating results is limited and subject to a number of uncertainties, including its ability to predict revenue and expense levels and plan for and model future growth. LiveVox has encountered and will continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described in this prospectus. If its assumptions regarding these risks and uncertainties, which it uses to plan its business, are incorrect or change due to adjustments in its markets or its competitors and their product offerings, or if it does not address these risks successfully, its operating and financial results could differ materially from its expectations and its business could suffer.

Development of LiveVox’s AI products to make agents more efficient and improve customer experience may not be successful and may result in reputational harm and LiveVox’s future operating results could be materially harmed.

LiveVox plans to increase and provide its customers with AI-powered applications, including conversational virtual agents, agent assistance and business insights. While LiveVox aims for its AI-powered applications to make agents more efficient and improve customer experience, its AI models may not achieve sufficient levels of accuracy. In addition, it may not be able to acquire sufficient training data or its training data may contain biased information. Furthermore, the costs of AI technologies, such as speech recognition and natural language processing, may be too high for market adoption. LiveVox’s competitors or other organizations may incorporate AI features into their products more quickly or effectively and their AI features may achieve higher market acceptance than LiveVox’s, which may result in LiveVox failing to recoup its investments in developing AI-powered applications. Should any of these items or others occur, LiveVox’s ability to compete, its reputation and operating results may be materially and adversely affected.

If LiveVox’s products fail, or are perceived to fail, to perform properly or if they contain technical defects, LiveVox’s reputation could be harmed, LiveVox’s market share may decline, and/or LiveVox could be subject to product liability claims.

LiveVox’s products may contain undetected errors or defects that may result in failures or otherwise cause its products to fail to perform in accordance with customer expectations and contractual obligations. Moreover, LiveVox’s customers could incorrectly implement or inadvertently misuse its products, which could result in customer dissatisfaction and harm the perceived utility of LiveVox’s products and its brand. Because LiveVox’s customers use its products for mission-critical aspects of their business, any real or perceived errors or defects in, or other performance problems with, its products may damage LiveVox’s customers’ businesses and could significantly harm its reputation. If that occurs, LiveVox could lose future sales, or its existing customers could cancel their use of its products, seek payment credits, seek damages against LiveVox, or delay or withhold payment to it, which could result in reduced revenues, an increase in LiveVox’s provision for uncollectible accounts and service credits, an increase in collection cycles for accounts receivable, and harm LiveVox’s financial results. Customers also may make indemnification or warranty claims against LiveVox, which could result in significant expense and risk of litigation. Performance problems could result in loss of market share, reputational harm, failure to achieve market acceptance and the diversion of development resources.

Any product liability, intellectual property, warranty or other claims against LiveVox could damage its reputation and relationships with its customers and could require LiveVox to spend significant time and money in litigation or pay significant settlements or damages. Although LiveVox maintains general liability insurance, including coverage for errors and omissions, this coverage may not be sufficient to cover liabilities resulting from such claims. Also, LiveVox’s insurers may disclaim coverage. LiveVox’s liability insurance also may not continue to be available to LiveVox on reasonable terms, in sufficient amounts, or at all. Any contract or product liability claims successfully brought against LiveVox would harm its business.

LiveVox is subject to many hazards and operational risks that can disrupt its business, some of which may not be insured or fully covered by insurance.

LiveVox’s operations are subject to many hazards inherent in the cloud contact center software business, including:

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damage to third-party and its infrastructure and data centers, related equipment and surrounding properties caused by earthquakes, hurricanes, tornadoes, floods, fires and other natural disasters, explosions and acts of terrorism;

•	security breaches resulting in loss or disclosure of confidential customer and customer data and potential liability to customers and non-customer third parties for such losses on disclosures; and

•	other hazards that could also result in suspension of operations, personal injury and even loss of life.

These risks could result in substantial losses and the curtailment or suspension of LiveVox’s operations. For example, in the event of a major earthquake, hurricane, tropical storm, flooding or severe weather or catastrophic events such as fire, power loss, telecommunications failure, cyber-attack, war or terrorist attack impacting LiveVox’s headquarters or any of the data centers it uses, LiveVox may be unable to continue its operations and may endure system and service interruptions, reputational harm, delays in product development, breaches of data security and loss of critical data, any of which could harm its business and operating results.

LiveVox is not insured against all claims, events or accidents that might occur. If a significant accident or event occurs that is not fully insured, if it fails to recover all anticipated insurance proceeds for significant accidents or events for which it is insured, or if it or its data center providers fail to reopen facilities damaged by such accidents or events, LiveVox’s operations and financial condition could be harmed. In addition to being denied coverage under existing insurance policies, LiveVox may not be able to maintain or obtain insurance of the type and amount LiveVox desires at reasonable rates.

The contact center software market is subject to rapid technological change, and LiveVox must develop and sell incremental and new features and products in order to maintain and grow its business.

The contact center software market is characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products and features and continuing and rapid technological advancement. To compete successfully, LiveVox must continue to devote significant resources to design, develop, deploy and sell new and enhanced contact center products, applications and features that provide increasingly higher capabilities, performance and stability at lower cost. If LiveVox is unable to develop or acquire new features for its existing products or new applications that achieve market acceptance or that keep pace with technological developments, its business would be harmed. For example, LiveVox is focused on enhancing the reliability, features and functionality of its contact center products to enhance its utility to its customers, particularly larger customers, with complex, dynamic and global operations. The success of these enhancements depends on many factors, including timely development, introduction and market acceptance, as well as its ability to transition LiveVox’s existing customers to these new products, applications and features. Failure in this regard may significantly impede LiveVox’s revenue growth. In addition, because LiveVox’s products are designed to operate on a variety of systems, it needs to continuously modify and enhance its solution to keep pace with changes in hardware, operating systems, the increasing trend toward multichannel communications and other changes to software technologies. LiveVox may not be successful in developing or acquiring these modifications and enhancements or bringing them to market in a timely fashion. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could delay introduction of changes and updates to LiveVox’s products and increase LiveVox’s research and development expenses. Any failure of LiveVox’s products to operate effectively, including with future network platforms and technologies, could reduce the demand for LiveVox’s products, result in customer dissatisfaction and harm its business.

Failure to comply with laws and regulations could harm LiveVox’s business and its reputation.

LiveVox’s business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, environmental laws, privacy or data security laws, consumer protection laws, calling and texting, anti- bribery laws, import/export controls, federal securities laws and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than those in the United States and in other circumstances these requirements may be more stringent in the United States. The application and interpretation of the laws and regulations to which LiveVox and its products are subject are often uncertain, particularly given the new and rapidly evolving industry in which it operates. Because these laws and regulations have continued to develop and evolve rapidly, it is possible that LiveVox may not be, or may not have been, compliant with all applicable laws or regulations. Noncompliance with applicable regulations or requirements could subject LiveVox to investigations, sanctions, mandatory recalls, notification obligations, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions, lawsuits or other claims and LiveVox may have to restructure its products, create new products, and otherwise adapt to the changing legal and regulatory landscape. If any governmental sanctions, fines or penalties are imposed, or if LiveVox does not prevail in any civil or criminal litigation, its business, operating results, financial condition and reputation could be harmed. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could further harm LiveVox’s business, operating results, financial condition and reputation.

Alleged or actual failure by LiveVox, its competitors, or other companies to comply with the constantly evolving legal and contractual environment surrounding calling or texting, and the governmental or private enforcement actions related thereto, could harm LiveVox’s business, financial condition, results of operations and cash flows.

The legal and contractual environment surrounding calling and texting is constantly evolving. In the United States, two federal agencies, the FTC and the FCC, and various states have laws and regulations including, at the federal level, the Telephone Consumer Protection Act of 1991, that restrict the placing of certain telephone calls and texts by means of automatic telephone dialing systems, prerecorded or artificial voice messages and fax machines. In addition, there are a series of federal and state laws that regulate marketing calls and texts. Some of these laws require companies to institute processes and safeguards to comply with applicable restrictions. The legal interpretation of certain of the requirements of these laws has been in dispute before the courts and federal agencies, including for example as part of pending FCC proceedings and a case currently pending before the U.S. Supreme Court. Some of these laws, where a violation is established, can be enforced by the FTC, FCC, State Attorneys General, or private party litigants. In these types of actions and depending on the circumstances, the plaintiff may seek damages, statutory penalties, or other fees.

LiveVox has designed its products to comply with applicable law. To the extent that its products are viewed by customers or potential customers as less functional, or more difficult to deploy or use, because of its products’ compliance features, LiveVox may lose market share to competitors that do not include similar compliance safeguards. LiveVox’s contractual arrangements with its customers who use its solution to place calls also expressly require the customers to comply with all such laws and to indemnify LiveVox for any failure to do so.

Although LiveVox takes steps to confirm that the use of its products complies with applicable laws, it is possible that the FTC, FCC, private litigants or others may attempt to hold LiveVox’s customers, or LiveVox as a software solution provider, responsible for alleged violations of these laws. To the extent any court finds that the products violated a controlling legal standard, LiveVox could face indemnification demands from its customers for costs, fees and damages with respect to calls placed using those products. It also is possible that LiveVox may not successfully enforce or collect upon LiveVox’s contractual indemnities from its customers. Defending such suits can be costly and time-consuming and could result in fines, damages, expenses and losses. Additionally, these laws, and any changes to them or the applicable interpretation thereof, that further restrict calling or texting consumers, adverse publicity regarding the alleged or actual failure by companies, including LiveVox, its customers and competitors, or other third parties, to comply with such laws or governmental or private enforcement actions related thereto, could result in a reduction in the use of its products by its customers and potential customers, which could harm LiveVox’s business, financial condition, results of operations and cash flows.

On December 12, 2018, the FCC issued an order concluding that certain text messaging services qualify as an “information service” under federal law and not a “telecommunications service.” The regulatory significance to LiveVox is that the FCC’s decision gives wireless carriers additional flexibility to manage messaging traffic on their network, including by blocking traffic. Such blocking efforts by carriers may make it more difficult for LiveVox’s customers to use messaging services provided by LiveVox as a part of its overall communications and outreach solution for its customers. Thus, although short message service (“SMS”) comprises only a small portion of LiveVox’s revenue base, its future availability as an effective tool for communication and outreach for LiveVox’s customers and their customers remains uncertain and could cause its products to be less valuable to customers and potential customers.

We are potentially subject to taxation related risks in multiple jurisdictions, and changes in U.S. tax laws, in particular, could have a material adverse effect on our business, cash flow, results of operations or financial condition.

We are a U.S.-based company potentially subject to tax in multiple U.S. and non-U.S. tax jurisdictions. Significant judgment will be required in determining our global provision for income taxes, deferred tax assets or liabilities and in evaluating our tax positions on a worldwide basis. While we believe our tax positions are consistent with the tax laws in the jurisdictions in which we conduct our business, it is possible that these positions may be overturned by jurisdictional tax authorities, which may have a significant impact on our global provision for income taxes.

Tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. In particular, on December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “Tax Act”), which significantly revises the Code. The Tax Act was recently amended by the CARES Act. Certain provisions of the Tax Act may adversely affect us. The Tax Act requires complex computations that were not previously provided for under U.S. tax law. Furthermore, the Tax Act requires significant judgments to be made in interpretation of the law and significant estimates in the calculation of the provision for income taxes. Additional interpretive guidance may be issued by the U.S. Internal Revenue Service, the U.S. Department of the Treasury or another governing body that may significantly differ from the Company’s interpretation of the Tax Act, which may result in a material adverse effect on our business, cash flow, results of operations or financial condition. In addition, governmental tax authorities are increasingly scrutinizing the tax positions of companies. Many countries in the European Union, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, are actively considering changes to existing tax laws that, if enacted, could increase our tax obligations in countries where we do business. If U.S. or non-U.S. tax authorities change applicable tax laws, our overall taxes could increase, and our business, financial condition or results of operations may be adversely impacted.

The current Presidential Administration has proposed changes to tax law that would, among other things, increase the corporate tax rate, impose a 15% minimum tax on corporate book income, and strengthen the GILTI regime imposed by the Tax Act while eliminating related tax exemptions. Any such tax changes could materially increase the amount of taxes we would be required to pay, which could adversely affect our business, financial condition and operating results. For example, increases in the corporate tax rate may adversely impact our cash flow, which would in turn negatively impact our performance and liquidity. Other changes that may be enacted in the future, including changes to tax laws enacted by state or local governments in jurisdictions in which we operate, could result in further changes to state and local taxation and materially adversely affect our financial position and results of operations.

LiveVox’s ability to offer products outside the United States is subject to different regulatory and taxation requirements which may be complicated and uncertain.

When LiveVox expands the sale and implementation of its solutions internationally, LiveVox will be subject to additional regulations, taxes, surcharges and fees. Compliance with these new complex regulatory requirements differ from country to country and are frequently changing and may impose substantial compliance burdens on LiveVox’s business. At times, it may be difficult to determine which laws and regulations apply and LiveVox may discover that it is required to comply with certain laws and regulations after having provided services for some time in that jurisdiction, which could subject LiveVox to liability for taxes, fees and penalties on prior revenues, and LiveVox may be subject to conflicting requirements. Additionally, as LiveVox expands internationally, there is risk that governments will regulate or impose new or increased taxes or fees on the types of products that LiveVox provides. Any such additional regulation or taxes could decrease the value of LiveVox’s international expansion and harm its results of operations.

Requirements for LiveVox or its suppliers to pay federal or state universal service fund contribution amounts and assessments (either LiveVox paying directly or paying through its suppliers in the form of surcharges) for other telecommunications funds or taxes could impact the desirability and profitability of its products.

Applicable requirements for LiveVox to pay to its suppliers, or in some instances to pay directly, federal or state universal service surcharge amounts and assessments for other telecommunications funds or taxes, continue to change over time and may impact the desirability and profitability of its products. For example, interconnected voice over internet protocol (“VoIP”) providers are generally required to contribute to the federal Universal Service Fund, and the contribution rates have increased in recent years. In addition, if LiveVox is unable to continue to pass some or all of the cost of these surcharges and assessments to its customers, LiveVox’s profit margins will decrease. LiveVox’s surcharge and assessment obligations, whether made directly or indirectly, may significantly increase in the future, due to new interpretations by governing authorities, governmental budget pressures, changes in its business model or products or other factors.

If LiveVox does not comply with federal or state laws and regulations, to the extent applicable, it could be subject to enforcement actions, forfeitures, loss of licenses/authorizations and possibly restrictions on its ability to operate or offer certain of LiveVox’s products.

LiveVox’s business is impacted by federal and state laws and regulations. Additionally, LiveVox is registered with the FCC and intends to begin providing interconnected VoIP services in the second half of 2021. As an interconnected VoIP provider, LiveVox will be subject to certain existing or potential FCC regulations. If LiveVox does not comply with federal or state laws and regulations, to the extent applicable to its interconnected VoIP or other services, it could be subject to enforcement actions, forfeitures, behavioral or operational remedies, and possibly restrictions on its ability to operate or offer certain of LiveVox’s products. Any enforcement action, elements of which may become public, would hurt LiveVox’s reputation in the industry, could impair LiveVox’s ability to sell its products to customers and could harm LiveVox’s business and results of operations.

Some of the regulations to which LiveVox may be subject or which otherwise may impact its business (in whole or in part) include:

•	the Communications Assistance for Law Enforcement Act, or CALEA, which requires covered entities to assist law enforcement in undertaking electronic surveillance;

•	contributions to federal or state Universal Service funds;

•	payment of annual FCC regulatory fees based on LiveVox’s interstate and international revenues;

•	rules pertaining to access to LiveVox’s products by people with disabilities and contributions to the

Telecommunications Relay Services;

•	911 and E911 requirements;

•	TRACED Act requirements; and

•	FCC rules regarding Customer Proprietary Network Information, or CPNI, which prohibit LiveVox from using such information without customer approval, subject to certain exceptions.

If LiveVox does not comply with any current or future rules or regulations that apply to LiveVox’s business, it could be subject to additional and substantial fines and penalties (including those mentioned above), LiveVox may have to restructure its products, exit certain markets, accept lower margins or raise the price of its products, any of which could harm its business and results of operations.

Privacy concerns and domestic or foreign laws and regulations may reduce the demand for LiveVox’s solution, increase its costs and harm its business.

In order to provide its products, LiveVox receives and stores personal data from customers, and it may also collect and store personal data from or about potential customers and website visitors. LiveVox may share personal data with its service providers, such as cloud or other technical services providers, as necessary to provide the products. Various federal, state, and foreign laws and regulations as well as industry standards and contractual obligations govern the processing of personal data. The regulatory environment for the collection and use of personal data by online service providers is evolving in the United States and internationally. Privacy groups and government bodies, including the FTC, state attorneys general, the European Commission and European data protection authorities, have increasingly scrutinized privacy issues with respect to personal data, and LiveVox expects such scrutiny to continue to increase. The United States and foreign governments have enacted and are considering laws and regulations that could significantly impact the processing of personal data. These include laws such as the EU GDPR and the CCPA.

LiveVox has made and continues to make changes to its data protection compliance program to address applicable legal requirements. It also continues to monitor the implementation and evolution of data protection regulations, but if LiveVox is deemed to not be compliant with applicable law, it may be subject to significant fines and penalties (such as restrictions on personal data processing) and its business may be harmed. LiveVox also may be bound by additional, more stringent contractual obligations relating to its collection, use, and disclosure of personal, financial, and other data.

Additionally, some laws might require LiveVox to disclose proprietary or confidential aspects of its products in a manner that compromises the effectiveness of its products or that enables LiveVox’s competitors or bad actors to gain insight into the operation of LiveVox’s technology, enabling them to copy or circumvent LiveVox’s products and thereby reducing the value of its technology.

LiveVox publishes privacy policies, notices and other documentation regarding LiveVox’s collection, processing, use and disclosure of personal information and/or other confidential information. Although LiveVox endeavors to comply with published policies, certifications, and documentation, it may at times fail to do so or may be perceived to have failed to do so. Moreover, despite LiveVox’s efforts, it may not be successful in achieving full compliance if its employees or vendors fail to comply with LiveVox’s published policies, certifications, and documentation.

The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to LiveVox and the businesses of its customers may limit the use and adoption of LiveVox’s products and reduce overall demand for its products. Also, failure to comply with such laws may lead to significant fines, penalties or other regulatory liabilities, such as orders or consent decrees forcing LiveVox or its customers to modify business practices, and reputational damage or third-party lawsuits for any noncompliance with such laws. LiveVox’s business could be harmed if legislation or regulations are adopted, interpreted or implemented in a manner that is inconsistent from country to country and inconsistent with LiveVox’s current policies and practices, or those of its customers.

Furthermore, privacy and data protection concerns may cause consumers to resist providing the personal data or other types of protected data that may be subject to laws and regulations that is necessary to allow LiveVox’s customers to use its products effectively. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of LiveVox’s products in certain industries or countries.

The European Union’s GDPR may continue to increase LiveVox’s costs and the costs of its customers to operate, limit the use of LiveVox’s products or change the way it operates, expose LiveVox to substantial fines and penalties if it fails to comply, and has led to similar laws being enacted in other jurisdictions.

On May 25, 2018, the EU adopted the GDPR. The GDPR replaced the EU Data Protection Directive, also known as Directive 95/46/EC, and is intended to harmonize data protection laws throughout the EU by applying a single data protection law that is binding throughout each member state. LiveVox and many of its customers are subject to the GDPR based upon LiveVox’s processing of personal data collected from EU data subjects, such as its processing of personal data of LiveVox’s customers in the EU.

The GDPR enhances data protection obligations for processors and controllers of personal data, including, for example, expanded disclosures about how personal information is to be used, limitations on retention of information, mandatory data breach notification requirements and onerous new obligations on services providers. Non-compliance with the GDPR can trigger steep fines of up to €20 million or 4% of total worldwide annual turnover, whichever is higher. The member states of the EU were tasked under the GDPR to enact certain implementing legislation that would add to or further interpret the GDPR requirements and this additional implementing legislation potentially extends LiveVox’s obligations and potential liability for failing to meet such obligations.

Given the breadth and depth of changes in data protection obligations, LiveVox’s compliance with the GDPR’s requirements will continue to require time, resources and review of the technology and systems LiveVox uses to satisfy the GDPR’s requirements. LiveVox has ongoing procedures to maintain GDPR compliance. LiveVox continues to deliver product features that enhance its data management and security in support of GDPR compliance.

While LiveVox does not regularly transfer high volumes of personal data outside of the European Economic Area (“EEA”), there may be circumstances in which ex-EEA transfers of personal data, including to countries which European regulators do not recognize as providing an adequate level of protection for personal data, are necessary to provide products to its customers or otherwise operate its business. In the event LiveVox conducts any such transfers of personal data, it may have to implement new or additional processes, transfer mechanisms, or tools to comply with the GDPR or other applicable data protection laws, which may result in increased operational costs. Additionally, there are certain unsettled legal issues regarding transferring personal data outside of the EEA, the resolution of which may impact LiveVox’s ability to transfer personal data from the EEA to the United States.

Given the complexity of operationalizing the GDPR, the maturity level of proposed compliance frameworks and the relative lack of guidance in the interpretation of its numerous requirements, LiveVox and its customers are at risk of enforcement actions taken by EU data protection authorities or litigation from consumer advocacy groups acting on behalf of data subjects. This risk will likely remain until there is more guidance on the GDPR, including as to implementing legislation enacted by the member states and enforcement actions taken by various data protection authorities.

The implementation of the GDPR has led other jurisdictions to amend, or propose legislation to amend, their existing data protection laws to align with the requirements of the GDPR with the aim of obtaining an adequate level of data protection to facilitate the transfer of personal data from the EU. Accordingly, the challenges LiveVox faces in the EU will likely also apply to other jurisdictions outside the EU that adopt laws similar in construction to the GDPR or regulatory frameworks of equivalent complexity.

The CCPA and its amendments could increase LiveVox’s costs and the costs of its customers to operate, limit the use of its products or change the way LiveVox operates, and expose LiveVox to substantial fines and class action risk if it fails to comply, and lead to similar laws being enacted in other states.

In 2018, the State of California adopted the CCPA. The CCPA applies to certain for-profit entities doing businesses in California. LiveVox and its qualifying customers were required to comply with these requirements before the CCPA became effective on January 1, 2020.

The CCPA establishes a new privacy framework for covered businesses by creating an expanded definition of personal information and creating new data privacy rights for consumers in the State of California. As required by the statute, entities doing business in California have new and ongoing disclosure obligations to consumers for whom they hold or process personal data. Businesses must also provide consumers with the right to dictate how their personal information is used and shared. Complying with these obligations will involve continued expenditures that could increase as more consumers exercise their rights under the statute.

The CCPA also creates a new and potentially severe statutory damages framework for violations of its provisions. The California Attorney General can enforce the CCPA by seeking statutory penalties for failure to comply with the act. For businesses that fail to implement reasonable security procedures, the CCPA also creates a private right of action for consumers whose personal data is subject to certain data breaches. This private right of action has the potential to create significant class action liability for businesses, like LiveVox’s, that operate in California. To protect against these new risks, it may be necessary to change LiveVox’s insurance programs or take other business steps. The CCPA has been amended multiple times, and the California Office of the Attorney General has published final regulations to implement portions of the CCPA and is currently reviewing modifications to those regulations. Additionally, in November 2020, California voters passed the California Privacy Rights Act (the “CPRA”) ballot initiative, which introduces significant amendments to the CCPA. The CPRA will go into effect on January 1, 2023 and new CPRA regulations are expected to be introduced. The potential effects of the CCPA amendments, Attorney General implementation, and CPRA are far-reaching and may require LiveVox to modify its data processing practices and policies and to incur substantial costs and expenses in an effort to comply. LiveVox is continuing to assess the impact of these developments on its business as additional information and guidance becomes available.

Changes in government regulation applicable to the collections industry or any failure of LiveVox or its customers to comply with existing regulations could result in the suspension, termination or impairment of the ability of LiveVox or its customers to conduct business, may require the payment of significant fines by LiveVox or its customers and could require changes in customer’s businesses that would reduce the need for its products, or require other significant expenditures.

Many of LiveVox’s customers operate in the collections industry, which is heavily regulated under various federal, state, and local laws, rules, and regulations. In particular, the Consumer Financial Protection Bureau (“CFPB”), FTC, state attorneys general and other regulatory bodies have the authority to impose certain restrictions on the collections industry and to investigate a variety of matters, including consumer complaints against debt collection companies, and can bring enforcement actions and seek monetary penalties, consumer restitution, and injunctive relief. If LiveVox, or its customers fail to comply with applicable laws, rules, and regulations, including, but not limited to, identity theft, privacy, data security, the use of automated dialing equipment, laws related to consumer protection, debt collection, and laws applicable to specific types of debt, it could result in the suspension or termination of the ability of LiveVox’s customers to conduct collection operations, which in turn would adversely affect LiveVox.

Additionally, new laws, rules or regulations, including changes to permissible communications in connection with consumer debt collection enacted by the CFPB, could limit the ability of certain of LiveVox’s customers to use its products or could potentially expose LiveVox or its customers to fines or penalties, which could reduce LiveVox’s revenues, or increase its expenses, and consequently adversely affect its business, financial condition and operating results. In addition, new federal, state or local laws or regulations, or changes in the ways these rules or laws are interpreted or enforced, could limit the activities of LiveVox or its customers in the future and could significantly increase the cost of regulatory compliance. Compliance with this extensive regulatory framework is expensive and labor-intensive. Any of the foregoing could have an adverse effect on LiveVox’s business, financial condition and operating results.

LiveVox’s ability to continue to enhance its products is dependent on adequate research and development resources. If LiveVox is not able to adequately fund its research and development efforts, it may not be able to compete effectively and its business and operating results may be harmed.

In order to remain competitive, LiveVox must devote significant and increasing resources to developing new product offerings, features, and enhancements to its existing cloud contact center software, which will increase its research and development and operating expenses. LiveVox’s research and development expenses totaled $20.2 million, $16.6 million and $12.4 million for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, respectively. LiveVox’s research and development expenses totaled $6.2 million and $4.7 million for the three months ended March 31, 2021 and March 31, 2020, respectively. Maintaining adequate research and development personnel and resources to meet the demands of the market is essential. If LiveVox is unable to develop products, applications or features internally due to constraints, such as high employee turnover, insufficient cash, inability to hire sufficient research and development personnel or a lack of other research and development resources, LiveVox may miss market opportunities. Furthermore, many of LiveVox’s competitors have greater financial resources and expend considerably greater amounts on their research and development programs than LiveVox does, and those that do not may be acquired by larger companies that would allocate greater resources to LiveVox’s competitors’ research and development programs. LiveVox’s failure to devote adequate research and development resources or compete effectively with the research and development programs of LiveVox’s competitors could harm its business.

If LiveVox is unable to maintain the compatibility of its software with other products and technologies, its business would be harmed.

LiveVox’s customers often integrate LiveVox’s products with their business applications. These third-party providers or their partners could alter their products so that LiveVox’s products no longer integrates well with them, or they could delay or deny LiveVox’s access to technology releases that allow LiveVox’s to adapt its products to integrate with their products in a timely fashion. If LiveVox cannot adapt its products to changes in complementary technology deployed by its customers, it may significantly impair LiveVox’s ability to compete effectively.

LiveVox’s business could be harmed if its customers are not satisfied with the professional services or technical support provided by LiveVox or its partners.

LiveVox’s business depends on its ability to satisfy its customers, not only with respect to its products, but also with the professional services and technical support that are required for LiveVox’s customers to implement and use its products to address their business needs. Professional services and technical support may be performed by LiveVox’s own staff or, in a select subset of cases, by third parties. Some of LiveVox’s professional services offerings have negative margins. Accordingly, any increase in sales of professional services could harm LiveVox’s gross margins and operating results. LiveVox will need to continue to expand and optimize its professional services and technical support in order to keep up with new customer installations and ongoing service, which takes time and expense to implement. Identifying and recruiting qualified service personnel and training them in LiveVox’s products is difficult and competitive and requires significant time, expense and attention. LiveVox may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. LiveVox also may be unable to modify the format of its support services or change its pricing to compete with changes in support services provided by its competitors. Increased customer demand for these services, without corresponding revenues, could increase LiveVox’s costs and harm its operating results. If a customer is not satisfied with the deployment and ongoing services performed by LiveVox or a third party, it could lose customers, miss opportunities to expand its business with these customers, incur additional costs, or suffer reduced (including negative) margins on LiveVox’s service revenue, any of which could damage LiveVox’s ability to grow its business. In addition, negative publicity related to LiveVox’s professional services and technical support, regardless of its accuracy, may damage LiveVox’s business by affecting its ability to compete for new business with current and prospective customers.

LiveVox depends on its senior management team, and the loss of one or more key employees or an inability to attract and retain highly skilled executives and other employees could harm its business and results of operations.

LiveVox’s success depends, in part, upon the performance and continued services of its executive officers and senior management team. If LiveVox’s executive leadership team fails to perform effectively or if it fails to attract or retain its key executives or senior management, its business, financial condition or results of operations could be harmed. LiveVox also relies on its leadership team in the areas of research and development, marketing, sales, services, and general and administrative functions, and on mission-critical individual contributors. The loss of one or more of LiveVox’s executive officers or key employees could seriously harm its business. LiveVox currently does not maintain key person life insurance policies on any of its employees.

To execute LiveVox’s growth plan, it must attract and retain highly qualified personnel and it may incur significant costs (including stock-based compensation expense) to do so. Competition for these personnel is intense, especially for senior executives, engineers highly experienced in designing and developing cloud software and for senior sales personnel. LiveVox has, from time to time, experienced, and it expects to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. LiveVox invests significant time and expense in training its employees, which increases their value to competitors who may seek to recruit them and increases LiveVox’s costs. If LiveVox fails to attract new personnel or fails to retain and motivate its current personnel, particularly its executive officers and senior management team, LiveVox’s business and future growth prospects would be harmed. Many of the companies with which it competes for experienced personnel have greater resources than LiveVox has. If LiveVox hires employees from competitors or other companies, their former employers may attempt to assert that these employees or LiveVox have breached legal obligations, resulting in a diversion of LiveVox’s time and resources and, potentially, damages.

Volatility or lack of performance in the trading price of LiveVox’s Common Stock may also affect LiveVox’s ability to attract and retain qualified personnel because job candidates and existing employees often emphasize the value of the stock awards they receive in connection with their employment when considering whether to accept or continue employment. If the perceived value of LiveVox’s stock awards is low or declines, it may harm LiveVox’s ability to recruit and retain highly skilled employees.

If LiveVox fails to grow its marketing capabilities and develop widespread brand awareness cost effectively, its business may suffer.

LiveVox’s ability to increase its customer base and achieve broader market acceptance of its cloud contact center software products will depend to a significant extent on LiveVox’s ability to expand its marketing operations. LiveVox plans to continue to dedicate significant resources to its marketing programs, including internet advertising, digital marketing campaigns, social media, trade shows, industry events, and co-marketing with strategic partners. The effectiveness of LiveVox’s internet advertising is as yet unproven, and there is existing competition for key search terms. All of these marketing efforts will continue to require LiveVox to invest significant financial and other resources. LiveVox’s business will be seriously harmed if its efforts and expenditures do not generate a proportionate increase in revenue.

In addition, LiveVox believes that developing and maintaining widespread awareness of its brand in a cost- effective manner is critical to achieving widespread acceptance of LiveVox’s products and attracting new customers. Brand promotion activities may not generate customer awareness or increase revenues, and even if they do, any increase in revenues may occur after the expense has been incurred and may not offset the costs and expenses of building LiveVox’s brand. If LiveVox fails to successfully promote, maintain and protect its brand, or incurs substantial costs and expenses, it may fail to attract or retain customers necessary to realize a sufficient return on its brand-building efforts, or to achieve the widespread brand awareness that is critical to increasing customer adoption of its products.

LiveVox may not be able to secure additional financing on favorable terms, or at all, to meet its future capital needs.

LiveVox may require additional capital to respond to business opportunities, challenges, acquisitions, a decline in sales, increased regulatory obligations or unforeseen circumstances and may engage in equity or debt financings or enter into credit facilities. LiveVox has a substantial amount of debt. As of March 31, 2021, LiveVox had approximately $56.1 million in principal amount outstanding under the term loan. See Note 8 to LiveVox’s consolidated financial statements included elsewhere in this prospectus.

Any debt financing obtained by LiveVox in the future could cause it to incur additional debt service expenses and could include restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for it to obtain additional capital and pursue business opportunities and could be secured by all of LiveVox’s assets. If LiveVox raises additional funds through further issuances of equity or convertible debt securities, its existing stockholders could suffer significant dilution in their percentage ownership of LiveVox, and any new equity securities it issues could have rights, preferences and privileges senior to those of holders of LiveVox’s Common Stock. If LiveVox is unable to obtain adequate financing or financing on terms satisfactory to it when LiveVox requires it, LiveVox’s ability to continue to grow and support its business and to respond to business challenges could be significantly limited.

LiveVox may acquire other companies or technologies or be the target of strategic transactions, which could divert its management’s attention, result in additional dilution to LiveVox’s stockholders and otherwise disrupt LiveVox’s operations and harm its operating results.

LiveVox may acquire or invest in businesses, applications or technologies that it believes could complement or expand its products, enhance its technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management, and cause LiveVox to incur various costs and expenses in identifying, investigating and pursuing acquisitions, whether or not they are consummated. LiveVox may not be able to identify desirable acquisition targets or be successful in entering into an agreement with any particular target.

To date, the growth in LiveVox’s business has been primarily organic, and LiveVox has limited experience in acquiring other businesses. With respect to any future acquisitions, LiveVox may not be able to successfully integrate acquired personnel, operations and technologies, or effectively manage the combined business following the acquisition. LiveVox also may not achieve the anticipated benefits from these or any future acquisitions due to a number of factors, including:

•	inability to integrate or benefit from acquisitions in a profitable manner;

•	unanticipated costs or liabilities associated with the acquisition, including legal claims arising from the activities of companies or businesses LiveVox acquires;

•	acquisition-related costs;

•

difficulty converting the customers of the acquired business to LiveVox’s products and contract terms, including due to disparities in the revenue, licensing, support or professional services model of the acquired company;

•	difficulty integrating the accounting systems, operations and personnel of the acquired business;

•	difficulties and additional costs and expenses associated with supporting legacy products and the hosting infrastructure of the acquired business;

•	diversion of management’s attention from other business concerns;

•	harm to its existing relationships with its partners and customers as a result of the acquisition;

•	the loss of its or the acquired business’s key employees;

•	diversion of resources that could have been more effectively deployed in other parts of its business; and

•	use of substantial portions of its available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies and businesses LiveVox acquires may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. If LiveVox’s acquisitions do not yield expected returns, it may be required to take charges to its operating results based on this impairment assessment process, which could harm its results of operations.

Acquisitions could also result in dilutive issuances of equity securities, the use of LiveVox’s available cash, or the incurrence of additional debt to fund such acquisitions, which could harm its operating results. If an acquired business fails to meet LiveVox’s expectations, its operating results, business and financial condition could suffer.

In addition, third parties may be interested in acquiring LiveVox. LiveVox will continue to consider, evaluate and negotiate such transactions as it deems appropriate. Such potential transactions may divert the attention of management, and cause LiveVox to incur various costs and expenses in investigating, evaluating and negotiating such transactions, whether or not they are consummated.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect LiveVox’s reported operating results.

U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in accounting standards or practices can have a significant effect on LiveVox’s reported results and may even affect LiveVox’s financial statements issued before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and will occur in the future. Changes to existing rules or the questioning of current practices may harm LiveVox’s reported financial results or the way it accounts for or conducts its business.

For example, in May 2014, the FASB issued new revenue recognition rules under Accounting Standard Codification 606 — Revenue from Contracts with Customers (“ASC 606”), which included a single set of rules and criteria for revenue recognition to be used across all industries. LiveVox adopted this standard in January 2019 using a full retrospective method. With the adoption of this standard, the timing of LiveVox’s commission expense recognition changed, which caused fluctuations in LiveVox’s operating results. See Note 2 to LiveVox’s consolidated financial statements included elsewhere in this prospectus for more information.

Further, in February 2016, the FASB issued new rules for leases under the Accounting Standard Codification 842 — Leases (“ASC 842”), which requires a lessee to recognize assets and liabilities for both finance, previously known as capital, and operating leases with lease terms of more than 12 months. LiveVox adopted this standard on January 1, 2020 using a modified retrospective method. With the adoption of this standard, LiveVox recognized right-of-use, or ROU, assets and lease liabilities for operating leases. See Note 2 to LiveVox’s December 31, 2020 consolidated financial statements included elsewhere in this prospectus for more information.

The application of any new accounting guidance is, and will be, based on all information available to LiveVox as of the date of adoption and up through subsequent interim reporting, including transition guidance published by the standard setters. However, the interpretation of these new standards may continue to evolve as other public companies adopt the new guidance and the standard setters issue new interpretative guidance related to these rules. As a result, changes in the interpretation of these rules could result in material adjustments to LiveVox’s application of the new guidance, which could have a material effect on its results of operations and financial condition. Additionally, any difficulties in implementing these pronouncements could cause LiveVox to fail to meet its financial reporting obligations, which could result in regulatory discipline, cessation or disruption of trading in LiveVox’s Common Stock and harm investors’ confidence in LiveVox.

In addition, certain factors have in the past and may in the future cause LiveVox to defer recognition of revenues. For example, the inclusion in LiveVox’s customer contracts of non-standard terms, such as acceptance criteria, could require the deferral of revenue. To the extent that such contracts become more prevalent in the future LiveVox’s revenue may be impacted.

Because of these factors and other specific requirements under U.S. GAAP for revenue recognition, LiveVox must have precise terms and conditions in its arrangements in order to recognize revenue when it delivers its products or performs its professional services. Negotiation of mutually acceptable terms and conditions can extend its sales cycle, and LiveVox may accept terms and conditions that do not permit revenue recognition at the time of delivery.

LiveVox may not be able to utilize a significant portion of its net operating loss, and under the existing federal corporate tax rates such tax benefits will be of less value, which could harm LiveVox’s profitability and financial condition.

As of March 31, 2021, LiveVox had federal and state net operating loss carryforwards due to prior period losses of $35.8 million and $73.8 million, respectively, with varying expirations from 2024 through 2041. If LiveVox is unable to generate sufficient taxable income to utilize its net operating loss carryforwards, they could expire unused and be unavailable to offset future income tax liabilities, which could harm LiveVox’s profitability and financial condition in future periods.

In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or IRC Sections 382 and 383, LiveVox’s ability to utilize net operating loss carryforwards or other tax attributes in any taxable year may be limited if LiveVox experiences an “ownership change.” An IRC Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of LiveVox’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. Subsequent or future issuances or sales of LiveVox’s stock could cause an “ownership change,” which would impose an annual limit on the amount of pre-ownership change net operating loss carryforwards and other tax attributes LiveVox can use to reduce its taxable income, potentially causing those tax attributes to expire unused or to be reduced, and increasing and accelerating LiveVox’s liability for income taxes. It is possible that such an ownership change could materially reduce LiveVox’s ability to use its net operating loss carryforwards or other tax attributes to offset taxable income, which could require LiveVox to pay more income taxes than if LiveVox were able to fully utilize its net operating loss carryforwards and harm its profitability.

Legislative and regulatory changes to laws or policies related to loan deferment, forbearance, or forgiveness, including following the recent U.S. presidential election or as a response to COVID-19, could have a material negative impact on the business operations and prospects of certain of LiveVox’s customers and as a result have a negative impact on LiveVox’s business, operations, and financial condition.

Legislative and regulatory changes to laws or policies related to loan deferment, forbearance, or forgiveness, including following the recent U.S. presidential election or as a response to COVID-19, may have a significant impact on LiveVox’s customers’ businesses. For example, on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. In compliance with the CARES Act, payments and interest accruals on federal student loans were suspended until September 30, 2020, and subsequent Executive Orders have directed the Department of Education (“ED”) to extend the suspension until September 30, 2021. While the CARES Act applies only to loans owned by the ED, several states announced various initiatives to suspend payment obligations for private student loan borrowers in those states. Additionally, on March 25, 2020, the ED announced that private collection agencies were required to stop making outbound collection calls and sending letters or billing statements to borrowers in default. Moreover, in April 2020, various restrictions around the servicing and collection of private education loans were enacted by certain states. There is additional uncertainty as to the future of student loan forbearance or forgiveness under President Biden’s administration. President Biden has indicated a desire and a willingness to cancel federal student loan debt for certain individuals up to a threshold amount and there have been similar proposals in Congress.

Additionally, the CARES Act allowed borrowers affected by the COVID-19 pandemic to request temporary loan forbearance for federally-backed mortgage loans. Nevertheless, servicers of mortgage loans are contractually bound to advance monthly payments to investors, insurers, and taxing authorities regardless of whether the borrower actually makes those payments. While government-sponsored enterprises, including Fannie Mae and Freddie Mac, recently issued guidance limiting the number of payments a servicer must advance in the case of a forbearance, loan servicers expect that a borrower who has experienced a loss of employment or a reduction of income may not repay the forborne payments at the end of the forbearance period. Additionally, loan servicers are prohibited by the CARES Act from collecting certain servicing related fees, such as late fees, during the forbearance plan period. They are further prohibited from initiating foreclosure and/or eviction proceedings under applicable investor and/or state law requirements.

These legislative and regulatory changes have had, and these and other changes that may be promulgated in the future, may have a negative impact on certain of LiveVox’s customers who service student loans or federally backed mortgage loans. In particular, forgiveness of outstanding loans or a suspension of loan payments and interest accruals may lead to a reduction in the demand for LiveVox’s customers’ business, resulting in a corresponding reduction to LiveVox’s business. Due to the impact of new legislation and regulation, coupled with the additional uncertainty of the new presidential administration’s student loan-related initiatives, LiveVox is not able to estimate the ultimate impact of changes in law on LiveVox’s customers and consequently LiveVox’s financial results, business operations, or strategies. Until the future of loan servicing is decided, LiveVox’s customers in this industry will continue to experience increased uncertainty. LiveVox’s profitability, results of operations, financial condition, cash flows, and future business prospects could be materially and adversely affected as a result.

Many of LiveVox’s customer contracts contain usage-based revenue components that depend upon such customer’s ability to sustain or increase their business activity and such business activity can be subject to the impact of external events beyond the control of LiveVox or such customers, including unexpected weather conditions, political instability or government shutdowns, public health issues (including pandemics and quarantines) or natural disasters. LiveVox’s revenue and profitability could be harmed as a result of any decrease to such customer’s business activity.

Many of LiveVox’s customer contracts contain usage-based revenue components that depend upon such customers’ ability to sustain or increase their business activity. Such customers’ business activity has in the past been and could in the future be subject to the impact of external events beyond the control of such customers or LiveVox, such as unexpected weather conditions, public health issues (including pandemics and quarantines), political instability or government shutdowns or natural disasters. For example, several of LiveVox’s customers had call centers in the Houston area that were completely destroyed or severely damaged by the impact of Hurricane Harvey in 2017, resulting in a negative impact on such customers and a resulting decrease in LiveVox’s revenue from such customers. Additionally, certain of LiveVox’s customers typically increase their collection activities from January through April when many Americans receive federal tax refunds. Any delay in the Internal Revenue Service’s ability to timely process Americans’ federal tax returns and remit refunds to filers, including as a result of COVID-19 precautions or a government shutdown such as the one that occurred in late 2018 and early 2019, has in the past caused and could in the future cause those customers to forgo increases in hiring or usage which could in turn unfavorably impact LiveVox’s revenue and profitability.

LiveVox may be unable to generate sufficient cash flow to satisfy its debt service obligations, which would adversely affect its results of operations and financial condition.

LiveVox’s ability to make scheduled payments on, or to refinance its obligations under, its indebtedness will depend on its future operating performance and on economic, financial, competitive, legislative, regulatory and other factors. Many of these factors are beyond LiveVox’s control. LiveVox can provide no assurance that its business will generate sufficient cash flow from operations or that future borrowings will be available to it in an amount sufficient to enable it to satisfy its obligations under its indebtedness or to fund its other needs. In order for LiveVox to satisfy its obligations under its indebtedness, it must continue to execute its business strategy. If LiveVox is unable to do so, it may need to refinance all or a portion of its indebtedness on or before maturity. LiveVox can provide no assurance that it will be able to refinance any of its indebtedness on commercially reasonable terms or at all.

The terms of LiveVox’s indebtedness could adversely affect its business.

The Credit Agreement contains restrictive covenants that, among others, limit LiveVox’s ability to:

•	pay dividends and make distributions and repurchase stock;

•	engage in transactions with affiliates;

•	create liens;

•	incur indebtedness not under the Credit Agreement;

•	engage in sale-leaseback transactions;

•	make investments;

•	make loans and guarantee obligations of other persons;

•	amend material agreements and organizational documents and enter into agreement affecting ability to pay dividends;

•	maintain or contribute to a defined employee benefit plan or arrangement that is not subject to the laws of the U.S.; and

•	sell or dispose of all or substantially all of LiveVox’s assets and engage in specified mergers or consolidations.

In addition, the Credit Agreement contains certain financial covenants, including the maintenance of a consolidated total leverage ratio and a consolidated fixed charge coverage ratio that come into effect in March 2022. LiveVox’s ability to borrow under the revolving facility depends on its compliance with these financial covenants. Events beyond LiveVox’s control, including changes in general economic and business conditions, may affect its ability to meet these financial covenants. LiveVox cannot guarantee that it will meet these financial covenants in the future, or that the lenders will waive any failure to meet these financial covenants.

Any failure to protect LiveVox’s intellectual property rights could impair its ability to protect its proprietary technology and its brand.

LiveVox’s success and ability to compete depend in part upon its intellectual property. As of March 31, 2021, LiveVox’s intellectual property portfolio included four registered U.S. trademarks, three pending trademark applications, and one issued U.S. patent. LiveVox primarily relies on copyright, trade secret and trademark laws, trade secret protection and confidentiality or license agreements with its employees, customers, partners and others to protect its intellectual property rights. The steps LiveVox takes to secure, protect and enforce its intellectual property rights may be inadequate. LiveVox may not be able to obtain any further patents or trademarks, its current patents could be invalidated or its competitors could design their products around LiveVox’s patented technology, and LiveVox’s pending applications may not result in the issuance of patents or trademarks. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in other countries are uncertain and may afford little or no effective protection of LiveVox’s proprietary technology, and the risk of intellectual property misappropriation may be higher in these countries. Consequently, LiveVox may be unable to prevent its proprietary technology from being infringed or exploited abroad, which could affect LiveVox’s ability to expand into international markets or require costly efforts to protect its technology.

In order to protect its intellectual property rights, LiveVox may be required to spend significant resources to monitor and protect these rights. Litigation brought to protect and enforce its intellectual property rights could be costly, time consuming and distracting to LiveVox’s management and could result in the impairment or loss of LiveVox’s intellectual property. Furthermore, LiveVox’s efforts to enforce its intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of its intellectual property rights. Accordingly, LiveVox may not be able to prevent third parties from infringing upon or misappropriating LiveVox’s intellectual property. LiveVox’s failure to secure, protect and enforce its intellectual property rights could substantially harm the value of LiveVox’s technology, products, brand and business.

LiveVox will likely be subject to third-party intellectual property infringement claims.

There is considerable patent and other intellectual property development activity and litigation in LiveVox’s industry. LiveVox’s success depends upon its not infringing upon the intellectual property rights of others. LiveVox’s competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to LiveVox’s industry.

Certain technology necessary for LiveVox to provide its products may be patented, copyrighted or otherwise protected by other parties either now or in the future. In such case, LiveVox would have to negotiate a license for the use of that technology. LiveVox may not be able to negotiate such a license at a price that is acceptable, or at all. The existence of such a patent, copyright or other protections, or LiveVox’s inability to negotiate a license for any such technology on acceptable terms, could force LiveVox to cease using such technology and offering products incorporating such technology.

Others in the future may claim that LiveVox’s products and underlying technology infringe or violate their intellectual property rights. However, LiveVox may be unaware of the intellectual property rights that others may claim cover some or all of its technology or products. Any claims or litigation could cause LiveVox to incur significant costs and expenses and, if successfully asserted against LiveVox, could require that it pay substantial damages or ongoing royalty payments, require that it refrain from using, manufacturing or selling certain offerings or features or using certain processes, prevent it from offering its products or certain features thereof, or require that LiveVox comply with other unfavorable terms, any of which could harm its business and operating results. LiveVox may also be obligated to indemnify its customers or business partners and pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, which could be costly. Even if LiveVox were to prevail in such a dispute, any litigation regarding its intellectual property could be costly and time consuming and divert the attention of LiveVox’s management and key personnel from its business operations.

Indemnity provisions in various agreements potentially expose LiveVox to substantial liability for intellectual property infringement and other losses.

In the ordinary course of business, LiveVox enters into agreements of varying scope and terms pursuant to which it agrees to indemnify customers, vendors, lessors, business partners and other parties for third-party claims with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, certain claims related to third-party privacy or cyber security breaches or from intellectual property infringement claims made by third parties. Large indemnity payments or damage claims from contractual breach could harm LiveVox’s business, results of operations and financial condition. Although LiveVox often contractually limits its liability with respect to such obligations, LiveVox may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could be expensive, even if LiveVox ultimately prevails, and could harm LiveVox’s relationship with that customer and other current and prospective customers, reduce demand for its products and harm its business, results of operations and financial condition.

LiveVox employs third-party licensed software for use in or with its products, and the inability to maintain these licenses or errors in the software LiveVox licenses could result in increased costs, or reduced service levels, which could harm LiveVox’s business.

LiveVox’s products incorporate certain third-party software obtained under licenses from other companies. LiveVox anticipates that it will continue to rely on such software from third parties in the future. Although LiveVox believes that there are commercially reasonable alternatives to the third-party software LiveVox currently licenses, this may not be the case, or it may be difficult or costly to transition to other providers. In addition, integration of the software used in LiveVox’s products with new third-party software may require significant work and require substantial investment of LiveVox’s time and resources. To the extent that LiveVox’s products depend upon the successful operation of third-party software in conjunction with its software, any undetected errors or defects in this third-party software could prevent the deployment or impair the functionality of LiveVox’s products, delay new product introductions, result in increased costs, or a failure of LiveVox’s products and injure its reputation. LiveVox’s use of additional or alternative third-party software would require it to enter into license agreements with third parties and to integrate such software to its products.

There can be no assurance that the technology licensed by LiveVox will continue to provide competitive features and functionality or that licenses for technology currently utilized by it or other technology that it may seek to license in the future, including to replace current third-party software, will be available to it at a reasonable cost or on commercially reasonable terms, or at all. Third-party licensors may also be acquired or go out of business, which could preclude LiveVox from continuing to use such technology. The loss of, or inability to maintain, existing licenses could result in lost product features and litigation. The loss of existing licenses could also result in implementation delays or reductions until equivalent technology or suitable alternative products could be developed, identified, licensed and integrated, and could increase LiveVox’s costs and harm its business.

LiveVox’s products utilize open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect its business.

LiveVox’s products include software covered by open source licenses, which may include, for example, free general public use licenses, open source frontend libraries and open source applications. The terms of various open source licenses have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on LiveVox’s ability to market its products. By the terms of certain open source licenses, LiveVox could be required to release the source code of its proprietary software, and to make its proprietary software available under open source licenses, if LiveVox combines its proprietary software with open source software in a certain manner. In the event that portions of LiveVox’s proprietary software are determined to be subject to an open source license, it could be required to publicly release the affected portions of its source code, re-engineer all or a portion of its technologies, or otherwise be limited in the licensing of its technologies, each of which could reduce or eliminate the value of LiveVox’s technologies and products. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Given the nature of open source software, there is also a risk that third parties may assert copyright and other intellectual property infringement claims against LiveVox based on its use of certain open source software programs. Many of the risks associated with the usage of open source software cannot be eliminated and could harm LiveVox’s business.

Risks Relating to Ownership of Our Securities

The market price of our securities may be volatile and fluctuate substantially, which could result in substantial losses for our investors and may subject us to securities litigation suits.

The market price of our securities may be volatile. The stock market in general and the market for technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their securities or above the price they paid. The market price for our securities may be influenced by many factors, including:

•	the impact of COVID-19 and related changes in base interest rates and significant market volatility on the Company’s business, our industry and the global economy;

•	the high level of competition in the cloud contact center industry and the intense competition and competitive pressures from other companies in the industry in which the Company will operate;

•	reliance on information systems and the ability to properly maintain the confidentiality and integrity of data;

•	the occurrence of cyber incidents or a deficiency in cybersecurity protocols;

•	the ability to obtain third-party software licenses for use in or with the Company’s products;
•	changes in financial estimates by us or by any securities analysts who might cover our securities;

•	conditions or trends in our industry;

•	changes in the market valuations of similar companies;

•	stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the pharmaceutical industry;

•	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•	investors’ general perception of our company and our business;

•	recruitment or departure of key personnel;

•	overall performance of the equity markets;

•	trading volume of our securities;

•

disputes or other developments relating to intellectual property rights, including patents, litigation matters and our ability to obtain, maintain, defend, protect and enforce patent and other intellectual property rights for our technologies;

•	significant lawsuits, including patent or stockholder litigation;

•	general political and economic conditions; and

•	other events or factors, many of which are beyond our control.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our Class A Common Stock and Public Warrants are listed on Nasdaq under the symbols “LVOX” and “LVOXW,” respectively. Our continued eligibility for listing will depend on our compliance with the continued listing standards of Nasdaq and may depend on the number of our shares that are redeemed. If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant negative consequences including:

•	limited availability of market quotations for our securities;

•

a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of our common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Stock, Units and/or Public Warrants to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Class A Stock, Units and/or Public Warrants in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Stock, Units and/or Public Warrants. In addition, at the closing of the Business Combination, we entered into the Amended and Restated Registration Rights Agreement with certain other stockholders of the Company, including the LiveVox Stockholder. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, (a) any outstanding share of Class A Stock or any other equity security of the Company held by a signatory thereto (besides the Company) as of the Closing Date or thereafter acquired by such holder and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock held by such a holder by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise are entitled to registration rights.

The Amended and Restated Registration Rights Agreement also subjects the LiveVox Stockholder, subject to certain exceptions, to be bound by restrictions on the transfer of its Class A Stock acquired pursuant to the Merger Agreement until 180 days after the consummation of the Business Combination.

Certain independent directors of the Company and the SPAC Sponsor also agreed, pursuant to the Share Escrow Agreement, upon the closing of the Business Combination, to place a total of 2,743,750 shares of Class A Stock into an escrow account to be subject to release only if the price of Class A Stock trading on Nasdaq exceeds the following thresholds during the seven-year period following the closing of the Business Combination as follows: 781,250 of such shares will be released if the Volume Weighted Average Share Price equals or exceeds $12.50 per share for 20 of any 30 consecutive trading days; another 781,250 of such shares will be released if the Volume Weighted Average Share Price equals or exceeds $15.00 per share for 20 of any 30 consecutive trading days; and another 1,181,250 of such shares will be released if the Volume Weighted Average Share Price equals or exceeds $17.50 per share for 20 of any 30 consecutive trading days. Any such securities not released during the seven-year period following the closing of the Business Combination will be forfeited and canceled for no consideration.

Pursuant to the Forward Purchase Agreement, Crescent has also agreed to restrictions on the transfer of (i) the shares of Class A Stock purchased by Crescent pursuant to the Forward Purchase Agreement until the earlier of (x) 180 days after the Business Combination or (ii) the warrants purchased by it pursuant to the Forward Purchase Agreement (and the respective Class A Stock underlying such warrants) until 30 days after the consummation of the Business Combination.

In addition, the shares of Class A common stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. Our compensation committee of our board of directors may determine the exact number of shares to be reserved for future issuance under our equity incentive plans at its discretion. We are expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of Class A common stock or securities convertible into or exchangeable for shares of Class A common stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of Class A common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of Class A common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

Because we do not anticipate paying any cash dividends on our Class A Common Stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains and you may never receive a return on your investment.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our securities unless you sell your securities for a price greater than that which you paid for it.

There is no guarantee that our warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants, including our Public Warrants, is $11.50 per share of Class A common stock. There is no guarantee that any of our warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

We may issue additional shares securities without your approval, which would dilute your ownership interests and may depress the market price of our securities.

Pursuant to the 2021 Equity Incentive Plan (the “2021 Plan”) and the Employee Stock Purchase Plan (the “2021 ESPP”), we may issue an aggregate of up to 10% of the fully diluted shares of Class A Common Stock, which amount will be subject to increase from time to time. We may also issue additional shares of Class A Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	existing stockholders’ proportionate ownership interest in our company will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding common stock may be diminished; and

•	the market price of our securities may decline.

Anti-takeover provisions in our amended and restated certificate of incorporation and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult, and may prevent attempts by our stockholders to replace or remove our current management.

Our amended and restated certificate of incorporation contains provisions that may delay or prevent an acquisition of the company or change in our management. These provisions may make it more difficult for stockholders to replace or remove members of our board of directors. Because the board of directors is responsible for appointing the members of the management team, these provisions could in turn frustrate or prevent any attempt by our stockholders to replace or remove our current management. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of our Class A Common Stock. Among other things, these provisions include:

•	the limitation of the liability of, and the indemnification of, our directors and officers;

•	a prohibition on actions by our stockholders except at an annual or special meeting of stockholders;

•	a prohibition on actions by our stockholders by written consent; and

•

the ability of the board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the board of directors.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired 15% or more of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. This could discourage, delay or prevent a third party from acquiring or merging with us, whether or not it is desired by, or beneficial to, our stockholders. This could also have the effect of discouraging others from making tender offers for our Class A common stock, including transactions that may be in our stockholders’ best interests. Finally, these provisions establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings. These provisions would apply even if the offer may be considered beneficial by some stockholders. For more information, see the section titled “Description of Securities”.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; and

•	any action asserting a claim against us that is governed by the internal-affairs doctrine or otherwise related to our internal affairs.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm our business.

We are an “emerging growth company” and a “smaller reporting company,” and as a result of the reduced reporting requirements applicable to “emerging growth companies” and “smaller reporting companies,” our securities may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an “emerging growth company,” we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an “emerging growth company,” we are required to report only two years of financial results and selected financial data compared to three and five years, respectively, for comparable data reported by other public companies. We may take advantage of these exemptions until we are no longer an “emerging growth company.” We could be an “emerging growth company” until December 31, 2025, although circumstances could cause us to lose that status earlier, including if the aggregate market value of our securities held by non-affiliates exceeds $700 million as of any June 30 (the end of our second quarter) before that time, in which case we would no longer be an “emerging growth company” as of the following December 31 (our year-end). Even after we no longer qualify as an “emerging growth company,” we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our securities less attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the price of our securities may be more volatile.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. Section 302 of the Sarbanes-Oxley Act requires, among other things, that public companies report on the effectiveness of our disclosure controls and procedures in our quarterly and annual reports and, beginning with our annual report for the year ending 2021, Section 404 of the Sarbanes-Oxley Act requires that we perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting in our Form 10-K filing for that year. This will require that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts. To date, we have not been required to test our internal control within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an emerging growth company or a smaller reporting company.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If that were to happen, the market price of our stock could decline and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. In addition, our securities may not be able to remain listed on Nasdaq or any other securities exchange.

We will incur costs and demands upon our management as a result of complying with the laws and regulations affecting public companies in the U.S., which may harm our business.

As a public company listed in the U.S., we will incur significant additional legal, accounting and other expenses. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and Nasdaq may increase legal and financial compliance costs and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from regular business activities to compliance activities. If, notwithstanding our efforts, we fail to comply with new laws, regulations and standards, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Failure to comply with these rules might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

We do not currently have and may never obtain research coverage by equity research analysts. Equity research analysts may elect not to provide research coverage of our securities after the closing of this Business Combination, and such lack of research coverage may adversely affect the market price of our securities. In the event we do have equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our securities’ prices or trading volume to decline.

USE OF PROCEEDS

We will not receive any proceeds from the sale of securities by the Selling Shareholders.

We will receive up to an aggregate of approximately $153.3 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise any or all of such warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our shareholders in the foreseeable future. Investors should not purchase our Common Stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus. Unless the context otherwise requires, the “Company” refers to Crescent Acquisition Corp. before and at the Closing and to the combined company and its subsidiaries following the Closing. “LiveVox” refers to the business of LiveVox Holdings, Inc. and its subsidiaries prior to the Closing, and “Crescent” refers to Crescent Acquisition Corp. prior to the Closing.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 present the historical financial statements of Crescent and LiveVox, adjusted to reflect the Business Combination. Crescent and LiveVox shall collectively be referred to herein as the “Companies.” The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination was completed on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements were derived as described below and should be read in conjunction with the financial statements of the Companies and related notes thereto.

•

The unaudited pro forma condensed combined balance sheet and statement of operations as of and for the three months ended March 31, 2021 were derived from LiveVox’s unaudited consolidated financial statements as of and for the three months ended March 31, 2021, which is included elsewhere in this prospectus, and Crescent’s unaudited financial statements as of and for the three months ended March 31, 2021, which is incorporated herein by reference.

•

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 was derived from LiveVox’s audited consolidated statement of operations and comprehensive loss for the year ended December 31, 2020 and Crescent’s restated audited statement of operations for the year ended December 31, 2020, which are incorporated herein by reference.

On June 18, 2021, LiveVox Holdings, Inc. (formerly known as Crescent Acquisition Corp), a Delaware corporation, consummated the previously announced business combination pursuant to an Agreement and Plan of Merger, dated January 13, 2021, by and among the Company, Function Acquisition I Corp, a Delaware corporation and direct, wholly owned subsidiary of the Company, Function Acquisition II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company, LiveVox Holdings, Inc., a Delaware corporation, and GGC Services Holdco, Inc., a Delaware corporation, solely in its capacity as the representative, agent and attorney-in-fact of LiveVox TopCo, LLC, a Delaware limited liability company and the sole stockholder of Old LiveVox as of immediately prior to the First Merger, which provided for, among other things, (a) the merger of First Merger Sub with and into Old LiveVox, with Old LiveVox continuing as the surviving corporation, and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Old LiveVox with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity. In connection with the Business Combination, (a) the Company changed its name to “LiveVox Holdings, Inc.” and (b) Second Merger Sub, as the surviving entity of the Second Merger, changed its name to “LiveVox Intermediate LLC”. As a result of the Business Combination, (a) the Company directly owns all of the equity interests of LiveVox Intermediate and indirectly owns the equity interests of its subsidiaries and (b) the LiveVox Stockholder, the sole stockholder of Old LiveVox prior to the Business Combination, now hold 66,637,092 shares of the Class A common stock, par value $0.0001 per share, of the Company.

The Business Combination was approved by the Company’s stockholders at the special meeting in lieu of the 2021 annual meeting thereof (the “Meeting”).

Prior to the Meeting, the holders of 15,321,467 shares of Crescent’s common stock sold in its initial public offering exercised their right to redeem those shares for cash at a price of $10.14 per share, for an aggregate of approximately $155.4 million, which redemption occurred concurrent with the consummation of the Business Combination (the “Redemptions”). The Merger Agreement provided that the obligation of each of Crescent and LiveVox to consummate the Business Combination was conditioned on, among other things, a requirement that the total cash proceeds available in the transaction equal or exceed $250,000,000 (the “Minimum Cash Condition”). As a result of the Redemptions, each of Crescent and LiveVox agreed to waive the Minimum Cash Condition.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands)

	Historical					As of March 31, 2021
	Crescent Acquisition Corp.	LiveVox Holdings, Inc.	Transaction Accounting Adjustments			Pro Forma Combined
ASSETS
Current Assets:
Cash	$166	$14,171	$253,470	(a	)	$131,191
			25,000	(b	)
			75,000	(c	)
			(35,918)	(d	)
			(792)	(e	)
			(2,000)	(f	)
			(4,700)	(g	)
			(31,067)	(h	)
			(5,965)	(i	)
			(802)	(j	)
			(155,372)	(m	)
Restricted cash, current	—	—	—			—
Accounts receivable	—	14,610	—			14,610
Deferred sales commissions, current	—	1,554	—			1,554
Prepaid expenses and other current assets	177	3,414	—			3,591

Total Current Assets	343	33,749	116,854			150,946
Property and equipment, net	—	3,280	—			3,280
Goodwill	—	47,481	—			47,481
Intangible assets, net	—	23,539	—			23,539
Operating lease right-of-use assets	—	6,119	—			6,119
Deposits and other	—	4,173	(3,641)	(i	)	532
Deferred sales commissions, net of current	—	3,422	—			3,422
Cash and investments held in Trust Account	253,470	—	(253,470)	(a	)	—
Deferred tax asset	—	—	—			—
Restricted cash, net of current portion	—	100	—			100

Total Assets	$253,813	$121,863	$(140,257)			$235,419

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$752	$7,139	$(2,541)	(i	)	$4,598
			(752)	(j	)
			—
Accrued franchise and income taxes	50	—	(50)	(j	)	—
Accrued expenses	—	15,589	(800)	(d	)	12,220
			(28)	(g	)
			(2,541)	(i	)
Deferred revenue, current	—	975	—			975
Advance from related party	2,303	—	—			2,303
Current portion of term loan	—	1,800	—			1,800
Current portion of operating lease liabilities	—	1,669	—			1,669
Current portion of capital lease obligations	—	256	—			256

Total Current Liabilities	3,105	27,428	(6,712)			23,821

	Historical					As of March 31, 2021
	Crescent Acquisition Corp.	LiveVox Holdings, Inc.	Transaction Accounting Adjustments			Pro Forma Combined
Long Term Liabilities:
Warrant liability	29,315	—	1,808	(q	)	16,998
			(14,125)	(s	)
Forward Purchase Agreement liability	1,945	—	(1,945)	(q)		—
Line of Credit	—	4,672	(4,672)	(g	)	—
Term loan, net of current portion	—	53,920	—			53,920
Capital lease obligations, net of current portion	—	31	—			31
Operating lease liabilities, net of current portion	—	$4,985	—			4,985
Deferred tax liability, net	—	116	—			116
Other long-term liabilities	—	373	—			373
Deferred underwriting fee payable	8,750	—	(8,750)	(h	)	—
Deferred revenue, net of current	—	194	—			194

Total Liabilities	43,115	91,719	(34,396)			100,438
Redeemable Class A common stock	205,698	—	(205,698)	(k	)	—
Stockholders’ Equity:
Preferred stock	—	—	—			—
Class A common stock	—	—	—	(b	)	9
			1	(c	)
			—	(d	)
			2	(k	)
			6	(l	)
			(1)	(m	)
			1	(n	)
Class F common stock	1	—	(1)	(n	)	—
Additional paid-in capital	12,264	59,314	25,000	(b	)	236,447
			74,999	(c	)
			35,918	(d	)
			(2,000)	(f	)
			(4,339)	(i	)
			205,696	(k	)
			(6)	(l	)
			(155,371)	(m	)
			—	(n	)
			22,139	(o	)
			(51,721)	(p	)
			429	(r	)
			14,125	(s	)
Accumulated other comprehensive income (loss)	—	(167)	—			(167)
Retained earnings (accumulated deficit)	(7,265)	(29,003)	(71,035)	(d	)	(101,308)
			(792)	(e	)
			(186)	(i	)
			(22,317)	(h	)
			(22,139)	(o	)
			51,721	(p	)
			137	(q	)
			(429)	(r	)

Total Stockholders’ Equity	5,000	30,144	99,837			134,981

Total Liabilities & Stockholders’ Equity	$253,813	$121,863	$(140,257)			$235,419

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share data)

	Historical					Three Months Ended March 31, 2021
	Crescent Acquisition Corp.	LiveVox Holdings, Inc.	Transaction Accounting Adjustments			Pro Forma Combined
Revenue	$—	$27,945	$—			$27,945
Cost of revenue	—	11,180	—			11,180

Gross Profit	—	16,765	—			16,765
Operating Expenses:
Sales and marketing expense	—	8,908	—			8,908
General and administrative expense	547	4,880	(24)	(t	)	5,303
			(100)	(u	)
Research and development expense	—	6,180	—			6,180

Total Operating Expense	547	19,968	(124)			20,391

Income (Loss) from Operations	(547)	(3,203)	124			(3,626)
Change in fair value of the Warrant liability	(3,700)	—	125	(y	)	1,175
			4,750	(z	)
Change in the fair value of the Forward Purchase Agreement	(3,240)	—	3,240	(y	)	—
Interest income from Trust Account	(6)	—	6	(bb	)	—
Interest expense (income), net	—	944	(79)	(cc	)	865
Other expense (income), net	—	(7)	—			(7)

(Loss) income before income taxes	6,399	(4,140)	(7,918)			(5,659)
Provision for income taxes	1	35	(2,103)	(dd	)	(2,067)

Net (loss) income	$6,398	$(4,175)	$(5,815)			$(3,592)

Pro forma weighted average common shares outstanding — basic and diluted						90,676,281	(ee)
Pro forma net income (loss) per share — basic and diluted						$(0.04	) (ee)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	Historical					Year Ended December 31, 2020
	Crescent Acquisition Corp. (restated)	LiveVox Holdings, Inc.	Transaction Accounting Adjustments			Pro Forma Combined
Revenue	$—	$102,545	$—			$102,545
Cost of revenue	—	39,476	—			39,476

Gross Profit	—	63,069	—			63,069
Operating Expenses:
Sales and marketing expense	—	29,023	—			29,023
General and administrative expense	3,265	14,291	(120)	(t	)	88,938
			(511)	(u	)
			792	(v	)
			186	(w	)
			71,035	(x	)
Research and development expense	—	20,160	—			20,160

Total Operating Expense	3,265	63,474	71,382			138,121

Income (Loss) from Operations	(3,265)	(405)	(71,382)			(75,052)
Change in fair value of the Warrant liability	13,005	—	492	(y	)	4,622
			(8,875)	(z	)
Change in the fair value of the Forward Purchase Agreement	1,789	—	(1,789)	(y	)	—
Offering cost associated with Warrants recorded as liabilities	—	—	429	(aa	)	429
Interest income from Trust Account	(910)	—	910	(bb	)	—
Interest expense (income), net	—	3,890	(237)	(cc	)	3,653
Other expense (income), net	—	154	—			154

(Loss) income before income taxes	(17,149)	(4,449)	(62,312)			(83,910)
Provision for income taxes	137	196	(16,548)	(dd	)	(16,215)

Net (loss) income	$(17,286)	$(4,645)	$(45,764)			$(67,695)

Pro forma weighted average common shares outstanding — basic and diluted						90,676,281 (ee)
Pro forma net income (loss) per share — basic and diluted						$(0.75) (ee)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS COMBINATION

Pursuant to the Merger Agreement, the aggregate merger consideration paid to LiveVox Stockholders consisted of shares of newly-issued Class A Stock, equal to the Closing Number of Securities (as defined in the Merger Agreement) based on a price of $10.00 per share. The merger consideration paid to the stockholders of LiveVox was subject to adjustment based on LiveVox’s cash and indebtedness as of the closing date, among other adjustments contemplated by the Merger Agreement. Additionally, to further enhance liquidity by increasing cash available to the combined company following the closing of the Business Combination, each of Crescent and LiveVox agreed that approximately $32 million of consideration that would have otherwise been payable as cash to funds affiliated with Golden Gate Capital pursuant to the definitive agreement relating to the Business Combination was paid in the form of common stock of the combined company valued at $10.00 per share, and the cash remained on the combined company’s balance sheet at the closing of the Business Combination.

In addition to the consideration paid at the closing of the Business Combination, LiveVox Stockholders are entitled to receive additional Earn Out Shares from Crescent up to an aggregate of 5,000,000 shares of Class A Stock if the price of Class A Stock trading on the Nasdaq Capital Market exceeds certain thresholds during the seven-year period following the closing of the Business Combination. As an incentive for LiveVox to enter into the Merger Agreement, Sponsor and certain of Crescent’s independent directors have placed 2,543,750 shares of the Class A Stock they held immediately following the closing of the Business Combination (following the automatic conversion of such shares upon the closing of the Business Combination from shares of Class F Stock into shares of Class A Stock) in escrow to be released only if the price of Class A Stock trading on the Nasdaq Capital Market exceeds the same thresholds during the seven-year period following the closing of the Business Combination and will be forfeited if such thresholds are not achieved.

Crescent and Crescent Capital Group Holdings LP, an affiliate of the Sponsor, entered into, and simultaneously with entry into the Merger Agreement delivered to LiveVox, a Forward Purchase Agreement, whereby, among other things, Crescent acquired 2,500,000 shares of Class A Stock and 833,333 redeemable warrants of Crescent to purchase one share of Class A Stock for an aggregate purchase price of $25.0 million, in a private placement that closed immediately prior to the closing of the Business Combination. The securities issued pursuant to the Forward Purchase Agreement are subject to a lock-up period during which the transfer of such securities will be restricted.

Crescent also obtained PIPE Investment commitments from certain investors for a private placement of 7,500,000 shares of Class A Stock pursuant to the terms of the Subscription Agreements for an aggregate purchase price equal to $75.0 million.

NOTE 2 — BASIS OF PRESENTATION

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination was completed on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020, the beginning of the earliest period presented.

The pro forma adjustments are based on the information currently available. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that the Company would have achieved had the Companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the Company may achieve after the Business Combination. The unaudited pro forma condensed combined financial information does not reflect any cost savings that may be realized as a result of the Business Combination and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings.

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination was accounted for as a reverse recapitalization under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations, or “ASC 805”, in accordance with U.S. GAAP. Under this method of accounting, Crescent is treated as the “acquired” company for financial reporting purposes and LiveVox is treated as the accounting acquirer. The Business Combination has been treated as the equivalent of LiveVox issuing stock for the net assets of Crescent, accompanied by a recapitalization. The net assets of Crescent are stated at historical cost, with no goodwill or intangible assets recorded. Operations prior to the Business Combination are those of LiveVox. LiveVox has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

•	LiveVox Stockholders have retained 75.7% of the Company’s voting rights;

•	The LiveVox management team comprises all key management positions of the Company; and

•	LiveVox Stockholders represent a majority of the Company’s Board of Directors.

Upon consummation of the Business Combination, the Company adopted LiveVox’s accounting policies. We have not identified any significant differences that have impacted the financial statements of the post-Business Combination Company.

There were no intercompany balances or transactions between the Companies as of the dates and for the periods of this unaudited pro forma condensed combined financial information. Accordingly, no pro forma adjustments were required to eliminate the activities between the Companies.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Companies filed consolidated income tax returns during the periods presented.

In addition to the consideration transferred as discussed above, Crescent assumed LiveVox’s existing debt as of the Business Combination date, except for the amounts drawn on LiveVox’s line of credit (the “Line of Credit”) under its Credit Facility (as defined below), which was repaid concurrently with the consummation of the Business Combination.

NOTE 3 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION [NOTES SUBJECT TO CHANGE]

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(a)	Represents the reclassification of $253.5 million in cash and investments held in Crescent’s Trust Account to cash and cash equivalents to effectuate the Business Combination.

(b)	Represents $25.0 million in cash received by Crescent from the purchase of 2,500,000 shares of Class A Stock and 833,333 warrants by Crescent pursuant to the Forward Purchase Agreement.

(c)	Reflects the proceeds of $75.0 million from the issuance and sale of 7,500,000 shares of Class A Stock at $10.00 per share to PIPE Investors.

(d)

Reflects the $35.9 million of cash paid and 3,591,644 shares of Class A Stock issued under the LiveVox Bonus Plans as part of the Business Combination, which includes the settlement of $0.8 million recognized as accrued expense on the balance sheet as of March 31, 2021.

(e)	Represents $0.8 million of cash bonus paid to LiveVox executive as part of the Business Combination

(f)	Represents the $2.0 million cash consideration paid into escrow under the terms of the Merger Agreement.

(g)	Represents $4.7 million used to repay amounts borrowed by LiveVox under its Line of Credit under the terms of the Merger Agreement, including settlement of accrued interest.

(h)

Represents the payment of Crescent’s acquisition-related transaction costs of approximately $31.1 million incurred as part of the Business Combination. Crescent’s transaction costs include the payment of $8.8 million of underwriting costs incurred as part of Crescent’s IPO that were deferred and committed to be paid upon the consummation of a business combination.

(i)

Represents the payment of LiveVox’s acquisition-related transaction costs of approximately $6.0 million, $4.3 million of which is capitalized as part of the Business Combination. As of March 31, 2021, $3.6 million was capitalized as deferred offering costs and $5.1 million was accrued for as accounts payable and accrued expenses. The remaining transaction expenses of approximately $0.2 million are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations.

(j)

Represents the payment of $0.1 million of the Company’s accrued franchise and income taxes and $0.7 million of the Company’s accrued professional services fees at the closing of the Business Combination.

(k)	Reflects the reclassification of $205.7 million of Class A common stock subject to possible redemption to permanent equity.

(l)

Represents the recapitalization of 1,000 shares of LiveVox common stock into 66,637,092 shares of Class A Stock. This excludes the 3,591,644 Class A Stock issued under the LiveVox Bonus Plans as described in Note (d).

(m)

Reflects the redemption of 15,321,467 shares for aggregate redemption payments of $155.4 million allocated to Class A Stock and additional paid-in capital at par value of $0.0001 per share and at a redemption price of $10.14 per share based on the fair value of the cash and investments held in the Trust Account as of March 31, 2021 of $253.5 million.

(n)

Reflects the cancellation of 2,725,000 shares of Class F Stock and the conversion of the remaining 3,525,000 million shares of Class F Stock into 3,325,000 shares of Class A Stock, 2,543,750 of which are placed into an escrow account pursuant to the terms of the Merger Agreement. The parties to the Share Escrow Agreement, agreed and the shareholders approved in a special meeting held on June 16, 2021 to reduce by 200,000 the number of shares of Class A Stock (as such stock will exist following its conversion from Class F Stock at the time of the Business Combination) that the Sponsor would otherwise place into escrow at the time of the Business Combination.

(o)	Reflects $22.1 million of compensation cost related to the Finders Agreement.

(p)

Represents the elimination of Crescent’s historical retained earnings balance, after recording Crescent’s acquisition-related transaction costs and compensation costs as noted in Note (h) and Note (o), respectively.

(q)

Reflects the elimination of the historical Forward Purchase Agreement liability offset by the fair value of the 833,333 Forward Purchase Warrants issued under the Forward Purchase Agreement dated January 13, 2021. As the Forward Purchase Warrants have the same terms as the Private Placement Warrants so long as they are held by a Crescent Fund, they are reflected on the unaudited pro forma condensed combined balance sheet as derivative liabilities.

(r)

Represents the portion of LiveVox’s $4.3 million of capitalized offering costs related to the Private Placement Warrants and Forward Purchase Warrants which have been expensed in the unaudited pro forma condensed combined statement of operations.

(s)

Reflects the change in accounting treatment of the Public Warrants, representing the derecognition of the Crescent Public Warrant liabilities and the recognition of LiveVox Public Warrants in permanent equity after consummation of the Business Combination.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 are as follows:

(t)	Represents the elimination of Crescent’s historical general and administrative expenses paid to an affiliate under the Administrative Support Agreement that terminated upon the Business Combination.

(u)

Represents the elimination of management fees and expense reimbursements to GGC Administration, L.P. under an advisory agreement between LiveVox and GGC Administration, L.P., which terminated upon the Business Combination.

(v)

Represents $0.8 million of cash bonus paid to LiveVox executive as part of the Business Combination as described in Note (e). The cash bonus is reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(w)

Reflects the total transaction costs to be expensed for LiveVox in the statement of operations for the year ended December 31, 2020 as described in Note (i) above. Transaction costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(x)

Represents the one-time expense of $35.1 million related to the cash paid under the LiveVox Bonus Plans and an additional $35.9 million related to equity issued under the LiveVox Bonus Plans as part of the Business Combination as described in Note (d). The remaining expense of $0.8 million was recognized in the historical income statement of LiveVox.

(y)

Reflects the (1) elimination of the historical change in the fair value of Forward Purchase Agreement liability and (2) includes the change in fair value of the 833,333 Forward Purchase Warrants issued under the Forward Purchase Agreement dated January 13, 2021 as described in Note (q) above.

(z)	Reflects the derecognition of the changes in fair value of the Crescent Public Warrant liabilities as described in Note (s).

(aa)

Reflects expense in the statement of operations related to the reclassification of issuance costs as described in Note (r) above. Transaction costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(bb)	Represents the elimination of historical interest income recognized on the cash and investments held within Crescent’s Trust Account.

(cc)	Represents the elimination of historical interest expense recognized by LiveVox on amounts drawn under the Line of Credit, net of unused fees, that was repaid as described in Note (g).

(dd)

Represents the impact of the Business Combination on the provision for income taxes, which was estimated using Crescent’s federal and state blended statutory tax rate of 26.6% for the three months ended March 31, 2021 and for the year ended December 31, 2020.

(ee)

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020, the beginning of the earliest period presented. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. The unaudited pro forma condensed combined financial information has been prepared for the three months ended March 31, 2021 and year ended December 31, 2020:

	31-Mar-21	31-Dec-20
Pro forma net income (loss)	$(3,592)	$(67,695)
Weighted average number of shares of Class A Stock — basic and diluted	90,676,281	90,676,281
Net income (loss) per share of Class A Stock — basic and diluted (1)	$(0.04)	$(0.75)
Weighted average number of shares of Class A Stock — basic and diluted
the Company’s public stockholders	9,666,295	9,666,295
Holders of the Company’s founder shares (2)	781,250	781,250
Forward Purchase	2,500,000	2,500,000
PIPE Investors	7,500,000	7,500,000
LiveVox Holdings, Inc. (3)	70,228,736	70,228,736

	90,676,281	90,676,281

(1)

For the purpose of calculating diluted loss per share, it was assumed that all outstanding warrants of the Company sold in the IPO and the Private Placement Warrants and Forward Purchase Warrants are exchanged for Class A Stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share.

(2)

The pro forma basic and diluted shares of the holders of the Company’s founder shares exclude 2,543,750 Lock-Up Shares that were placed into escrow at the closing of the Business Combination. The Company has deemed that these Lock-Up Shares are not participating securities, as the holder does not have the nonforfeitable right to participate in the distribution of earnings with the common shareholders if the earnout share price thresholds are not achieved.

(3)

The pro forma basic and diluted shares of LiveVox Holdings, Inc. include 3,591,644 shares to be issued under the LiveVox Bonus Plans and exclude 5,000,000 Earn-Out Shares that will be placed into escrow at the closing of the Business Combination. The Company has deemed that these Earn-Out Shares are not participating securities, as the holder does not have the nonforfeitable right to participate in the distribution of earnings with the common shareholders if the earnout considerations are not satisfied.

BUSINESS COMBINATION

This subsection describes the material provisions of the certain agreements entered into in connection with the Business Combination, but does not purport to describe all of the terms of such agreements. The following summary is qualified in its entirety by reference to the complete text of such agreements, copies of which are included as exhibits to the registration statement of which this prospectus is a part.

Summary of the Business Combination

On June 18, 2021, the Company consummated the Business Combination pursuant to the Merger Agreement, by and among the Company, Function Acquisition I Corp, Function Acquisition II LLC, LiveVox Holdings, Inc. and GGC Services Holdco, Inc. As contemplated by the Merger Agreement, the Company changed its name to “LiveVox Holdings, Inc.”

The Merger Agreement provided that the obligation of each of Crescent Acquisition Corp and LiveVox to consummate the Business Combination was conditioned on, among other things, a requirement that the total cash proceeds available in the transaction equal or exceed $250,000,000 (the “Minimum Cash Condition”). As a result of the redemptions, each of Crescent Acquisition Corp and LiveVox agreed to waive the Minimum Cash Condition.

Additionally, to further enhance liquidity by increasing cash available to the combined company following the closing of the Business Combination, each of Crescent Acquisition Corp and LiveVox agreed that approximately $32 million of consideration that would have otherwise been payable as cash to funds affiliated with Golden Gate Capital was instead paid in the form of common stock of the Company valued at $10.00 per share, and the cash remained on the Company’s balance sheet at the closing of the Business Combination.

The parties to the Merger Agreement also agreed that any merger consideration that would otherwise be payable in cash pursuant to the terms of the Merger Agreement would instead be payable in stock. As a result, the consideration paid to the LiveVox Stockholder consisted of 66,637,092 newly issued shares of Class A Stock. The foregoing consideration paid to the LiveVox Stockholder may be further increased by the Earn-Out Shares placed in an escrow account to be released only if the price of Class A Stock trading on Nasdaq exceeds certain thresholds during the seven-year period following the closing of the Business Combination pursuant to the terms of the Merger Agreement.

The aggregate cash available to the Company from the Business Combination after the Closing was approximately $118 million, consisting of the Company’s net cash and cash equivalents as of the Closing, including proceeds of $75 million from the Company’s private placement of an aggregate of 7,500,000 shares of Class A Stock with a limited number of accredited investors (as defined by Rule 501 of Regulation D) without any form of general solicitation or general advertising pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, proceeds of $25 million pursuant to the private placement of an aggregate of 2,500,000 shares of Class A Stock and 833,333 Warrants (the “FPA Investment”) with a limited number of accredited investors (as defined by Rule 501 of Regulation D) without any form of general solicitation or general advertising pursuant to Section 4(a)(2) of the Securities Act and approximately $98 million of cash available to the Company from the trust account in which the proceeds from its initial public offering were placed after giving effect to the redemptions, minus approximately $5 million used to repay a portion of LiveVox’s outstanding indebtedness at the Closing, minus approximately $73 million of transaction expenses of LiveVox and the Company, minus $2,000,000 for the Adjustment Escrow Amount and minus $100,000 for the Stockholder Representative Expense Holdback Amount (as defined in the Merger Agreement).

On the Closing Date, in connection with the Business Combination, we entered into certain related agreements which are described below.

Related Agreements

Registration Rights Agreement

At the closing of the Business Combination, the Company entered into the Amended and Restated Registration Rights Agreement, with the SPAC Sponsor and certain other stockholders of the Company, including the LiveVox Stockholder. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, (a) any outstanding share of Common Stock or any other equity security of the Company held by a signatory thereto (besides the Company) as of the date of the Amended and Restated Registration Rights Agreement or thereafter acquired by a such holder and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock held by such holder by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights.

The Amended and Restated Registration Rights Agreement provides that the Company will, as soon as practicable, but in any event within 30 days after the consummation of the Business Combination, file with the SEC a shelf registration statement. Such shelf registration statement shall register the resale of all securities registrable pursuant to the Amended and Restated Registration Rights Agreement held by the signatories thereto (besides the Company) from time to time, and the Company will use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the initial filing deadline. A majority of the signatories to the Amended and Restated Registration Rights Agreement associated with the SPAC Sponsor, as a group and the LiveVox Stockholder are each entitled to demand that the Company register shares of Common Stock held by such parties. The signatories affiliated with the SPAC Sponsor are entitled to make up to three such demands and the LiveVox Stockholder is entitled to make unlimited demands. In addition, the Amended and Restated Registration Rights Agreement provides certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to the terms of the Amended and Restated Registration Rights Agreement. The Company and the other signatories to the Amended and Restated Registration Rights Agreement will provide customary indemnification in connection with offerings of Common Stock effected pursuant to the terms of the Amended and Restated Registration Rights Agreement.

In the Amended and Restated Registration Rights Agreement, the LiveVox Stockholder also agreed to be bound by certain restrictions on the transfer of their Common Stock acquired pursuant to the Merger Agreement. Such Common Stock cannot be transferred, assigned or sold until the earlier to occur of: (A) 180 days after the completion of the Business Combination or (B) subsequent to the Business Combination, the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

The foregoing description of the Amended and Restated Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Amended and Restated Registration Rights Agreement, a copy of which is filed as Exhibit 10.2 hereto.

Escrow Agreement

On the Closing Date, the Company, the Stockholder Representative and Citibank, N.A., as escrow agent (the “Escrow Agent”), entered into an Escrow Agreement (“Escrow Agreement”) pursuant to which, on the Closing Date, the Company deposited $2,000,000 into an escrow account (the “Adjustment Escrow Amount”), to be drawn upon by the Company in case of any downward purchase price adjustment and otherwise released to the LiveVox Stockholder as merger consideration pursuant to the terms of the Merger Agreement. The Escrow Agent will hold such amount until the final merger consideration is determined in accordance with the Merger Agreement, at which point the Escrow Agent will release the funds in accordance with the joint written instructions duly executed and delivered by the Company and the Stockholder Representative to the Escrow Agent.

The foregoing description of the Escrow Agreement is not complete and is qualified in its entirety by reference to the complete text of the Escrow Agreement, a copy of which is filed as Exhibit 10.4 hereto.

Finders Agreement

On January 13, 2021, Company and Neuberger entered into the Finders Agreement. Pursuant to the Finders Agreement, in exchange for Neuberger introducing the Crescent Acquisition Corp to LiveVox, Company agreed, following the closing of the Business Combination, to provide Neuberger compensation and registration rights. The Finders Agreement initially provided that Neuberger was initially eligible to receive 781,250 shares of Class A Stock upon the earlier of (i) one year following the date of the consummation of the Business Combination and (ii) following the closing of the Business Combination (x) at such time when the last sale price of the Class A Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing of the Business Combination or (y) subject to certain conditions, upon the completion of a liquidation, merger stock exchange or other similar transaction. Additionally, pursuant to the Finders Agreement, Neuberger was eligible to receive up to an additional 1,943,750 shares of Class A Stock if the price of Class A Stock trading on Nasdaq exceeds the following thresholds during the seven-year period following the closing of the Business Combination: 781,250 of such shares will be issued to Neuberger if the Volume Weighted Average Share Price equals or exceeds $12.50 per share for 20 of any 30 consecutive trading days; another 781,250 of such shares will be issued to Neuberger if the Volume Weighted Average Share Price equals or exceeds $15.00 per share for 20 of any 30 consecutive trading days; and another 381,250 of such shares will be issued to Neuberger if the Volume Weighted Average Share Price equals or exceeds $17.50 per share for 20 of any 30 consecutive trading days.

The parties to the Finders Agreement agreed to reduce by 300,000 the number of shares of Class A Stock that Company would otherwise issue to Neuberger if the volume weighted average share price of the Class A Stock equals or exceeds $17.50 per share on Nasdaq or any other national securities exchange for 20 of any 30 consecutive trading days during the seven years following the closing of the Business Combination.

The foregoing description of the Finders Agreement is not complete and is qualified in its entirety by reference to the complete text of the Finders Agreement, a copy of which is filed as Exhibit 10.9 hereto.

BUSINESS

References in this section to “we,” “our,” “us,” the “Company,” or “LiveVox Holdings, Inc.” generally refer to LiveVox and its consolidated subsidiaries.

Overview

LiveVox’s mission is to enable next-generation cloud contact center experiences. LiveVox offers cloud- hosted Contact Center as a Service (or CCaaS) platform for business processing outsourcing (BPO) organizations, enterprises, and collections agencies. Its offerings include omnichannel and artificial intelligence (AI), customer relationship management (CRM) and workforce optimization (WFO). LiveVox’s platform provides customers with a scalable, cloud-based architecture and preintegrated AI capabilities to support enterprise-grade deployments. Additionally, LiveVox’s platform features a native CRM which unifies disparate, department-level systems of record to present contact center agents with a single view of its customers. LiveVox has built a differentiated approach to the contact center software market and is complemented by an attractive financial model. Key highlights of LiveVox’s business and market opportunity include:

•

Large and growing CCaaS market opportunity: The contact center market is in the early stages of a shift to cloud-based solutions and LiveVox estimates that the vast majority of call center agents are not using cloud-based solutions today. Various trends are driving this transition, including digital transformation, the automation of manual contact center labor, and the need for AI-enabled analytics to support omnichannel workflows and agents. LiveVox estimates this market to be approximately $27 billion for 2020, of which approximately $5 billion is comprised of cloud-based solutions. LiveVox and other industry sources estimate the total spend to reach approximately $83 billion by 2030. As enterprises continue to execute on their digital transformation strategies, LiveVox is well positioned to capture a meaningful amount of this growth as it increases its investment in sales and marketing to educate more potential customers on its platform.

•

Differentiated product: LiveVox offers a cloud-based, enterprise-focused contact center solution. The LiveVox platform consists of innovative cloud-based AI and omnichannel offerings, anchored by its native CRM solution. LiveVox’s products are designed to enable customers to remove legacy technology barriers and accelerate adoption of cloud-based solutions, regardless of digital transformation journey status. LiveVox’s platform is configured with features and functionalities as well as compliance standards and capabilities, and integrations with many existing third-party solutions, providing customers with a simple and scalable implementation process. LiveVox believes that its integrated offering accelerates the adoption of cloud-based contact center solutions, eliminates data silos, and allows its users to maximize engagement with their customers and create differentiated end user experiences. LiveVox believes that it is currently the only company to offer a product that integrates Omnichannel, Contact Center, CRM, WFO and AI capabilities in a single offering.

•

Integration: LiveVox’s products integrate AI and omnichannel capabilities under one platform, alongside CRM and WFO functionalities, providing customers with a single platform to support their contact center capabilities while providing consistent platform-wide analysis and reporting.

•

Approach to CRM and data: LiveVox’s products unify disparate, department-level systems of record to present a single view to contact center agents, eliminate data silos that exist between disparate and disconnected solutions, provide great customer experiences, and lower costs for its customers. Additionally, LiveVox’s approach enables simpler, more cost-efficient deployment and scaling when compared to competing solutions.

•

Enterprise-grade architecture: LiveVox offers enterprise-grade compliance, security, and governance capabilities that benefit its customers, many of whom are in highly regulated industries. While LiveVox’s platform is scalable for businesses of all sizes, it primarily serves enterprise companies with complex contact center needs. Approximately 90% of LiveVox’s revenue comes from customers deploying greater than 50 seats with LiveVox.

•	Attractive financial profile, underpinned by several qualities:

•

Recurring revenue model: LiveVox’s revenue model consists of approximately 99% recurring revenue. For the years ended December 31, 2020, 2019, 2018 and 2017, LiveVox’s revenues were $102.5 million, $92.8 million, $77.2 million and $60.6 million, respectively, representing year- over-year growth of 10%, 20% and 27%, respectively. LiveVox’s Adjusted EBITDA for the years ended December 31, 2020, 2019, 2018 and 2017 was $8.5 million, $13.3 million, $11.0 million and $3.8 million respectively. For the three months ended March 31, 2021, LiveVox’s revenues and Adjusted EBITDA were $27.9 million and $(0.2) million, respectively.

•

Attractive unit economics: LiveVox benefits from strong sales efficiency, driven by the productivity of its salesforce and flexible commercial model. This model seeks to meet customers at any stage of their digital transformation by utilizing a “land and expand” strategy that allows LiveVox to provide a subset of its full contact center solution to meet the initial requirement, and then expand that relationship by providing more features and functionality that empowers the customer to continue on their journey to greater digital and AI adoption. For the years ended December 31, 2020, 2019, 2018 and 2017, LiveVox’s LTM Net Revenue Retention Rates were 106%, 118%, 120% and 115%, respectively. For the three months ended March 31, 2021, LiveVox’s LTM Net Revenue Retention Rate was 99%. Notwithstanding for the impact of COVID-19 on fiscal 2020, LiveVox’s average net revenue retention rate was 115% over the period 2017 to 2020. These qualities contribute to attractive unit economics. LiveVox estimates that the average calculated lifetime value of LiveVox’s customers is approximately seven times the associated cost of acquiring them for the time period from 2017 to 2020.

•

Resilience: LiveVox has not experienced a sustained disruption in its overall business as a result of COVID-19. In the first half of 2020, LiveVox’s usage-based revenues were impacted due to lower volumes, although usage revenue returned to growth in the third quarter of fiscal 2020. LiveVox’s contracted revenues (comprising approximately two thirds of LiveVox’s overall revenue) has grown at least 18% in each quarter of 2020 compared to the respective quarters of 2019. In the second half of fiscal 2020, LiveVox’s business rebounded to normalized levels of growth, and its bookings outperformed its budgeted plan for 2020 (that was set in 2019 and not subsequently adjusted).

Since LiveVox’s acquisition by funds affiliated with Golden Gate Capital in 2014, it has invested in reaching product maturity and developing a differentiated value proposition for enterprise customers. Over this time period, LiveVox sustained its revenue growth and sustained attractive unit economics. LiveVox intends to build on this foundation and increase its sales and marketing investment to capture future opportunity, including by increasing the size and reach of its go-to-market organization, expanding its channel and geographic presence, and continuing to build on the efficiency and productivity of its salesforce.

Shift to Cloud-Based CCaaS Solutions

LiveVox believes that the vast majority of today’s businesses are still using on-premise solutions and the market for cloud-based contact center software is growing rapidly, driven by a number of factors LiveVox believes to be true, including the following:

•

Digital transformation: Many companies continue to modernize all aspects of their businesses, incorporating digital, mobile, and cloud technologies in all areas. This is especially true for contact centers, where cloud-based solutions increase agility, flexibility, and efficiency.

•

Automation of manual labor: Human labor has traditionally been a necessity and the largest area of spend for the contact center. However, modern AI and cloud technologies support offerings that streamline manual processes. As these solutions reach cost and performance parity with manual labor, LiveVox expects their penetration to further increase.

•

Increased focus on customer experience: In the past, contact centers were viewed primarily as cost centers. Today, they are viewed as an important part of the customer experience, and, ultimately, the enterprise brand. As a result, the contact center is viewed as a key point of contact in facilitating a high-value customer experience. Contact centers are increasingly focused on user engagement, resulting in greater focus on AI-enabled analytics and CRM. Organizations are subsequently evaluating their technology strategies and the role of the contact center agent, and increasingly shifting to cloud- based solutions.

•

Increased demand for work-from-home flexibility: Historically, organizations viewed on-premise infrastructure as better suited for deployments with significant security, compliance, and governance requirements. Those beliefs have evolved more towards acceptance of cloud-based solutions in recent years and the COVID-19 pandemic has accelerated this evolution as it caused a rapid increase in remote work and distributed workforces, accelerating the shift to cloud-based solutions.

Limitations to Broader Adoption of CCaaS

LiveVox believes that despite the clear need for cloud-based contact center software, existing competitors’ cloud solutions lack key functions and qualities, limiting the rate of adoption. LiveVox believes key factors limiting the broader adoption of cloud-based contact center solutions include:

•

Data integration: Traditional contact center solutions offer bespoke, department-level integration with a customer’s existing systems of record, resulting in data generated outside the contact center being separately managed and not easily accessible to the agent, further creating poor end user experiences.

•

Complex and costly implementation: Traditional contact center software vendors offer costly and time-intensive implementation processes that often require bespoke integration with disparate systems of record at each deployment site. These often require high upfront and ongoing maintenance costs, and considerable time invested by IT teams. As IT budgets become increasingly constrained, companies need solutions that are simple and cost-efficient to deploy and scale.

•

Risk mitigation: Existing solutions lack the risk and compliance capabilities required of large, global businesses today. This creates a growing business risk for companies relying on their contact center for customer-facing deployments. Large enterprises require these advanced risk mitigation capabilities in particular, to adhere to their compliance standards.

•

Investment in legacy infrastructure: Based on internal and industry estimates, LiveVox believes approximately 15% of current spend on contact center software solutions is comprised of cloud offerings. Businesses that have invested large amounts of capital into existing infrastructure often have upgrade cycles of greater than five years, further limiting their ability to quickly shift to cloud-based solutions.

LiveVox’s Opportunity

LiveVox’s CCaaS market opportunity consists of the total spend on contact center software solutions. LiveVox estimates this market to be approximately $27 billion in 2020, of which approximately $5 billion is comprised of cloud-based solutions and LiveVox estimates total spend to reach approximately $83 billion by 2030. This growth is driven in part by the increasing automation of manual workflows using AI. LiveVox believes that as enterprises continue to execute on their digital transformation strategies, it is well positioned to capture a meaningful amount of this cloud transition growth as it increases its investment in sales and marketing to educate more potential customers on its platform.

LiveVox believes that the majority of its addressable market is unpenetrated today. Over time, LiveVox expects its total addressable market to grow considerably, due to a combination of cloud-based market tailwinds and LiveVox’s shift into new products to expand its addressable market. LiveVox continues to expand into other solutions, and benefit from market tailwinds in the cloud-based contact center software market as on-premise solutions shift to the cloud and contact center labor is automated.

LiveVox’s Offerings

LiveVox’s cloud-based contact center platform features a comprehensive, integrated suite of omnichannel, AI, CRM, and WFO capabilities. LiveVox’s products are differentiated by the following characteristics:

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Comprehensive offering: LiveVox’s products provide voice, messaging, chat, AI, and WFO capabilities configured with LiveVox’s CRM. These products are provided in a single platform, with consistent user experiences across products and seamless integration with other systems of record.

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Pre-integrated: LiveVox’s native CRM is integrated to work with existing vendor solutions. As a result, the implementation process is simple for IT teams to deploy and scale the LiveVox software. LiveVox’s solutions can be implemented in as quickly as three weeks. Additionally, LiveVox’s products unify disparate, department-level systems of record to present a single view to the agent, which eliminates data silos and provides great customer experiences.

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Cloud-native architecture: LiveVox uses a cloud-based, multi-tenant architecture model, with an approach designed from the ground up to operate securely while adhering to compliance and governance requirements. These features allow customers to easily scale their use of LiveVox’s products and spend with LiveVox, including adding new features and receiving software upgrades.

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Enterprise-grade functionality: LiveVox’s products have strong enterprise grade compliance and security capabilities that help differentiate it from the competition. LiveVox offers advanced compliance capabilities that are demanded by its customers, many of whom are in highly regulated industries.

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Flexible commercial model: LiveVox’s commercial model consists of an optimized combination of contracted billing and usage-based billing, with products delivered through bundles. These bundles enable LiveVox to bring in customers at multiple points in their digital transformation.

Benefits to LiveVox’s Customers

LiveVox’s platform uses AI capabilities to accelerate digital transformation for its customers. LiveVox believes that the following key attributes differentiate its platform, to both its customers and their end users:

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Scalable, easy to use platform: LiveVox’s omnichannel/AI solution integrates with customers’ existing vendors, providing a flexible data platform that scales to reach customers as businesses grow. LiveVox allows businesses to rapidly adapt their strategies to meet the standards of changing technology and regulatory environments, in a simple product that is configured with value-added products built for mid-size and enterprise customers.

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Accelerating digital transformation: LiveVox’s products enhance customers’ abilities to transform their businesses, increase agility, and create amazing customer experiences. LiveVox’s advanced omnichannel / AI capabilities and WFO tools provide insights on both its customers’ contact center operations, as well as on their customers. These insights facilitate strong customer and end user experiences, while improving agent productivity.

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Cost-efficient: LiveVox’s commercial model typically requires lower implementation costs and resources when compared to other solutions, and following implementation, customers are able to scale their spend with their contact center needs. LiveVox’s AI-configured, native CRM facilitates faster deployments for its customers, enabling them to avoid long, costly integrations and the complexity that agents face when navigating multiple systems of record.

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Consistent and continuous experience for end users: LiveVox’s integrated suite of products improves the end user experience by combining all of a user’s information, providing them with a consistent experience across SMS, voice, web, chat, and other channels, with all of their information stored in one central location. Today’s modern contact center needs to route the right communication to the right agents, providing agents access to a single view of pertinent customer information in real time to facilitate a seamless customer journey.

Growth Strategies

LiveVox is driving considerable growth in its business by executing across a number of dimensions including:

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Acquire new customers: LiveVox is increasing its investment into sales and marketing to grow its customer base. LiveVox is growing its team of customer success managers and field-based reps, building its marketing capabilities to expand its reach, and investing in initiatives to improve salesforce productivity.

•	Increase revenue from existing customers: LiveVox benefits from a land and expand model in which its revenue from existing customers grows over time. This is driven by LiveVox’s focus on large enterprise customers, as well as its sales strategy in which LiveVox often “lands” in a single department or line of business, providing it a strong upsell potential over time to expand the amount of business it does with a customer. For the last four years ending December 31, 2020, LiveVox’s LTM Net Revenue Retention Rate was 115%, on average. LiveVox believes a considerable opportunity exists for additional revenue from its existing customers through the sale of additional seats and products. LiveVox has identified opportunities it believes will allow it to expand its revenue from existing customers based on seats that are not currently using LiveVox’s software. LiveVox will continue to invest resources into identifying and executing on opportunities for increased penetration with existing customers.

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Accelerate product innovation: LiveVox believes its platform is ideally suited for expansion and has a demonstrated track record of expanding the functionality and use cases of its products. Since 2014, LiveVox has expanded the functionality of its platform from an outbound-focused collections provider to an integrated omnichannel/AI platform that addresses all aspects of the agent experience. LiveVox will continue to invest in new technologies and harness existing ones.

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Grow the LiveVox platform offering through partnerships and opportunistic M&A: LiveVox plans to continue to solidify its position as an enterprise cloud-based contact center software company. In addition to ongoing organic investment and partnerships, LiveVox will continue to explore opportunistic M&A as a source of product expansion, geographic reach, and growth.

LiveVox’s Products

LiveVox’s cloud contact center software is provided to customers on a subscription basis and consists of three major families of products all fully integrated to deliver a comprehensive end-to-end solution for its customers: CRM, Omnichannel and AI, and WFO. LiveVox’s CRM platform, designed specifically for contact centers, acts as an orchestration layer, allowing customers to design customer journey, create smart campaigns and ensure each interaction is routed to the appropriate employee. The combination of a unified data layer joined with omnichannel, AI and WFO functionalities ensures that customers receive what LiveVox views as all of the key components necessary to operate a modern contact center. The platform is built upon a public cloud infrastructure with the utilization of a micro-service architecture and a robust set of APIs, allowing for robust integrations and a network of partners further enhancing the platform.

CRM

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Contact Manager and Extract, Transform, and Load (“ETL”) Tools — At the core of the LiveVox platform is a database layer that functions as a repository and orchestration layer for customers and their customer records. These records function as an index allowing each communication to be appropriately correlated to each customer. This database fulfills the need for customer service, sales, business process outsourcing (“BPO”) and other customers to ensure no single interaction is orphaned. The combination of historical data, consumer attributes and consent are utilized by multiple applications listed below to enhance consumers’ experiences in any channel and ensure that agents are provided relevant information and analytical models are appropriately set-up with the right data. Moreover, the application provides a visual layer, designed to understand customer population, create “what if” scenarios and execute simple and complex segmentation strategies for personalized campaign launches in an Omnichannel environment. Additionally, LiveVox has invested in a robust set of ETL tools designed to integrate with modern CRM platforms, systems of records and legacy systems, ensuring consistent management of data and high reliability of future AI deployments.

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U-CRM — Provides a visual layer, surfacing relevant information to agents during every interaction. This offering provides relevant customer details, helping to expedite calls through a shorter authentication and verification process. Access to prior interactions across voice, email, SMS, chat and other channels helps agents understand use history and gives better context to the conversation. All communication channels are exposed to agents allowing them in real-time to send notifications via

SMS or follow-up with an email if the conversation requires it. Moreover, supporting attachments, key notes and account details are available through a single interface. A universal inbox ensures all non-voice interactions are routed to agents to easily access and respond to customer inquiries.

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U-Ticket — Creates support tickets and tracks all the relevant details to solve issues. This offering ensures that all communication including phone calls, emails, chat conversations and short message service (“SMS”) messages is tracked with all the details provided to customer teams, helping them solve problems quickly and empowering the team with visibility across the entire organization. It automates processes through simple configuration to route tickets to appropriate teams for quicker resolution, close out customer requests for increased satisfaction, and escalate urgent issues to appropriate teams and managers. It also provides access to channels, by offering digital forms that allow for simple ticket classification and identification by customers 24 hours a day, seven days a week.

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U-Script — A visual agent flow tool designed to provide guidance and visual navigation to agents. U-Script is commonly utilized to improve training for new employees. The tool can be configured and modified by administrators and provided to agents on demand. Compliance teams seek to ensure appropriate disclosures are presented during each and every conversation and any customer responses are captured and recorded in an indexed database.

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Phone Dial Attempt Supervisor (“PDAS”) — Enables contact centers to set rules and restrictions relative to the number of voice calls attempted to any particular phone number and/or account. The application provides holistic capability to manage both campaign-based and manually initiated attempts across a number of granular settings from account type, telephone number types and consumer residing state. The application provides a visual administrative layer allowing compliance professionals to set rules and restrictions based on their enterprise communication standards. This application helps customers ensure consistency in communication and respects consumer privacy and legal standards between consumers and their brands.

Omnichannel and AI

•	Voice

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Inbound — Provides customers with enterprise grade voice services and features. Utilizing LiveVox’s unified data model, callers are automatically identified through a combination of automatic number identification (“ANI”) match technology, third-party data lookups and/or customer self-authentication methods. Call history is dynamically retrieved, identifying prior agent conversations, agent ownership and/or unique customer attributes, helping to route calls via LiveVox’s automated call distributor (“ACD”). Callers are matched with agents based on a combination of availability, skills and proficiencies, ensuring the appropriate match of customer to agent. Administrators gain real-time visibility across their entire organization through a combination of dashboards, providing top-level metrics with drill-down capabilities and real-time coaching tools such as whisper, barge or take-over.

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Outbound — Provides what LiveVox believes to be best-in-class outbound voice applications that combine the scalability of its platform with compliance standards required by companies in highly regulated industries. LiveVox’s outbound voice capabilities function independently as a stand- alone as well as blended into inbound voice operations, allowing customers to maximize agent efficiency and adhere to inbound and outbound voice service level agreements (“SLA”). LiveVox believes that its architecture ensures that each outbound dialing system contains software and hardware separation necessary to comply with the highest of regulatory standards. LiveVox’s outbound applications include the following functions:

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Predictive dialing — a high-velocity dialing tool commonly utilized by sales organizations, enterprise customers as well as others obtaining strong forms of consent necessary to reach many customers in a short manner with live agents. The system utilizes predictive algorithms, which adjust in real-time to pair groups of agents with number of calls and consumer answer patterns.

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Unattended dialing — a high-velocity voice messaging tool designed to deliver critical time- sensitive messages to consumers. Utilized particularly for the education, health care and financial services verticals to remind consumers of appointments and other vital business matters.

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Outbound IVR (interactive voice response) — a messaging application allowing consumers to opt into conversations with agents based on confirmation of good/services or to serve as an immediate escalation point. Commonly utilized in the financial services and health-care verticals for reminders and ability to speak with a contact center individual.

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Manual dialing — a strictly manual environment allowing agents to manually initiate a call to consumer via a single click on a phone number and/or a manual entry of phone numbers into the agent phone panel. The manual systems do not contain any capability or capacity to make any other forms of calls and is commonly utilized by an organization unsure of current consent and/or a potential revocation of consent by the consumer.

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Human Call Initiator (HCI®) — a LiveVox-proprietary outbound dialing system that allows agents to launch calls manually via a single click (i.e., single click/single call). The user interface is optimized to deliver a single phone number to an agent to initiate a call while ensuring that no call is dialed automatically.

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IVR and contact flow — LiveVox provides customers the tools to create cross-channel, self-service journeys that are custom fit for their customers. LiveVox offers a wide array of features allowing its customers to customize their IVR’s with their bespoke needs, including drag-and-drop features, 40+ pre-built modules, Text to Speech (TTS) capabilities, a library of professionally recorded voice prompts, and omnichannel capabilities. Additionally, LiveVox’s application programming interfaces (“API”) modules within Contact Flow Editor permit customers to use representational state transfer (“REST”) APIs to integrate with existing systems. LiveVox’s IVR supports a “bring-your-own bot environment” while also providing a number of connectors to leading bot and virtual agent providers.

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Dashboard, Reporting, Wall-Boards — LiveVox provides a series of dashboard and reporting interfaces across the entire product suite, with the ability to drill-down to each individual interaction. A series of real-time dashboards provide valuable insights by displaying real-time contact center metrics across voice, email, SMS, and chat, including agent performance, tickets created or quality of interactions. The bi-directional nature of the dashboards provides true visibility into the contact center. Agent performance views provide the ability to understand agent status and monitor the exact conversation an agent is engaged in. The reporting suite offers a number of industry standards and best practice reports along with the capability to filter across multiple dimensions and combine interaction, agent and consumer data elements, providing true insight for enterprise organizations. Wall-boards are specifically designed for large scale display options within a contact center, providing contact center insight with a highly configurable interface with real-time alert capabilities.

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SMS Messaging — LiveVox provides a comprehensive SMS suite for customers ensuring that multiple use cases across many verticals are met. These offerings ensure that messages are delivered at a high through-put across short-code, long-code, toll-free number and 10-digit long code (“10-DLC”) formats. The platform provides an attachment library and facilitates messages via rich communications systems (“RCS”) protocols. LiveVox’s aggregator-agnostic architecture supports the ability to independently route volume to observe high SLA standards for message delivery. Strategies and hold-out timeframes along with key word response management ensure customer service is always top of mind. The LiveVox platform provides customers the ability to consistently observe guidelines published by Cellular Telecommunications and Internet Association (“CTIA”) and offers customer tools for visibility of opt-in and opt-outs across the consumer base. A universal inbox is provided to ensure SMS responses are appropriately routed, distributed and managed by agents.

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Email — LiveVox email offerings provide campaign and email response capabilities, ensuring all email interactions are stored at the customer level. The campaign-based function provides an HTML build tool, helping customers easily configure templates, insert variables and ensure content meets brand standards. A universal inbox provides agents access to email responses, eliminating race conditions and ensuring every interaction is joined with a customer profile. LiveVox provides the ability to comply with the requirements of the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, and every obtainment or removal of consent can be managed within the platform.

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WebChat — WebChat offers LiveVox customers the capability of providing service through a web-based or mobile channel, allowing customers to begin conversations instantly through any site. The WebChat product ensures text, images, documents and even screen-share can be easily shared between consumers and agent employees to deliver quick problem resolution.

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Virtual Agents & Bots — LiveVox provides an environment that offers customers the ability to automate and enhance conversations with consumers. The platform offers three variants of assisted conversations

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Managed Virtual Agent — a custom-created virtual agent capability combining Natural Language Processing, Automated Speech (Text) Recognition, Learning Intents & Suggestions paired with human oversight. This offering provides customers a fully managed service of tuning and maintaining Virtual Agents & Bots.

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Self-Service Virtual Agent — a self-directed model to create a virtual agent and/or Bot utilizing a visual layer to prescribe intents, analyze patterns and create new automated flows for the virtual agent and/or Bot. This is designed for simpler user cases, quicker deployments and smaller enterprise organizations needing to make small changes quickly.

•	Bring Your Own — provides the ability for our customers to integrate their own virtual agent provider into the LiveVox framework utilizing a low code environment provided through the LiveVox Platform.

All of the above paths for customers offer three advantages: expedited deployments, enhanced customer experience and ability to deploy against any communication channel. Expedited deployments allow customers in a low code setting to integrate or connect their virtual agent into the contact center setting and enrich each conversation through utilization of LiveVox CRM data directly within the virtual agent, which ensures the virtual agent has the proper context for many interactions. Enhanced customer experience is driven through virtual agent awareness of customers and their data through the LiveVox CRM. In addition, this CRM ensures seamless hand-offs between virtual agents and human agents within the contact center, should the need to escalate arise. Any of the virtual agent deployments maybe set against a single or multiple channels in which customers operate, decreasing the need to build separate logic for each channel at a time and ensuring consistency in virtual agent communication.

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Campaign management — LiveVox offers a sophisticated tool for managing segmentation and creating campaigns for customers. The visual editor allows for creation of a variety of scenarios based on consumer attributes, prior interaction outcomes as well as compliance-based restrictions. Furthermore, strategies are utilized to optimize calling windows and message delivery based on optimized windows of time or compliance-based restrictions enacted by the customer.

WFO

•	Call and screen recording — Provides administrators the capability to record voice conversations as well as record agent screens to help facilitate quality management activities, and to help with compliance and audits for customers in highly regulated verticals. A reporting graphical user interface (“GUI”) provides the ability to look-up conversations and filter for auditing purposes.

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Business Intelligence — Provides administrators and operators business insight by combining CRM data with operational insight across channels through a combination of 150+ reports and dashboards. The LiveVox analyzer tool gives analysts insight to map new variables and create key metrics and dashboards to discover valuable insights. A number of machine learning models can also be applied to this tool to optimize enterprise performance.

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Quality management — Provides feedback loops between contact center operators and agents by routing contact center interactions to quality management teams for evaluation and analysis. Quality teams can assign values and create scorecards to evaluate every interaction and provide instant agent feedback to ensure agent performance is optimized, documented, and ultimately improved on. An intuitive interface ensures a connection between quality teams and the agent desktop providing a single system to manage quality management. A learning library supports these efforts giving operators the ability to assign learning material to further enhance agent conversations.

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Outside Collection Agency (OCA) analytics — Connects enterprise customers and the agencies that service them. This auditing tool provides enterprise customers the ability to track call volumes, agent performance, and call recordings to assess agency performance and compare against other outsourcers and create visibility through a normalized data set.

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Speech and Text analytics (SpeechIQ®) — Allows organizations to accurately and objectively monitor, analyze, and score all agent interactions with one intuitive tool. It provides an understanding of call categorization and sentiment in detail. The tool can be used to help identify regulatory risk, poor performance, or customer dissatisfaction, among other factors.

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Agent Scheduling — Provides an interface for administrators and agents to create, modify, bid, and forecast schedules. The tool provides the ability for customers to forecast needed volumes of agents based on inbound volume as well as set goals for service levels. The agent scheduling capability extends to agents with the ability to view, modify and/or trade shifts amongst other agents.

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CSAT (Customer Satisfaction) — Gives customers the ability to understand consumer sentiment following an interaction, creating custom surveys delivered through the voice channel. A visual GUI provides the ability to analyze results for a deeper understanding at the interaction, agent, or contact center level.

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Administration and APIs — LiveVox provides a robust set of APIs allowing customers to operate a number of customer or vertical solutions for consumer communications. The API set is highly scalable, allowing enterprise level customers to utilize it for various use cases including channel communication purposes, agent modification, and creation. A robust set of roles and permissions provide customers control of the LiveVox portal environment, which allows the customer to limit access points and ensure compliance and security standards are met for enterprise organizations.

Customers

LiveVox had approximately 324 customers as of March 31, 2021, including enterprises, Fortune 1,000 financial institutions, and BPO (business process outsourcing) firms. As of March 31, 2021, no single customer represented more than 10% of LiveVox’s revenues. LiveVox’s enterprise customers span a variety of industries, including financial services (including leading Banks and Fin-Techs), healthcare, consumer/retail, and telecommunications. In 2020, approximately 90% of LiveVox’s revenue came from customers deploying greater than 50 seats with LiveVox.

Sales & Marketing

LiveVox’s go-to-market strategy is led by its direct sales force. This team is primarily focused on enterprise and mid-market organizations, which LiveVox defines as organizations with (i) greater than 50 seats and (ii) the estimated potential to spend at least $5,000 per month on LiveVox’s services. LiveVox has divided the sales team into three groups: (1) the national sales team comprised of (A) “Hunters” (who are responsible for new logo generation and who generally keep accounts with upsell potential for the first year following initial booking) and (B) “Farmers” (who are responsible for account upsell and retention following the transition from a Hunter) focused on accounts greater than or equal to 250 agents (which LiveVox considers large accounts), (2) the mid- market sales team comprised of Hunters and Farmers focused on accounts between 50 and 250 agents and accounts where we estimate we do not have potential to increase the amount of business we do with such customer, and (3) overlay teams focused on facilitating sale leads from LiveVox’s channel partners and on specific products on an as needed basis. The overlay teams are responsible for assisting the Hunters in meeting their sales objectives in their area of expertise. LiveVox has developed a targeted and disciplined, outcomes- based land and expand sales strategy designed to enable its sales force to efficiently generate and close net new logo opportunities within LiveVox’s ideal customer profile (ICP). Additionally, LiveVox has a strategic cadence around upsell and cross-sell opportunities that center on regularly scheduled customer business reviews. These business reviews lead to additional products being showcased/positioned into LiveVox’s existing customer base. In addition, LiveVox intends to continue investing in initiatives to grow its team of business consultants, technical account managers and customer success managers, build out its marketing capabilities, and continue to improve salesforce productivity.

Supporting both the National Account and Mid-Market Hunters is LiveVox’s outbound lead generation (OLG) team. This OLG team cultivates and nurtures over 100,000 subscriber companies and prospects in partnership with the sales team while also fielding inbound prospect traffic (web chat and inbound inquiries) in an effort to bring them into the sales funnel as highly qualified leads.

LiveVox’s marketing team uses a data-driven approach for lead generation and nurture activities. LiveVox offers product “bundles” that align with customer needs and take advantage of its differentiating attributes. Using intent analytics, LiveVox crafts streams of content and advertising specifically geared to each prospect and their product interests, in an effort to establish relevant awareness and interaction, and ultimately purchase consideration. To accomplish this, the team employs a number of tactics, including content curation, a full array of digital marketing, trade shows, webinars, industry analyst programs, public relations, and more. LiveVox’s lead generation team works to establish a rapport with each prospect, ultimately introducing them to a sales Account Executive to continue the relationship.

Research and Development

LiveVox’s research and development drives continuous innovation cycles for its contact center platform. LiveVox’s functional, industry, and technology experts collaborate with customers and partners to analyze data trends, apply industry best practices, and innovate on new products that result in new features and functions regularly being added to the platform – a process LiveVox refers to as Data Driven Innovation (DDI). With its breadth of deeply integrated contact center products and over 300 customers, LiveVox has a wealth of data to drive new features for agent experience and customer experience including data analytics, machine learning, and artificial intelligence. These features are bundled and released as new platform releases three times a year.

LiveVox’s core research and development operations are based in San Francisco, California; Medellin, Colombia; and Bangalore, India. This geographic footprint allows for recruitment from broad and diverse talent pools. As of the date of this filing LiveVox had over 135 full-time equivalent employees in LiveVox’s research and development group. LiveVox’s U.S. GAAP research and development expenses totaled $20.2 million for the year ending December 31, 2020 and $6.2 million for the three months ended March 31, 2021. LiveVox intends to increase its research and development team size over the near term to extend its opportunities for product innovation.

Professional Services

LiveVox offers comprehensive professional services to its customers to assist in the successful implementation and optimization of the LiveVox products. LiveVox’s professional services include application configuration, system integration, business process optimization, technical support and training. LiveVox’s customers may use its professional services team for initial implementation of the LiveVox products or when expanding their use of LiveVox’s application suite.

Being cloud-native reduces implementation time and complexity by removing the need for on-premise hardware or dedicated infrastructure. LiveVox believes that it can deploy and optimize its products in significantly less time than required for deployments of legacy on-premise contact center systems. Because of this, LiveVox’s professional services engagements typically focus on optimization and process improvement, rather than installation or logistics. A full contact center suite of products can be implemented by LiveVox in as little as three weeks as compared to what LiveVox believes to be as much as six months for its competitors.

Technology and Operations

LiveVox’s highly scalable SaaS platform was developed with the end customer in mind. LiveVox’s platform uses market-oriented research, as well as development and operational experience. LiveVox’s platform is comprised of in-house developed intellectual property, and open source and commercially available components. LiveVox’s platform is designed to be redundant and scalable, to leverage cloud-native capabilities in support of business continuity and disaster recovery (BCDR) functionality, and to support multi-tenancy from the ground up. In addition, the architecture is designed to support capacity increases on-demand, continuous integration and continuous development (CI/CD), and life cycle management with minimal or no impact to customers’ use of LiveVox’s products.

LiveVox currently delivers its products globally from five public cloud third-party data center facilities located in Virginia, Ohio, Oregon, Canada, and Germany, and one third-party co-location facility in New York. LiveVox’s infrastructure is designed to support real-time mission-critical telecommunications, applications, and operational support systems as well as multiple customer connectivity methods over carrier services as well as direct connect. LiveVox’s infrastructure is built with redundant, fault-tolerant components in distinct and secure availability zones forming protective layers for LiveVox’s applications and customer data.

LiveVox has implemented and maintained an operations team that focuses on four primary pillars: capacity management, performance, security, and availability. The 24x7x365 operations teams ensure continuous health and reliability by monitoring LiveVox’s data centers, applications, and carrier services for potential issues, capacity management, potential security incidents, and the overall health and integrity of LiveVox’s platform environments.

Competition

LiveVox believes that the cloud-based customer engagement and communications industry is highly competitive, and it expects competition to increase in the future. LiveVox faces competition from established providers as well as emerging startups focusing on niche services and channels. LiveVox’s key competitors include:

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traditional on-premise hardware business communications providers such as Avaya Inc., Aspect Software, Cisco Systems, Inc., Mitel Networks Corporation, and partners that resell or license their software;

•	cloud-based contact center software providers such as Five9, NICE InContact, Genesys, Serenova, 8x8, RingCentral and Talkdesk;

•	digital engagement providers such as eGain Corporation, Lithium Technologies and LivePerson; and

•	developer-focused software providers such as Amazon, and Twilio.

Most of LiveVox’s direct competitors have greater name recognition, longer operating histories, more diversified customer bases and larger marketing and development budgets. As a result, these competitors may have greater credibility with LiveVox’s existing and potential customers and may be better able to withstand an extended period of downward pricing pressure. Additionally, with cloud-deployment gaining ever more adherents and technology advancing rapidly, LiveVox expects intensified competition in the future.

LiveVox believes the principal competitive factors in its markets include, but are not limited to:

•	platform reliability and scalability

•	breadth and depth of platform features

•	compliance and security capabilities

•	ease of administration, integration, and use

•	ease and speed of deployment

•	domain expertise in contact center operations

•	strength of third-party partnership ecosystem

•	artificial intelligence capabilities

•	scale and expertise offered to the growing market for customer engagement and contact center services

Intellectual Property

LiveVox protects its proprietary information through a combination of contractual agreements (containing confidentiality provisions and licensing restrictions) and trade secret laws. LiveVox protects its brand through contractual provisions that require LiveVox’s consent before use of its brand, as well as through trademark registrations. Additionally, all LiveVox employees sign agreements containing confidentiality and intellectual property assignment provisions, whereby any intellectual property they might develop as LiveVox employees is to be assigned to LiveVox.

As of March 31, 2021, LiveVox’s intellectual property portfolio included four registered U.S. trademarks, three pending trademark applications, and one issued U.S. patent.

LiveVox uses third-party technology to support its software platform under various license agreements with those third parties. These license agreements contain standard and customary licensing rights to use the technology. Third-party infringement claims pertaining to this third-party technology could have a disruptive effect on LiveVox’s operations.

Seasonality

LiveVox believes that there can be seasonal factors that may cause its revenues in the first half of a year to be lower than its revenues in the second half of the year. During 2020, 2019, 2018 and 2017, 52%, 53%, 52%, and 52% of LiveVox’s total revenues were generated in the second half of each year. LiveVox believes this is due to increased activities in retail, healthcare and education in the second half of each year.

Employees

LiveVox’s workforce is an integral part of its success, with a team of professionals including those focused on technology and operations, research and development, sales and marketing and general and administrative functions. LiveVox’s culture focuses on trust and communication and empowers employees by focusing on a team structure that drives individual leadership and leverages the latest technology to help power its business success. LiveVox is mindful of diversity during the recruiting and retaining process and believes that diversity is key to LiveVox’s culture and long-term success. LiveVox strives to foster a supportive environment that cultivates professional growth and encourages employees to continuously develop their skills. LiveVox considers its relationship with employees to be vital, and it is focused on effective attraction, development, and retention of, and compensation to, human resource talent and creating a best place to work. As of March 31, 2021, LiveVox’s workforce consisted of 535 full-time employees, comprising 211 in technology and operations, 139 in research and development, 135 in sales and marketing and 50 in general and administrative. LiveVox’s employee relations record is strong; none of its employees are covered by collective bargaining agreements nor has LiveVox ever experienced any work stoppages.

Regulatory

The following summarizes important, but not all, regulations that could impact LiveVox’s operations. Regulations are subject to judicial proceedings and to legislative and administrative proposals that could materially affect how LiveVox and others in its industry operate. The specific impact, however, cannot be predicted at this time.

The Federal Communications Commission (“FCC”) has jurisdiction over interstate and international telecommunications services and VoIP telephony in the U.S. The FCC has not classified all Internet Protocol (“IP”) — enabled or Voice over Internet Protocol (“VoIP”) communications services as unregulated information services or as regulated telecommunications services. Based on the nature of LiveVox’s IP-enabled services, it believes that many of those services are information services. Nonetheless, LiveVox acknowledges that the regulatory classification of IP-enabled services remains uncertain, and changes to the regulatory treatment of IP-based communications services could significantly affect LiveVox’s business.

LiveVox is registered with the FCC to begin providing interconnected VoIP services in the second half of 2021. The FCC has imposed various regulatory requirements on interconnected VoIP providers that previously applied only to traditional telecommunications providers, such as obligations to provide 911 functionality, to contribute to the federal universal service fund, to comply with regulations relating to local number portability, to abide by the FCC’s service discontinuance rules, to contribute to the Telecommunications Relay Services fund and to abide by the regulations concerning Customer Proprietary Network Information, outage reporting, access for persons with disabilities, the Communications Assistance for Law Enforcement Act and expanded obligations with respect to the transmission of emergency calls. In some instances, these regulations indirectly affect LiveVox because they directly apply to its customers or its suppliers. LiveVox cannot predict whether the FCC will impose additional requirements, regulations or charges upon interconnected VoIP services or other services that may include some voice functionality. LiveVox’s IP-enabled services (including where applicable interconnected VoIP services), or customers who use such services, are or may be subject to some or all of the following regulations:

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The Telephone Consumer Protection Act of 1991 (TCPA), which regulates the use of automatic telephone dialing systems and artificial or prerecorded voice technologies to place calls and texts to wireless and residential landline telephone numbers. The FCC, the Federal Trade Commission and state attorneys general have the authority to enforce compliance with the TCPA. Moreover, the TCPA also allows aggrieved private parties to directly seek civil remedies and seek statutory-defined damages, which may be significant, for calls or text messages received without recipients’ proper consent. The scope and interpretation of these laws and regulations is inconsistent and continues to evolve and develop.

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The TRACED Act, which is designed to limit “robocalls” to consumers through a variety of mechanisms, such as call authentication requirements. The TRACED Act directs the FCC to conduct a number of different rulemaking proceedings and increases the FCC’s enforcement authority. The FCC adopted new rules and is conducting several proceedings to understand and address fraud and abuse in the form of illegal robocalling, and LiveVox is continuing to assess the impact of such proceedings and subsequent regulations on its business. Currently, recently adopted rules allow carriers to block certain calls that they determine to be unlawful or unwanted. The TRACED Act also revised the FCC’s ability to enforce the TCPA, and LiveVox cannot predict the impact of the recent rules adopted by the FCC or what the impact of new rules may be on its business at this time.

•	The Telemarketing Sales Rule, which governs the manner of telemarketing outreach.

•

FCC Universal Service regulations, which implement universal service support for access to communications services in rural and high-cost areas and to low-income consumers at reasonable rates; and access to advanced communications services by schools, libraries and rural health care providers. Any change in the FCC assessment methodology may affect LiveVox’s revenue and expenses, but at this time, it is not possible to predict the extent LiveVox would be affected, if at all.

•	Federal Trade Commission enforcement authority and regulations, which generally relate to advertising, privacy practices, and avoiding unfair and deceptive trade practices.

•	The Fair Debt Collections Practices Act (FDCPA), which governs the manner of third-party debt collections.

•

Various privacy and data protection regulations such as the Health Insurance Portability and Accountability Act (HIPAA), General Data Protection Regulation (GDPR), and California Consumer Privacy Act (CCPA).

•	Consumer Financial Protection Bureau (CFPB) regulations

•	Office of the Comptroller of Currency (OCC) regulations

•

Various State Regulations LiveVox may also be subject to state laws and regulations affecting certain communications services or other parts of its business, including for example state requirements that are similar to the types of federal requirements discussed above.

•

Various International Regulations To the extent that LiveVox provides products or services internationally, it is subject to additional foreign regulations that may be ambiguous or more restrictive than domestic law and regulations, such as the GDPR.

The application and interpretation of the federal, state, and international laws and regulations to which LiveVox, its products and its customers are subject are often uncertain, particularly given the new and rapidly evolving industry in which LiveVox operates. Because these federal, state, and international laws and regulations have continued to develop and evolve rapidly, it is possible that LiveVox or its customers may not be, or may not have been, compliant with all applicable laws or regulations. If LiveVox or its customers do not comply with current or future rules or regulations that apply to their respective businesses, LiveVox and its customers may face reputational harm, fines, penalties, investigations, forfeitures, costs, and operational restrictions and LiveVox may have to restructure its products, create new products, and otherwise adapt to the changing legal and regulatory landscape, all of which could adversely affect its business operations. See “Risk Factors — Risks Related to Our Business and Industry” for more information.

Legal Proceedings

LiveVox is currently, and from time to time may become, involved in legal or regulatory proceedings arising in the ordinary course of its business, including tort claims, employment disputes and commercial contract disputes. Although the outcome of such claims cannot be predicted with certainty, LiveVox is not currently a party to any litigation or regulatory proceeding that would reasonably be expected to be material to LiveVox’s business, results of operations, financial condition or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “LiveVox,” “the Company” or “our” are intended to mean the business and operations of LiveVox Holdings, Inc. and its consolidated subsidiaries.

Overview

LiveVox, Inc. was first incorporated in Delaware in 1998 under the name “Tools for Health” and in 2005 changed its name to “LiveVox, Inc.” LiveVox’s mission is to enable next-generation cloud contact center experiences. LiveVox offers a cloud contact-center-as-a-service (or CCaaS) platform for business processing outsourcing (BPO) organizations, enterprises, and collections agencies. Its offerings include omnichannel and artificial intelligence (AI), customer relationship management (CRM) and workforce optimization (WFO). LiveVox’s platform provides customers with a scalable, cloud-based architecture and pre-integrated AI capabilities to support enterprise-grade deployments. Additionally, LiveVox’s platform features a native CRM, which unifies disparate, department-level systems of record to present contact center agents with a single view of its customers. LiveVox has built a differentiated approach to the contact center software market and is complemented by an attractive financial model. Key highlights of LiveVox’s business and market opportunity include:

•

Large and growing CCaaS market opportunity: The contact center market is in the early stages of a shift to cloud-based solutions and LiveVox estimates that the vast majority of contact call center agents are not using cloud-based solutions today. Various trends are driving this transition, including digital transformation, the automation of manual contact center labor, and the need for AI-enabled analytics to support omnichannel workflows and agents. LiveVox estimates this market to be approximately $27 billion for 2020, of which approximately $5 billion is comprised of cloud-based solutions. LiveVox and other industry sources estimate the total spend to reach approximately $83 billion by 2030. As enterprises continue to execute on their digital transformation strategies, LiveVox is well positioned to capture a meaningful amount of this growth as it increases its investment in sales and marketing to educate more potential customers on its platform.

•

Differentiated product: LiveVox offers a cloud-based, enterprise-focused contact center solution. The LiveVox platform consists of innovative cloud-based AI and omnichannel offerings, anchored by its native CRM solution. LiveVox’s products are designed to enable customers to remove legacy technology barriers and accelerate adoption of cloud-based solutions, regardless of digital transformation journey status. LiveVox’s platform is configured with features and functionalities as well as compliance standards and capabilities, and integrations with many existing third-party solutions, providing customers with a simple and scalable implementation process. LiveVox believes that its integrated offering accelerates the adoption of cloud-based contact center solutions, eliminates data silos, and allows its users to maximize engagement with their customers and create differentiated end user experiences. LiveVox believes that it is currently the only company to offer a product that integrates Omnichannel, Contact Center, CRM, WFO and AI capabilities in a single offering.

•	Attractive financial profile, underpinned by several qualities:

•	Recurring revenue model: LiveVox’s revenue model consists of approximately 99% recurring revenue. For the years ended December 31, 2020, 2019, 2018 and 2017, LiveVox’s revenues were

$102.5 million, $92.8 million, $77.2 million and $60.6 million, respectively, representing year-over-year growth of 10%, 20% and 27%, respectively. LiveVox’s Adjusted EBITDA for the years ended December 31, 2020, 2019, 2018 and 2017 was $8.5 million, $13.3 million, $11.0 million and $3.8 million, respectively. For the three months ended March 31, 2021, LiveVox’s revenues and Adjusted EBITDA were $27.9 million and $(0.2) million, respectively.

•

Attractive unit economics: LiveVox benefits from strong sales efficiency, driven by the productivity of its salesforce and flexible commercial model. This model seeks to meet customers at any stage of their digital transformation by utilizing a “land and expand” strategy that allows LiveVox to provide a subset of its full contact center solution to meet the initial requirement, and then expand that relationship by providing more features and functionality that empowers the customer to continue on their journey to greater digital and AI adoption. For the twelve months ended March 31, 2021 and March 31, 2020, LiveVox’s Last Twelve Months (“LTM”) Net Revenue Retention Rates were 99% and 118%, respectively. For the twelve months ended December 31, 2020 and December 31, 2019, the Company’s LTM Net Revenue Retention Rates were 106% and 118%, respectively. For the three months ended March 31, 2021, LiveVox’s LTM Net Revenue Retention Rate was 99%. Notwithstanding for the impact of COVID-19 on fiscal 2020, LiveVox’s average net revenue retention rate was 115% over the period 2017 to 2020. These qualities contribute to attractive unit economics. LiveVox estimates that the average calculated lifetime value of LiveVox’s customers is approximately seven times the associated cost of acquiring them for the time period from 2017 to 2020.

•

Resilience: LiveVox has not experienced a sustained disruption in its overall business as a result of COVID-19. In the first half of fiscal 2020, LiveVox’s usage-based revenues were impacted due to lower volumes, although usage revenue returned to growth in the second half of fiscal 2020. The most recent stimulus packages designed to address the COVID-19 pandemic have allowed our customers to meet their goals with less effort. As a result, usage revenue declined sequentially from the fourth quarter of fiscal 2020 to the first quarter of fiscal 2021, but the relationship between contracted revenue and usage revenue is expected to recover to normal levels when the effects of the pandemic have completely dissipated. LiveVox’s contracted revenues (comprising approximately two thirds of LiveVox’s overall revenue) has grown at least 18% in each quarter of fiscal 2020 compared to the respective quarters of fiscal 2019. In the second half of fiscal 2020, LiveVox’s business rebounded to normalized levels of growth, and its bookings outperformed its budgeted plan for fiscal 2020 (that was set in fiscal 2019 and not subsequently adjusted). In the first quarter of fiscal 2021, LiveVox’s contracted revenues grew 23% over the first quarter of fiscal 2020.

Our subscription revenue model includes contracted revenue and usage revenue, recognized on a monthly basis following deployment to the customer. Our revenue model consists of an optimized combination of contracted billing and usage-based billing, with products delivered through bundles that are designed to provide flexibility for customers at any stage of their cloud journey. Our contracted revenue is predominantly comprised of minimum contracted usage billing that is billed regardless of consumption, as well as our newer per-seat per-month fees. Usage revenue is billed for customer consumption above their contracted minimum, and a premium pricing model applies to this revenue exceeding contracted minimums. In addition, the minimum commitment helps drive upsell, and customers frequently move agents and units of service onto our platform as a trial, and then remain. Our contracted revenues (comprising approximately two thirds of our overall revenue) have grown at least 15% on a year-over-year basis for the last 11 quarters.

We leverage a land and expand sales model, focusing on “landing” agreements with large enterprises, and selling additional products and units of service over time. Our net revenue retention rate averaged 115% for the years ended December 31, 2017 to 2020, indicating a strong track record of growing revenue from existing customers. Going forward, we have identified opportunities we believe will allow us to expand our revenue from existing customers based on seats not currently using our software. Additionally, considerable upsell opportunity currently exists, with approximately 40% of customers using only one product as of March 31, 2021.

Our go-to-market strategy is led by a direct sales force. This team is primarily focused on enterprise and mid-market organizations, which LiveVox defines as organizations with (i) greater than 50 seats and (ii) the estimated potential to spend at least $5,000 per month on LiveVox’s services. We divided the team into three groups: (i) the National team composed of “Hunters” and “Farmers” focused on accounts greater than or equal to 250 seats (which we consider large accounts), (ii) the Mid-market Sales team composed of “Hunters” and “Farmers” focused on accounts between 50 and 250 seats as well as accounts where we estimate we do not have potential to increase the amount of business we do with such customer and (iii) an overlay team focused on facilitating channel leads and/or specific products on an as needed basis. “Hunters” are responsible for new logo generation and may keep accounts with upsell potential for the first year following initial booking. “Farmers” are responsible for upsell and retention following the transition from a “Hunter”. The overlay teams are responsible for assisting the “Hunters” in meeting the objectives for their area of expertise. In addition, we are investing in initiatives to grow our team of business consultants, technical account managers and customer success managers, build out our marketing capabilities, and continue to improve salesforce productivity.

Impact of COVID-19

While impacts associated with COVID-19 had certain adverse impacts on our business and operating results in the first two quarters of fiscal 2020, we have not experienced a sustained disruption in our overall business. In March 2020, we began to take measures to minimize disruptions to our products as a result of COVID-19. These measures included the drawdown on our revolving Credit Facility (as defined below) in the amount of $4.7 million on March 17, 2020. Additionally, we provided temporary relief to certain customers with business models that were impacted by COVID-19 and were not setup to work from home by removing contracted minimums in return for extending contract lengths to enable financial relief during the time required to transition to work from home agent models. This relief did not have a material impact on our financial results.

In the first half of fiscal 2020, our usage-based revenues were impacted due to lower volumes. Our new revenue bookings (which we describe as “land” bookings) in the first quarter of fiscal 2020 were impacted by the pandemic, as many customers delayed new bookings to evaluate the impact of COVID-19 on their business models. However, revenue bookings from existing customers (which we describe as “expand” bookings) remained healthy over this period. Churn rates were temporarily elevated in the second quarter of fiscal 2020 as customers with business models that were severely impacted by COVID-19 ceased operations, including one of our top 10 customers by revenue.

In the second half of fiscal 2020 and the first quarter of fiscal 2021, our business improved, and our bookings outperformed our budgeted plan for such periods (which was set in fiscal 2019 and fiscal 2020 respectively and not subsequently adjusted). In the first quarter of fiscal 2021, the most recent stimulus packages designed to address the COVID-19 pandemic have allowed our customers to meet their goals with less effort. As a result, usage revenue declined sequentially from the fourth quarter of fiscal 2020 to the first quarter of fiscal 2021. When the effects of the pandemic have completely dissipated we expect the relationship between usage and contracted revenues to recover to normal levels. Our contracted revenues (comprising approximately two thirds of our overall revenue) grew 23% for the first quarter of fiscal 2021 compared to the first quarter of fiscal 2020.

In fiscal 2020 and the first quarter of fiscal 2021, we experienced a proportion of recurring revenue to contracted revenue that was lower than historical levels. We believe that when the impacts of COVID-19 dissipate, our usage above contracted minimums and therefore the proportion of recurring revenue to contracted revenue will return to normalized historical levels. Our methodology for assessing normalized revenue adjusts for the variability in available dialing days in each monthly period and also accounts for reduced dialing behavior on weekends and holidays. Contracted revenue does not vary due to available dialing days.

Key Factors and Trends Affecting Our Business

Going forward, we expect our business to continue to be driven by the following factors:

•

Market penetration of cloud contact center solutions: We view the market opportunity for cloud-based contact center solutions as significant. Factors such as remote working, digital transformation, and the shift to value-added services at the contact center level have driven a shift from on-premise to cloud-based solutions. We intend to continue investing in sales and marketing to reach new customers and expand our market position.

•

Product leadership: We have evolved from an outbound-focused software platform provider for collections agencies to an integrated omnichannel platform that addresses all aspects of the agent experience. We will continue to invest in new technologies and harness existing ones.

•

Investments in growth: We are growing our team of customer success managers and field-based representatives, building our marketing capabilities to expand our reach, and investing in initiatives to improve salesforce productivity.

•

Usage of our products: We employ a mix of contracted and usage-based revenue that is unique in our market. Thus, we depend on usage-based revenue for a component of our revenue. This stream of revenue provides additional upside, and over a long period of time, has generally been stable. In addition, this usage-based revenue stream allows us to grow with our customers as they scale.

LiveVox’s Segments

LiveVox has determined that its Chief Executive Officer is its chief operating decision maker. LiveVox’s Chief Executive Officer reviews financial information presented on a consolidated basis for purposes of assessing performance and making decisions on how to allocate resources. Accordingly, LiveVox has determined that it operates in a single reportable segment.

Key Operating and Non-GAAP Financial Performance Metrics

In addition to measures of financial performance presented in our consolidated financial statements, we monitor the key metrics set forth below to help us evaluate growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts and assess operational efficiencies.

LTM Net Revenue Retention Rate

We believe that our LTM Net Revenue Retention Rate provides us and investors with insight into our ability to retain and grow revenue from our customers and is a meaningful measure of the long-term value of our customer relationships. LiveVox calculates LTM Net Revenue Retention Rate by dividing the recurring revenues recognized during the most recent LTM period by the recurring revenues recognized during the LTM period immediately preceding the most recent LTM period, provided, however, that recurring revenues from any customer in the most recent LTM period are excluded from the calculation if recurring revenues were not recognized from such customer in the preceding LTM period. Customers who cease using LiveVox’s products during the most recent LTM period are included in the calculation, but new customers who begin using LiveVox’s products during the most recent LTM period are not included in the calculation. For example, LTM Net Revenue Retention for the 12-month period ending December 2020 includes recurring revenues from all customers for whom revenues were recognized in 2019 regardless of whether such customers increased, decreased, or stopped their use of LiveVox’s products during 2020 (i.e., old customers), but exclude all recurring revenues from all customers who began to use LiveVox’s services during 2020 (i.e., new customers). We define monthly recurring revenue as recurring monthly contracted and usage revenue, which we calculate separately from one-time, non-recurring revenue by month by customer. We consider all contracted and usage-based revenue, which represents 99% of our revenue to be recurring revenue as all of our contracts provide for a minimum commitment amount. We consider professional services revenue and one-time adjustments, which are booked on a one-time, nonrecurring basis, to be non-recurring revenue. Professional services and other one-time adjustments are generally not material to the result of the calculation. However, one-time non-recurring revenue is important with respect to timing as we bill installation and non-standard statement of work fees immediately and recognize the revenue as the work is completed, which is generally in advance of the beginning of recurring revenue.

The following table shows our LTM Net Revenue Retention Rate for the periods presented:

	Twelve Months Ended March 31,		Twelve Months Ended December 31,
	2021	2020	2020	2019
LTM Net Revenue Retention Rate	99%	118%	106%	118%

Our LTM Net Revenue Retention Rate reflects the expansion over time of our existing customers as they add new products and additional units of service. A much higher percentage of our customers are contracted on our variable per minute pricing model with a minimum commitment as compared to our per agent pricing model with minimum commitments for both agents and units of service.

Our LTM Net Revenue Retention Rate decreased by 19%, to 99% in the twelve months ended March 31, 2021 from 118% in the twelve months ended March 31, 2020 primarily as a result of the impacts of COVID-19 in combination with contracted and usage revenue mix. Despite the decline in LTM Net Revenue Retention Rate, monthly minimum contracted revenue for customers grew by 25% from the end of the first quarter of fiscal 2020 to the end of the first quarter of fiscal 2021.

Our LTM Net Revenue Retention Rate decreased by 12%, to 106% in the twelve months ended December 31, 2020 from 118% in the twelve months ended December 31, 2019 primarily as a result of the impacts of COVID-19 in combination with contracted and usage revenue mix. Despite the decline in LTM Net Revenue Retention Rate, monthly minimum contracted revenue for customers grew by 20% from fiscal 2019 to fiscal 2020.

Adjusted EBITDA

We monitor Adjusted EBITDA, a non-generally accepted accounting principle (“Non-GAAP”) financial measure, to analyze our financial results and believe that it is useful to investors, as a supplement to U.S. GAAP measures, in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. We believe that Adjusted EBITDA helps illustrate underlying trends in our business that could otherwise be masked by the effect of the income or expenses that we exclude from Adjusted EBITDA. Furthermore, we use this measure to establish budgets and operational goals for managing our business and evaluating our performance. We also believe that Adjusted EBITDA provides an additional tool for investors to use in comparing our recurring core business operating results over multiple periods with other companies in our industry.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP, and our calculation of Adjusted EBITDA may differ from that of other companies in our industry. We compensate for the inherent limitations associated with using Adjusted EBITDA through disclosure of these limitations, presentation of our consolidated financial statements in accordance with U.S. GAAP and reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure, net income (loss). We calculate Adjusted EBITDA as net income (loss) before (i) depreciation and amortization, (ii) stock-based compensation, (iii) interest income, expense and other, (iv) provision (benefit from) for income taxes, and (v) other items that do not directly affect what we consider to be our core operating performance.

The following table shows a reconciliation of net income (loss) to Adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended March 31, (unaudited)
	2021	2020
Net loss	$(4,175)	$(553)
Non-GAAP adjustments:
Depreciation and amortization	1,604	1,516
Long-term equity incentive bonus and stock-based compensation expense	139	184
Interest expense, net	944	984
Other expense (income), net	(7)	132
Acquisition and financing related fees and expenses	284	25
Transaction-related costs	733	—
Golden Gate Capital management fee expenses	171	156
Provision for income taxes	35	60

Adjusted EBITDA	$(272)	$2,504

Non-GAAP Gross Profit and Non-GAAP Gross Margin percentage

U.S. GAAP defines gross profit as revenue less cost of revenue. Cost of revenue includes all expenses associated with our various product offerings as more fully described under the caption “Components of LiveVox’s Results of Operations — Cost of Revenue” below. We define Non-GAAP gross profit as gross profit after adding back the following items:

•	depreciation and amortization;

•	long-term equity incentive bonus and stock-based compensation expense; and

•	other non-recurring expenses

We add back depreciation and amortization, long-term equity incentive bonus and stock-based compensation expense and other non-recurring expenses because they are one-time or non-cash items. We eliminate the impact of these one-time or non-cash items because we do not consider them indicative of our core operating performance. Their exclusion facilitates comparisons of our operating performance on a period-to-period basis. Therefore, we believe showing gross margin, as Non-GAAP to remove the impact of these one-time or non-cash expenses is helpful to investors in assessing our gross profit and gross margin performance in a way that is similar to how management assesses our performance.

We calculate Non-GAAP gross margin percentage by dividing Non-GAAP gross profit by revenue, expressed as a percentage of revenue.

Management uses Non-GAAP gross profit and Non-GAAP gross margin percentage to evaluate operating performance and to determine resource allocation among our various product offerings. We believe Non-GAAP gross profit and Non-GAAP gross margin percentage provide useful information to investors and others to understand and evaluate our operating results in the same manner as our management and board of directors and allows for better comparison of financial results among our competitors. Non-GAAP gross profit and Non-GAAP gross margin percentage may not be comparable to similarly titled measures of other companies because other companies may not calculate Non-GAAP gross profit and Non-GAAP gross margin percentage or similarly titled measures in the same manner as we do.

The following table shows a reconciliation of gross profit to Non-GAAP gross margin percentage for the periods presented (in thousands):

	Three Months Ended March 31, (unaudited)
	2021	2020
Gross profit	$16,765	$16,547
Depreciation and amortization	944	969
Long-term equity incentive bonus and stock-based compensation expense	14	14

Non-GAAP gross profit	$17,723	$17,530
Non-GAAP gross margin %	63.4%	66.1%

Components of LiveVox’s Results of Operations

Revenue

LiveVox derives revenues by providing products under a variety of pricing models. Voice has been historically provided under a usage-based pricing model with prices calculated on a per-minute basis with a contracted minimum commitment in accordance with the terms of the underlying pricing agreements. Voice is LiveVox’s predominant source of revenue. Other revenue sources are derived from products under the following pricing models:

1)	a per “unit of measure” with a minimum commitment (e.g., Speech IQ);

2)	the combination of per agent and per “unit of measure” models with minimum contracted commitments for each (e.g., SMS, email, U-CRM services);

3)	a per agent pricing model with a minimum agent commitment (e.g., U-Script, U-Ticket, U-Chat, U-Quality Management, U-Screen Capture, U-CSAT, U-BI); and

4)	a per agent pricing model with a minimum agent commitment with a monthly maximum commitment (e.g., PDAS–our compliance product, U-BI).

Outside of Voice, our pricing models detailed above are relatively new to the market and are not yet material to our business from a financial perspective.

Cost of Revenue

Our cost of revenue consists of personnel costs and associated costs such as travel, information technology, facility allocations and stock-based compensation for Implementation and Training Services, Customer Care, Technical Support, Professional Services, User Acceptance Quality Assurance, Technical Operations and VOIP services to our customers. Other costs of revenue include non-cash costs associated with depreciation and amortization including acquired technology; charges from telecommunication providers for communications, data center costs and costs to providers of cloud communication services, software, equipment maintenance and support costs to maintain service delivery operations.

Our data center costs are transitioning from a model based on maintaining a co-location facility with our own capital equipment to a cloud strategy based on monthly recurring charges for capacity added in generally small step function increments. The transition began in fiscal 2019 and is expected to be complete in fiscal 2021. As a result, we have reduced our capital expenditures for data center equipment, which has slowed growth in depreciation and increased our data center costs for our cloud provisioning. We expect feature release efficiencies for our cloud operations as research and development resources eliminate the release effort associated with our co-location deployment. We have accelerated depreciation expense associated with the change in useful life estimate of the co-location facility.

As our business grows, we expect to realize economies of scale in our cost of revenue. We use the LiveVox platform to facilitate data-driven innovations to identify and facilitate efficiency improvement to our implementation, customer care and support, and technical operations teams. Additionally, our research and development priorities include ease of implementation, reliability and ease of use objectives that reduce costs and result in economies of scale relative to revenue growth.

Operating Expenses

We classify our operating expenses as sales and marketing, general and administrative, and research and development.

Sales and Marketing. Sales and marketing expenses consist primarily of salaries and related expenses, including stock-based compensation, for personnel in sales and marketing, sales commissions, travel costs, as well as marketing pipeline management, content delivery, programs, campaigns, lead generation, and allocated overhead. We believe it is important to continue investing in sales and marketing to continue to generate revenue growth, and we expect sales and marketing expenses to increase in absolute dollars and fluctuate as a percentage of revenue as we continue to support our growth initiatives.

General and Administrative. General and administrative expenses consist primarily of salary and related expenses, including stock-based compensation, for management, finance and accounting, legal, information systems and human resources personnel, professional fees, compliance costs, other corporate expenses and allocated overhead. We expect that general and administrative expenses will fluctuate in absolute dollars from period to period but decline as a percentage of revenue over time.

Research and Development. Research and development expenses consist primarily of salary and related expenses, including stock-based compensation, for personnel related to the identification and development of improvements and expanded features for our products, as well as quality assurance, testing, product management and allocated overhead. Research and development costs are expensed as incurred. We have not performed research and development for internal-use software that would meet the qualifications for capitalization. We believe it is important to continue investing in research and development to continue to expand and improve our products and generate future revenue growth, and we expect research and development expenses to increase in absolute dollars and fluctuate as a percentage of revenue as we continue to support our growth initiatives.

Results of Operations

The following tables summarize key components of LiveVox’s results of operations for the periods indicated (in thousands, except per share data):

	Three Months Ended March 31, (unaudited)
	2021	2020
Revenue	$27,945	$26,519
Cost of revenue	11,180	9,972

Gross profit	16,765	16,547
Operating expenses
Sales and marketing expense	8,908	8,119
General and administrative expense	4,880	3,066
Research and development expense	6,180	4,738

Total operating expenses	19,968	15,923

Income (loss) from operations	(3,203)	624
Interest expense, net	944	984
Other expense (income), net	(7)	132

Total other expense, net	937	1,116

Pre-tax income loss	(4,140)	(492)
Provision for income taxes	35	61

Net loss	$(4,175)	$(553)
Net loss per share — basic and diluted	$(4,175)	$(553)
Weighted average shares outstanding — basic and diluted	1	1

Comparison of the three months ended March 31, 2021 and 2020 (in thousands)

Revenue

	Three Months Ended March 31, (unaudited)
	2021	2020	$ Change	% Change
Revenue	$27,945	$26,519	$1,426	5.4%

Revenue increased by $1.4 million, or 5.4%, to $27.9 million in the three months ended March 31, 2021 from $26.5 million in the three months ended March 31, 2020, primarily due to the acquisition of new customers and upsells to our existing customer base. The recent stimulus packages designed to address the COVID-19 pandemic have allowed our customers to meet their goals with less effort, reducing usage volumes which were more than offset by 23% growth in contracted revenue.

Cost of revenue

	Three Months Ended March 31, (unaudited)
	2021	2020	$ Change	% Change
Cost of revenue	$11,180	$9,972	$1,208	12.1%

% of revenue	40.0%	37.6%

Cost of revenue increased by $1.2 million, or 12.1%, to $11.2 million in the three months ended March 31, 2021 from $10.0 million in the three months ended March 31, 2020. The increase was attributable primarily to increases in cloud data center costs.

Gross profit

	Three Months Ended March 31, (unaudited)
	2021	2020	$ Change	% Change
Gross profit	$16,765	$16,547	$218	1.3%

Gross margin percentage	60.0%	62.4%

Gross profit increased by $0.2 million, or 1.3%, to $16.7 million in the three months ended March 31, 2021 from $16.5 million in the three months ended March 31, 2020. The increase in gross profit was a result of higher revenue that offset the increased cloud data center costs we experienced while transitioning from our co-location deployment.

Sales and marketing expense

	Three Months Ended March 31, (unaudited)
	2021	2020	$ Change	% Change
Sales and marketing expense	$8,908	$8,119	$789	9.7%

% of revenue	31.9%	30.6%

Sales and marketing expense increased by $0.8 million, or 9.7%, to $8.9 million in the three months ended March 31, 2021 from $8.1 million in the three months ended March 31, 2020. The increase was primarily due to increased personnel costs of $1.4 million and higher marketing, promotions and tradeshows of $0.2 million. These increases were partially offset by decreased travel costs of $0.5 million and decreased miscellaneous sales and marketing costs of $0.5 million.

General and administrative expenses

	Three Months Ended March 31, (unaudited)
	2021	2020	$ Change	% Change
General and administrative expense	$4,880	$3,066	$1,814	59.2%

% of revenue	17.5%	11.6%

General and administrative expenses increased by $1.8 million, or 59.2%, to $4.9 million in the three months ended March 31, 2021 from $3.1 million in the three months ended March 31, 2020. The increase was primarily for accounting, audit and legal fees of $0.8 million in preparation to become a public company. Additionally, personnel costs increased $0.7 million, and office space expenses increased $0.3 million.

Research and development expense

	Three Months Ended March 31, (unaudited)
	2021	2020	$ Change	% Change
Research and development expense	$6,180	$4,738	$1,442	30.4%

% of revenue	22.1%	17.9%

Research and development expenses increased by $1.5 million, or 30.4%, to $6.2 million in the three months ended March 31, 2021 from $4.7 million in the three months ended March 31, 2020. The increase was primarily due to increased personnel costs of $1.0 million, driven by increased headcount and above average salary increases to retain certain essential employees. Additionally, computing costs used in the development of software increased $$0.4 million.

Interest expense, net

	Three Months Ended March 31, (unaudited)
	2021	2020	$ Change	% Change
Interest expense, net	$944	$984	$(40)	(4.1	) %

% of revenue	3.4%	3.7%

Interest expense, net decreased by $0.04 million, or 4.1%, to $0.94 million in the three months ended March 31, 2021 from $0.98 million in the three months ended March 31, 2020. The decrease was attributable primarily to decreased interest expense of $0.07 million associated with the decreased outstanding principal amount of our term loan and the lower interest rates.

Liquidity and Capital Resources

Overview

As of March 31, 2021 and December 31, 2020, LiveVox held cash and cash equivalents of $14.2 million and $18.1 million. respectively. In addition, we had restricted cash of $0.1 million as of March 31, 2021 related to the holdback amount for one acquisition the Company made in 2019, and $1.5 million in restricted cash as of December 31, 2020 related to the holdback amount for the two acquisitions the Company made in 2019. LiveVox’s primary use of cash is for operation and administrative activities including employee related expenses, and general, operating and overhead expenses. Future capital requirements will depend on many factors, including our customer growth rate, customer retention, timing and extent of development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced product offerings, the continuing market acceptance of our products, effective integration of acquisition activities, and maintaining our bank credit facility. Additionally, the duration and extent of the impact from the COVID-19 pandemic continues to depend on future developments that cannot be accurately predicted at this time, such as the ongoing severity and transmission rate of the virus, the extent and effectiveness of vaccine programs and other containment actions, the duration of social distancing, office closure and other restrictions on businesses and society at large, and the specific impact of these and other factors on LiveVox’s business, employees, customers and partners. While the COVID- 19 pandemic has caused operational difficulties, and may continue to create unprecedented challenges, it has not thus far had a substantial net impact on the Company’s liquidity position.

On February 28, 2018, LiveVox entered into an amendment to its term loan and revolving credit facility with PNC Bank originally dated November 7, 2016 (as so amended, the “Credit Facility”) to provide for a $45.0 million term loan, a $5.0 million line of credit and a $1.5 million letter of credit sub-facility. The agreement governing the Credit Facility had a five-year term ending November 7, 2021. The Credit Facility is collateralized by a first-priority perfected security interest in substantially all the assets of LiveVox and is subject to certain financial covenants before and after a covenant conversion date. Covenant conversion may be elected early by LiveVox if certain criteria are met, including, but not limited to meeting fixed charge coverage and liquidity ratio targets as of the most recent twelve-month period. Prior to the covenant conversion date, LiveVox is required to maintain minimum levels of liquidity and recurring revenue. As of the covenant conversion date, LiveVox is required to maintain the Fixed Charge Coverage Ratio and Leverage Ratio (as defined in the Credit Facility) measured on a quarter-end basis for the four-quarter period ending on each such date through the end of the agreement.

On December 16, 2019, LiveVox amended the Credit Facility (as amended, the “Amended Credit Facility”), increasing the term loan borrowing therein by $13.9 million to $57.6 million and amending certain terms and conditions. The Amended Credit Facility reset the minimum recurring revenue covenant and qualified cash amounts through December 31, 2021 and extended the quarterly measurement dates through September 30, 2023 and the maturity date to November 7, 2023. LiveVox was in compliance with all debt covenants at March 31, 2021 and December 31, 2020 and was in compliance with all debt covenants as of the date of issuance of these consolidated financial statements. There was no unused borrowing capacity under the term loan portion of the Amended Credit Facility at March 31, 2021 and December 31, 2020. On March 17, 2020, as a precautionary measure to ensure financial flexibility and maintain maximum liquidity in response to COVID-19 pandemic, LiveVox drew down approximately $4.7 million under the revolving portion of the Amended Credit Facility.

LiveVox’s consolidated financial statements have been prepared assuming LiveVox will continue as a going concern for the 12 months from the date of issuance of the consolidated financial statements, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. LiveVox’s main sources of liquidity were cash generated by operating cash flows and the term loan and revolving credit facility.

Acquisition Opportunities

We believe that there may be opportunity for further consolidation in our industry. From time to time, we evaluate potential strategic opportunities, including acquisitions of other providers of cloud-based services. We have been in, and from time to time may engage in, discussions with counterparties in respect of various potential strategic acquisition and investment transactions. Some of these transactions could be material to our business and, if completed, could be difficult to integrate, result in increased leverage or dilution and/or subject us to unexpected liabilities. In connection with evaluating potential strategic acquisition and investment transactions, we may incur significant expenses for the evaluation and due diligence investigation of these potential transactions.

Cash flow (in thousands)

	Three Months Ended March 31, (unaudited)
	2021	2020
Net cash provided by (used in) operating activities	$(5,091)	$415
Net cash provided by (used in) investing activities	1,136	(212)
Net cash provided by (used in) financing activities	(1,319)	4,190
Effect of foreign currency translation	(21)	(96)

Net increase (decrease) in cash, cash equivalents and restricted cash	$(5,295)	$4,297

Net cash provided by (used in) operating activities

Cash flows from operating activities during the three months ended March 31, 2021 decreased by $5.5 million to $(5.1) million from $0.4 million during the same period in 2020. The decrease to net cash provided by (used in) operating activities was primarily attributable to a $3.6 million decrease to net loss and a decrease of $0.4 million in non-cash adjustments to net loss. These non-cash items primarily consisted of a $0.6 million decrease of bad debt expense being offset by a $0.1 million increase of amortization of deferred sales commissions. Net cash provided by (used in) operating activities has a decrease of $1.5 million in cash from operating assets and liabilities, primarily due to the accrued contingent considerations in asset acquisition.

Net cash provided by (used in) investing activities

Cash flows from investing activities during the three months ended March 31, 2021 increased by $1.3 million to $1.1 million from $(0.2) million during the same period in fiscal 2020. Net cash provided by investing activities during the three months ended March 31, 2021 was comprised of $1.3 million in asset acquisition, offset by $0.2 million in purchases of property and equipment.

Net cash provided by (used in) financing activities

Cash flows from financing activities during the three months ended March 31, 2021 decreased by $5.5 million, or 131.5%, to $(1.3) million from $4.2 million during the same period in 2020, reflecting a $0.9 million increase of repayment on loan payable, offset by the drawdown on the revolving portion of the Amended Credit Facility of $4.7 million in March of 2020.

Contractual Obligations and Commitments

Our principal contractual obligations consist of future payment obligations under our term loan, finance leases to finance computer and networking equipment, and operating leases for office facilities. Please see Note 9 to the consolidated financial statements of LiveVox included elsewhere in the Super 8-K for discussion of the contractual obligations under LiveVox’s term facility.

The following table summarizes our significant contractual obligations as of March 31, 2021 (in thousands):

	Payment Due by Period
	Total	Remaining 2021	1-3 Years	4-5 Years	More than 5 Years
Finance lease obligations (1)	$299	$259	$40	$—	$—
Operating lease obligations (2)	7,713	1,557	4,915	1,116	125
Term loan (3)	56,094	1,080	55,014	—	—

Total	$64,106	$2,896	$59,969	$1,116	$125

(1)	Represents financing of computer and networking equipment and software purchases for our co-location data centers.
(2)	Represents obligations to make payments under lease agreements for our corporate headquarters and worldwide offices.
(3)	Consists of principal payments only, excluding interest of $0.9 million. The principal amount is due November 7, 2023.

Off-Balance Sheet Arrangements

As of March 31, 2021, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K, such as the use of unconsolidated subsidiaries, structured finance, special purpose entities or variable interest entities.

Critical Accounting Policies and Use of Estimates

The preparation of the consolidated financial statements included elsewhere in the Super 8-K in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include, but are not limited to, the determination of the useful lives of long-lived assets, allowances for doubtful accounts, fair value of goodwill and long-lived assets, fair value of incentive awards, establishing standalone selling price, valuation of deferred tax assets, income tax uncertainties, and other contingencies. Management periodically evaluates such estimates and they are adjusted prospectively based upon such periodic evaluation. Actual results could differ from those estimates. While our significant accounting policies are more fully described in the notes to its consolidated financial statements included elsewhere in the Super 8-K, we believe that the following accounting policies and estimates are critical to our business operations and understanding of its financial results.

Impairment of long-lived assets, including intangible assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset and long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value. No impairment losses have been recognized in any of the periods presented.

Through the year ended December 31, 2019, we performed its annual impairment review of goodwill at December 31, and when a triggering event occurs between annual impairment tests. In anticipation of the reporting requirements in connection with being a public company, we changed the date of its annual goodwill impairment test to October 1, effective for the year 2020. In testing for goodwill impairment, we first assess qualitative factors. If, based on the qualitative assessment, it is determined that it is more likely than not that the fair value of the Company’s single reporting unit is less than its carrying amount, including goodwill, we will perform the quantitative impairment test in accordance with Accounting Standards Codification (“ASC”) 350-20-35, as amended by Accounting Standards Update (“ASU”) 2017-04, to determine if the fair value of the reporting unit exceeds its carrying amount. If the fair value is determined to be less than the carrying value, an impairment charge is recorded for the amount by which the reporting unit’s carrying amount exceeds its fair value, limited to the total amount of goodwill allocated to that reporting unit. No impairment losses have been recognized in any of the periods presented.

Intangible assets, consisting of acquired developed technology, corporate name, customer relationships and workforce, are carried at cost less accumulated amortization. All intangible assets have been determined to have definite lives and are amortized on a straight-line basis over their estimated remaining economic lives, ranging from three to ten years. Amortization expense related to developed technology is included in cost of revenue. Amortization expense related to customer relationships and corporate name is included in sales and marketing expense. Amortization expense related to acquired workforce is included within cost of revenue and research and development expense. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable. No impairment losses have been recognized in any of the periods presented.

Revenue Recognition

LiveVox recognizes revenue in accordance with U.S. GAAP, pursuant to ASC 606, Revenue from Contracts with Customers.

LiveVox derives substantially all of its revenues by providing cloud-based contact center voice products under a usage-based model, with prices calculated on a per-call, per-seat, or, more typically, a per-minute basis and contracted minimum usage in accordance with the terms of the underlying agreements. Other immaterial ancillary revenues are derived from call recording, local caller identification packages, performance/speech analytics, text messaging services and professional services billed monthly on primarily usage-based fees, and to a lesser extent, fixed fees. Revenues are recognized when control of these services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services excluding amounts collected on behalf of third parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities based on local tax law.

We determine revenue recognition through the following steps:

a.	Identification of the contract, or contracts, with a customer;

b.	Identification of the performance obligations in the contract;

c.	Determination of the transaction price;

d.	Allocation of the transaction price to the performance obligations in the contract; and

e.	Recognition of revenue when, or as, the performance obligations are satisfied.

We enter into contracts that can include various combinations of services, each of which are distinct and accounted for as separate performance obligations. Our cloud-based contact center solutions typically include a promise to provide continuous access to our hosted technology platform solutions through one of our data centers. Arrangements with customers do not provide the customer with the right to take possession of LiveVox’s software platform at any time. Our performance obligations are satisfied over time as the customer simultaneously receives and consumes the benefits as we perform our services. Our contracts typically range from annual to three-year agreements with payment terms of net 10-60 days. As the services provided by LiveVox are generally billed monthly there is not a significant financing component in LiveVox’s arrangements.

LiveVox’s arrangements typically include monthly minimum usage commitments and specify the rate at which the customer must pay for actual usage above the monthly minimum. Additional usage in excess of contractual minimum commitments are deemed to be specific to the month that the usage occurs, since the minimum usage commitments reset at the beginning of each month. We have determined these arrangements meet the variable consideration allocation exception and therefore, we recognize contractual monthly commitments and any overages as revenue in the month they are earned.

LiveVox has service-level agreements with customers warranting defined levels of uptime reliability and performance. Customers may receive credits or refunds if the Company fails to meet such levels. If the services do not meet certain criteria, fees are subject to adjustment or refund representing a form of variable consideration. LiveVox records reductions to revenue for these estimated customer credits at the time the related revenue is recognized. These customer credits are estimated based on current and historical customer trends, and communications with its customers. Such customer credits have not been significant to date.

For contracts with multiple performance obligations, we allocate the contract price to each performance obligation based on its relative standalone selling price (“SSP”). We generally determine SSP based on the prices charged to customers. In instances where SSP is not directly observable, such as when we do not sell the service separately, we determine the SSP using information that generally includes market conditions or other observable inputs.

Professional services for configuration, system integration, optimization or education are billed on a fixed-price or on a time and material basis and are performed by LiveVox directly or, alternatively, customers may also choose to perform these services themselves or engage their own third-party service providers. Professional services revenue, which represents less than 1% of revenue, is recognized over time as the services are rendered.

Deferred revenues represent billings or payments received in advance of revenue recognition and are recognized upon transfer of control. Balances consist primarily of annual or multi-year minimum usage agreements not yet provided as of the balance sheet date. Deferred revenues that will be recognized during the succeeding twelve-month period are recorded as deferred revenues, current in the consolidated balance sheets, with the remainder recorded as deferred revenue, net of current in the Company’s consolidated balance sheets.

Income Taxes

LiveVox accounts for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recognized for the future tax consequences arising from the temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will be paid or refunds received, as provided for under currently enacted tax law. A valuation allowance is provided for deferred tax assets that, based on available evidence, are not expected to be realized. LiveVox recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

LiveVox recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. LiveVox does not believe its consolidated financial statements include any uncertain tax positions. It is LiveVox’s policy to recognize interest and penalties accrued on any unrecognized tax benefit as a component of income tax expense.

Employee and Non-Employee Incentive Plans

During 2014, LiveVox established two bonus incentive plans, the Value Creation Incentive Plan (which we refer to as the “VCIP”) and the Option-based Incentive Plan (which we refer to as the “OBIP”), pursuant to which eligible participants will receive a predetermined bonus based on the Company’s equity value at the time of a liquidity event, if the stockholder return associated with the liquidity event exceeds certain thresholds (as defined in the VCIP and OBIP). All of the Company’s executive officers and certain other key employees are eligible to participate in the VCIP and certain other employees are eligible to participate in the OBIP. Awards under the VCIP and OBIP are subject to both time-based and performance-based vesting conditions. Awards under the VCIP and OBIP generally time vest over 5 years and performance vest upon certain liquidity event conditions, subject to continued service through the vesting dates. Under the VCIP, the value at payoff is further adjusted based on the stockholder returns resulting from the liquidity event while the OBIP has a minimum stockholder return. For a portion of each award, the liquidity event condition can be met post termination of service, as long as the time-based vesting period has been completed. The awards under the VCIP and OBIP may be settled in cash or shares, depending on the nature of the underlying liquidity event. LiveVox also has an option to repurchase both awards at an amount deemed to be fair value for which the time-based vesting period has been completed, contingent on the employee’s termination of service. Because vesting and payment under the VCIP and OBIP is contingent upon a liquidity event, the Company will not record compensation expense until a liquidity event occurs or unless they are repurchased, in which case the Company has recorded compensation expense equal to the repurchase amount. The Company remeasures the awards’ fair value at each reporting period. These awards are reflected as Level 3 in the fair value table. The fair value used by the Company has historically been determined by the LiveVox board of directors with assistance of management. The LiveVox board of directors has determined the fair value at each reporting period by considering a number of objective and subjective factors including important developments in the Company’s operations, valuations performed by an independent third party, actual results and financial performance, the conditions in the CCaaS industry and the economy in general, volatility of comparable public companies, among other factors.

During 2019, LiveVox implemented a one-time management liquidity program, in which certain executives with time-based vested VCIP awards were liquidated and paid out in cash. LiveVox recorded this event as compensation expense within cost of revenue and operating expenses within the consolidated financial statements for the year ended December 31, 2019 in the amount of $8.7 million, of which $4.3 million is recorded in accrued bonuses and was paid out within 12 months from December 31, 2019.

During 2019, LiveVox TopCo established a Management Incentive Unit program whereby the LiveVox board of directors has the power and discretion to approve the issuance of Class B Units of LiveVox TopCo that represent management incentive units (which we call “Management Incentive Units” or “MIU”) to any manager, director, employee, officer or consultant of the Company or its Subsidiaries. Vesting begins on the date of issuance, and the Management Incentive Units vest ratably over five years with 20% of the Management

Incentive Units vesting on the first anniversary of a specified vesting commencement date, and then quarterly thereafter, subject to the grantee’s continued employment with the Company on the applicable vesting date. Vesting of the Management Incentive Units will accelerate upon consummation of a “sale of the company”, which is defined by the LiveVox TopCo limited liability company agreement as (i) the sale or transfer of all or substantially all of the assets of LiveVox TopCo on a consolidated basis or (ii) any direct or indirect sale or transfer of a majority of interests in LiveVox TopCo and its subsidiaries on a consolidated basis, as a result of any party other than certain affiliates of Golden Gate Capital obtaining voting power to elect the majority of LiveVox TopCo’s governing body.

If a Management Incentive Unit holder terminates employment, any vested Management Incentive Units as of the termination date will be subject to a repurchase option held by LiveVox TopCo or funds affiliated with Golden Gate Capital. The option to repurchase can be exercised for one year beginning on the latter of (a) the Management Incentive Unit holder’s termination date and (b) the 181st day following the initial acquisition of the Management Incentive Units by the Management Incentive Unit holder. The repurchased Management Incentive Units will be valued at fair market value as of the date that is 30 days prior to the date of the repurchase. However, if the fair market value is less than or equal to the participation threshold of the vested Management Incentive Units, the Management Incentive Units may be repurchased for no consideration.

The Company recognizes compensation expense on a straight-line basis over the requisite service period of five years. Stock-based compensation for Management Incentive Units is measured based on the grant date fair value of the award.

Acquisitions

The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not we have acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.

Recently Adopted Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in the Super 8-K for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the balance sheet date included in the Super 8-K.

Quantitative and Qualitative Disclosures about Market Risk

Concentration risk

Financial instruments that potentially subject LiveVox to significant concentrations of credit risk consist primarily of cash and accounts receivable. Risks associated with cash are mitigated using what LiveVox considers creditworthy institutions. LiveVox performs ongoing credit evaluations of its customers’ financial condition. Substantially all of LiveVox’s assets are in the United States.

As of March 31, 2021 and December 31, 2020, no single customer represented more than 10% of LiveVox’s accounts receivable. For the three months ended March 31, 2021 and 2020, no single customer represented more than 10% of LiveVox’s revenue.

LiveVox relies on third parties for telecommunication, bandwidth, and colocation services that are included in cost of revenue.

As of March 31, 2021, three vendors accounted for approximately 47% of the Company’s total accounts payable. No other single vendor exceeded 10% of the Company’s accounts payable at March 31, 2021. As of December 31, 2020, two vendors accounted for approximately 55% of the Company’s accounts payable. No other single vendor exceeded 10% of the Company’s accounts payable at December 31, 2020. LiveVox believes there could be a material impact on future operating results should a relationship with an existing supplier cease.

Interest rate sensitivity

The term loan portion of the Credit Facility is subject to interest rate risk, as the loan is termed as either a base rate loan or LIBOR rate loan (each as defined in the agreement governing the Credit Facility) and can be a combination of both. LIBOR interest elections are for one, two or three-month periods. Interest changes affect the fair value of the term loan but do not impact our financial position, cash flows or results of operations due to the fixed nature of the debt obligation.

Foreign exchange risk

LiveVox reports its results in U.S. dollars, which is its reporting currency. The functional currency of LiveVox’s foreign subsidiaries is their local currency. We also have international sales that are denominated in foreign currencies. For these international subsidiaries and customers, the monetary assets and liabilities are translated into U.S. dollars at the current exchange rate as of the balance sheet date, and all non-monetary assets and liabilities are translated into U.S. dollars at historical exchange rates. Revenues and expenses are translated using average rates in effect on a monthly basis. The resulting translation gain and loss adjustments are recorded directly as a separate component of stockholders’ equity (accumulated other comprehensive loss), unless there is a sale or complete liquidation of the underlying foreign investments, or the adjustment is inconsequential.

We experience fluctuations in transaction gains or losses from remeasurement of monetary assets and liabilities that are denominated in currencies other than the functional currency of the entities in which they are recorded. Exchange gains and losses resulting from foreign currency transactions were not significant in any period and are reported in other expense (income), net in the consolidated statements of operations and comprehensive loss.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Forward Purchase Agreement

On January 13, 2021, Crescent and the Company entered into the Forward Purchase Agreement, pursuant to which Crescent committed to purchase from the Company, subject to the terms and conditions set forth therein, 2,500,000 shares of Common Stock plus 833,333 Warrants for an aggregate purchase price of $25,000,000 in a private placement that closed immediately prior to the Business Combination, which such commitment Crescent may assign, in whole or in part, to certain transferees, including, but not limited to, its current or prospective limited partners (Crescent and such possible transferees together comprising the Forward Purchasers). The securities issued pursuant to the Forward Purchase Agreement cannot be transferred, assigned or sold until the earlier to occur of: (A) 180 days after the completion of the Business Combination or (B) subsequent to the Business Combination, the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

The Forward Purchase Agreement provides for certain registration rights. In particular, within 30 calendar days after the consummation of the Business Combination, the Company is required to file with the SEC a registration statement registering the resale of the securities issued pursuant to the Forward Purchase Agreement. Additionally, the Company is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.

Registration Rights

At the closing of the Business Combination, the Company entered into the Amended and Restated Registration Rights Agreement, with the SPAC Sponsor and certain other stockholders of the Company, including the LiveVox Stockholder. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, (a) any outstanding share of Common Stock or any other equity security of the Company held by a signatory thereto (besides the Company) as of the date of the Amended and Restated Registration Rights Agreement or thereafter acquired by a such holder and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock held by such holder by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights.

The Amended and Restated Registration Rights Agreement provides that the Company will, as soon as practicable, but in any event within 30 days after the consummation of the Business Combination, file with the SEC a shelf registration statement. Such shelf registration statement shall register the resale of all securities registrable pursuant to the Amended and Restated Registration Rights Agreement held by the signatories thereto (besides the Company) from time to time, and the Company will use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the initial filing deadline. A majority of the signatories to the Amended and Restated Registration Rights Agreement associated with the SPAC Sponsor, as a group and the LiveVox Stockholder are each entitled to demand that the Company register shares of Common Stock held by such parties. The signatories affiliated with the SPAC Sponsor are entitled to make up to three such demands and the LiveVox Stockholder is entitled to make unlimited demands. In addition, the Amended and Restated Registration Rights Agreement provides certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to the terms of the Amended and Restated Registration Rights Agreement. The Company and the other signatories to the Amended and Restated Registration Rights Agreement will provide customary indemnification in connection with offerings of Common Stock effected pursuant to the terms of the Amended and Restated Registration Rights Agreement.

In the Amended and Restated Registration Rights Agreement, the LiveVox Stockholder also agreed to be bound by certain restrictions on the transfer of their Common Stock acquired pursuant to the Merger Agreement.

Such Common Stock cannot be transferred, assigned or sold until the earlier to occur of: (A) 180 days after the completion of the Business Combination or (B) subsequent to the Business Combination, the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Related Person Transactions Policy Following the Business Combination

Following the Business Combination, our board adopted a new written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, and in which any “related person” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under this policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our Board) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

•	Our audit committee will approve only those transactions that it determines are fair and in our best interests.

All of the transactions described above were entered into prior to the adoption of such policy.

Indemnification

In connection with the closing of the Business Combination, the Company entered into indemnification agreements with each of its directors and officers (the “Indemnification Agreements”). The Indemnification Agreements provide the directors and executive officers, which provide that we will indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and the Amended and Restated Bylaws.

Agreements with Directors and Officers

LiveVox pays monthly board of director fees plus reimbursement of expenses incurred on behalf of LiveVox to two members of its board of directors. Additionally, LiveVox TopCo issued incentive equity in the form of Management Incentive Units to executive officers of LiveVox. See “Executive Compensation—LiveVox” for additional information.

MANAGEMENT

Management and Board of Directors

The following persons are the members of the board of directors of LiveVox (the “Board”) and LiveVox’s executive officers as of the date of this prospectus:

Name	Age	Position(s) Held
Louis Summe	53	Chief Executive Officer, Co-Founder and Director
Gregg Clevenger	57	Executive Vice President and Chief Financial Officer
Laurence Siegel	54	Executive Vice President, Product Development and Co-Founder
Erik Fowler	50	Executive Vice President, Worldwide Sales and Business Operations
Mark Mallah	58	General Counsel
Rishi Chandna	42	Director
Marcello Pantuliano	37	Director
Doug Ceto	35	Director
Bernhard Nann	58	Director
Stewart Bloom	63	Director
Robert D. Beyer	61	Director
Todd M. Purdy	46	Director
Leslie C. G. Campbell	62	Director
Susan Morisato	66	Director
Kathleen Pai	38	Director

Directors

Louis Summe is Co-founder of LiveVox and has served as Chief Executive Officer and a member of the Board of Directors since the company’s inception in 1998. The company was founded with the vision of eliminating the complexities and data siloes that prevent businesses from creating better customer experiences. Louis is a pioneer in leveraging the cloud to unify disparate applications and in doing so, he has created a new path for businesses to modernize their engagement with new channels and AI technology. From 1997 to 2000 Mr. Summe was VP of Product and Business Development for Physicians Online, a pioneer in healthcare internet services and held positions at Merck-Medco and EDS earlier in his career. Louis received his Masters of Business Administration at Columbia University and B.A. in Physics from Xavier University.

Rishi Chandna. Mr. Chandna is a Managing Director of Golden Gate Capital, which he joined in 2002. Mr. Chandna oversees Golden Gate Capital’s investments in the broader technology sector with an emphasis on enterprise software, technology enabled services, business services, and information services. Prior to joining Golden Gate Capital, Mr. Chandna worked in the Los Angeles office of Bain & Company. Mr. Chandna has an MBA from Harvard Business School and a BA in Economics from the University of California, Berkeley.

Marcello Pantuliano. Mr. Pantuliano is a Managing Director at Golden Gate Capital, which he joined in 2009. Mr. Pantuliano focuses on both private and public equity at Golden Gate Capital and leads all public equity investing activity for the firm. Prior to joining Golden Gate Capital, Mr. Pantuliano was at Alesco Global Advisors, a long/short hedge fund, and at Bank of America as an investment banker. Mr. Pantuliano has a B.S. in Electrical Engineering from Stanford University.

Doug Ceto. Mr. Ceto is a Managing Director of Golden Gate Capital, which he joined in 2014. Prior to joining Golden Gate Capital, Mr. Ceto worked at Welsh, Carson, Anderson & Stowe in New York, New York from 2010 to 2014. Previously, he worked in the Global Leveraged Finance group at Bank of America Merrill Lynch in New York, New York from 2008 to 2010. Mr. Ceto has a BA from Dartmouth College.

Bernhard Nann. Mr. Nann is an Operating Executive with Golden Gate Capital, which he joined in 2015. He currently serves on the boards of 2020 Technologies, Ensemble Health Partners, LiveVox and Vorto and as

an advisor to Neustar. Mr. Nann was on the board of Green Street Advisors, from 2016 to 2019. Prior to joining Golden Gate Capital, Mr. Nann served as chief executive officer of Opera Solutions in Jersey City, New Jersey from 2014 to 2015. Previously, he served as President, Operations and Technology and CTO for Symphony IRI Group in Chicago, Illinois from 2008 to 2013, in product and P&L roles and as the CTO for FICO (NYSE:FICO) from 2003 to 2008 and as the Founder and chief executive officer of NAREX Inc. from 1995 to 2003. Mr. Nann has a BS and MS in engineering from the University of Stuttgart and an MBA from Ohio State University, where he was a Fulbright Scholar.

Stewart Bloom. Mr. Bloom has been an Operating Executive and independent advisor to Golden Gate capital since 2011. He currently serves as Chairman of LiveVox, Neustar and Vector Solutions and as an advisor to Ensemble Health Partners. Prior to joining Golden Gate Capital, Mr. Bloom served as Chairman and CEO of Aspect Software Inc. from August 2012 to July 2017. During his tenure at Aspect Software, Mr. Bloom guided the company through a financial restructuring that included a voluntary petition seeking relief under Chapter 11 of the U.S. Bankruptcy Code in March 2016, with Mr. Bloom continuing to serve as chief executive officer following Aspect Software’s emergence from bankruptcy in May 2016. Mr. Bloom was previously the chief executive officer of Escalate Retail from August 2006 to February 2011, and chief executive officer of GERS Retail Systems (predecessor to Escalate Retail) from May 2005 to August 2006. He served on the Boards of Golden Gate Capital portfolio companies Infor, from April 2012 to February 2017, Softbrands Holdings, from July 2011 to April 2012, and Symon Communications, from April 2012 to April 2013. Previously, he served as Vice President Americas Technology Services of Capgemini from August 2001 to May 2005, as a Senior Vice President for Mainspring from June 2000 to August 2001, and as a Senior Partner with Ernst & Young Management Consulting from June 1995 to June 2000.

Robert D. Beyer. Mr. Beyer has served as our Chief Executive Officer from November 2017 to November 2018 and as our Executive Chairman, acting as Co-Chairman of the Board, since November 2018. Mr. Beyer is Chairman of Chaparal Investments LLC, a private investment firm and holding company which he founded in 2009. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. Mr. Beyer previously served as Chief Investment Officer from 2000 to 2005. Mr. Beyer has been a director of Jefferies Financial Group Inc. since 2013. Mr. Beyer is the immediate past chair and a member of the Board of Councilors of USC Dornsife School of Letters, Arts and Sciences, a past chair and member of the Harvard-Westlake School Board of Trustees and a member of the Advisory Board of Milwaukee Brewers Baseball Club. Mr. Beyer was formerly a director of Société Générale Asset Management, S.A. and The TCW Group, Inc. Mr. Beyer was a director of The Allstate Corporation, an NYSE listed company, from 2006 through 2016. Mr. Beyer was a director at The Kroger Co., a NYSE listed company, from 1999 to 2019. Mr. Beyer received an MBA from the UCLA Anderson School of Management and a BS from the University of Southern California.

Todd M. Purdy. Mr. Purdy has served as our Chief Executive Officer since November 2018. Mr. Purdy is a seasoned private equity investor with 23 years of investment industry experience. Previously, Mr. Purdy was a Partner at Leonard Green & Partners, or LGP, a leading private equity investment firm based in Los Angeles, California, where he focused on investments in the consumer, retail and services sectors. During Mr. Purdy’s tenure with the firm from 2000 to 2018, LGP grew significantly from investing its third fund, a $1.2 billion pool of committed capital, to investing its seventh fund, a $9.6 billion pool of committed capital. During this time, Mr. Purdy was involved in the acquisitions of 12 portfolio companies, representing more than $15 billion of transaction enterprise value, which collectively completed more than 40 follow-on acquisitions. Prior to LGP, Mr. Purdy was an investment banker with Donaldson, Lufkin & Jenrette in Los Angeles and London. Mr. Purdy graduated from the Honors Business Administration Program at the Ivey Business School at Western University in Canada.

Leslie C. G. Campbell. Ms. Campbell previously served as the Chief Procurement Officer for Reed Elsevier, Inc., from September 2007 to December 2012. From March 1998 to September 2007, Ms. Campbell held a number of positions at Dell, Inc., most recently as the Vice President of Worldwide Procurement, and previously as the Vice President and General Manager, Global Segment EMEA. Ms. Campbell held a number of positions at Oracle Corporation from May 1990 to January 1998, most recently as Vice President, Corporate Purchasing. From August 1982 to May 1990, she held a number of positions at KPMG Peat Marwick LLP, a member firm of KPMG International, most recently as a Senior Manager. Ms. Campbell has served as a member of the board of directors of Coupa Software, Inc. since May 2016 and a member of the board of directors of PetMed Express, Inc. since July 2018. She also serves, or has served, on the advisory boards of several private and non-profit enterprises. Ms. Campbell holds a B.A. in Business Administration from the University of Washington.

Susan Morisato. Ms. Morisato is the former President of Insurance Solutions, UnitedHealthcare Medicare & Retirement at UnitedHealth Group (NYSE: UNH) (“UnitedHealth”) from January 2009 to October 2019. Previously, she served as President — Federal Programs of United Health Group Alliances at UnitedHealth from August 2007 to December 2009 and Chief Operating Officer of Senior and Retiree Services for UnitedHealth from January 2005 to July 2007. Prior to this, she held various roles at Bankers Life and Casualty, where she managed aspects of the company’s health insurance products from June 1979 to December 2004, and served as Senior Vice President and Chief Actuary from 1996 to 2004. Ms. Morisato served on the Board of Directors for Symphonix Health Insurance from 2016 to 2019 and for Bankers Life and Casualty from 2000 to 2004. She received a Bachelor of Science degree in Mathematics and Education from the University of Illinois in Urbana, IL and a Master of Science in Mathematics at the University of Illinois in Urbana, IL.

Kathleen Pai. Ms. Pai has served as Executive Vice President, Chief People Officer, SolarWinds since March 2021. She previously served as Senior Vice President, Chief People Officer, SolarWinds beginning in January 2020. Prior to joining SolarWinds, Ms. Pai served as Vice President, People at Ultimate Software from October 2016 until January 2020. Prior to joining Ultimate Software, Ms. Pai held roles at Carnival Cruise Line, Citrix Systems and Lockheed Martin. Ms. Pai holds a M.B.A. from the University of Massachusetts — Amherst and a B.S. (summa cum laude) in Public Relations from the University of Florida.

Executive Officers

The biography for Mr. Summe is set forth above under “— Management and Board of Directors — Directors.”

Gregg Clevenger is our Executive Vice President and Chief Financial Officer. Mr. Clevenger has served as LiveVox’s Executive Vice President and Chief Financial Officer since September 2020. From October 2018 to April 2020, Mr. Clevenger served as Chief Financial Officer of PowerSchool LLC, a provider of educational SaaS software to K-12 administrators, teachers, students and parents. From January 2017 to October 2018, Mr. Clevenger served as Executive Vice President and Chief Financial Officer of Aspect Software, a global provider of enterprise contact center and workforce optimization solutions. From June 2016 to January 2017, Mr. Clevenger provided CFO consulting services to The NanoSteel Company, an advanced materials company. From September 2014 to May 2015, Mr. Clevenger served as Chief Financial Officer of LanzaTech, a global leader in gas fermentation technology. From November 2010 to January 2014, Mr. Clevenger served as Executive Vice President and Chief Financial Officer of GXS Corp., a global cloud integration company. Earlier in his career, Mr. Clevenger was at Mpower Communications Corp., a publicly traded provider of telecommunications services where he served for nearly seven years in a variety of capacities including Senior Vice President of Corporate Development, Executive Vice President and Chief Financial Officer, and as a member of the board of directors. Mr. Clevenger previously held investment banking positions with Goldman Sachs, Morgan Stanley and Argent Group Ltd. Mr. Clevenger holds a Bachelor of Arts (Economics) degree and a Master of Business Administration degree from Washington University in St. Louis.

Laurence Siegel is our Executive Vice President of Product Development. Mr. Siegel is a co-founder of LiveVox and has served as LiveVox’s Executive Vice President of Product Development since 2000. Mr. Siegel plays a key role in driving growth at LiveVox by helping transform a great vision into a cutting edge, yet highly practical product offering. From 1996-2000, Larry was Director of Network Development for what is now Northwell Health, the largest healthcare provider in New York. Larry received his Masters of Business Administration from Columbia University and a B.A. in Economics from Skidmore College

Erik Fowler is our Executive Vice President of Worldwide Sales and Business Operations. Mr. Fowler has served as LiveVox’s Executive Vice President of Worldwide Sales and Business Operations since April 2014. Mr. Fowler brings extensive sales and management experience to LiveVox where he is charged with driving the company’s growth. Prior to joining LiveVox in 2009, Mr. Fowler was Vice President of Major Accounts at SoundBite (Genesys) from January 2004 to January 2009. Mr. Fowler has also held senior sales management roles at The CCS Companies and Parametric Technology Corporation (NASDAQ: PTC). Mr. Fowler holds a Bachelor of Arts degree in Political Science from Virginia Polytechnic Institute and State University. Mr. Fowler also spent seven years as a Naval Officer, most recently stationed on an AEGIS Cruiser, the USS Lake Erie (CG 70).

Mark Mallah is our General Counsel. Mr. Mallah has served as LiveVox’s General Counsel since 2010. Prior to joining LiveVox in 2010, Mr. Mallah served as in-house counsel at Security Alarm Financing Enterprises, a security and alarm company. A graduate of the University of Rochester and American University, Washington College of Law, he has more than 30 years of wide-ranging legal experience spanning commercial transactions, compliance, litigation, and law enforcement.

Board Composition

Our business and affairs is managed under the direction of our board of directors. Stewart Bloom serves as the Chair of our board of directors. The primary responsibilities of our board of directors is to provide oversight, strategic guidance, counseling and direction to our management. The board of directors will meet on a regular basis and additionally as required.

In accordance with the Second Amended and Restated Certificate of Incorporation, the Board of Company is divided into three classes with only one class of directors being elected each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

Louis Summe, Rishi Chandna, Marcello Pantuliano, Doug Ceto, Bernhard Nann, Stewart Bloom, Robert Beyer, Todd Purdy, Susan Morisato, Kathleen Pai and Leslie C. G. Campbell have each been elected to serve as directors of the Company. Leslie C.G. Campbell, Marcello Pantuliano and Louis Summe were elected to serve as Class I directors with a term expiring at the Company’s 2022 annual meeting of stockholders; Todd Purdy, Doug Ceto, Stewart Bloom and Susan Morisato were elected to serve as Class II directors with a term expiring at the Company’s 2023 annual meeting of stockholders; and Robert Beyer, Bernhard Nann, Rishi Chandna and Kathleen Pai were elected to serve as Class III directors with a term expiring at the Company’s 2024 annual meeting of stockholders.

Committees of the Board of Directors

The Company maintains an audit committee, a compensation committee and a corporate governance and nominating committee, and adopted new charters in connection with the consummation of the Business Combination. The composition of the committees of our Board are as follows.

Audit Committee

The audit committee consists of Leslie C.G. Campbell, Robert Beyer, and Todd Purdy. Leslie C.G. Campbell serves as the chair of the audit committee.

Each member of the audit committee is financially literate and our Board has determined that qualifies as an “audit committee financial expert” as defined in the applicable SEC rules.

Compensation Committee

The compensation committee consists of Kathleen Pai, Rishi Chandna, and Bernhard Nann. Kathleen Pai serves as the chair of the compensation committee.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee consists of Robert Beyer, Marcello Pantuliano, and Susan Morisato. Susan Morisato serves as chair of the corporate governance and nominating committee.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee have ever been an executive officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve on our board of directors or compensation committee.

Director Independence

Nasdaq Listing Rules require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have nine “independent directors” as defined in the Nasdaq Listing Rules and applicable SEC rules. Our Board has determined that each of Rishi Chandna, Marcello Pantuliano, Doug Ceto, Bernhard Nann, Robert Beyer, Todd Purdy, Susan Morisato, Kathleen Pai and Leslie C.G. Campbell are independent directors under applicable SEC and Nasdaq Listing Rules.

Code of Ethics

The Company has a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on the Company’s website, www.livevox.com. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website rather than by filing a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

LiveVox

The following discussion and analysis of compensation arrangements of the named executive officers of LiveVox for the fiscal year ended December 31, 2020 should be read together with the compensation tables and related disclosures provided below and in conjunction with LiveVox’s financial statements and related notes appearing elsewhere in this prospectus. Compensation information included in the following discussion is presented in actual dollar amounts

Introduction

As an “emerging growth company,” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules, LiveVox has opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies.” This section discusses the material components of the executive compensation program for LiveVox’s Chief Executive Officer and LiveVox’s two other most highly compensated executive officers who LiveVox refers to as its “Named Executive Officers.” As of the year ended December 31, 2020, LiveVox’s Named Executive Officers were Louis Summe, its Chief Executive Officer, Laurence Siegel, its Executive Vice President of Products, and Erik Fowler, its Executive Vice President of Worldwide Sales & Business Operations.

LiveVox’s compensation policies and philosophies are designed to align compensation with business objectives and the creation of stockholder value, while also enabling LiveVox to attract, motivate and retain individuals who contribute to its long-term success. LiveVox believes its executive compensation program must be competitive in order to attract and retain executive officers. LiveVox seeks to implement compensation policies and philosophies by linking a significant portion of LiveVox’s executive officers’ cash compensation to performance objectives and have historically provided a portion of their compensation as long-term incentive compensation in the form of equity awards in LiveVox TopCo.

To date, the compensation of LiveVox’s Named Executive Officers has consisted of a base salary, an annual cash incentive bonus, commissions, a long term-cash incentive plan, equity compensation in LiveVox TopCo and health and welfare benefits. Pursuant to their employment agreements, the Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances. Each of our executive officers, along with certain other members of LiveVox’s management, have been granted equity in LiveVox TopCo pursuant to the Amended and Restated Limited Liability Company Agreement of LiveVox TopCo (which LiveVox refers to as the “TopCo LLC Agreement”), as further described below.

The Compensation Committee of LiveVox’s board of directors has historically determined all of the components of compensation of LiveVox’s executive officers. LiveVox will continue to evaluate its compensation program as circumstances require. As part of the ongoing evaluation, it is expected that the Compensation Committee of the combined company will apply LiveVox’s policies and philosophies described above.

LiveVox’s executive compensation program is designed to align compensation with business objectives and the creation of stockholder value, while also enabling it to attract, motivate and retain individuals who contribute to LiveVox’s long-term success. The compensation reported in this summary compensation table below is not necessarily indicative of how LiveVox’s Named Executive Officers will be compensated in the future, and this discussion may contain forward-looking statements that are based on LiveVox’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that LiveVox adopts in the future may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

Name and Principal Position	Year	Salary		Option Awards (1)	Non- Equity Incentive Plan Compensation (2)	Total
Louis Summe (3)
Chief Executive Officer	2020	$375,000		$127,281	$1,120,125	$1,622,406
Laurence Siegel
EVP of Products	2020	301,875		63,640	524,588	890,103
Erik Fowler
EVP of Worldwide Sales & Business Operations	2020	450,633	(4)	63,640	636,063	1,150,336

(1)

Amounts represent the aggregate dollar amounts recognized for Management Incentive Units for financial statement reporting purposes for each respective fiscal year (disregarding any estimate of forfeitures related to service-based vesting conditions) in accordance with FASB ASC Topic 718. See note 2 to LiveVox’s audited consolidated financial statements included elsewhere in this proxy. The amounts included in that column include the following:

Name	Year	Management Incentive Units	Management Incentive Unit Value
Louis Summe	2020	715,061	$127,281
Laurence Siegel	2020	357,530	63,640
Erik Fowler	2020	357,530	63,640

(2)

Amounts represent the aggregate totals of LiveVox’s Named Executive Officer’s annual bonuses and the amounts received by each of LiveVox’s Named Executive Officers pursuant to a previous arrangement involving the Value Creation Incentive Plan. See “— Narrative to Summary Compensation Table — Employment Arrangements” and “— Narrative to Summary Compensation Table — Value Creation Incentive Plan” for additional information. The aggregate amounts received by each of LiveVox’s Named Executive Officers in 2020 are as follows:

Name	2020 Annual Bonuses	VCIP Payments	Total
Louis Summe	$240,000	$880,125	$1,120,125
Laurence Siegel	84,525	440,063	524,588
Erik Fowler	196,000	440,063	636,063

(3)	Mr. Summe also serves on LiveVox’s board of directors but does not receive any additional compensation for his service as a director.
(4)	Represents base salary of $260,000 and annual commission of $190,633.

Narrative to Summary Compensation Table

Employment Arrangements

LiveVox has entered into employment agreements with each of LiveVox’s Named Executive Officers. The material terms of the employment agreements are summarized below.

Summe Employment Agreement

Mr. Summe previously entered into an employment agreement with LiveVox, dated August 7, 2014 (which LiveVox refers to as the “Summe Agreement”). The Summe Agreement provides for an “at-will” term and may be terminated at any time by LiveVox upon written notice. The Summe Agreement provides for an annual base salary and an annual performance bonus. Mr. Summe is also eligible to participate in LiveVox’s employee and fringe benefit plans as may be in effect from time to time on the same basis as other similarly situated executives of LiveVox generally. As described in more detail below in “— Narrative to Summary Compensation Table — Potential Payments upon a Termination of Employment or a Change in Control,” upon certain terminations of Mr. Summe’s employment, Mr. Summe will be entitled to severance payments and benefits, including salary continuation and his annual bonus. The Summe Agreement also subjects Mr. Summe to the following restrictive covenants: (i) employment term and one-year post termination non-solicitation and non-hire of employees (including former employees who ceased to be employed by LiveVox or an affiliate within 180 days of Mr. Summe’s attempted hire of such employees), (ii) employment term and one-year post- termination non-solicitation of customers, suppliers, licensees, licensors, or other business relations of LiveVox or an affiliate, (iii) employment term and one-year post-termination non-competition (iv) perpetual confidentiality, and (v) assignment of work product. For the 2020 calendar year, Mr. Summe’s annual base salary was $375,000 and Mr. Summe had an annual performance bonus target equal to 80% of Mr. Summe’s annual base salary.

Siegel Employment Agreement

Mr. Siegel previously entered into an employment agreement with Tools for Health, Inc. (the former name of LiveVox), dated May 23, 2000 (which LiveVox refers to as the “Siegel Agreement”). The Siegel Agreement is for an “at-will” term and may be terminated at any time by LiveVox upon written notice. The Siegel Agreement provides for an annual base salary and an annual performance bonus based on the achievement of performance objectives established by LiveVox. The Siegel Agreement also subjects Mr. Siegel to the following restrictive covenants: (i) employment term and one-year post-termination non-solicitation of employees, (ii) employment term and one-year post-termination non-compete, (iii) perpetual confidentiality, and (iv) assignment of work product. For the 2020 calendar year, Mr. Siegel’s annual base salary was $301,875 and Mr. Siegel had an annual performance bonus target equal to 35% of Mr. Siegel’s annual base salary.

Fowler Employment Agreement

Mr. Fowler previously entered into an employment agreement with LiveVox, dated November 17, 2009 (which LiveVox refers to as the “Fowler Agreement”). The Fowler Agreement is for an “at-will” term and may be terminated at any time by LiveVox upon written notice. The Fowler Agreement provides for an annual base salary of $140,000 and monthly commissions based on metrics determined by LiveVox. The Fowler Agreement also subjects Mr. Fowler to the following restrictive covenants: (i) employment term and one-year post- termination non-solicitation of employees and customers, (ii) employment term and one-year post-termination non-compete, (iii) perpetual confidentiality, and (iv) assignment of work product. For the 2020 calendar year, Mr. Fowler’s annual base salary was $260,000 and Mr. Fowler had an annual commission target of $245,000.

Value Creation Incentive Plan

Mr. Fowler previously entered into an employment agreement with LiveVox, dated November 17, 2009 (which LiveVox refers to as the “Fowler Agreement”). The Fowler Agreement is for an “at-will” term and may be terminated at any time by LiveVox upon written notice. The Fowler Agreement provides for an annual base salary and monthly commissions based on metrics determined by LiveVox. The Fowler Agreement also subjects Mr. Fowler to the following restrictive covenants: (i) employment term and one-year post- termination non-solicitation of employees and customers, (ii) employment term and one-year post-termination non-compete, (iii) perpetual confidentiality, and (iv) assignment of work product. For the 2020 calendar year, Mr. Fowler’s annual base salary was $260,000 and Mr. Fowler had an annual commission target of $245,000.

Messrs. Summe, Fowler and Siegel initially received Value Creation Bonuses equal to 2%, 1%, and 1% of the eligible proceeds, respectively, and each of their Value Creation Bonuses became time-vested on March 21, 2019.

On December 31, 2020, LiveVox’s Named Executive Officers received a payment in connection with a previous arrangement involving the VCIP. Pursuant to the terms of this arrangement, LiveVox’s Named Executive Officers liquidated 50% of their Value Creation Bonuses in exchange for a cash payment and a grant of Management Incentive Units. The amount of the cash payment equaled 50% of the Value Creation Bonuses each Named Executive Officer would have received under the VCIP had a “liquidity event” occurred on December 31, 2019, and was payable in two installments on December 31, 2019 and December 31, 2020. As a result of this arrangement, Messrs. Summe, Fowler and Siegel currently have Value Creation Bonuses equal to 1%, 0.5% and 0.5% of the eligible proceeds, respectively. The amounts of the cash payments received in 2020 are summarized above in the “Summary Compensation Table,” and the terms of the Management Incentive Units are summarized below in the section “— Narrative to Summary Compensation Table — Management Incentive Units.”

Management Incentive Units.

Each Named Executive Officer is party to a Management Incentive Unit Agreement that provides for the grant of Class B Units of LiveVox TopCo that are intended to constitute “profits interests” for U.S. federal income tax purposes (which LiveVox refers to as “Management Incentive Units”), and represent the right to share in any increase in the equity value of LiveVox that exceeds a specified threshold. The Management Incentive Units generally vest ratably over five years, with 20% of the Management Incentive Units vesting on the first anniversary of the vesting commencement date of such units and then quarterly thereafter, subject to theNamed Executive Officer’s continued employment with LiveVox on the applicable vesting date. In the event of a “sale of the company” (as defined in the TopCo LLC Agreement), all unvested Management Incentive Units will accelerate and fully vest, provided that the Named Executive Officer remains employed with LiveVox TopCo or its subsidiaries through the consummation of such “sale of the company.”

If the Named Executive Officer’s employment with LiveVox TopCo or its subsidiaries is terminated following the first anniversary of the vesting commencement date, any Management Incentive Units that would have vested in the year of termination will vest on a pro rata basis based on the number of full fiscal quarters of LiveVox TopCo that have elapsed since the prior vesting date, with any remaining unvested Management Incentive Units being forfeited for no additional consideration. If the Named Executive Officer violates the terms of the restrictive covenants set forth in the TopCo LLC Agreement, all outstanding Management Incentive Units will be automatically forfeited for no additional consideration. Following the Named Executive Officer’s termination of employment, LiveVox TopCo or funds affiliated with Golden Gate Capital will have the option to purchase some or all of the Named Executive Officers’ vested Management Incentive Units at the following repurchase prices: (i) upon a termination for “cause” at the lower of original cost or fair market value as of the date that is 30 days prior to the date of the repurchase and (ii) upon any terminations other than for “cause,” at fair market value as of the date that is 30 days prior to the date of the repurchase. If the fair market value is less than the required threshold set forth in the Management Incentive Unit Agreements, the Named Executive Officer’s outstanding Management Incentive Units can be repurchased for no further consideration. The option to repurchase can be exercised for one year beginning on the latter of (a) the Named Executive Officer’s date of termination and (b) the 181st day following the initial acquisition of the Management Incentive Units by the Named Executive Officer. Upon a “sale of the company,” LiveVox TopCo’s option to repurchase outstanding Management Incentive Units will expire.

Health and Welfare Plans and Retirement Plans

Health and Welfare Plans. LiveVox’s Named Executive Officers are eligible to participate in employee benefit plans, including medical, life, and disability benefits on the same basis as other eligible employees. These benefits include:

•	health, dental and vision insurance;

•	vacation, paid holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability; and

•	a 401(k) plan and health savings plan with matching contributions.

•	other fringe benefits, including an employee assistance program, nurse helpline, commuter benefits program, student loan refinancing program, and employee wellness benefits.

LiveVox believes these benefits are generally consistent with those offered by other companies and specifically with those companies with which it competes for employees.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table summarizes the outstanding equity awards held as of December 31, 2020 by each of the Named Executive Officers.

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (2)	Option Exercise Price (3)	Option Expiration Date (4)
Louis Summe	—	715,061	—	—
Laurence Siegel	—	357,530	—	—
Erik Fowler	—	357,530	—	—

(1)

Amounts listed are LiveVox’s Management Incentive Units issued to LiveVox’s Named Executive Officers. See “— Narrative to Summary Compensation Table — Management Incentive Units” for additional information.

(2)

Management Incentive Units become vested as follows: The Management Incentive Units vest in equal annual installments on the first five anniversaries of the vesting commencement date of January 1, 2020, such that 20% vested on January 1, 2021, 20% will vest on January 1, 2022, 20% will vest on January 1, 2023, 20% will vest on January 1, 2024, and 20% will vest on January 1, 2025, subject to continued employment through the applicable vesting date. The Management Incentive Units will also have accelerated vesting upon a “sale of the company” (as defined in the TopCo LLC Agreement) and pro rata vesting upon certain terminations. See “— Narrative to Summary Compensation Table — Management Incentive Units” for additional information.

(3)

The Management Incentive Units granted to LiveVox’s Named Executive Officers participate in distributions attributable to the appreciation in the fair market value of LiveVox TopCo, or profits of LiveVox TopCo, after their respective dates of grant. As of December 31, 2020, these Management Incentive Units would be entitled to participate in distributions to the extent the fair market value of the common equity of LiveVox TopCo exceeded $288.0 million.

(4)	Management Incentive Units have no expiration date.

Potential Payments upon a Termination of Employment or a Change in Control

Summe Agreement

If Mr. Summe is terminated without “cause” (as defined in the Summe Agreement), Mr. Summe will, subject to his timely execution of a release of all claims in favor of LiveVox, be entitled to 12 months of base salary continuation from his date of termination in accordance with LiveVox’s regular payroll schedule. If Mr. Summe is terminated after the end of LiveVox’s fiscal year but prior to the payment of his annual bonus, Mr. Summe will also be entitled to receive his annual bonus from the fiscal year to which the bonus relates in accordance with LiveVox’s normal payment practices, provided that no such bonus will be payable if Mr. Summe’s termination occurs following a “sale of the company” (as defined in the Summe Agreement). No further payments shall be due or payable if, prior to the end of the period during which Mr. Summe is receiving severance, Mr. Summe becomes employed or is engaged as a consultant or independent contractor on a full-time basis by any person or entity other than LiveVox or its affiliates; however, if Mr. Summe’s new base salary is less than his base salary provided for in the Summe Agreement, then Mr. Summe will be entitled to the difference between his base salary under the Summe Agreement and his base salary in his new position.

Value Creation Incentive Plan

As described in more detail above in “— Narrative to Summary Compensation Table — Value Creation Incentive Plan,” upon a “liquidity event” (as defined in the VCIP), which includes a change in control of LiveVox, LiveVox’s Named Executive Officers will be entitled to a Value Creation Bonus.

Management Incentive Units

As described above in “— Narrative to Summary Compensation Table — Management Incentive Units,” in the event of a “sale of the company” (as defined in the TopCo LLC Agreement), all unvested Management Incentive Units will accelerate and fully vest, provided that the Named Executive Officer remains employed with LiveVox TopCo or its subsidiaries through the consummation of such “sale of the company.

Director Compensation

During 2020, two of LiveVox’s directors, Stewart Bloom and Bernhard Nann, received compensation in connection with their service on LiveVox’s board of directors. For their service on the LiveVox board of directors, (i) Mr. Bloom receives compensation as an employee of LiveVox and healthcare benefits for himself and his spouse on the same terms as LiveVox’s employees, and (ii) Mr. Nann invoices LiveVox on a monthly basis. Messrs. Bloom and Nann also participate in the VCIP and received Management Incentive Units, the terms of which are described in more detail above under the section “— Narrative to Summary Compensation Table — Value Creation Incentive Plan” and “— Narrative to Summary Compensation Table — Management Incentive Units.”

The following table presents the total compensation for each person who served as a director of LiveVox’s board of directors during 2020. Other than as set forth in the table and as described in more detail above, LiveVox did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to, any of the other directors of LiveVox’s board of directors. Mr. Summe receives no compensation for his service as a director and, consequently, is not included in this table. The compensation received by Mr. Summe as an employee of LiveVox is presented in “— Summary Compensation Table”.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Total
Stewart Bloom	$250,000	$37,848	$294,842	$582,690
Bernhard Nann	200,004	37,848	294,842	532,694

(1)	Mr. Bloom receives his payments as an employee of LiveVox on a bi-monthly basis in accordance with LiveVox’s regular payroll schedule. Mr. Nann is paid via invoices submitted to LiveVox.

(2)

The amounts reported in this column reflect the aggregate dollar amounts recognized for Management Incentive Units for financial statement reporting purposes for 2020 (disregarding any estimate of forfeitures related to service-based vesting conditions) in accordance with FASB ASC Topic 718. See note 2 to LiveVox’s audited consolidated financial statements included elsewhere in this prospectus. Represents the grant of 239,545 Management Incentive Units. Management Incentive Units become vested as follows: 20% vest on each of the first five anniversaries of the grant date, subject to continued membership on LiveVox’s board of directors through the applicable vesting date with accelerated vesting upon a “sale of the company” (as defined in the TopCo LLC Agreement) and pro rata vesting upon certain terminations of service. See “— Narrative to Summary Compensation Table — Management Incentive Units” for additional information regarding LiveVox’s Management Incentive Units.

(3)	Represents payments made with respect to the VCIP. See “— Narrative to Summary Compensation Table — Value Creation Incentive Plan” for additional information regarding these payments.

Executive Compensation

We intend to develop an executive compensation program that is consistent with LiveVox’s existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of stockholder value, while enabling LiveVox to attract, motivate and retain individuals who contribute to long-term success. Decisions on the executive compensation program will be made by the Compensation Committee. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive to attract and retain our executive officers. We anticipate that the Compensation Committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our Named Executive Officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive-based compensation in the form of equity-based awards.

Base Salary

Our Named Executive Officers’ base salaries are as described under “— Employment Arrangements” and will be reviewed annually by the Compensation Committee based upon advice and counsel of its advisors.

Annual Bonuses

We intend to use annual cash incentive bonuses for the Named Executive Officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. We expect that, near the beginning of each year, the Compensation Committee may select performance targets, target amounts, target award opportunities and other term and conditions of the bonus opportunities for the Named Executive Officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which performance targets were achieved, if applicable, and the amount of the award that is payable to each of the Named Executive Officers.

Equity-Based Awards

We intend to use equity-based awards to reward long-term performance of the Named Executive Officers. We believe that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of Named Executive Officers with the interests of our stockholders and serve to motivate and retain the individual executives. Equity-based awards will be awarded under the Incentive Plan, which is being submitted to our shareholders for approval at the extraordinary general meeting.

Employment Agreements

Any new employment agreements for Named Executive Officers are subject to Compensation Committee approval.

Other Compensation

We expect to continue to maintain various employee benefit plans, including health and 401(k) plans, in which the Named Executive Officers will participate.

Director Compensation

We expect that our Board or Compensation Committee will determine the annual compensation of directors. We anticipate that our compensation of directors will be competitive with relevant comparison companies, and support best practices in director compensation plan design.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Second Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of Company’s securities.

Authorized and Outstanding Stock

The Second Amended and Restated Certificate of Incorporation authorizes the issuance of: (a) 500,000,000 shares of Common Stock and (b) 25,000,000 shares of preferred stock, par value $0.0001 per share.

As of the Closing Date, there were 94,628,387 shares of Common Stock outstanding held of record by approximately 29 holders, no shares of preferred stock outstanding, and warrants to purchase 13,333,333 shares of Common Stock outstanding held of record by approximately nine warrant holders. Such numbers of record holders do not include DTC participants or beneficial owners holding shares through nominee names.

Class A Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Second Amended and Restated Certificate of Incorporation, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled, or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. The holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock under the Second Amended and Restated Certificate of Incorporation.

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Second Amended and Restated Certificate of Incorporation, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled, or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under the Second Amended and Restated Certificate of Incorporation, holders of Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Subject to the rights, if any of the holders of any outstanding shares of preferred stock, under the Second Amended and Restated Certificate of Incorporation, holders of Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company under the Second Amended and Restated Certificate of Incorporation, the holders of Common Stock will be entitled to receive all the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Under the Second Amended and Restated Certificate of Incorporation, our stockholders have no preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to our Common Stock.

Election of Directors

Our Board is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

Under the terms of the Second Amended and Restated Certificate of Incorporation, the term of the Class I directors in place at such time will expire at the 2022 annual meeting of the stockholders of the Company; the term of the Class II directors in place at such time will expire at the 2023 annual meeting of the stockholders of the Company; and the term of the Class III directors in place at such time will expire at the 2024 annual meeting of the stockholders of the Company.

Under the Second Amended and Restated Certificate of Incorporation, there is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at a meeting of stockholders by holders of our Common Stock.

Preferred Stock

Our Second Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Following the Business Combination, there were 13,333,333 warrants to purchase Common Stock outstanding, consisting of 12,500,000 Public Warrants and 833,333 Forward Purchase Warrants. Each Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our IPO or 30 days after the completion of an initial business combination. The Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant’s exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the share of Common Stock underlying such Unit.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and us. Notwithstanding the above, if our Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Warrants become exercisable, we may call the Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

•

if, and only if, the last reported sale price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last criterion of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A Stock may fall below the $18.00 redemption trigger price as well as the $11.50 Warrant exercise price after the redemption notice is issued.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value (defined below) by (y) the fair market value. The fair market value shall mean the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend the Company’s Second Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of Common Stock if the Company does not complete a business combination within 24 months from the closing of the IPO, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis of and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s Second Amended and Restated Certificate of Incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial business combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.

The warrants have been issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and us. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement pertaining to our IPO, for a complete description of the terms and conditions applicable to the Warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The

Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Common Stock. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder.

Forward Purchase Warrants

The Forward Purchase Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the SPAC Sponsor or its permitted transferees. The Forward Purchase Warrants (including the shares of Class A Stock issuable upon exercise of the Forward Purchase Warrants) are not be transferable, assignable or salable until 30 days after the completion of the Business Combination. Otherwise, the Forward Purchase Warrants have terms and provisions that are identical to those of the Public Warrants. If the Forward Purchase Warrants are held by holders other than the SPAC Sponsor or its permitted transferees, the Forward Purchase Warrants are redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Forward Purchase Warrants elect to exercise them on a cashless basis, they will pay the exercise price by surrendering their Warrants for that number of shares of Class A Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Stock for the ten trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant Agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their Warrants and sell the shares of Class A Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.

Dividends

We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and our general financial condition. The payment of any cash dividends will be within the discretion of our Board. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent and Warrant Agent

The Transfer Agent for our Common Stock and Warrant Agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as Transfer Agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

Provisions of the DGCL and the Second Amended and Restated Certificate of Incorporation could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our board of directors to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the Common Stock.

Our Second Amended and Restated Certificate of Incorporation provides for certain other provisions that may have an anti-takeover effect:

•	There is no cumulative voting with respect to the election of directors.

•	Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances.

•	Directors may only be removed from the Board for cause.

•

There is a prohibition on stockholders calling a special meeting and a requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

•

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

We have elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Second Amended and Restated Certificate of Incorporation provides that we will not engage in any “business combinations” (as defined in the Second Amended and Restated Certificate of Incorporation), at any point in time at which our Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Second Amended and Restated Certificate of Incorporation) for a three-year period after the time that such person became an interested stockholder unless:

•	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the Company which is not owned by the interested stockholder

Forum Selection Clause

Our Second Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of the Company, (2) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or employee of the Company to the Company or its stockholders, (3) action asserting a claim pursuant to any provision of the DGCL or the Second Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, or (4) action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. Notwithstanding the foregoing, our Second Amended and Restated Certificate of Incorporation provides that the provision described in the preceding paragraph shall not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Second Amended and Restated Certificate of Incorporation further provides the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our decision to adopt a federal forum provision for suits arising under federal securities laws in our Second Amended and Restated Certificate of Incorporation followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. However, such provision may not be enforceable under Section 22 of the Securities Act, and it may be possible for the Company to be sued in applicable state and local courts notwithstanding such provision.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Securities Act Restrictions on Resale of Securities

In general, Rule 144 of the Securities Act, (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the Business Combination, we are no longer a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, we expect Rule 144 to be available for the resale of our restricted securities.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock or warrants, as applicable, then outstanding; or

•	the average weekly reported trading volume of the common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.

As of June 18, 2021, we had 94,628,387 shares of Class A Common Stock outstanding. Of these, 24,987,762 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the shares of our Class A Common Stock owned by the SPAC Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. The shares of our Class A Common Stock we issued to the PIPE Investors pursuant to the PIPE Subscription Agreements are restricted securities for purposes of Rule 144.

As of June 18, 2021, we had warrants to purchase an aggregate of 13,333,333 shares of Class A Common Stock outstanding, consisting of: (a) the outstanding Public Warrants (warrants to purchase an aggregate of 12,500,000 shares of Class A common) and (b) the Forward Purchase Warrants (warrants to purchase an aggregate of 833,333 shares of Class A Common Stock). Each whole warrant is exercisable for one share of our Class A Common Stock, in accordance with the terms of the applicable warrant agreement governing such warrants. The Public Warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Business Combination.

Registration Rights

The Company entered into the Amended and Restated Registration Rights Agreement with the SPAC Sponsor and certain other stockholders of the Company, including the LiveVox Stockholder. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, (a) any outstanding share of Common Stock or any other equity security of the Company held by a signatory thereto (besides the Company) as of the date of the Amended and Restated Registration Rights Agreement or thereafter acquired by a such holder and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock held by such holder by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights.

The Amended and Restated Registration Rights Agreement provides that the Company will, as soon as practicable, but in any event within 30 days after the consummation of the Business Combination, file with the SEC a shelf registration statement. Such shelf registration statement shall register the resale of all securities registrable pursuant to the Amended and Restated Registration Rights Agreement held by the signatories thereto (besides the Company) from time to time, and the Company will use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the initial filing deadline. A majority of the signatories to the Amended and Restated Registration Rights Agreement associated with the SPAC Sponsor, as a group and the LiveVox Stockholder are each entitled to demand that the Company register shares of Common Stock held by such parties. The signatories affiliated with the SPAC Sponsor are entitled to make up to three such demands and the LiveVox Stockholder is entitled to make unlimited demands. In addition, the Amended and Restated Registration Rights Agreement provides certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to the terms of the Amended and Restated Registration Rights Agreement. The Company and the other signatories to the Amended and Restated Registration Rights Agreement will provide customary indemnification in connection with offerings of Common Stock effected pursuant to the terms of the Amended and Restated Registration Rights Agreement.

In the Amended and Restated Registration Rights Agreement, the LiveVox Stockholder also agreed to be bound by certain restrictions on the transfer of its Common Stock acquired pursuant to the Merger Agreement. Such Common Stock cannot be transferred, assigned or sold until the earlier to occur of: (A) 180 days after the completion of the Business Combination or (B) subsequent to the Business Combination, the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Listing of Securities

Our Common Stock, Units and Public Warrants are listed on Nasdaq under the symbols “LVOX,” “LVOXU” and “LVOXW,” respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s Common Stock as of June 18, 2021 by:

•	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock;

•	each of the Company’s named executive officers and directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days.

The percentage of beneficial ownership is based on 94,628,387 shares of Company Common Stock issued and outstanding as of the Closing Date, which calculation includes (i) all shares of Common Stock issued and outstanding as of the Closing Date, the only outstanding class of the Company’s Common Stock following the Business Combination and (ii) the 7,487,500 Escrowed Shares that are subject to forfeiture.

Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 655 Montgomery Street, Suite 1000, San Francisco, California, 94111. Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Class (3)
Executive Officers and Directors
Robert D. Beyer (2)	3,250,000	3.4%
Todd M. Purdy (2)	3,250,000	3.4%
Louis Summe (3)	2,486,412	3.42%
Gregg Clevenger (3)	237,550	*
Larry Siegel (3)	963,372	*
Erik Fowler (3)	214,907	*
Mark Mallah (3)	107,454	*
Rishi Chandna (3)	—	—
Marcello Pantuliano (3)	—	—
Stewart Bloom (3)	143,988	*
Bernhard Nann (3)	143,988	*
Doug Ceto (3)	—	—
Leslie C. G. Campbell	—	—
Susan Morisato	—	—
Kathleen Pai	—	—
All directors and executive officers of the Company as a group (15 individuals) (3)	4,297,671	4.5%
Five Percent Holders
LiveVox TopCo, LLC (3)(4)	71,637,092	75.7%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the entities or individuals is c/o LiveVox Holdings, Inc., 655 Montgomery Street, Suite 1000, San Francisco, California, 94111.

(2)

CFI Sponsor LLC is the record holder of the 3,250,000 shares reported herein, which includes the 2,487,500 Lock-Up Shares because CFI Sponsor LLC maintains voting power over such shares. Beyer Family Interests LLC and TSJD Family LLC are managing members of CFI Sponsor LLC. Mr. Beyer is a managing member of Beyer Family Interests LLC. Mr. Purdy is a managing member of TSJD Family LLC. As such, Messrs. Beyer and Purdy may be deemed to have beneficial ownership of the shares of Common Stock held by CFI Sponsor LLC. The business address of each of Messrs. Beyer and Purdy is c/o Crescent Capital Group, 11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA 90025.

(3)

The address of the principal business office of LiveVox TopCo, LLC and each of Messrs. Summe, Clevenger, Siegel, Fowler, Mallah, Chandna, Pantuliano, Bloom, Nann and Ceto is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 39th Floor, San Francisco, California 94111. Interests in LiveVox TopCo are held directly or indirectly by a private investor group, including funds managed by Golden Gate Capital and Messrs. Summe, Siegel, Bloom, Clevenger, Fowler, Nann and Mallah. Although Messrs. Summe, Siegel, Bloom, Clevenger, Fowler, Nann and Mallah do not have voting or dispositive power over securities owned by LiveVox TopCo, each owns interests of LiveVox TopCo with varying rights to participate in distributions by LiveVox TopCo.

(4)	Interests shown include the 5,000,000 Earn-Out Shares because LiveVox TopCo, LLC maintains voting power over such shares.

SELLING SHAREHOLDERS

This prospectus relates to the resale by the Selling Shareholders from time to time of (i) up to 85,795,425 shares of Common Stock (consisting of (a) 833,333 shares of Class A Common Stock that may be issued upon exercise of the Forward Purchase Warrants, (b) up to 2,500,000 Forward Purchase Shares, (c) up to 7,500,000 PIPE Shares and (d) up to 74,962,092 shares of Common Stock pursuant to the Amended and Restated Registration Rights Agreement) and (ii) up to 833,333 Forward Purchase Warrants. The Selling Shareholders may from time to time offer and sell any or all of the Class A Common Stock and Forward Purchase Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “Selling Shareholders” includes the persons listed in the table below, together with any additional Selling Shareholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholdrs’ interests in the Class A Common Stock or Forward Purchase Warrants, other than through a public sale.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Shareholders, certain information as of June 18, 2021 regarding the beneficial ownership of our Class A Common Stock and warrants by the Selling Shareholders and the shares of Class A Common Stock and Warrants being offered by the Selling Shareholders. The applicable percentage ownership of Class A Common Stock is based on approximately 94,628,387 shares of Class A Common Stock outstanding as of June 18, 2021. Information with respect to shares of Class A Common Stock and Forward Purchase Warrants owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock or Forward Purchase Warrants registered hereby. The Selling Shareholders may offer and sell some, all or none of their shares of Class A Common Stock or Forward Purchase Warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Shareholders have sole voting and investment power with respect to all shares of Common Stock and warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Shareholders, no Selling Shareholder is a broker-dealer or an affiliate of a broker dealer.

Up to 12,500,000 shares of Common Stock issuable upon exercise of the Public Warrants are not included in the table below.

Please see the section titled “Plan of Distribution” in this prospectus for further information regarding the Selling Shareholders’ method of distributing these shares.

	Shares of Class A Common Stock				Warrants to Purchase Class A Common Stock
Selling Shareholder	Number Beneficially Owned Prior to Offering	Number of Shares to be Sold in the Offering	Number Beneficially Owned After Offering	Percent Owned After Offering (1)	Number Beneficially Owned Prior to Offering	Number of Warrants to be Sold in the Offering	Number Beneficially Owner After Offering	Percent Owner After Offering (2)
Entities affiliated with Monashee Investment Management, LLC (3)	300,000	300,000	—	—	—	—	—	—
The Phoenix Insurance Company Ltd	400,000	400,000	—	—	—	—	—	—

	Shares of Class A Common Stock				Warrants to Purchase Class A Common Stock
Selling Shareholder	Number Beneficially Owned Prior to Offering	Number of Shares to be Sold in the Offering	Number Beneficially Owned After Offering	Percent Owned After Offering (1)	Number Beneficially Owned Prior to Offering	Number of Warrants to be Sold in the Offering	Number Beneficially Owner After Offering	Percent Owner After Offering (2)
Shotfut Menayot Chool Pheonix Amitim	1,600,000	1,600,000	—	—	—	—	—	—
Park West Partners International, Limited	237,848	62,000	175,848	*	89,609	—	89,609	*
Park West Investors Master Fund, Limited	1,513,178	638,000	875,178	*	910,391	—	910,391	6.8%
Alyeska Master Fund, L.P. (4)	1,000,000	1,000,000	—	—	215,223	—	215,223	1.6%
Federated Hermes Kaufmann Small Cap Fund (5)	2,000,000	2,000,000	—	—	—	—	—	—
Jane Street Global Trading, LLC (6)	219,589	200,000	19,589	*	—	—	—	—
PGIM Jennison Small Company Fund	1,000,000	1,000,000	—	—	—	—	—	—
Ghisallo Master Fund LP	350,000	300,000	50,000	*	—	—	—	—
Levico Way LLC	1,333,333	1,333,333	—	—	333,333	333,333	—	—
Crescent Capital Group Holdings LP	1,145,335	1,145,335	—	—	286,335	286,335	—	—
Eric Hall	28,000	28,000	—	—	7,000	7,000	—	—
Six Etoiles Trust	333,333	333,333	—	—	83,333	83,333	—	—
Eric & Lynne Siegel Revocable Trust	13,333	13,333	—	—	3,333	3,333	—	—
John Lee	13,333	13,333	—	—	3,333	3,333	—	—
James D. Gray Living Trust	133,333	133,333	—	—	33,333	33,333	—	—
MA Crescent Holdings, LLC	333,333	333,333	—	—	83,333	83,333	—	—
LiveVox Top Co., LLC (7)(8)	71,637,092	71,637,092	—	—	—	—	—	—
Kathleen Briscoe	25,000	25,000	—	—	—	—	—	—
John J. Gauthier	25,000	25,000	—	—	—	—	—	—
Jason D. Turner	25,000	25,000	—	—	—	—	—	—
CFI Sponsor LLC	3,250,000	3,250,000	—	—	—	—	—	—

Total	86,916,040	85,795,425	1,120,615	1.3%	2,048,556	833,333	1,215,223	9.1%

*	Less than 1%

(1)

Based upon 94,628,387 shares of Class A Common Stock outstanding as of June 18, 2021. Ownership percentages do not include shares of Class A Common Stock issuable upon the exercise of the Public Warrants.

(2)	Based upon 833,333 Forward Purchase Warrants and 12,500,000 Public Warrants as of June 18, 2021.
(3)

Consists of 14,815 shares of Class A Common Stock held by SFL SPV I LLC, 60,911 shares of Class A Common Stock held by Monashee Solitario Fund LP, 87,235 shares of Class A Common Stock held by BEMAP Master Fund LTD, 11,439 shares of Class A Common Stock held by Bespoke Alpha MAC MIM LLC, 74,908 shares of Class A common Stock held by DS Liquid RVA MON LLC and 50,692 shares of Class A Common Stock held by Monashee Pure Alpha SPV I LP. Voting and dispositive power over the shares held by the foregoing Selling Shareholders resides with their investment advisor, Monashee Investment Management, LLC. Jeff Muller serves as Chief Compliance Officer of Monashee Investment Management LLC and may be deemed to be the beneficial owner of the shares held by these entities. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The address for the foregoing entities is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(4)

Alyeska Investment Group, L.P., the investment manager of the Selling Securityholder, has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601

(5)

Beneficial ownership consists of 2,000,000 shares of common stock held by Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds (the “Federated Fund”). The address of the Federated Fund is 4000 Ericsson Drive, Warrendale, Pennsylvania 15086-7561. The Federated Fund is managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc. (the “Federated Parent”). All of the Federated Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Federated Trust”) for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, who are collectively referred to as Federated Trustees, act as trustees. The Federated Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Federated Fund. Each of the Federated Parent, its subsidiaries, the Federated Trust, and each of the Federated Trustees expressly disclaim beneficial ownership of such securities.

(6)	Jane Street Global Trading, LLC is affiliated with U.S. broker dealers: Jane Street Capital, LLC, Jane Street Options, LLC and Jane Street Execution Services, LLC.
(7)

The address of the principal business office of LiveVox TopCo, LLC and each of Messrs. Summe, Clevenger, Siegel, Fowler, Mallah, Chandna, Pantuliano, Bloom, Nann and Ceto is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 39th Floor, San Francisco, California 94111. Interests in LiveVox TopCo are held directly or indirectly by a private investor group, including funds managed by Golden Gate Capital and Messrs. Summe, Siegel, Bloom, Clevenger, Fowler, Nann and Mallah. Although Messrs. Summe, Siegel, Bloom, Clevenger, Fowler, Nann and Mallah do not have voting or dispositive power over securities owned by LiveVox TopCo, each owns interests of LiveVox TopCo with varying rights to participate in distributions by LiveVox TopCo.

(8)	Interests shown include the 5,000,000 Earn-Out Shares because LiveVox TopCo, LLC maintains voting power over such shares.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Overview

The following is a general summary of certain U.S. federal income tax consequences to non-U.S. holders, as defined below, with respect to their ownership and disposition of shares of our Common Stock. This summary deals only with shares of our Common Stock that are purchased by a non-U.S. holder in this offering and that will be held by such non-U.S. holder as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, (the “Code”) (generally, property held for investment).

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of our Common Stock that, for U.S. federal income tax purposes, is not any of the following:

•	an individual who is a citizen or resident of the United States;

•	an entity treated as a corporation created or organized (or deemed to be created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	any entity or arrangement treated as a partnership;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

This summary does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our Common Stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our Common Stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership and certain determinations made at the partner level. If you are a partner of a partnership considering an investment in shares of our Common Stock, you should consult your tax advisors.

This summary is based upon provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, rulings and other administrative pronouncements and judicial decisions, all as of the date hereof. These authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law will not significantly alter the tax considerations described in this summary.

This summary does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax or the unearned income Medicare contribution tax and does not address any aspects of other U.S. federal taxes (such as gift or estate taxes) or state, local or non-U.S. taxes that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not describe the U.S. federal income tax consequences applicable to you if you are subject to special treatment under U.S. federal income tax laws (including if you are a U.S. expatriate or an entity subject to the U.S. anti-inversion rules, a bank or other financial institution, an insurance company, a tax-exempt organization, a trader, broker or dealer in securities or currencies, a regulated investment company, a real estate investment trust, a “controlled foreign corporation,” a “passive foreign investment company,” an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who holds or disposes of our Warrants, a person who acquired shares of our Common Stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Common Stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment).

We have not sought and do not expect to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the ownership or disposition of shares of our Common Stock that differ from those discussed below.

The discussion below assumes that no item of income or gain in respect of shares of our Common Stock at any time will be effectively connected with a U.S. trade or business conducted by a non-U.S. holder. If you are a non-U.S. holder conducting a U.S. trade or business and your income or gain in respect of shares of our Common Stock is effectively connected with such U.S. trade or business, you should consult your tax advisor regarding the U.S. federal income tax (including branch profits tax) consequences resulting from your investment in shares of our Common Stock.

This summary is for general information only and is not intended to constitute a complete description of all U.S. federal income tax consequences for non-U.S. holders relating to the ownership and disposition of shares of our Common Stock. If you are considering the purchase of shares of our Common Stock, you should consult your tax advisors concerning the particular U.S. federal income consequences to you of the ownership and disposition of shares of our Common Stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Distributions on our Common Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Common Stock in the foreseeable future. However, if we do make distributions of cash on shares of our Common Stock, in general such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent any such distributions exceed both our current and our accumulated earnings and profits, they will first be treated as a return of capital reducing your tax basis in our Common Stock (determined on a share by share basis), but not below zero, and thereafter will be treated as gain from the sale of stock (the treatment of which is discussed below under “— Gain on Disposition of Shares of our Common Stock”). Any such distribution will also be subject to the discussion below regarding effectively connected income, backup withholding and FATCA withholding (as defined below).

Dividends paid to a non-U.S. holder generally will be subject to a U.S. federal withholding tax at a 30% rate of the gross amount of the dividends, or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence.

A non-U.S. holder of shares of our Common Stock who wishes to claim the benefit of an applicable treaty rate (and reduce or avoid backup withholding, as discussed below) for dividends generally will be required (a) to complete IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a “United States person” as defined under the Code and is eligible for treaty benefits, or (b) if shares of our Common Stock are held through certain non-U.S. intermediaries (including certain non-U.S. partnerships), to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. This certification must be provided to us (or, if applicable, our paying agent) prior to the payment to the non-U.S. holder of any dividends, and may be required to be updated periodically. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder of shares of our Common Stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Shares of our Common Stock

Subject to the discussions below of backup withholding and FATCA (as defined below), any gain realized by a non-U.S. holder on the sale or other disposition of shares of our Common Stock generally will not be subject to United States federal income tax, unless:

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition, and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

•

our Common Stock constitutes a U.S. real property interest because we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our Common Stock (the “applicable period”).

We will be a USRPHC if at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Even if we are or become a USRPHC, so long as our Common Stock is regularly traded on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on any gain not otherwise taxable only if such non-U.S. holder actually or constructively owned more than five percent of our outstanding Common Stock at some time during the applicable period, but there can be no assurance that our Common Stock will be treated as regularly traded on an established securities market. You should consult your tax advisor about the consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding

The gross amount of dividends paid to each non-U.S. holder, and the tax withheld, if any, with respect to such dividends generally will be reported annually to the IRS and to each such holder, regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder generally will be subject to backup withholding with respect to dividends paid to such holder on our Common Stock unless such holder certifies under penalty of perjury (generally on an applicable IRS Form W-8) that it is not a “United States person” as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is such a “United States person”), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale or other disposition by a non-U.S. holder of shares of our Common Stock within the United States or conducted through certain U.S.-related financial intermediaries unless such non-U.S. holder certifies under penalty of perjury that it is not a “United States person” as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is such a ”United States person”), or such holder otherwise establishes an exemption. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act Withholding

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, FATCA may impose a withholding tax of 30% on dividend income from our Common Stock and, subject to the proposed Treasury regulations discussed below, on the gross proceeds of a sale or other disposition of our Common Stock, in each case, paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the U.S. and the non-U.S. holder’s country of residence may modify the requirements described in this paragraph.

Under the applicable U.S. Treasury regulations, withholding under FATCA generally applies to payments of dividends on shares of our Common Stock. U.S. Treasury regulations proposed in December 2018 eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of our Common Stock, and may be relied upon by taxpayers until final regulations are issued. Non-U.S. holders should consult their tax advisors regarding the potential application of withholding under FATCA on their investment in our Common Stock.

THE SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF OWNING AND DISPOSING OF OUR COMMON STOCK.

PLAN OF DISTRIBUTION

We are registering the issuance by us of (i) up to 833,333 shares of Class A Common Stock that are issuable upon the exercise of the Forward Purchase Warrants by the holders thereof and (ii) up to 12,500,000 shares of Class A Common Stock that are issuable upon the exercise of the Public Warrants by the holders thereof. We are also registering the resale by the Selling Shareholders or their permitted transferees from time to time of (i) up to 85,795,425 shares of Class A Common Stock (consisting of (a) up to 833,333 shares of Class A Common Stock that may be issued upon exercise of the Forward Purchase Warrants, (b) up to 2,500,000 Forward Purchase Shares, (c) up to 7,500,000 PIPE Shares and (d) up to 74,962,092 shares of Common Stock pursuant to the Amended and Restated Registration Rights Agreement) and (ii) up to 833,333 Forward Purchase Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the Selling Shareholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Shareholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Shareholders.

The shares of Common Stock beneficially owned by the Selling Shareholders covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Shareholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq;

•

through trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Shareholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Shareholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Shareholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Shareholder that a donee, pledgee, transferee, or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling shareholder.

With respect to a particular offering of the securities held by the Selling Shareholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling shareholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling shareholders.

In connection with distributions of the securities or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Shareholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

Our Common Stock and warrants are listed on Nasdaq under the symbols “LVOX” and “LVOXW,” respectively.

The Selling Shareholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Shareholders pay for solicitation of these contracts.

A Selling Shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Shareholders or borrowed from any Selling Shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Shareholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Shareholders and any broker-dealer or agent regarding the sale of the securities by the Selling Shareholders. Upon our notification by a Selling Shareholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Shareholders and any underwriters, broker-dealers or agents who execute sales for the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Shareholders, or perform services for us or the Selling Shareholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Shareholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Shareholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

The validity of the shares of our Common Stock and warrants offered by this prospectus will be passed upon by Kirkland & Ellis LLP.

EXPERTS

The consolidated financial statements of LiveVox Holdings, Inc. at December 31, 2020 and 2019 and for the three years in the period ended December 31, 2020, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Crescent Acquisition Corp as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, appearing in this prospectus and registration statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Crescent Acquisition Corp to continue as a going concern as described in Note 1 to the financial statements) and included in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Change in Registrant’s Certifying Accountant

On June 18, 2021, the Audit Committee of the Company’s board of directors approved the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2021. E&Y served as the independent registered public accounting firm of LiveVox prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), the independent registered public accounting firm of Crescent Acquisition Corp was dismissed following completion of the Company’s review of the quarter ended March 31, 2021, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, Crescent Acquisition Corp.

The report provided by Withum on Crescent Acquisition Corp’s balance sheet as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except that such audit report contained an explanatory paragraph in which Withum expressed substantial doubt about the Company’s ability to continue as a going concern.

During the period from November 17, 2017 (inception) through December 31, 2020, and the subsequent interim period through the date of Withum’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) between the Company and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such periods.

During the period from November 17, 2017 (inception) through December 31, 2020, and the subsequent interim period through the date of Withum’s dismissal, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

During the period from November 17, 2017 (inception) through December 31, 2020, and the subsequent interim period through the date of Withum’s dismissal, the Company did not consult with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the financial statements of Crescent Acquisition Corp or the Company, and no written report or oral advice was provided that E&Y concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

The Company has provided Withum with a copy of the foregoing disclosures and has requested that Withum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Withum’s letter, dated June 18, 2021, was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2021. A copy of Withum’s letter dated June 18, 2021 has been included as an exhibit herein.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the Common Stock and warrants offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain a website at https://www.livevox.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

CRESCENT ACQUISITION CORP

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash	$165,916	$306,626
Prepaid expenses	115,146	27,353
Other assets	62,200	23,000

Total current assets	343,262	356,979
Investments held in Trust Account	253,470,156	253,628,041

Total assets	$253,813,418	$253,985,020

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$752,054	$2,611,543
Accrued franchise and income taxes	50,025	—
Advance from related party	2,303,798	493

Total current liabilities	3,105,877	2,612,036
Warrant liability	29,315,000	33,015,000
Forward Purchase Agreement liability	1,945,000	5,185,000
Deferred underwriting fee payable	8,750,000	8,750,000

Total liabilities	43,115,877	49,562,036

Commitments and Contingencies
Class A common stock subject to possible redemption, 20,569,754 and 19,942,298 shares at redemption value of approximately $10.00 per share as of March 31, 2021 and December 31, 2020, respectively	205,697,540	199,422,980
Stockholders’ Equity
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; 4,418,008 and 5,057,702 shares issued and outstanding (excluding 20,569,754 and 19,942,298 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	442	506
Class F common stock, $0.0001 par value; 25,000,000 shares authorized; 6,250,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020	625	625
Additional paid-in capital	12,264,422	18,663,057
Accumulated deficit	(7,265,488)	(13,664,184)

Total stockholders’ equity	5,000,001	5,000,004

Total liabilities and stockholders’ equity	$253,813,418	$253,985,020

See accompanying notes to unaudited condensed consolidated financial statements.

CRESCENT ACQUISITION CORP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended March 31,
	2021	2020
Revenues	$—	$—
General and administrative expenses	(546,732)	(129,118)

Loss from operations	(546,732)	(129,118)
Change in the fair value of the Warrant liability	3,700,000	(1,115,000)
Change in the fair value of the Forward Purchase Agreement liability	3,240,000	1,404,000
Interest income on Trust Account	6,253	833,931

Income before income taxes	6,399,521	993,813
Provision for income taxes	(825)	(219,391)

Net income	$6,398,696	$774,422

Net income per share information:
Weighted average Class A common stock outstanding (basic and diluted)	24,994,153	25,000,000

Net income per Class A common stock (basic and diluted)	$0.00	$0.02

Weighted average Class F common stock outstanding (basic and diluted)	6,250,000	6,250,000

Net income per Class F common stock (basic and diluted)	$1.03	$0.03

See accompanying notes to unaudited condensed consolidated financial statements.

CRESCENT ACQUISITION CORP

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

	Common Stock				Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
	Class A		Class F
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	3,329,155	$333	6,250,000	$625	$1,377,759	$3,621,291	$5,000,008
Class A common stock subject to possible redemption	(77,442)	(8)	—	—	(774,412)	—	(774,420)
Net income	—	—	—	—	—	774,422	774,422

Balance at March 31, 2020	3,251,713	$325	6,250,000	$625	$603,347	$4,395,713	$5,000,010

	Common Stock				Additional Paid-In Capital	(Accumulated Deficit)	Total Stockholders’ Equity
	Class A		Class F
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	5,057,702	$506	6,250,000	$625	$18,663,057	$(13,664,184)	$5,000,004
Class A common stock subject to possible redemption	(639,694)	(64)	—	—	(6,398,635)	—	(6,398,699)
Net income	—	—	—	—	—	6,398,696	6,398,696

Balance at March 31, 2021	4,418,008	$442	6,250,000	$625	$12,264,422	$(7,265,488)	$5,000,001

See accompanying notes to unaudited condensed consolidated financial statements.

CRESCENT ACQUISITION CORP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the three months ended March 31,
	2021	2020
Cash Flows from Operating Activities
Net income	$6,398,696	$774,422
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on securities held in Trust Account	(6,253)	(833,931)
Change in fair value of the Warrant liability	(3,700,000)	1,115,000
Change in fair value of the Forward Purchase Agreement liability	(3,240,000)	(1,404,000)
Changes in operating assets and liabilities:
Prepaid expenses	(87,793)	(27,428)
Other assets	(39,200)	—
Accounts payable and accrued expenses	(1,859,489)	(85,525)
Accrued franchise and income taxes	50,025	69,393

Net cash used in operating activities	(2,484,014)	(392,069)

Cash Flows from Investing Activities
Interest income released from Trust Account to pay taxes	40,000	200,000

Net cash provided by investing activities	40,000	200,000

Cash Flows from Financing Activities
Advances from related party	2,303,304	47,956
Repayment of advances from related party	—	(121,692)

Net cash provided by (used in) financing activities	2,303,304	(73,736)

Net decrease in cash	(140,710)	(265,805)
Cash—beginning of the period	306,626	1,126,200

Cash—end of the period	$165,916	$860,395

Supplemental disclosure of non-cash activities:
Change in Class A common stock subject to possible redemption	$6,274,560	$774,420

See accompanying notes to unaudited condensed consolidated financial statements.

CRESCENT ACQUISITION CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

1. Description of Organization and Business Operations

Organization and General

Crescent Acquisition Corp (formerly known as Crescent Funding Inc.) (the “Company”, “we”, “our” or “us”) was incorporated in Delaware on November 17, 2017. On October 30, 2018, the Company changed its name to Crescent Acquisition Corp. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of March 31, 2021, the Company had not yet commenced operations. All activity for the period from November 17, 2017 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), and since the closing of the Initial Public Offering, a search for a business combination as described below. The Company will not generate any operating revenues until after completion of an initial business combination, at the earliest. The Company has generated non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

Sponsor and Financing

The Company’s sponsor is CFI Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 7, 2019. On March 12, 2019, the Company consummated the Initial Public Offering of 25,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000 (see Note 3) and incurring offering costs of approximately $14,650,000, consisting principally of underwriter discounts of $13,750,000 (including $8,750,000 of which payment is deferred) and approximately $900,000 of other offering costs. The Company intends to finance an initial business combination with proceeds from the $250,000,000 Initial Public Offering of Units and a $7,000,000 private placement (see Note 4). Upon the closing of the Initial Public Offering and the private placement, $250,000,000 was placed in a trust account (the “Trust Account”).

Trust Account

Funds from the Initial Public Offering have been placed in the Trust Account. The proceeds held in the Trust Account will be invested only in U.S. Treasury obligations with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and that invest only in direct U.S. Treasury obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of an initial business combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest earned on the funds held in the Trust Account that may be released to the Company to pay taxes, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of an initial business combination; (ii) the redemption of any Public Shares sold in the Initial Public Offering that have been properly submitted in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such Public Shares if it does not complete an initial business combination by June 30, 2021 or (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an initial business combination by June 30, 2021 (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an initial business combination. An initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into an initial business combination. Furthermore, there is no assurance that the Company will be able to successfully effect an initial business combination.

The Company, after signing a definitive agreement for an initial business combination, will either (i) seek stockholder approval of an initial business combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against an initial business combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of an initial business combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of an initial business combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes. The decision as to whether the Company will seek stockholder approval of an initial business combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by applicable law or under stock exchange listing requirements. If the Company seeks stockholder approval, it will complete an initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of an initial business combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related initial business combination, and instead may search for an alternate initial business combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial business combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of an initial business combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes. As a result, such shares of Class A common stock are recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity,” (“ASC 480”).

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete an initial business combination by June 30, 2021, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors will enter into a letter agreement with the Company, pursuant to which they will agree to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete an initial business combination by June 30, 2021. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete an initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an initial business combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of an initial business combination, subject to the limitations described herein.

The Company mailed to its shareholders of record as of January 22, 2021, a definitive proxy statement for a special meeting of shareholders to be held on February 17, 2021 (the “Special Meeting”) to approve an extension of time for the Company to complete an initial business combination through June 30, 2021. The Charter Extension and Trust Extension Proposals were approved, providing the Company’s shareholders with more time to evaluate its Business Combination.

In connection with the vote to approve the Charter Extension and Trust Extension Proposals, the holders of 12,238 Class A common shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.14 per share, for an aggregate redemption amount of $124,138. As such, only approximately 0.05% of the Class A common shares were redeemed and approximately 99.95% of the Class A common shares remain outstanding.

On February 17, 2021, the Company’s shareholders approved to extend the date by which the Company must (1) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, which the Company refers to as an initial business combination, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem all of the shares of Class A Stock (as defined below), included as part of the units sold in the Company’s Initial Public Offering, from March 12, 2021 to June 30, 2021.

See Note 8 included in these condensed consolidated financial statements for additional information on an initial business combination.

Going Concern Consideration

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of March 31, 2020, the Company had $165,916 available outside the Trust Account to fund its working capital requirements, $3,470,156 of investment income held in the Trust Account available to be released to pay for franchise and income taxes and working capital of $(2,762,615). Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

Prior to the completion of the Company’s Initial Public Offering, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the Founder Shares (as defined below) to the Company’s Sponsor, $300,000 in a note payable and $118,323 in advances from an affiliate of the Sponsor. The Company fully repaid these borrowings and advances from the Sponsor and related parties.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the current lack of liquidity, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements contained in this report do not include any adjustments that might result from the Company’s inability to continue as a going concern, should the Company be required to liquidate after June 30, 2021.

Restatement of Previously Issued Consolidated Financial Statements

The notes included herein should be read in conjunction with the Company’s restated audited consolidated financial statements included in the Company’s Annual Report on Form 10-K/A filed with the SEC on May 6, 2021 (the “2020 Form 10-K/A”).

As previously disclosed in our 2020 Form 10-K/A as filed on May 6, 2021, we restated the Company’s previously issued consolidated financial statements for the following periods: (i) as of March 12, 2019, (ii) as of and for the periods ended March 31, 2019 and 2020, (iii) as of and for the three and six months ended June 30, 2019 and 2020, (iv) as of and for the three and nine months ended September 30, 2019 and 2020 and (v) as of and for the years ended December 31, 2019 and 2020, in each case to reflect a change in accounting treatment for the Warrants (as defined in Note 3) and Forward Purchase Agreement (as defined in Note 3). We have restated herein our condensed consolidated financial statements as of and for the quarter ended March 31, 2020. We have also restated related amounts within the accompanying footnotes to the condensed consolidated financial statements. The impact as of March 31, 2020 was an increase to the Warrant liability of $21,125,000, an increase to the Forward Purchase Agreement liability of $1,992,000, a decrease in Class A common stock subject to possible redemption of 23,117,000, an increase to Class A common stock of $231, a decrease to additional paid-in-capital of $1,167,917 and an increase to retained earnings of $1,167,917. The impact as of December 31, 2020 was an increase to the Warrant liability of $33,015,000, an increase to the Forward Purchase Agreement liability of $5,185,000, a decrease in Class A common stock subject to possible redemption of 38,200,000, an increase to Class A common stock of $382, an increase to additional paid-in-capital of $13,914,932 and a decrease to retained earnings of $13,915,314.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared on the accrual basis of accounting in conformity with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments and reclassifications, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021. These accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the 2020 Form 10-K/A filed by the Company with the SEC on May 6, 2021.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Function Acquisition I Corp and Function Acquisition II LLC, since their formation. All material intercompany balances and transactions have been eliminated.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement Warrants (as defined in Note 4) to purchase an aggregate of 19,500,000 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share is the same as basic earnings per share for the periods presented.

The Company’s accompanying condensed consolidated statements of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. For the three ended March 31, 2021 and 2020, net income per share, basic and diluted, for Class A common stock is calculated by dividing the investment income earned on the Trust Account of $6,253 and $833,931, respectively, net of applicable income and franchise taxes of $50,825 and $269,391, respectively, by the weighted average number of shares of Class A common stock outstanding of 24,994,153 and 25,000,000, respectively. Net loss per share, basic and diluted, for Class F common stock is calculated by dividing the net income, less income attributable to Class A common stock, the change in the fair value of the Warrant liability (as defined in Note 3), the change in the fair value of the Forward Purchase Agreement liability, the initial classification of the Forward Purchase Agreement liability, the offering cost associated with Warrants (as defined in Note 3) recorded as liabilities and the loss on sale of Private Placement Warrants (as defined in Note 4), by the weighted average number of shares of Class F common stock outstanding for the period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the condensed consolidated financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” Offering costs consist of costs incurred in connection with formation and preparation for the Initial Public Offering. Offering costs were allocated on a relative fair value basis between stockholders’ equity and expense. The portion of offering costs allocated to the Public Warrants (as defined in Note 3) and Private Placement Warrants (as defined in Note 4) has been charged to expense. The portion of offering costs allocated to the Class A common stock has been charged to stockholders’ equity.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the condensed consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. As of March 31, 2021 and December 31, 2020, there were no unrecognized tax benefits. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of

March 31, 2021 and December 31, 2020, no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

As of March 31, 2021 and December 31, 2020, the Company had deferred tax assets of $1,036,683 and $885,206, respectively, which had a full valuation allowance recorded against them.

The Company’s current taxable income (loss) primarily consists of interest income on the Trust Account which is offset by deductible franchise taxes. The Company’s general and administrative costs are generally considered to be start-up costs and are not currently deductible. During the three months ended March 31, 2021 and 2020, the Company recorded income tax expense of $825 and $219,391, respectively, primarily related to interest income earned on the Trust Account. For the three months ended March 31, 2021 and 2020, the Company’s effective tax rate was 0.01% and 22.08%, respectively, which differs from the expected income tax rate due to the start-up costs which are not currently deductible as well as the change in the fair value of the Warrants (as defined in Note 3) and Forward Purchase Agreement (as defined in Note 4).

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A common stock will be affected by charges against additional paid-in capital. Accordingly, as of March 31, 2021 and December 31, 2020, 20,569,754 and 19,942,298, respectively, of the Public Shares were classified outside of permanent equity.

Warrant and Forward Purchase Agreement Liability

The Company accounts for the Warrants (as defined in Note 3) and Forward Purchase Agreement (as defined in Note 4) issued in connection with the Company’s initial public offering in accordance with FASB ASC 815-40, “Contracts in Entity’s Own Equity” (“ASC 815-40”), under which the Warrants and the Forward Purchase Agreement do not meet the criteria for equity classification and must be recorded as liabilities. As the Warrants and Forward Purchase Agreement meet the definition of a derivative as contemplated in ASC 815, the Warrants and the Forward Purchase Agreement are measured at fair value at inception and at each reporting date in accordance with ASC 820, with changes in fair value recognized in the condensed consolidated statement of operations in the period of change

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s accompanying condensed consolidated financial statements.

3. Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a price of $10.00 per Unit. The Sponsor purchased an aggregate of 7,000,000 warrants at a price of $1.00 per warrant in a private placement that closed simultaneously with the Initial Public Offering.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one warrant (“Public Warrants”, and collectively with the Private Placement Warrants (as defined in Note 4), the “Warrants”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of equity or equity-linked securities). No fractional warrants will be issued upon separation of the Units and only whole Public Warrants will trade. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial business combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the Company’s initial business combination or earlier upon redemption or liquidation. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Public Warrant holders.

The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover any over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. The Units that would be issued in connection with the over-allotment option would be identical to the Units issued in the Initial Public Offering. In April 2019, the Underwriters’ over-allotment option expired unexercised by the underwriters.

The Company paid an underwriting discount of 2.0% of the gross offering proceeds to the underwriters at the closing of the Initial Public Offering ($5,000,000), with an additional fee (the “Deferred Underwriting Fee”) of 3.5% of the gross offering proceeds ($8,750,000) payable upon the Company’s completion of an initial business combination. The Deferred Underwriting Fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes an initial business combination.

4. Related Party Transactions

Founder Shares

On November 29, 2017, the Sponsor purchased 8,625,000 shares of Class F common stock (“Founder Shares”) for $25,000. In January 2018, the Sponsor surrendered 1,437,500 Founder Shares to the Company for no consideration, resulting in an aggregate of 7,187,500 Founder Shares outstanding. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Initial Public Offering except that the Founder Shares are shares of Class F common stock which automatically convert into shares of Class A common stock at the time of the Company’s initial business combination and are subject to certain transfer restrictions, as described in more detail below. Up to 937,500 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised by the underwriters within 45 days from the effective date of the registration statement, March 7, 2019. In April 2019, the Underwriters’ over-allotment option expired and as a result the Sponsor forfeited 937,500 shares of Class F common stock, resulting in an aggregate of 6,250,000 Founder Shares outstanding as of March 31, 2021 and December 31, 2020.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of an initial business combination or (B) subsequent to an initial business combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor purchased an aggregate of 7,000,000 private placement warrants at a price of $1.00 per warrant for an aggregate purchase price of $7,000,000 in a private placement that occurred simultaneously with the closing of the Initial Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of equity or equity-linked securities). $5,000,000 of the proceeds of the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account such that, at the closing of the Initial Public Offering, $250,000,000 was held in the Trust Account. If an initial business combination is not completed by June 30, 2021, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of an initial business combination. In April 2019, the Underwriters’ over-allotment option expired and as a result the Sponsor’s agreement to purchase up to an additional 750,000 Private Placement Warrants also expired.

Forward Purchase Agreement

On February 26, 2019, the Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) pursuant to which Crescent Capital Group LP (“Crescent”), in its capacity as investment advisor on behalf of one or more investment funds or accounts managed by Crescent and its affiliates (such funds or accounts, the “Crescent Funds”), has committed on behalf of the Crescent Funds, to purchase, subject to the terms and conditions set forth the Forward Purchase Agreement, including obtaining fund-level approvals by the relevant investment committee and/or other governing body of such funds, an aggregate of 5,000,000 forward purchase units (the “Forward Purchase Units”), each consisting of one share of the Company’s Class A common stock (such shares of Class A common stock to be issued pursuant to the Forward Purchase Agreement, the “Forward Purchase Shares”) and one-third of one warrant to purchase one share of the Company’s Class A common stock (such warrants to be issued pursuant to the Forward Purchase Agreement, the “Forward Purchase Warrants”), for $10.00 per unit, or an aggregate amount of $50,000,000, in a private placement that will close simultaneously with the closing of an initial business combination. The Forward Purchase Warrants will have the same terms as the Private Placement Warrants so long as they are held by a Crescent Fund purchasing the Forward Purchase Units (such Crescent Fund, the “Crescent Fund Purchaser”) or its permitted transferees, and the Forward Purchase Shares will be identical to the Public Shares sold in the Initial Public Offering, except the Forward Purchase Shares will be subject to transfer restrictions and certain registration rights. Any Forward Purchase Warrant held by a holder other than a Crescent Fund Purchaser or its permitted transferees will have the same terms as the Warrants included in the Units sold in the Initial Public Offering. The Forward Purchase Agreement was subsequently amended on January 13, 2021 which resulted in Crescent Capital Group Holdings LP committing to purchase 2,500,000 Forward Purchase Units, for $10.00 per unit, or an aggregate amount of $25,000,000.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement dated March 7, 2019. The holders of these securities will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans and Advances

On November 21, 2017, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to an unsecured promissory note (the ‘‘Note’’). This Note was amended and restated on November 6, 2018. This Note was non-interest bearing and payable on the earlier of June 30, 2019 or the closing of the Initial Public Offering. On March 13, 2019, the Note balance of $300,000 was repaid in full.

As of March 31, 2021 and December 31, 2020, an affiliate of the Company paid administrative expenses for an aggregate of $2,927,318 and $624,013, respectively, of which $623,520 and $623,520, respectively, was repaid by the Company, for a net accrual of $2,303,798 and $493, respectively, which is reflected in the accompanying condensed consolidated balance sheets. These amounts are due on demand and are non-interest bearing.

Administrative Support Agreement

On March 7, 2019, the Company entered into an agreement to pay $10,000 a month for office space, utilities, administrative and support services to an affiliate of the Sponsor and will terminate the agreement upon the earlier of an initial business combination or the liquidation of the Company. For the three months ended March 31, 2021 and 2020, the Company incurred expenses of $24,000 and $30,000, respectively, which are included in general and administrative expenses on the accompanying condensed consolidated statements of operations, of which $24,000 and $30,000 were payable as of March 31, 2021 and 2020, respectively, and included in accounts payable and accrued expenses on the accompanying condensed consolidated balance sheets.

5. Stockholders’ Equity

Common Stock

The authorized common stock of the Company includes up to 500,000,000 shares of Class A common stock and 25,000,000 shares of Class F common stock. If the Company enters into an initial business combination, it may (depending on the terms of such an initial business combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on an initial business combination to the extent the Company seeks stockholder approval in connection with an initial business combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock.

As of March 31, 2021 and December 31, 2020, there were 4,418,008 and 5,057,702, respectively, of Class A common stock issued and outstanding, excluding 20,569,754 and 19,942,298, respectively, shares of Class A common stock subject to possible redemption.

As of March 31, 2021 and December 31, 2020, there were 6,250,000 shares of Class F common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

6. Fair Value Measurements

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	March 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and marketable securities held in Trust Account	$253,470,156	$253,470,156	$—	$—
Liabilities:
Warrant liability – Public Warrants	$14,125,000	$14,125,000	$—	$—
Warrant liability – Private Placement Warrants	$15,190,000	$—	$—	$15,190,000
Forward Purchase Agreement	$1,945,000	$—	$—	$1,945,000

Description	December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and marketable securities held in Trust Account	$253,628,041	$253,628,041	$—	$—
Liabilities:
Warrant liability – Public Warrants	$18,875,000	$18,875,000	$—	$—
Warrant liability – Private Placement Warrants	$14,140,000	$—	$—	$14,140,000
Forward Purchase Agreement	$5,185,000	$—	$—	$5,185,000

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1— Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2— Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3— Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

As of March 31, 2021 and December 31, 2020, assets held in the Trust Account were comprised of $253,470,156 and $253,628,041, respectively, in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government obligations. Cash, money market funds and U.S. Treasury bills are classified as Level 1 securities.

The Company employed option pricing models to value the Warrants at each reporting period, with changes in fair value recognized in the statement of operations. In the case of the Public Warrants, the Company used a binomial/lattice model that assumes optimal exercise of the Company’s redemption option at the earliest possible date. In the case of the Private Placement Warrants, the Company used a Modified Black-Scholes Option Pricing Model since these instruments do not have an early redemption feature. However, if the Private Placement Warrants were also subject to the make-whole table, then the binomial/lattice model was used. Inherent in options pricing models are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility input based on observed price, otherwise it was assumed based on median volatility of the Russell 3000 Index constituents, or the volatility of the target company’s peer group. The risk-free interest rate is based on the U.S. Treasury curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The liability for the Forward Purchase Agreement was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment pursuant to the Forward Purchase Agreement is discounted to present value and compared to the fair value of the common stock and warrants to be issued pursuant to the Forward Purchase Agreement. The excess (liability) or deficit (asset) of the fair value of the common stock and warrants to be issued compared to the fixed commitment is then reduced to account for the probability of consummation of a business combination. The primary unobservable input utilized in determining the fair value of the Forward Purchase Agreement is the probability of consummation of a business combination. As of March 31, 2021 and December 31, 2020, the probability assigned to the consummation of a business combination was 90% and 80%, respectively.

There were no transfers between Levels 1, 2 or 3 during the three months ended March 31, 2021 and 2020.

The following table provides quantitative information regarding fair value assumptions for the Private Placement Warrants:

	As of March 31, 2021	As of December 31, 2020
Asset price	$10.06	$10.45
Exercise price	$11.50	$11.50
Term (in years)	5.30	5.50
Volatility	30.00%	29.30%
Risk-free rate	1.00%	0.40%
Dividend yield	0.00%	0.00%
Fair value of each Private Placement Warrant	$2.17	$2.02

The following table provides quantitative information regarding fair value assumptions for the Forward Purchase Agreement:

	As of March 31, 2021	As of December 31, 2020
Asset price	$10.06	$10.45
Private Placement Warrant price	$2.17	$2.02
Discount term (in years)	0.25	0.50
Probability of merger	90.00%	80.00%
Risk-free rate	0.03%	0.09%
Fair value of Forward Purchase Agreement	$1,945,000	$5,185,000

The following table presents the changes in the fair value of the Warrants and Forward Purchase Agreement liabilities:

	Private Placement Warrants	Public Warrants	Forward Purchase Agreement	Liabilities
Fair value as of December 31, 2020	$14,140,000	$18,875,000	$5,185,000	$38,200,000
Change in the fair value	1,050,000	(4,750,000)	(3,240,000)	(6,940,000)

Fair value as of March 31, 2021	$15,190,000	$14,125,000	$1,945,000	$31,260,000

	Private Placement Warrants	Public Warrants	Forward Purchase Agreement	Liabilities
Fair value as of December 31, 2019	$10,010,000	$10,000,000	$3,396,000	$23,406,000
Change in the fair value	490,000	625,000	(1,404,000)	(289,000)

Fair value as of March 31, 2020	$10,500,000	$10,625,000	$1,992,000	$23,117,000

The Company did not have any held to maturity securities as of March 31, 2021 and December 31, 2020.

7. Commitments and Contingencies

Risks and Uncertainties

On March 11, 2020, the World Health Organization officially declared the outbreak of the novel coronavirus (“COVID-19”) a “pandemic.” A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and the business of any potential target business with which the Company consummate an initial business combination could be materially and adversely affected. Furthermore, the Company may be unable to complete an initial business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts the Company’s search for an initial business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, the Company’s ability to consummate an initial business combination, or the operations of a target business with which the Company ultimately consummates an initial business combination, may be materially adversely affected.

8. Business Combination

On January 13, 2021, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Function Acquisition I Corp, a Delaware corporation and a direct, wholly owned subsidiary of the Company (“First Merger Sub”), Function Acquisition II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Second Merger Sub”), LiveVox Holdings, Inc., a Delaware corporation (“LiveVox”), and GGC Services Holdco, Inc., a Delaware corporation, which provides for, among other things: (a) the merger of First Merger Sub with and into LiveVox, with LiveVox being the surviving corporation of the merger and a direct, wholly owned subsidiary of the Company as a consequence of the merger (the “First Merger”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of LiveVox with and into Second Merger Sub, with Second Merger Sub being the surviving corporation of the merger (together with the First Merger, the “Mergers” and, collectively with the other transactions contemplated by the Merger Agreement, the “Business Combination”). The Merger Agreement and the transactions contemplated thereby were unanimously approved by the board of directors of the Company and LiveVox.

LiveVox is a next-generation contact center platform that powers more than 14 billion transactions a year. By seamlessly integrating omnichannel communications, CRM, and WFO, LiveVox delivers exceptional agent and customer experiences, while helping to reduce compliance risk. LiveVox’s reliable, easy-to-use technology enables effective engagement strategies on channels of choice to help drive contact center performance.

Pursuant to the Merger Agreement, the aggregate merger consideration payable to the stockholders of LiveVox will consist of (assuming no redemptions): (a) an amount in cash equal to the Closing Cash Payment Amount (as defined in the Merger Agreement), which is estimated to be approximately $218 million; and (b) shares of newly-issued Class A common stock of the Company, par value $0.0001 per share (“Class A Stock”), equal to the Closing Number of Securities (as defined in the Merger Agreement), which are expected to have a value of approximately $514 million based on a price of $10.00 per share. The merger consideration payable to the stockholders of LiveVox is also subject to adjustment based on LiveVox’s cash and indebtedness as of the closing date, among other adjustments contemplated by the Merger Agreement.

In addition to the consideration to be paid at the closing of the Business Combination, the stockholders of LiveVox will be entitled to receive additional earn-out payments from the Company of up to an aggregate of 5,000,000 shares of Class A Stock if the price of Class A common stock trading on the Nasdaq Capital Market exceeds certain thresholds during the seven-year period following the closing of the Business Combination. As an incentive for LiveVox to enter into the Merger Agreement, the Sponsor has agreed that 2,743,750 shares of Class A Stock held by it and by the independent directors of the Company immediately following the closing of the Business Combination (following the automatic conversion of such shares upon the closing of the Business Combination from shares of Class F common stock of the Company, par value $0.0001 per share, into shares of Class A Stock) will be held in escrow to be released only if the price of Class A Stock trading on the Nasdaq Capital Market exceeds the same thresholds during the seven-year period following the closing of the Business Combination.

Additional information regarding LiveVox and the Business Combination is available in the proxy statement/prospectus initially filed with the SEC on January 15, 2021.

9. Subsequent Events

Management has performed an evaluation of subsequent events through the date of issuance of the condensed consolidated financial statements. The Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Crescent Acquisition Corp

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Crescent Acquisition Corp (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Consolidated Financial Statements

As discussed in Note 2 to the consolidated financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 and 2019 consolidated financial statements have been restated to correct the accounting and related disclosure for the warrants.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 30, 2021 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

New York, New York

May 6, 2021

CRESCENT ACQUISITION CORP

CONSOLIDATED BALANCE SHEETS

(RESTATED)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash	$306,626	$1,126,200
Prepaid expenses	27,353	108,675
Other assets	23,000	—

Total current assets	356,979	1,234,875
Cash and investments held in Trust Account	253,628,041	253,569,459

Total assets	$253,985,020	$254,804,334

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,611,543	$326,401
Accrued franchise and income taxes	—	491,781
Advance from related party	493	121,694

Total current liabilities	2,612,036	939,876
Warrant liability	33,015,000	20,010,000
Forward Purchase Agreement liability	5,185,000	3,396,000
Deferred underwriting fee payable	8,750,000	8,750,000

Total liabilities	49,562,036	33,095,876

Commitments and Contingencies
Class A common stock subject to possible redemption, 19,942,298 and 21,670,845 shares at redemption value of approximately $10.00 per share as of December 31, 2020 and 2019, respectively	199,422,980	216,708,450
Stockholders’ Equity
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; 5,057,702 and 3,329,155 shares issued and outstanding (excluding 19,942,298 and 21,670,845 shares subject to possible redemption) as of December 31, 2020 and 2019, respectively	506	333
Class F common stock, $0.0001 par value; 25,000,000 shares authorized; 6,250,000 shares issued and outstanding as of December 31, 2020 and 2019	625	625
Additional paid-in capital	18,663,057	1,377,759
(Accumulated deficit) retained earnings	(13,664,184)	3,621,291

Total stockholders’ equity	5,000,004	5,000,008

Total liabilities and stockholders’ equity	$253,985,020	$254,804,334

See accompanying notes to consolidated financial statements.

CRESCENT ACQUISITION CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

(RESTATED)

	For the years ended December 31,
	2020	2019
Revenues	$—	$—
General and administrative expenses	(3,264,815)	(526,625)

Loss from operations	(3,264,815)	(526,625)
Change in the fair value of the Warrant liability	(13,005,000)	10,850,000
Change in the fair value of the Forward Purchase Agreement liability	(1,789,000)	(1,361,000)
Initial classification of Forward Purchase Agreement liability	—	(2,035,000)
Offering cost associated with Warrants recorded as liabilities	—	(1,465,314)
Loss on sale of Private Placement Warrants	—	(5,110,000)
Interest income on Trust Account	910,070	4,472,458

(Loss) income before income taxes	(17,148,745)	4,824,519
Provision for income taxes	(136,730)	(1,195,607)

Net (loss) income	$(17,285,475)	$3,628,912

Net (loss) income per share information:
Weighted average Class A common stock outstanding (basic and diluted)	25,000,000	25,000,000

Net income per Class A common stock (basic and diluted)	$0.02	$0.12

Weighted average Class F common stock outstanding (basic and diluted)	6,250,000	6,250,000

Net loss (income) per Class F common stock (basic and diluted)	$(2.85)	$0.09

See accompanying notes to consolidated financial statements.

CRESCENT ACQUISITION CORP

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(RESTATED)

	Common Stock				Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Class A		Class F
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	—	$—	7,187,500	$719	$24,281	$(7,621)	$17,379
Sale of Units in Initial Public Offering net of underwriter discount and offering cost less fair value of Public Warrants	25,000,000	2,500	—	—	218,059,667	—	218,062,167
Forfeited Class F common stock by Sponsor	—	—	(937,500)	(94)	94	—	—
Class A common stock subject to possible redemption	(21,670,845)	(2,167)	—	—	(216,706,283)	—	(216,708,450)
Net income	—	—	—	—	—	3,628,912	3,628,912

Balance at December 31, 2019	3,329,155	$333	6,250,000	$625	$1,377,759	$3,621,291	$5,000,008
Class A common stock subject to possible redemption	1,728,547	173	—	—	17,285,298	—	17,285,471
Net loss	—	—	—	—	—	(17,285,475)	(17,285,475)

Balance at December 31, 2020	5,057,702	$506	6,250,000	$625	$18,663,057	$(13,664,184)	$5,000,004

See accompanying notes to consolidated financial statements.

CRESCENT ACQUISITION CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(RESTATED)

	For the years ended December 31,
	2020	2019
Cash Flows from Operating Activities
Net (loss) income	$(17,285,475)	$3,628,912
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on securities held in Trust Account	(910,070)	(4,472,458)
Change in the fair value of the Warrant liability	13,005,000	(10,850,000)
Change in the fair value of the Forward Purchase Agreement liability	1,789,000	1,361,000
Initial classification of Forward Purchase Agreement liability	—	2,035,000
Offering cost associated with Warrants recorded as liabilities	—	1,465,314
Loss on sale of Private Placement Warrants	—	5,110,000
Changes in operating assets and liabilities:
Prepaid expenses	81,322	(108,675)
Other assets	(23,000)	—
Accounts payable and accrued expenses	2,285,142	83,660
Accrued franchise and income taxes	(491,781)	491,781

Net cash used in operating activities	(1,549,862)	(1,255,466)

Cash Flows from Investing Activities
Investment of cash in Trust Account	—	(250,000,000)
Interest income released from Trust Account to pay taxes	851,488	903,000

Net cash provided by (used in) investing activities	851,488	(249,097,000)

Cash Flows from Financing Activities
Proceeds from Initial Public Offering, net of underwriters’ discount	—	250,000,000
Proceeds from sale of Private Placement Warrants	—	7,000,000
Advances from related party	169,257	454,757
Repayment of advances from related party	(290,457)	(333,063)
Proceeds from note payable—related party	—	37,120
Repayment of note payable—related party	—	(300,000)
Payment of offering costs	—	(5,425,044)

Net cash (used in) provided by financing activities	(121,200)	251,433,770

Net (decrease) increase in cash	(819,574)	1,081,304
Cash—beginning of the year	1,126,200	44,896

Cash—end of the year	$306,626	$1,126,200

Supplemental disclosure of non-cash activities:
Deferred underwriting fee payable charged to additional paid-in capital in connection with the Initial Public Offering	$—	$8,750,000

Deferred offering costs charged to additional paid-in capital upon completion of the Initial Public Offering	$—	$478,104

Forfeiture of shares of Class F common stock	$—	$94

Class A common stock subject to possible redemption	$(17,285,470)	$216,708,450

Initial classification of Warrant liability	$—	$30,860,000

Supplemental cash flow disclosure:
Cash paid for taxes	$851,488	$903,000

See accompanying notes to consolidated financial statements.

CRESCENT ACQUISITION CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Organization and Business Operations

Organization and General

Crescent Acquisition Corp (formerly known as Crescent Funding Inc.) (the “Company”, “we”, “our” or “us”) was incorporated in Delaware on November 17, 2017. On October 30, 2018, the Company changed its name to Crescent Acquisition Corp. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2020, the Company had not yet commenced operations. All activity for the period from November 17, 2017 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), and since the closing of the Initial Public Offering, a search for a business combination as described below. The Company will not generate any operating revenues until after completion of its initial business combination, at the earliest. The Company has generated non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

Sponsor and Financing

The Company’s sponsor is CFI Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 7, 2019. On March 12, 2019, the Company consummated the Initial Public Offering of 25,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000 (see Note 5) and incurring offering costs of approximately $14,650,000, consisting principally of underwriter discounts of $13,750,000 (including $8,750,000 of which payment is deferred) and approximately $900,000 of other offering costs. The Company intends to finance its initial business combination with proceeds from the $250,000,000 Initial Public Offering of Units and a $7,000,000 private placement (see Note 5). Upon the closing of the Initial Public Offering and the private placement, $250,000,000 was placed in a trust account (the “Trust Account”).

Trust Account

Funds from the Initial Public Offering have been placed in the Trust Account. The proceeds held in the Trust Account will be invested only in U.S. Treasury obligations with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and that invest only in direct U.S. Treasury obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of an initial business combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest earned on the funds held in the Trust Account that may be released to the Company to pay taxes, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of an initial business combination; (ii) the redemption of any Public Shares sold in the Initial Public Offering that have been properly submitted in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such Public Shares if it does not complete an initial business combination by June 30, 2021 or (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an initial business combination by June 30, 2021 (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

See Note 11 included in these consolidated financial statements for a subsequent event regarding an extension to complete an initial business combination.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an initial business combination. An initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into an initial business combination. Furthermore, there is no assurance that the Company will be able to successfully effect an initial business combination.

The Company, after signing a definitive agreement for an initial business combination, will either (i) seek stockholder approval of an initial business combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against an initial business combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of an initial business combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of an initial business combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes. The decision as to whether the Company will seek stockholder approval of an initial business combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by applicable law or under stock exchange listing requirements. If the Company seeks stockholder approval, it will complete its initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of an initial business combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related initial business combination, and instead may search for an alternate initial business combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial business combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of an initial business combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes. As a result, such shares of Class A common stock are recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity,” (“ASC 480”).

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete an initial business combination by June 30, 2021, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors will enter into a letter agreement with the Company, pursuant to which they will agree to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete an initial business combination by June 30, 2021. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete an initial business combination within the prescribed time period. See Note 11 included in these consolidated financial statements for a subsequent event regarding an extension to complete an initial business combination.

In the event of a liquidation, dissolution or winding up of the Company after an initial business combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of an initial business combination, subject to the limitations described herein.

On June 24, 2020, the Company entered into an Agreement and Plan of Merger (the “F45 Merger Agreement”), by and among the Company, Function Acquisition I Corp, a Delaware corporation and a direct, wholly owned subsidiary of the Company, Function Acquisition II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company, F45 Training Holdings Inc., a Delaware corporation (“F45”), and Shareholder Representative Services LLC, a Colorado limited liability company. On October 5, 2020, the Company and F45 entered into a Termination and Release Agreement, effective as of such date, pursuant to which the parties agreed to mutually terminate the F45 Merger Agreement.

On January 13, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Function Acquisition I Corp, a Delaware corporation and the Company’s direct, wholly owned subsidiary (“First Merger Sub”), Function Acquisition II LLC, a Delaware limited liability company and its direct, wholly owned subsidiary (“Second Merger Sub”), LiveVox Holdings, Inc., a Delaware corporation (“LiveVox”), and GGC Services Holdco, Inc., a Delaware corporation, solely in its capacity as the representative, agent and attorney-in-fact of the stockholder of LiveVox (in such capacity, the “Stockholder Representative”). The Merger Agreement provides for, among other things, (i) the merger of First Merger Sub with and into LiveVox, with LiveVox continuing as the surviving corporation (the “Surviving Corporation”) and becoming its direct, wholly owned subsidiary as a consequence (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of the Surviving Corporation with and into Second Merger Sub with Second Merger Sub continuing as the surviving entity, which will be renamed such name as LiveVox shall designate no later than five business days prior to the closing of the transaction (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”), in each case, in accordance with the terms and subject to the conditions of the Merger Agreement. Following the closing of the Business Combination, the Company will own, directly or indirectly, all the stock of LiveVox and its direct and indirect subsidiaries and LiveVox TopCo, LLC, a Delaware limited liability company and the sole stockholder of LiveVox as of immediately prior to the effective time of the First Merger (the “LiveVox Stockholder”) will hold a portion of the Company’s stock.

The Company mailed to its shareholders of record as of January 22, 2021, a definitive proxy statement for a special meeting of shareholders to be held on February 17, 2021 (the “Special Meeting”) to approve an extension of time for the Company to complete its initial business combination through June 30, 2021 (the “Extension Date”). The Charter Extension and Trust Extension Proposals were approved, providing the Company’s shareholders with more time to evaluate its Business Combination.

In connection with the vote to approve the Charter Extension and Trust Extension Proposals, the holders of 12,238 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.14 per share, for an aggregate redemption amount of $124,138. As such, only approximately 0.05% of the Class A ordinary shares were redeemed and approximately 99.95% of the Class A ordinary shares remain outstanding. After the satisfaction of such redemptions, the balance in the Company’s trust account will be $253,467,308.

Going Concern Consideration

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2020, the Company had $306,626 available outside the Trust Account to fund its working capital requirements, $3,628,041 of investment income held in the Trust Account available to be released to pay for franchise and income taxes and working capital of $(2,255,057). Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

Prior to the completion of the Company’s Initial Public Offering, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the Founder Shares (as defined below) to the Company’s Sponsor, $300,000 in a note payable and $118,323 in advances from an affiliate of the Sponsor. The Company fully repaid these borrowings and advances from the Sponsor and related parties.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the current lack of liquidity, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements contained in this report do not include any adjustments that might result from the Company’s inability to continue as a going concern, should the Company be required to liquidate after June 30, 2021. See Note 11 included in these consolidated financial statements for a subsequent event regarding an extension to complete an initial business combination.

Restatement of Previously Issued Financial Statements

The Company has restated its audited financial statements as of and for the years ended December 31, 2020 and 2019 as well as the audited balance sheet as of March 12, 2019. The Company has also restated its unaudited financial statements as of for the three months ended March 31, 2020 and 2019, the three and six months ended June 30, 2020 and 2019 and the three and nine months ended September 30, 2020 and 2019, to correct misstatements in those prior periods primarily related to misstatements identified in improperly applying accounting guidance on certain warrants and forward purchase agreement, recognizing them as equity instead of a warrant liability, under the guidance of ASC 815-40, “Contracts in Entity’s Own Equity” (“ASC 815-40”).

2. Restatement of Previously Issued Audited and Unaudited Financial Statements

On April 12, 2021, the Staff of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies.” In the statement, the SEC Staff, among other things, highlighted potential accounting implications of certain terms that are common in warrants issued in connection with the initial public offerings of special purpose acquisition companies such as the Company. As a result of the Staff statement and in light of evolving views as to certain provisions commonly included in warrants issued by special purpose acquisition companies, we re-evaluated the accounting for Warrants (as defined in Note 5) and Forward Purchase Agreement (as defined in Note 5) under ASC 815-40 and concluded that they do not meet the criteria to be classified in stockholders’ equity. Since the Warrants and Forward Purchase Agreement meet the definition of a derivative under ASC 815-40, we have restated the financial statements to classify the Warrants and Forward Purchase Agreement as liabilities on the balance sheet at fair value, with subsequent changes in their respective fair values recognized in the consolidated statement of operations and comprehensive income (loss) at each reporting date.

The Company’s prior accounting treatment for the Warrants and Forward Purchase Agreement was equity classification rather than as derivative liabilities. Accounting for the Warrants and Forward Purchase Agreement as liabilities pursuant to ASC 815-40 requires that the Company re-measure the Warrants and Forward Purchase Agreement to their fair value each reporting period and record the changes in such value in the statement of operations. Accordingly, the Company has restated the value and classification of the Warrants and Forward Purchase Agreement in the Company’s financial statements included herein (“Restatement”).

The following summarizes the effect of the Restatement on each financial statement line item for each period presented herein, each prior interim period of the current fiscal year, and as of the date of the Company’s consummation of its IPO.

The following presents the restated financial statements as of and for the years ended December 31, 2020 and 2019.

	As of December 31, 2020 (audited)
	As filed	Adjustments	As restated
Balance Sheet
Warrant liability	$—	$33,015,000	$33,015,000
Forward Purchase Agreement liability	—	5,185,000	5,185,000
Total liabilities	11,362,036	38,200,000	49,562,036
Class A common stock subject to possible redemption	237,622,980	(38,200,000)	199,422,980
Class A common stock	124	382	506
Additional paid-in capital	4,748,125	13,914,932	18,663,057
Retained earnings (accumulated deficit)	251,130	(13,915,314)	(13,664,184)
Class A common stock subject to possible redemption—shares outstanding	23,762,298	(3,820,000)	19,942,298
Class A common stock—shares issued and outstanding	1,237,702	3,820,000	5,057,702

	As of December 31, 2019 (audited)
	As filed	Adjustments	As restated
Balance Sheet
Warrant liability	$—	$20,010,000	$20,010,000
Forward Purchase Agreement liability	—	3,396,000	3,396,000
Total liabilities	9,689,876	23,406,000	33,095,876
Class A common stock subject to possible redemption	240,114,450	(23,406,000)	216,708,450
Class A common stock	99	234	333
Additional paid-in capital	2,256,679	(878,920)	1,377,759
Retained earnings	2,742,605	878,686	3,621,291
Class A common stock subject to possible redemption—shares outstanding	24,011,445	(2,340,600)	21,670,845
Class A common stock—shares issued and outstanding	988,555	2,340,600	3,329,155

	For the year ended December 31, 2020 (audited)
	As filed	Adjustments	As restated
Statements of Operations
Change in the fair value of the Warrant liability	$—	$(13,005,000)	$(13,005,000)
Change in the fair value of the Forward Purchase Agreement liability	—	(1,789,000)	(1,789,000)
Loss before income taxes	(2,354,745)	(14,794,000)	(17,148,745)
Net loss	(2,491,475)	(14,794,000)	(17,285,475)
Per Share Data:
Net loss per Class F common stock (basic and diluted)	$(0.49)	$(2.36)	$(2.85)

	For the year ended December 31, 2019 (audited)
	As filed	Adjustments	As restated
Statements of Operations
Change in the fair value of the Warrant liability	$—	$10,850,000	$10,850,000
Change in the fair value of the Forward Purchase Agreement liability	—	(1,361,000)	(1,361,000)
Initial classification of Forward Purchase Agreement liability	—	(2,035,000)	(2,035,000)
Offering cost associated with Warrants recorded as liabilities	—	(1,465,314)	(1,465,314)
Loss on sale of Private Placement Warrants	—	(5,110,000)	(5,110,000)
Income before income taxes	3,945,833	878,686	4,824,519
Net income	2,750,226	878,686	3,628,912
Per Share Data:
Net (loss) income per Class F common stock (basic and diluted)	$(0.05)	$0.14	$0.09

	For the year ended December 31, 2020 (audited)
	As filed	Adjustments	As restated
Statement of Cash Flows
Net loss	$(2,491,475)	$(14,794,000)	$(17,285,475)
Change in the fair value of Warrant liability	—	13,005,000	13,005,000
Change in the fair value of the Forward Purchase Agreement liability	—	1,789,000	1,789,000
Net cash used in operating activities	(1,549,862)	—	(1,549,862)
Net cash provided by investing activities	851,488	—	851,488
Net cash used in financing activities	(121,200)	—	(121,200)
Net decrease in cash	(819,574)	—	(819,574)
Change in Class A common stock subject to possible redemption	(2,491,471)	(14,793,999)	(17,285,470)

	For the year ended December 31, 2019 (audited)
	As filed	Adjustments	As restated
Statement of Cash Flows
Net income	$2,750,226	$878,686	$3,628,912
Change in the fair value of Warrant liability	—	(10,850,000)	(10,850,000)
Change in the fair value of the Forward Purchase Agreement liability	—	1,361,000	1,361,000
Initial classification of Forward Purchase Agreement liability		2,035,000	2,035,000
Offering cost associated with Warrants recorded as liabilities	—	1,465,314	1,465,314
Loss on sale of Private Placement Warrant		5,110,000	5,110,000
Net cash used in operating activities	(1,255,466)	—	(1,255,466)
Net cash used in investing activities	(249,097,000)	—	(249,097,000)
Net cash provided by financing activities	251,433,770	—	251,433,770
Net increase in cash	1,081,304	—	1,081,304
Class A common stock subject to possible redemption	240,114,450	(23,406,000)	216,708,450
Initial classification of Warrant liability	—	30,860,000	30,860,000

The following presents the restatement of previously reported condensed balance sheets as of March 31, 2020, June 30, 2020, September 30, 2020, March 12, 2019, March 31, 2019, June 30, 2019 and September 30, 2019.

	As of March 31, 2020 (unaudited)
	As filed	Adjustments	As restated
Balance Sheet
Warrant liability	$—	$21,125,000	$21,125,000
Forward Purchase Agreement liability	—	1,992,000	1,992,000
Total liabilities	9,600,007	23,117,000	32,717,007
Class A common stock subject to possible redemption	240,599,870	(23,117,000)	217,482,870
Class A common stock	94	231	325
Additional paid-in capital	1,771,264	(1,167,917)	603,347
Retained earnings	3,228,027	1,167,686	4,395,713
Class A common stock subject to possible redemption—shares outstanding	24,059,987	(2,311,700)	21,748,287
Class A common stock—shares issued and outstanding	940,013	2,311,700	3,251,713

	As of June 30, 2020 (unaudited)
	As filed	Adjustments	As restated
Balance Sheet
Warrant liability	$—	$32,680,000	$32,680,000
Forward Purchase Agreement liability	—	5,221,000	5,221,000
Total liabilities	9,596,571	37,901,000	47,497,571
Class A common stock subject to possible redemption	240,470,140	(37,901,000)	202,569,140
Class A common stock	95	379	474
Additional paid-in capital	1,900,993	13,615,935	15,516,928
Retained earnings (accumulated deficit)	3,098,290	(13,616,314)	(10,518,024)
Class A common stock subject to possible redemption—shares outstanding	24,047,014	(3,790,100)	20,256,914
Class A common stock—shares issued and outstanding	952,986	3,790,100	4,743,086

	As of September 30, 2020 (unaudited)
	As filed	Adjustments	As restated
Balance Sheet
Warrant liability	$—	$21,280,000	$21,280,000
Forward Purchase Agreement liability	—	2,761,000	2,761,000
Total liabilities	9,155,490	24,041,000	33,196,490
Class A common stock subject to possible redemption	240,053,100	(24,041,000)	216,012,100
Class A common stock	99	241	340
Additional paid-in capital	2,318,029	(243,927)	2,074,102
Retained earnings	2,681,257	243,686	2,924,943
Class A common stock subject to possible redemption—shares outstanding	24,005,310	(2,404,100)	21,601,210
Class A common stock—shares issued and outstanding	994,690	2,404,100	3,398,790

	As of March 12, 2019 (audited)
	As filed	Adjustments	As restated
Balance Sheet
Warrant liability	$—	$30,860,000	$30,860,000
Forward Purchase Agreement liability	—	2,035,000	2,035,000
Total liabilities	9,852,764	32,895,000	42,747,764
Class A common stock subject to possible redemption	237,363,330	(32,895,000)	204,468,330
Class A common stock	126	329	455
Additional paid-in capital	5,007,679	8,609,985	13,617,664
Accumulated deficit	(8,522)	(8,610,314)	(8,618,836)
Class A common stock subject to possible redemption—shares outstanding	23,736,333	(3,289,500)	20,446,833
Class A common stock—shares issued and outstanding	1,263,667	3,289,500	4,553,167

	As of March 31, 2019 (unaudited)
	As filed	Adjustments	As restated
Balance Sheet
Warrant liability	$—	$30,595,000	$30,595,000
Forward Purchase Agreement liability	—	1,824,000	1,824,000
Total liabilities	9,558,989	32,419,000	41,977,989
Class A common stock subject to possible redemption	237,535,590	(32,419,000)	205,116,590
Class A common stock	125	324	449
Additional paid-in capital	4,835,419	8,133,990	12,969,409
Retained earnings (accumulated deficit)	163,745	(8,134,314)	(7,970,569)
Class A common stock subject to possible redemption—shares outstanding	23,753,559	(3,241,900)	20,511,659
Class A common stock—shares issued and outstanding	1,246,441	3,241,900	4,488,341

	As of June 30, 2019 (unaudited)
	As filed	Adjustments	As restated
Balance Sheet
Warrant liability	$—	$17,085,000	$17,085,000
Forward Purchase Agreement liability	—	2,497,000	2,497,000
Total liabilities	9,558,263	19,582,000	29,140,263
Class A common stock subject to possible redemption	238,585,190	(19,582,000)	219,003,190
Class A common stock	114	196	310
Additional paid-in capital	3,785,925	(4,702,882)	(916,957)
Retained earnings	1,213,338	4,702,686	5,916,024
Class A common stock subject to possible redemption—shares outstanding	23,858,519	(1,958,200)	21,900,319
Class A common stock—shares issued and outstanding	1,141,481	1,958,200	3,099,681

	As of September 30, 2019 (unaudited)
	As filed	Adjustments	As restated
Balance Sheet
Warrant liability	$—	$19,730,000	$19,730,000
Forward Purchase Agreement liability	—	3,053,000	3,053,000
Total liabilities	9,363,197	22,783,000	32,146,197
Class A common stock subject to possible redemption	239,638,660	(22,783,000)	216,855,660
Class A common stock	104	227	331
Additional paid-in capital	2,732,465	(1,501,913)	1,230,552
Retained earnings	2,266,811	1,501,686	3,768,497
Class A common stock subject to possible redemption—shares outstanding	23,963,866	(2,278,300)	21,685,566
Class A common stock—shares issued and outstanding	1,036,134	2,278,300	3,314,434

The following presents the restatement of previously reported unaudited condensed statements of operations for the three months ended March 31, 2020, the three and six months ended June 30, 2020, the three and nine months ended September 30, 2020, the three months ended March 31, 2019, the three and six months ended June 30, 2019 and the three and nine months ended September 30, 2019.

	For the three months ended March 31, 2020 (unaudited)
	As filed	Adjustments	As restated
Statements of Operations
Change in the fair value of the Warrant liability	$—	$(1,115,000)	$(1,115,000)
Change in the fair value of the Forward Purchase Agreement liability	—	1,404,000	1,404,000
Income before income taxes	704,813	289,000	993,813
Net income	485,422	289,000	774,422
Per Share Data:
Net (loss) income per Class F common stock (basic and diluted)	$(0.01)	$0.04	$0.03

	For the three months ended June 30, 2020 (unaudited)
	As filed	Adjustments	As restated
Statements of Operations
Change in the fair value of the Warrant liability	$—	$(11,555,000)	$(11,555,000)
Change in the fair value of the Forward Purchase Agreement liability	—	(3,229,000)	(3,229,000)
Loss before income taxes	(126,002)	(14,784,000)	(14,910,002)
Net loss	(129,737)	(14,784,000)	(14,913,737)
Per Share Data:
Net loss per Class F common stock (basic and diluted)	$(0.02)	$(2.37)	$(2.39)

	For the six months ended June 30, 2020 (unaudited)
	As filed	Adjustments	As restated
Statements of Operations
Change in the fair value of the Warrant liability	$—	$(12,670,000)	$(12,670,000)
Change in the fair value of the Forward Purchase Agreement liability	—	(1,825,000)	(1,825,000)
Income (loss) before income taxes	578,812	(14,495,000)	(13,916,188)
Net income (loss)	355,685	(14,495,000)	(14,139,315)
Per Share Data:
Net loss per Class F common stock (basic and diluted)	$(0.03)	$(2.32)	$(2.35)

	For the three months ended September 30, 2020 (unaudited)
	As filed	Adjustments	As restated
Statements of Operations
Change in the fair value of the Warrant liability	$—	$11,400,000	$11,400,000
Change in the fair value of the Forward Purchase Agreement liability	—	2,460,000	2,460,000
(Loss) income before income taxes	(429,235)	13,860,000	13,430,765
Net (loss) income	(417,033)	13,860,000	13,442,967
Per Share Data:
Net (loss) income per Class F common stock (basic and diluted)	$(0.07)	$2.23	$2.16

	For the nine months ended September 30, 2020 (unaudited)
	As filed	Adjustments	As restated
Statements of Operations
Change in the fair value of the Warrant liability	$—	$(1,270,000)	$(1,270,000)
Change in the fair value of the Forward Purchase Agreement liability	—	635,000	635,000
Income (loss) before income taxes	149,577	(635,000)	(485,423)
Net loss	(61,348)	(635,000)	(696,348)
Per Share Data:
Net loss per Class F common stock (basic and diluted)	$(0.10)	$(0.10)	$(0.20)

	For the three months ended March 31, 2019 (unaudited)
	As filed	Adjustments	As restated
Statements of Operations
Change in the fair value of the Warrant liability	$—	$265,000	$265,000
Change in the fair value of the Forward Purchase Agreement liability	—	211,000	211,000
Initial classification of Forward Purchase Agreement liability	—	(2,035,000)	(2,035,000)
Offering cost associated with Warrants recorded as liabilities	—	(1,465,314)	(1,465,314)
Loss on sale of Private Placement Warrants	—	(5,110,000)	(5,110,000)
Income (loss) before income taxes	216,918	(8,134,314)	(7,917,396)
Net income (loss)	171,366	(8,134,314)	(7,962,948)
Per Share Data:
Net loss per Class F common stock (basic and diluted)	$(0.01)	$(1.30)	$(1.31)

	For the three months ended June 30, 2019 (unaudited)
	As filed	Adjustments	As restated
Statements of Operations
Change in the fair value of the Warrant liability	$—	$13,510,000	$13,510,000
Change in the fair value of the Forward Purchase Agreement liability	—	(673,000)	(673,000)
Income before income taxes	1,369,240	12,837,000	14,206,240
Net income	1,049,594	12,837,000	13,886,594
Per Share Data:
Net (loss) income per Class F common stock (basic and diluted)	$(0.02)	$2.06	$2.04

	For the six months ended June 30, 2019 (unaudited)
	As filed	Adjustments	As restated
Statements of Operations
Change in the fair value of the Warrant liability	$—	$13,775,000	$13,775,000
Change in the fair value of the Forward Purchase Agreement liability	—	(462,000)	(462,000)
Initial classification of Forward Purchase Agreement liability	—	(2,035,000)	(2,035,000)
Offering cost associated with Warrants recorded as liabilities	—	(1,465,314)	(1,465,314)
Loss on sale of Private Placement Warrants	—	(5,110,000)	(5,110,000)
Income before income taxes	1,586,158	4,702,686	6,288,844
Net income	1,220,960	4,702,686	5,923,646
Per Share Data:
Net (loss) income per Class F common stock (basic and diluted)	$(0.02)	$0.75	$0.73

	For the three months ended September 30, 2019 (unaudited)
	As filed	Adjustments	As restated
Statements of Operations
Change in the fair value of the Warrant liability	$—	$(2,645,000)	$(2,645,000)
Change in the fair value of the Forward Purchase Agreement liability	—	(556,000)	(556,000)
Income (loss) before income taxes	1,353,400	(3,201,000)	(1,847,600)
Net income (loss)	1,053,472	(3,201,000)	(2,147,528)
Per Share Data:
Net loss per Class F common stock (basic and diluted)	$(0.01)	$(0.51)	$(0.52)

	For the nine months ended September 30, 2019 (unaudited)
	As filed	Adjustments	As restated
Statements of Operations
Change in the fair value of the Warrant liability	$—	$11,130,000	$11,130,000
Change in the fair value of the Forward Purchase Agreement liability	—	(1,018,000)	(1,018,000)
Initial classification of Forward Purchase Agreement liability	—	(2,035,000)	(2,035,000)
Offering cost associated with Warrants recorded as liabilities		(1,465,314)	(1,465,314)
Loss on sale of Private Placement Warrants		(5,110,000)	(5,110,000)
Income before income taxes	2,939,558	1,501,686	4,441,244
Net income	2,274,432	1,501,686	3,776,118
Per Share Data:
Net (loss) income per Class F common stock (basic and diluted)	$(0.04)	$0.24	$0.20

The following tables contain the restatement of previously reported unaudited condensed statements of cash flows for the three months ended March 31, 2020, the six months ended June 30, 2020, the nine months ended September 30, 2020, the three months ended March 31, 2019, the six months ended June 30, 2019, the nine months ended September 30, 2019.

	For the three months ended March 31, 2020 (unaudited)
	As filed	Adjustments	As restated
Statement of Cash Flows
Net income	$485,422	$289,000	$774,422
Change in the fair value of Warrant liability	—	1,115,000	1,115,000
Change in the fair value of the Forward Purchase Agreement liability	—	(1,404,000)	(1,404,000)
Net cash used in operating activities	(392,069)	—	(392,069)
Net cash provided by investing activities	200,000	—	200,000
Net cash used in financing activities	(73,736)	—	(73,736)
Net decrease in cash	(265,805)	—	(265,805)
Class A common stock subject to possible redemption	485,420	289,000	774,420

	For the six months ended June 30, 2020 (unaudited)
	As filed	Adjustments	As restated
Statement of Cash Flows
Net income (loss)	$355,685	$(14,495,000)	$(14,139,315)
Change in the fair value of Warrant liability	—	12,670,000	12,670,000
Change in the fair value of the Forward Purchase Agreement liability	—	1,825,000	1,825,000
Net cash used in operating activities	(561,642)	—	(561,642)
Net cash provided by investing activities	707,600	—	707,600
Net cash used in financing activities	(70,954)	—	(70,954)
Net increase in cash	75,004	—	75,004
Class A common stock subject to possible redemption	355,690	(14,495,000)	(14,139,310)

	For the nine months ended September 30, 2020 (unaudited)
	As filed	Adjustments	As restated
Statement of Cash Flows
Net loss	$(61,348)	$(635,000)	$(696,348)
Change in the fair value of Warrant liability	—	1,270,000	1,270,000
Change in the fair value of the Forward Purchase Agreement liability	—	(635,000)	(635,000)
Net cash used in operating activities	(1,373,968)	—	(1,373,968)
Net cash provided by investing activities	765,483	—	765,483
Net cash used in financing activities	(83,629)	—	(83,629)
Net decrease in cash	(692,114)	—	(692,114)
Class A common stock subject to possible redemption	(61,350)	(635,000)	(696,350)

	For the three months ended March 31, 2019 (unaudited)
	As filed	Adjustments	As restated
Statement of Cash Flows
Net income	$171,366	$(8,134,314)	$(7,962,948)
Change in the fair value of Warrant liability	—	(265,000)	(265,000)
Change in the fair value of the Forward Purchase Agreement liability	—	(211,000)	(211,000)
Initial classification of Forward Purchase Agreement liability	—	2,035,000	2,035,000
Offering cost associated with Warrants recorded as liabilities	—	1,465,314	1,465,314
Loss on sale of Private Placement Warrants	—	5,110,000	5,110,000
Net cash provided by (used in) operating activities	239,455	—	239,455
Net cash used in investing activities	(250,000,000)	—	(250,000,000)
Net cash provided by financing activities	251,342,222	—	251,342,222
Net increase in cash	1,581,677	—	1,581,677
Class A common stock subject to possible redemption	237,535,590	(32,419,000)	205,116,590
Initial classification of Warrant liability	—	30,860,000	30,860,000

	For the six months ended June 30, 2019 (unaudited)
	As filed	Adjustments	As restated
Statement of Cash Flows
Net income	$1,220,960	$4,702,686	$5,923,646
Change in the fair value of Warrant liability	—	(13,775,000)	(13,775,000)
Change in the fair value of the Forward Purchase Agreement liability	—	462,000	462,000
Initial classification of Forward Purchase Agreement liability	—	2,035,000	2,035,000
Offering cost associated with Warrants recorded as liabilities	—	1,465,314	1,465,314
Loss on sale of Private Placement Warrants	—	5,110,000	5,110,000
Net cash used in operating activities	(306,922)	—	(306,922)
Net cash used in investing activities	(250,000,000)	—	(250,000,000)
Net cash provided by financing activities	251,398,074	—	251,398,074
Net increase in cash	1,091,152	—	1,091,152
Change in Class A common stock subject to possible redemption	238,585,190	(19,582,000)	219,003,190
Initial classification of Warrant liability	—	30,860,000	30,860,000

	For the nine months ended September 30, 2019 (unaudited)
	As filed	Adjustments	As restated
Statement of Cash Flows
Net income	$2,274,432	$1,501,686	$3,776,118
Change in the fair value of Warrant liability	—	(11,130,000)	(11,130,000)
Change in the fair value of the Forward Purchase Agreement liability	—	1,018,000	1,018,000
Initial classification of Forward Purchase Agreement liability	—	2,035,000	2,035,000
Offering cost associated with Warrants recorded as liabilities	—	1,465,314	1,465,314
Loss on sale of Private Placement Warrants	—	5,110,000	5,110,000
Net cash used in operating activities	(856,547)	—	(856,547)
Net cash used in investing activities	(249,422,674)	—	(249,422,674)
Net cash provided by financing activities	251,360,801	—	251,360,801
Net increase in cash	1,081,580	—	1,081,580
Class A common stock subject to possible redemption	239,638,600	(22,783,000)	216,855,660
Initial classification of Warrant liability	—	30,860,000	30,860,000

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in conformity with United States generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. The financial statements reflect all adjustments and reclassifications that, in the opinion of management, are necessary for the fair presentation of the Company’s results of operations and financial condition as of and for the periods presented.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Function Acquisition I Corp and Function Acquisition II LLC, since their formation. All material intercompany balances and transactions have been eliminated.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement Warrants (as defined in Note 4) to purchase an aggregate of 19,500,000 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share is the same as basic earnings per share for the periods presented.

The Company’s accompanying consolidated statements of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. For the year ended December 31, 2020, net income per share, basic and diluted, for Class A common stock is calculated by dividing the investment income earned on the Trust Account of $910,070, net of applicable income and franchise taxes of $336,730, by the weighted average number of shares of Class A common stock outstanding of 25,000,000. For the year ended December 31, 2019, net income per share, basic and diluted, for Class A common stock is calculated by dividing the investment income earned on the Trust Account of $4,472,458, net of applicable income and franchise taxes of $1,395,607, by the weighted average number of shares of Class A common stock outstanding of 25,000,000. Net loss per share, basic and diluted, for Class F common stock is calculated by dividing the net income, less income attributable to Class A common stock, the change in the fair value of the Warrant liability, the change in the fair value of the Forward Purchase Agreement liability, the initial classification of the Forward Purchase Agreement liability, the offering cost associated with Warrants recorded as liabilities and the loss on sale of Private Placement Warrants, by the weighted average number of shares of Class F common stock outstanding for the period

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), approximates the carrying amounts represented in the accompanying consolidated balance sheets.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” Offering costs consist of costs incurred in connection with formation and preparation for the Initial Public Offering. Offering costs were allocated on a relative fair value basis between stockholders’ equity and expense. The portion of offering costs allocated to the Public Warrants and Private Placement Warrants has been charged to expense. The portion of offering costs allocated to the Class A common stock has been charged to stockholders’ equity. On March 12, 2019, offering costs totaled $14,653,147 (consisting of $5,000,000 of underwriting fees, $8,750,000 of deferred underwriting fees and $903,147 of other offering costs), of which $1,465,314 was charged to expense and $13,187,833 was charged to stockholders’ equity.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. As of December 31, 2020 and 2019, there were no unrecognized tax benefits. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020 and 2019, no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

As of December 31, 2020 and 2019, the Company had deferred tax assets of $885,206 and $70,106, respectively, which had a full valuation allowance recorded against them.

The Company’s current taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered to be start-up costs and are not currently deductible. During the years ended December 31, 2020 and 2019, the Company recorded income tax expense of $136,730 and $1,195,607, respectively, primarily related to interest income earned on the Trust Account. For the years ended December 31, 2020 and 2019, the Company’s effective tax rate was (0.81)% and 8.90%, respectively, which differs from the expected income tax rate due to the start-up costs which are not currently deductible.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A common stock will be affected by charges against additional paid-in capital. Accordingly, as of December 31, 2020 and 2019, 19,942,298 and 21,670,845, respectively, of the 25,000,000 Public Shares were classified outside of permanent equity.

Warrant and Forward Purchase Agreement Liability

The Company accounts for the Warrants and Forward Purchase Agreement issued in connection with our initial public offering in accordance with ASC 815-40, under which the Warrants and the Forward Purchase Agreement do not meet the criteria for equity classification and must be recorded as liabilities. As the Warrants and Forward Purchase Agreement meet the definition of a derivative as contemplated in ASC 815, the Warrants and the Forward Purchase Agreement are measured at fair value at inception and at each reporting date in accordance with ASC 820, with changes in fair value recognized in the statement of operations in the period of change.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s accompanying consolidated financial statements.

4. Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a price of $10.00 per Unit. The Sponsor purchased an aggregate of 7,000,000 warrants at a price of $1.00 per warrant in a private placement that closed simultaneously with the Initial Public Offering.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one warrant (“Public Warrants”, and collectively with the Private Placement Warrants, the “Warrants”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of equity or equity-linked securities). No fractional warrants will be issued upon separation of the Units and only whole Public Warrants will trade. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial business combination or 12 months from the closing of the Initial

Public Offering and will expire five years after the completion of the Company’s initial business combination or earlier upon redemption or liquidation. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Public Warrant holders.

The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover any over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. The Units that would be issued in connection with the over-allotment option would be identical to the Units issued in the Initial Public Offering. In April 2019, the Underwriters’ over-allotment option expired unexercised by the underwriters.

The Company paid an underwriting discount of 2.0% of the gross offering proceeds to the underwriters at the closing of the Initial Public Offering ($5,000,000), with an additional fee (the “Deferred Underwriting Fee”) of 3.5% of the gross offering proceeds ($8,750,000) payable upon the Company’s completion of an initial business combination. The Deferred Underwriting Fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial business combination.

5. Related Party Transactions

Founder Shares

On November 29, 2017, the Sponsor purchased 8,625,000 shares of Class F common stock (“Founder Shares”) for $25,000. In January 2018, the Sponsor surrendered 1,437,500 Founder Shares to the Company for no consideration, resulting in an aggregate of 7,187,500 Founder Shares outstanding. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Initial Public Offering except that the Founder Shares are shares of Class F common stock which automatically convert into shares of Class A common stock at the time of the Company’s initial business combination and are subject to certain transfer restrictions, as described in more detail below. Up to 937,500 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised by the underwriters within 45 days from the effective date of the registration statement, March 7, 2019. In April 2019, the Underwriters’ over-allotment option expired and as a result the Sponsor forfeited 937,500 shares of Class F common stock, resulting in an aggregate of 6,250,000 Founder Shares outstanding as of December 31, 2020 and 2019.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of an initial business combination or (B) subsequent to an initial business combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor purchased an aggregate of 7,000,000 private placement warrants at a price of $1.00 per warrant for an aggregate purchase price of $7,000,000 in a private placement that occurred simultaneously with the closing of the Initial Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of equity or equity-linked securities). $5,000,000 of the proceeds of the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account such that, at the closing of the Initial Public Offering, $250,000,000 was held in the Trust Account. If an initial business combination is not completed by the Extension Date, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. See Note 11 included in these consolidated financial statements for a subsequent event regarding an extension to complete an initial business combination.

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of an initial business combination. In April 2019, the Underwriters’ over-allotment option expired and as a result the Sponsor’s agreement to purchase up to an additional 750,000 Private Placement Warrants also expired.

Forward Purchase Agreement

On February 26, 2019, the Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) pursuant to which Crescent Capital Group LP (“Crescent”), in its capacity as investment advisor on behalf of one or more investment funds or accounts managed by Crescent and its affiliates (such funds or accounts, the “Crescent Funds”), has committed on behalf of the Crescent Funds, to purchase, subject to the terms and conditions set forth the Forward Purchase Agreement, including obtaining fund-level approvals by the relevant investment committee and/or other governing body of such funds, an aggregate of 5,000,000 forward purchase units (the “Forward Purchase Units”), each consisting of one share of the Company’s Class A common stock (such shares of Class A common stock to be issued pursuant to the Forward Purchase Agreement, the “Forward Purchase Shares”) and one-third of one warrant to purchase one share of the Company’s Class A common stock (such warrants to be issued pursuant to the Forward Purchase Agreement, the “Forward Purchase Warrants”), for $10.00 per unit, or an aggregate amount of $50,000,000, in a private placement that will close simultaneously with the closing of an initial business combination. The Forward Purchase Warrants will have the same terms as the Private Placement Warrants so long as they are held by a Crescent Fund purchasing the Forward Purchase Units (such Crescent Fund, the “Crescent Fund Purchaser”) or its permitted transferees, and the Forward Purchase Shares will be identical to the Public Shares sold in the Initial Public Offering, except the Forward Purchase Shares will be subject to transfer restrictions and certain registration rights. Any Forward Purchase Warrant held by a holder other than a Crescent Fund Purchaser or its permitted transferees will have the same terms as the Warrants included in the Units sold in the Initial Public Offering. The Forward Purchase Agreement was subsequently amended on January 13, 2021 which resulted in Crescent Capital Group Holdings LP committing to purchase 2,500,000 Forward Purchase Units, for $10.00 per unit, or an aggregate amount of $25,000,000.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement dated March 7, 2019. The holders of these securities will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans and Advances

On November 21, 2017, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to an unsecured promissory note (the ‘‘Note’’). This Note was amended and restated on November 6, 2018. This Note was non-interest bearing and payable on the earlier of June 30, 2019 or the closing of the Initial Public Offering. On March 13, 2019, the Note balance of $300,000 was repaid in full.

As of December 31, 2020 and 2019, an affiliate of the Company paid administrative expenses for an aggregate of $624,013 and $454,757, respectively, of which $623,520 and $333,063, respectively, was repaid by the Company, for a net accrual of $493 and $121,694, respectively, which is reflected in the accompanying consolidated balance sheets. These amounts are due on demand and are non-interest bearing.

Administrative Support Agreement

On March 7, 2019, the Company entered into an agreement to pay $10,000 a month for office space, utilities, administrative and support services to an affiliate of the Sponsor and will terminate the agreement upon the earlier of an initial business combination or the liquidation of the Company. For the years ended December 31, 2020 and 2019, the Company incurred expenses of $120,000 and $98,065, respectively, which are included in general and administrative expenses on the accompanying consolidated statements of operations, of which $0 and $60,000 were payable as of December 31, 2020 and 2019, respectively, and included in accounts payable and accrued expenses on the accompanying consolidated balance sheets.

6. Stockholders’ Equity

Common Stock

The authorized common stock of the Company includes up to 500,000,000 shares of Class A common stock and 25,000,000 shares of Class F common stock. If the Company enters into an initial business combination, it may (depending on the terms of such an initial business combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on an initial business combination to the extent the Company seeks stockholder approval in connection with an initial business combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock.

As of December 31, 2020 and 2019, there were 5,057,702 and 3,329,155, respectively, of Class A common stock issued and outstanding, excluding 19,942,298 and 21,670,845, respectively, shares of Class A common stock subject to possible redemption.

As of December 31, 2020 and 2019, there were 6,250,000 shares of Class F common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

7. Fair Value Measurements

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and marketable securities held in Trust Account	$253,628,041	$253,628,041	$—	$—
Liabilities:
Warrant liability—Public Warrants	$18,875,000	$18,875,000	$—	$—
Warrant liability—Private Placement Warrants	$14,140,000	$—	$—	$14,140,000
Forward Purchase Agreement	$5,185,000	$—	$—	$5,185,000

Description	December 31, 2019	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and marketable securities held in Trust Account	$253,557,444	$253,557,444	$—	$—
Liabilities:
Warrant liability—Public Warrants	$10,000,000	$10,000,000	$—	$—
Warrant liability—Private Placement Warrants	$10,010,000	$—	$—	$10,010,000
Forward Purchase Agreement	$3,396,000	$—	$—	$3,396,000

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1— Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2— Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3— Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

As of December 31, 2020, assets held in the Trust Account were comprised of $253,628,041 in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government obligations. As of December 31, 2019, assets held in the Trust Account were comprised of $253,551,083 in U.S. Treasury bills and $18,376 in cash. Cash, money market funds and U.S. Treasury bills are classified as Level 1 securities.

The Company employed option pricing models to value the Warrants at each reporting period, with changes in fair value recognized in the statement of operations. In the case of the Public Warrants, we used a binomial/lattice model that assumes optimal exercise of the Company’s redemption option at the earliest possible date. In the case of the Private Placement Warrants, the Company used a Modified Black-Scholes Option Pricing Model since these instruments do not have an early redemption feature. However, if the Private Placement Warrants were also subject to the make-whole table, then the binomial/lattice model was used. Inherent in options pricing models are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility input based on observed price, otherwise it was assumed based on median volatility of the Russell 3000 Index constituents, or the volatility of the target company’s peer group. The risk-free interest rate is based on the U.S. Treasury curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The liability for the Forward Purchase Agreement was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $50,000,000 pursuant to the Forward Purchase Agreement is discounted to present value and compared to the fair value of the common stock and warrants to be issued pursuant to the Forward Purchase Agreement. The excess (liability) or deficit (asset) of the fair value of the common stock and warrants to be issued compared to the $50,000,000 fixed commitment is then reduced to account for the probability of consummation of a business combination. The primary unobservable input utilized in determining the fair value of the Forward Purchase Agreement is the probability of consummation of a business combination. For all of the periods presented, the probability assigned to the consummation of a business combination was 80%.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants as of the initial measurement date of $18,750,000 was transferred from a Level 3 fair value measurement to a Level 1 fair value measurement in April 2019, when the Public Warrants were separately listed and traded.

The following table provides quantitative information regarding fair value assumptions for the Public Warrants:

As of March 12, 2019 (Initial Measurement)
Asset price	$9.25
Exercise price	$11.50
Term (in years)	$5.50
Volatility	30.00%
Risk-free rate	2.40%
Dividend yield	0.00%
Fair value of each Public Warrant	$1.50

The following table provides quantitative information regarding fair value assumptions for the Private Placement Warrants:

	As of March 12, 2019 (Initial Measurement)	As of December 31, 2019	As of December 31, 2020
Asset price	$9.25	$10.02	$10.45
Exercise price	$11.50	$11.50	$11.50
Term (in years)	$5.50	$5.50	$5.50
Volatility	30.00%	21.50%	29.30%
Risk-free rate	2.40%	1.70%	0.40%
Dividend yield	0.00%	0.00%	0.00%
Fair value of each Private Placement Warrant	$1.73	$1.43	$2.02

The following table provides quantitative information regarding fair value assumptions for the Forward Purchase Agreement:

	As of March 12, 2019 (Initial Measurement)	As of December 31, 2019	As of December 31, 2020
Asset price	$9.25	$10.02	$10.45
Private Placement Warrant price	$1.73	$1.43	$2.02
Discount term (in years)	2.30	1.50	0.50
Probability of merger	80.00%	80.00%	80.00%
Risk-free rate	2.44%	1.59%	0.09%
Fair value of Forward Purchase Agreement	$2,035,000	$3,396,000	$5,185,000

The following table presents the changes in the fair value of the Warrant and Forward Purchase Agreement liabilities:

	Private Placement Warrants	Public Warrants	Forward Purchase Agreement	Liabilities
Initial measurement on March 12, 2019	$12,110,000	$18,750,000	$2,035,000	$32,895,000
Change in the fair value	(2,100,000)	(8,750,000)	1,361,000	(9,489,000)

Fair value as of December 31, 2019	10,010,000	10,000,000	3,396,000	23,406,000
Change in the fair value	4,130,000	8,875,000	1,789,000	14,794,000

Fair value as of December 31, 2020	$14,140,000	$18,875,000	$5,185,000	$38,200,000

The Company did not have any held to maturity securities as of December 31, 2020.

The gross holding gains and fair value of held-to-maturity securities as of December 31, 2019 are as follows:

Held-To-Maturity	Amortized Cost	Gross Holding Gains	Fair Value
U.S Treasury Securities (Mature 03/12/2020)	$253,551,083	$6,361	$253,557,444

8. Income Taxes

The income tax provision consists of the following:

	For the years ended December 31,
	2020	2019
Current
Federal	$93,518	$817,897
State	43,212	377,710
Deferred
Federal	(524,082)	(68,511)
State	(197,599)	—
Change in valuation allowance	721,681	68,511

Income tax provision expense	$136,730	$1,195,607

The Company’s net deferred tax assets are as follows:

	As of December 31,
	2020	2019
Deferred tax assets:
Startup/organizational costs	$885,206	$70,106
Valuation allowance	(885,206)	(70,106)

Deferred tax assets, net of allowance	$—	$—

As of December 31, 2020 and 2019, the Company had a deferred tax asset of $885,206 and $70,106, respectively, which had a full valuation allowance recorded against it.

The Company’s current taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered to be start-up costs and are not currently deductible. During the years ended December 31, 2020 and 2019, the Company recorded income tax expense of $136,730 and $1,195,607, respectively, primarily related to interest income earned on the Trust Account.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	For the years ended December 31,
	2020	2019
	As Restated	As Restated
Statutory federal income tax rate	21.00%	21.00%
State taxes, net of federal tax benefit	(0.20)%	2.22%
Other permanent items	(18.12)%	(14.83)%
Meals & entertainment	(0.02)%	0.00%
Valuation allowance	(3.47)%	0.51%

Effective tax rate	(0.81)%	8.90%

9. Commitments and Contingencies

Risks and Uncertainties

On March 11, 2020, the World Health Organization officially declared the outbreak of the novel coronavirus (“COVID-19”) a “pandemic.” A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and the business of any potential target business with which the Company consummate an initial business combination could be materially and adversely affected. Furthermore, the Company may be unable to complete an initial business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts the Company’s search for an initial business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, the Company’s ability to consummate an initial business combination, or the operations of a target business with which the Company ultimately consummate an initial business combination, may be materially adversely affected.

10. Business Combination

On June 24, 2020, the Company entered into an Agreement and Plan of Merger (the “F45 Merger Agreement”), by and among the Company, Function Acquisition I Corp, a Delaware corporation and a direct, wholly owned subsidiary of the Company, Function Acquisition II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company, F45 Training Holdings Inc., a Delaware corporation (“F45”), and Shareholder Representative Services LLC, a Colorado limited liability company. For more information, please see the Company’s proxy statement/prospectus filed with the SEC on July 16, 2020.

On October 5, 2020, the Company and F45 entered into a Termination and Release Agreement, effective as of such date, pursuant to which the parties agreed to mutually terminate the F45 Merger Agreement. As a result of the termination of the F45 Merger Agreement, the F45 Merger Agreement will be of no further force and effect as well as each of the transaction agreements entered into in connection with the F45 Merger Agreement. For more information, please see the Company’s Form 8-K filed with the SEC on October 6, 2020.

See Note 11 included in these consolidated financial statements for a subsequent event regarding an initial business combination.

11. Subsequent Events

Management has performed an evaluation of subsequent events through the date of issuance of the financial statements. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed below and in Note 2.

On January 13, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, First Merger Sub, Second Merger Sub, LiveVox Holdings, Inc., a Delaware corporation (“LiveVox”), and GGC Services Holdco, Inc., a Delaware corporation, which provides for, among other things: (a) the merger of First Merger Sub with and into LiveVox, with LiveVox being the surviving corporation of the merger and a direct, wholly owned subsidiary of the Company as a consequence of the merger (the “First Merger”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of LiveVox with and into Second Merger Sub, with Second Merger Sub being the surviving corporation of the merger (together with the First Merger, the “Mergers” and, collectively with the other transactions contemplated by the Merger Agreement, the “Business Combination”). The Merger Agreement and the transactions contemplated thereby were unanimously approved by the board of directors of the Company and LiveVox.

On February 17, 2021, the Company’s shareholders approved to extend the date by which the Company must (1) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, which the Company refers to as its initial business combination, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem all of the shares of Class A Stock, included as part of the units sold in the Company’s Initial Public Offering, from March 12, 2021 to June 30, 2021.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of March 31, 2021 and December 31, 2020

(In thousands, except per share data)

	As of
	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,171	$18,098
Restricted cash, current	—	1,368
Accounts receivable, net	14,610	13,817
Deferred sales commissions, current	1,554	1,521
Prepaid expenses and other current assets	3,414	2,880

Total Current Assets	33,749	37,684
Property and equipment, net	3,280	3,505
Goodwill	47,481	47,481
Intangible assets, net	23,539	18,688
Operating lease right-of-use assets	6,119	3,858
Deposits and other	4,173	2,334
Deferred sales commissions, net of current	3,422	3,208
Restricted cash, net of current	100	100

Total Assets	$121,863	$116,858

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,139	$3,521
Accrued expenses	15,589	11,667
Deferred revenue, current	975	1,140
Term loan, current	1,800	1,440
Operating lease liabilities, current	1,669	1,353
Finance lease liabilities, current	256	392

Total current liabilities	27,428	19,513
Long term liabilities:
Line of credit	4,672	4,672
Deferred revenue, net of current	194	237
Term loan, net of current	53,920	54,604
Operating lease liabilities, net of current	4,985	3,088
Finance lease liabilities, net of current	31	38
Deferred tax liability, net	116	193
Other long-term liabilities	373	372

Total liabilities	91,719	82,717

Commitments and contingencies (Note 9 and 21)
Stockholders’ equity:
Common stock, $0.01 par value per share; 1 shares authorized as of March 31, 2021 and December 31, 2020; 1 shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	59,314	59,175
Accumulated other comprehensive loss	(167)	(206)
Accumulated deficit	(29,003)	(24,828)

Total stockholders’ equity	30,144	34,141

Total liabilities & stockholders’ equity	$121,863	$116,858

The accompanying notes are an integral part of these consolidated financial statements.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

For the Three Months Ended March 31, 2021 and 2020

(Unaudited) (In thousands, except per share data)

	For the three months ended March 31,
	2021	2020
Revenue	$27,945	$26,519
Cost of revenue	11,180	9,972

Gross profit	16,765	16,547
Operating expenses
Sales and marketing expense	8,908	8,119
General and administrative expense	4,880	3,066
Research and development expense	6,180	4,738

Total operating expenses	19,968	15,923

Income (loss) from operations	(3,203)	624
Interest expense	944	984
Other expense (income), net	(7)	132

Total other expense, net	937	1,116
Pre-tax income loss	(4,140)	(492)
Provision for income taxes	35	61

Net loss	$(4,175)	$(553)

Comprehensive loss:
Net loss	(4,175)	(553)
Other comprehensive income (loss)	39	(105)

Comprehensive loss	(4,136)	(658)

Net loss per share—basic and diluted	$(4,175)	$(553)
Weighted average shares outstanding—basic and diluted	1	1

The accompanying notes are an integral part of these consolidated financial statements.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

For the Three Months Ended March 31, 2021 and 2020

(Unaudited) (In thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2019	1	$—	$58,619	$(218)	$(20,183)	$38,218
Foreign currency translation adjustment				(105)		(105)
Stock-based compensation			157			157
Net loss					(553)	(553)

Balance at March 31, 2020	1	$—	$58,776	$(323)	$(20,736)	$37,717

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2020	1	$—	$59,175	$(206)	$(24,828)	$34,141
Foreign currency translation adjustment				39		39
Stock-based compensation			139			139
Net loss					(4,175)	(4,175)

Balance at March 31, 2021	1	$—	$59,314	$(167)	$(29,003)	$30,144

The accompanying notes are an integral part of these consolidated financial statements.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2021 and 2020

(Unaudited) (In thousands)

	For the three months ended March 31,
	2021	2020
Operating activities:
Net loss	$(4,175)	$(553)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	475	468
Amortization of identified intangible assets	1,129	1,047
Amortization of deferred loan origination costs	36	35
Amortization of deferred sales commissions	397	265
Non-cash lease expense	377	390
Stock compensation expense	139	157
Bad debt expense	43	622
Deferred income tax benefit	(77)	(70)
Changes in assets and liabilities
Accounts receivable	(139)	62
Other assets	(2,296)	(684)
Deferred sales commissions	(643)	(258)
Accounts payable	3,178	236
Accrued expenses	(2,979)	(1,215)
Deferred revenue	(209)	247
Operating lease liabilities	(347)	(310)
Other long-term liabilities	—	(24)

Net cash provided by (used in) operating activities	(5,091)	415
Investing activities:
Purchases of property and equipment	(190)	(206)
Acquisition of businesses, net of cash acquired	—	(6)
Asset acquisition	1,326	—

Net cash provided by (used in) investing activities	1,136	(212)
Financing activities:
Repayment on loan payable	(1,176)	(288)
Proceeds from drawdown on line of credit	—	4,672
Repayment on finance lease obligations	(143)	(194)

Net cash provided by (used in) financing activities	(1,319)	4,190

Effect of foreign currency translation	(21)	(96)
Net increase (decrease) in cash, cash equivalents and restricted cash	(5,295)	4,297
Cash, cash equivalents, and restricted cash beginning of period	19,566	16,513

Cash, cash equivalents, and restricted cash end of period	$14,271	$20,810

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

For the Three Months Ended March 31, 2021 and 2020

(Unaudited) (In thousands)

	For the three months ended March 31,
	2021	2020
Supplemental disclosure of cash flow information:
Interest paid	$897	$968
Income taxes paid	29	33
Supplemental schedule of noncash investing activities:
Additional right-of-use assets	$2,637	$—
Contingent consideration in asset acquisition	5,969	—

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets (in thousands):

	As of March 31,
	2021	2020
Cash and cash equivalents	$14,171	$19,199
Restricted cash, current	—	1,515
Restricted cash, net of current	100	96

Total cash, cash equivalents and restricted cash	$14,271	$20,810

The accompanying notes are an integral part of these consolidated financial statements.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

1.	Organization

LiveVox, Inc. was first incorporated in Delaware in 1998 under the name “Tools for Health” and in 2005 changed its name to “LiveVox, Inc.” LiveVox Holdings, Inc. (together with its subsidiaries, the “Company,” “LiveVox,” “we,” “us” or “our”) is a Delaware corporation formed on February 25, 2014, for the purpose of acquiring LiveVox, Inc. The Company is wholly owned by LiveVox TopCo, LLC, which is majority owned by funds affiliated with Golden Gate Capital, a major US private equity firm. On March 21, 2014, LiveVox, Inc. and its subsidiaries were acquired (the “Acquisition”) by the Company. LiveVox, Inc. is a Delaware corporation with its principal United States operations located in San Francisco, California; New York City, New York; Columbus, Ohio and Atlanta, Georgia. LiveVox, Inc. has four main operating subsidiaries: LiveVox Colombia SAS which is wholly owned with an office located in Medellin, Colombia, LiveVox Private Solutions, LTD with an office located in Bangalore, India, Speech IQ, LLC located in Columbus, Ohio, and Engage Holdings, LLC (d/b/a “BusinessPhone.com”) located in Columbus, Ohio. Additionally, LiveVox, Inc. has a wholly owned subsidiary, LiveVox International, Inc. that is incorporated in Delaware. LiveVox, Inc. and LiveVox International, Inc. own 99.99% and 0.01%, respectively, of LiveVox Private Solutions, LTD.

LiveVox is engaged in the business of developing and marketing a cloud-hosted Contact Center as a Service (“CCaaS”) customer engagement platform that leverages microservice technology to rapidly innovate and scale digital engagement functionality that also incorporates the capabilities of fully integrated multichannel enabled Customer Relationship Management and Workforce Optimization applications. LiveVox’s customers are located primarily in the United States. LiveVox’s services are used to initiate and manage customer contact campaigns primarily for companies in the accounts receivable management, tele- sales and customer care industries.

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation and Principles of Consolidation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations or if they substantially duplicate the disclosures contained in the Company’s annual audited consolidated financial statements. Therefore, these unaudited interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2020. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. All intercompany transactions and balances have been eliminated in consolidation. Results of operations for the three months ended March 31, 2021 and 2020 are not necessarily indicative of the results to be expected for the full annual periods.

b)	Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

results could differ from those estimates, and such differences could be material to the Company’s consolidated financial position and results of operations, requiring adjustment to these balances in future periods. Significant items subject to such estimates and assumptions include, but are not limited to, the determination of the useful lives of long-lived assets, allowances for doubtful accounts, fair value of goodwill and long-lived assets, fair value of incentive awards, establishing standalone selling price, valuation of deferred tax assets, income tax uncertainties and other contingencies, including the Company’s ability to exercise its right to repurchase incentive options from terminated employees.

c)	Segment Information

The Company has determined that its Chief Executive Officer is its chief operating decision maker. The Company’s Chief Executive Officer reviews financial information presented on a consolidated basis for purposes of assessing performance and making decisions on how to allocate resources. Accordingly, the Company has determined that it operates in a single reportable segment.

d)	Foreign Currency Translation

The financial position and results of the Company’s international subsidiaries are measured using the local currency as the functional currency. Revenues and expenses have been translated into U.S. dollars at average exchange rates prevailing during the periods. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of stockholders’ equity (accumulated other comprehensive loss), unless there is a sale or complete liquidation of the underlying foreign investments, or the adjustment is inconsequential.

e)	Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash, cash equivalents and accounts receivable approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt and finance lease obligations approximates fair value. The Company’s Value Creation Incentive Plan (“VCIP”) and the Option-based Incentive Plan (“OBIP”) accrued liability for awards deemed probable of repurchase is measured at fair value on a recurring basis and is classified as Level 3 within the fair value hierarchy. The Company’s asset acquisition contingent consideration liability is classified as Level 3 within the fair value hierarchy for which fair value is measured on the acquisition date using Monte Carlo simulation based on various inputs, including projected revenue during the earn-out period, revenue volatility, and discount rate.

f)	Liquidity and Capital Resources

LiveVox’s consolidated financial statements have been prepared assuming the Company will continue as a going concern for twelve (12) months from the date of issuance of the consolidated financial statements, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company’s main sources of liquidity were cash generated by operating cash flows and debt. For the three months ended March 31, 2021 and 2020, the Company’s cash flow from operations was $(5.1) million and $0.4 million, respectively. The change in cash during the three months ended March 31, 2021 and 2020 was $(5.3) million and $4.3 million, respectively. The Company had $0.1 million in restricted cash as of March 31, 2021 related to the

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

holdback amount for one acquisition the Company made in 2019, and $1.5 million as of December 31, 2020 related to the holdback amount for the two acquisitions the Company made in 2019, included in the change in cash. The Company’s primary use of cash is for operation and administrative activities including employee related expenses, and general, operating and overhead expenses. Future capital requirements will depend on many factors, including the Company’s customer growth rate, customer retention, timing and extent of development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced services offerings, the continuing market acceptance of the Company’s services, effective integration of acquisition activities, and maintaining the Company’s bank credit facility. On March 17, 2020, as a precautionary measure to ensure financial flexibility and maintain liquidity in response to the COVID-19 pandemic, LiveVox drew down approximately $4.7 million under the revolving portion of the Amended Credit Facility (as defined below). Additionally, the duration and extent of the impact from the COVID-19 pandemic continues to depend on future developments that cannot be accurately predicted at this time, such as the ongoing severity and transmission rate of the virus, the extent and effectiveness of vaccine programs and other containment actions, the duration of social distancing, office closure and other restrictions on businesses and society at large, and the specific impact of these and other factors on LiveVox’s business, employees, customers and partners. While the COVID- 19 pandemic has caused operational difficulties, and may continue to create unprecedented challenges, it has not thus far had a substantial net impact on the Company’s liquidity position. While the Company believes additional financing is available from its parent company, Golden Gate Capital, and will continue to be available to support current levels of operations, the Company believes it has sufficient financial resources for at least the next 12 months from the date of this report.

g)	Debt Discount and Issuance Costs

The Company’s debt issuance costs and debt discount are recorded as a direct reduction of the carrying amount of the debt liability and are amortized to interest expense over the contractual term of the term loan.

h)	Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents are stated at fair value. The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. The Company limits its credit risk associated with the cash and cash equivalents by placing investments with banks it believes are highly credit worthy. The Company has exposure to credit risk to the extent cash balances exceed amounts covered by Federal deposit insurance. At March 31, 2021 and December 31, 2020, the Company had no cash equivalents. Cash consists of bank deposits. Restricted cash consists entirely of amounts held back from stockholders of the Company’s acquired businesses for indemnifications of outstanding liabilities. Such amounts are retained temporarily for a period of 19.5 months and then remitted to the applicable stockholders; net of fees paid for indemnification liabilities. Since restricted cash amounts represent funds held for others, there is also a corresponding liability account. As of March 31, 2021, the Company has identified $0.1 million as restricted cash as management’s intention is to use this cash for the specific purpose of fulfilling the obligations associated with the holdback amount from recent acquisitions. As of December 31, 2020, the Company had $1.5 million in restricted cash.

i)	Accounts Receivable

Trade accounts receivable are stated net of any write-offs and the allowance for doubtful accounts, at the amount the Company expects to collect. The Company performs ongoing credit evaluations of its

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

customers and generally does not require collateral unless a customer has previously defaulted. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: aging of the account receivable, customer creditworthiness, past transaction history with the customer, current economic and industry trends, and changes in customer payment trends. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. At March 31, 2021 and December 31, 2020, the allowance for doubtful accounts was $1.3 million for both periods. Accounts receivable are charged off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is considered remote. Recoveries of accounts receivable previously written off are recorded as income when received. There were no accounts receivable recoveries during the three months ended March 31, 2021 and 2020. Bad debt expense recorded for the three months ended March 31, 2021 and 2020 was $0 and $0.6 million, respectively. There was no accounts written off for the three months ended March 31, 2021. Accounts written off for the three months ended March 31, 2020 was $0.

j)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs, including planned major maintenance activities, are charged to expense as incurred. When assets are retired or disposed, the asset’s original cost and related accumulated depreciation are eliminated from the accounts and any gain or loss is reflected in the consolidated statements of operations and comprehensive loss. Amortization expense on capitalized software is included in depreciation expense. Depreciation of leasehold improvements is recorded over the shorter of the estimated useful life of the leasehold improvement or lease terms that are reasonably assured.

Depreciation of property and equipment is provided using the straight-line method based on the following estimated useful lives:

Years
Computer equipment	3 - 5
Computer software	3
Furniture and fixtures	5 - 10
Leasehold improvements	5
Website development	2

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

k)	Identified Intangible Assets

On March 21, 2014, LiveVox, Inc. and subsidiaries were acquired by LiveVox Holdings, Inc. On October 16, 2019, the Company acquired the rights to certain assets of Teckst Inc. On December 16, 2019, the Company acquired the rights to Speech IQ, LLC. On February 5, 2021, the Company completed its asset acquisition of BusinessPhone. The acquisitions resulted in identified marketing-based, technology-based, customer-based, trademark-based and workforce-based intangible assets. The fair value of the identified assets was determined as of the date of the acquisition by management with the assistance of an independent valuation firm. The identified intangible assets are being amortized using the straight-line method based on the following estimated useful lives:

Years
Marketing-based	7
Technology-based	4 - 10
Customer-based	7 - 16
Trademark-based	4
Workforce-based	10

l)	Goodwill

Goodwill represents the excess of the purchase price of acquired business over the fair value of the underlying net tangible and intangible assets. Through the year ended December 31, 2019, the Company performed its annual impairment review of goodwill at December 31, and when a triggering event occurs between annual impairment tests. In anticipation of the reporting requirements in connection with being a public company, the Company changed the date of its annual goodwill impairment test to October 1, effective for the year 2020.

During the three months ended March 31, 2021 and 2020, no triggering events have occurred that would require an impairment review of goodwill outside of the required annual impairment review. Refer to Note 6 for more information.

In testing for goodwill impairment, the Company first assesses qualitative factors. If based on the qualitative assessment, it is determined that it is more likely than not that the fair value of the Company’s single reporting unit is less than its carrying amount, including goodwill, the Company will perform the quantitative impairment test in accordance with Accounting Standards Codification (“ASC”) 350-20-35, as amended by Accounting Standards Update (“ASU”) 2017-04, to determine if the fair value of the reporting unit exceeds its carrying amount. If the fair value is determined to be less than the carrying value, an impairment charge is recorded for the amount by which the reporting unit’s carrying amount exceeds its fair value, limited to the total amount of goodwill allocated to that reporting unit. No impairment charges were recorded during the three months ended March 31, 2021 and 2020.

m)	Impairment of Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset and long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value. No impairment loss was recognized during the three months ended March 31, 2021 and 2020.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

n)	Amounts Due to Related Parties

In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings, with its stockholders and affiliates. Refer to Note 11 for more information.

o)	Concentration of Risk

Customer Concentration

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. Risks associated with cash are mitigated using what the Company considers creditworthy institutions. The Company performs ongoing credit evaluations of its customers’ financial condition. Substantially all of the Company’s assets are in the United States. The Company’s customers are primarily in the receivables management, tele-sales and customer care industries.

During three months ended March 31, 2021, substantially all the Company’s revenue was generated in the United States. For the three months ended March 31, 2021 and 2020, the Company did not have any customers that individually represented 10% or more of the Company’s total revenue or whose accounts receivable balance at March 31, 2021 and December 31, 2020 individually represented 10% or more of the Company’s total accounts receivable.

Supplier Concentration

The Company relies on third parties for telecommunication, bandwidth, and co-location services that are included in cost of revenue.

As of March 31, 2021, three vendors accounted for approximately 47% of the Company’s total accounts payable. No other single vendor exceeded 10% of the Company’s accounts payable at March 31, 2021. At December 31, 2020, two vendors accounted for approximately 55% of the Company’s accounts payable. No other single vendor exceeded 10% of the Company’s accounts payable at December 31, 2020. The Company believes there could be a material impact on future operating results should a relationship with an existing supplier cease.

p)	Revenue Recognition

The Company recognizes revenue in accordance with U.S. GAAP, pursuant to the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 606, Revenue from Contracts with Customers.

The Company derives substantially all of its revenues by providing cloud-based contact center voice products under a usage-based model, with prices calculated on a per-call or, per-seat, more typically, a per-minute basis and contracted minimum usage in accordance with the terms of the underlying agreements. Other immaterial ancillary revenues are derived from call recording, local caller identification packages, performance/speech analytics, text messaging services and professional services billed monthly on primarily usage-based fees and to a lesser extent, fixed fees. Revenues are recognized when control of these services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services excluding amounts collected on behalf of third parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities based on local tax law.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

We determine revenue recognition through the following steps:

a.	Identification of the contract, or contracts, with a customer;

b.	Identification of the performance obligations in the contract;

c.	Determination of the transaction price;

d.	Allocation of the transaction price to the performance obligations in the contract; and

e.	Recognition of revenue when, or as, the performance obligations are satisfied.

We enter into contracts that can include various combinations of services, each of which are distinct and accounted for as separate performance obligations. Our cloud-based contact center solutions typically include a promise to provide continuous access to our hosted technology platform solutions through one of our data centers. Arrangements with customers do not provide the customer with the right to take possession of the Company’s software platform at any time. Our performance obligations are satisfied over time as the customer simultaneously receives and consumes the benefits as we perform our services. Our contracts typically range from annual to three-year agreements with payment terms of net 10-60 days. As the services provided by the Company are generally billed monthly there is not a significant financing component in the Company’s arrangements.

The Company’s arrangements typically include monthly minimum usage commitments and specify the rate at which the customer must pay for actual usage above the monthly minimum. Additional usage in excess of contractual minimum commitments are deemed to be specific to the month that the usage occurs, since the minimum usage commitments reset at the beginning of each month. We have determined these arrangements meet the variable consideration allocation exception and therefore, we recognize contractual monthly commitments and any overages as revenue in the month they are earned.

The Company has service-level agreements with customers warranting defined levels of uptime reliability and performance. Customers may receive credits or refunds if the Company fails to meet such levels. If the services do not meet certain criteria, fees are subject to adjustment or refund representing a form of variable consideration. The Company records reductions to revenue for these estimated customer credits at the time the related revenue is recognized. These customer credits are estimated based on current and historical customer trends, and communications with its customers. Such customer credits have not been significant to date.

For contracts with multiple performance obligations, we allocate the contract price to each performance obligation based on its relative standalone selling price (“SSP”). We generally determine SSP based on the prices charged to customers. In instances where SSP is not directly observable, such as when we do not sell the service separately, we determine the SSP using information that generally includes market conditions or other observable inputs.

Professional services for configuration, system integration, optimization or education are billed on a fixed-price or on a time and material basis and are performed by the Company directly or, alternatively, customers may also choose to perform these services themselves or engage their own third-party service providers. Professional services revenue, which represents less than 1% of revenue, is recognized over time as the services are rendered.

Deferred revenues represent billings or payments received in advance of revenue recognition and are recognized upon transfer of control. Balances consist primarily of annual or multi-year minimum usage agreements not yet provided as of the balance sheet date. Deferred revenues that will be recognized during the succeeding twelve-month period are recorded as deferred revenues, current in the

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

consolidated balance sheets, with the remainder recorded as deferred revenue, net of current in the Company’s consolidated balance sheets.

q)	Costs to Obtain Customer Contracts (Deferred Sales Commissions)

Sales commissions are paid for initial contracts and expansions of existing customer contracts. Sales commissions and related expenses are considered incremental and recoverable costs of acquiring customer contracts. These costs are capitalized and amortized on a straight-line basis over the anticipated period of benefit, which the Company has estimated to be five years. The Company determined the period of benefit by taking into consideration the length of the Company’s customer contracts, the customer attrition rate, the life of the technology provided and other factors. Amortization expense is recorded in sales and marketing expense within the Company’s consolidated statements of operations and comprehensive loss. Amortization expense for the three months ended March 31, 2021 and 2020 was approximately $0.4 million and $0.3 million, respectively. No impairment loss was recognized during the three months ended March 31, 2021 and 2020.

r)	Advertising

The Company expenses non-direct response advertising costs as they are incurred. There were no advertising costs capitalized during the three months ended March 31, 2021 and 2020. Advertising expense for the three months ended March 31, 2021 and 2020 was approximately $0.1 million for both periods. Advertising expense is included under sales and marketing expenses in the accompanying consolidated statements of operations and comprehensive loss.

s)	Research and Development Costs

Research and development costs, not related to the development of internal use software, are charged to operations as incurred. Research and development expenses primarily include payroll and employee benefit, consulting services, travel related, and software and support costs.

t)	Software Development Costs

The Company capitalizes costs of materials, consultants, payroll, and payroll-related costs of employees incurred in developing internal-use software after certain capitalization criteria are met and includes these costs in computer software. Refer to Note 5 for additional information. Software development costs are expensed as incurred until preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. To date, all software development costs have been charged to research and development expense in the accompanying consolidated statements of operations and comprehensive loss. There were no capitalized software development costs related to internal-use software during the three months ended March 31, 2021 and 2020.

u)	Income Taxes

Deferred Taxes

The Company accounts for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recognized for the future tax consequences arising from the temporary differences

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

between the tax basis of an asset or liability and its reported amount in the consolidated financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will be paid or refunds received, as provided for under currently enacted tax law. A valuation allowance is provided for deferred tax assets that, based on available evidence, is not expected to be realized. The Company recognized the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Uncertain Tax Positions

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. The Company does not believe its consolidated financial statements include any uncertain tax positions. It is the Company’s policy to recognize interest and penalties accrued on any unrecognized tax benefit as a component of income tax expense.

Enactment of the Tax Cuts and Jobs Act in 2017 subjects a U.S. shareholder to current tax on global intangible low-taxed income (“GILTI”) earned by certain foreign subsidiaries. Under U.S. GAAP, an entity can make an accounting policy election to either recognize deferred taxes for temporary differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI resulting from those items in the year of the GILTI inclusion (i.e., as a period expense). The Company has elected to recognize the tax on GILTI as a period expense in the period of inclusion. As such, no deferred taxes are recorded on the Company’s temporary differences that might reverse as GILTI in future years.

v)	Employee and Non-Employee Incentive Plans

During 2014, the Company established two bonus incentive plans, the Value Creation Incentive Plan (which we refer to as the “VCIP”) and the Option-based Incentive Plan (which we refer to as the “OBIP”), pursuant to which eligible participants will receive a predetermined bonus based on the Company’s equity value at the time of a liquidity event, if the stockholder return associated with the liquidity event exceeds certain thresholds (as defined in the VCIP and OBIP). All of the Company’s executive officers and certain other key employees are eligible to participate in the VCIP and certain other employees are eligible to participate in the OBIP. Awards under the VCIP and OBIP are subject to both time-based and performance-based vesting conditions. Awards under the VCIP and OBIP generally time vest over 5 years and performance vest upon certain liquidity event conditions, subject to continued service through the vesting dates. Under the VCIP, the value at payoff is further adjusted based on the stockholder returns resulting from the liquidity event while the OBIP has a minimum stockholder return. For a portion of each award, the liquidity event condition can be met post termination of service, as long as the time-based vesting period has been completed. The awards under the VCIP and OBIP may be settled in cash or shares, depending on the nature of the underlying liquidity event. As of March 31, 2021, the total value of the incentive plans was $57.6 million, of which $38.8 million had met the time-based vesting condition. As of December 31, 2020, the total value of the incentive plans was $21.2 million, of which $13.7 million had met the time-based vesting condition. The VCIP is structured as a percentage of shareholder returns following a liquidity event for which 15% is allocated for distribution and we have granted 9.3% as of March 31, 2021, of which 6.0% have met the time-based vesting condition. As of December 31, 2020, we have granted 9.3%, of

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

which 5.7% have met the time-based vesting condition. The OBIP has 2.0 million potential award units and we have granted 1.8 million award units as of March 31, 2021, of which 1.5 million have met the time-based vesting condition. As of December 31, 2020, we have granted 1.8 million award units of which 1.5 million have met the time-based vesting condition. For accounting purposes, the vested awards based on time-based conditions are not reflected as issued or outstanding in the accompanying consolidated statements of stockholders’ equity until the liquidity event is met. The Company also has an option to repurchase both awards at an amount deemed to be fair value for which the time-based vesting period has been completed, contingent on the employee’s termination of service. Because vesting and payment under the VCIP and OBIP is contingent upon a liquidity event, the Company will not record compensation expense until a liquidity event occurs or unless they are repurchased, in which case the Company has recorded compensation expense equal to the repurchase amount. The liability accrued for the two plans was $0.8 million as of March 31, 2021 and $0.3 million as of December 31, 2020 for the awards deemed probable of repurchase. The Company remeasures the awards’ fair value at each reporting period. These awards are reflected as Level 3 in the fair value table.

The fair value used by the Company has historically been determined by the LiveVox board of directors with assistance of management. The LiveVox board of directors has determined the fair value at each reporting period by considering a number of objective and subjective factors including important developments in the Company’s operations, valuations performed by an independent third party, actual results and financial performance, the conditions in the CCaaS industry and the economy in general, volatility of comparable public companies, among other factors.

During 2019, the LiveVox board of directors approved a one-time management liquidity program, in which certain executives with time-based vested VCIP awards were liquidated and paid out in cash. The Company has recorded this event as compensation expense within cost of revenue and operating expenses within the consolidated financial statements for the year ended December 31, 2019 in the amount of $8.7 million, of which $4.3 million is recorded in accrued bonuses and was paid out in fiscal 2020.

On October 31, 2020, the Company amended the VCIP and OBIP to expand the definition of a liquidity event to include a transaction where the Company merges with a special purpose acquisition company (which we refer to as a “SPAC”). In the event the Company merges with a SPAC, the vested VCIPs and OBIPs can be settled in cash, shares of the SPAC or a combination of both, at the sole discretion of the Company.

During the first quarter of 2020, the Company repurchased in cash $0.2 million of time-based vested OBIPs and VCIPs from terminated employees at an amount deemed to be fair value. These transactions were recorded within the Company’s consolidated financial statements within cost of revenue and operating expenses as compensation expense for the three months ended March 31, 2020. There were no compensation expenses related to repurchases in the three months ended March 31, 2021.

During 2019, LiveVox TopCo established a Management Incentive Unit program whereby the LiveVox board of directors has the power and discretion to approve the issuance of Class B Units that represent management incentive units (which we call “Management Incentive Units” or “MIU” or the “Units”) to any manager, director, employee, officer or consultant of the Company or its Subsidiaries. Vesting begins on the date of issuance, and the Management Incentive Units vest ratably over five years with 20% of the Management Incentive Units vesting on the first anniversary of a specified vesting commencement date, and then quarterly thereafter, subject to the grantee’s continued employment with the Company on the applicable vesting date. Vesting of the Management Incentive Units will accelerate upon consummation of a “sale of the company”, which is defined by the LiveVox

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

TopCo limited liability company agreement as (i) the sale or transfer of all or substantially all of the assets of LiveVox TopCo on a consolidated basis or (ii) any direct or indirect sale or transfer of a majority of interests in LiveVox TopCo and its subsidiaries on a consolidated basis, as a result of any party other than certain affiliates of Golden Gate Capital obtaining voting power to elect the majority of LiveVox TopCo’s governing body. Since the aforementioned SPAC does not meet the limited liability company agreement’s definition of a sale, it would not cause acceleration in vesting of the unvested Units and the Units will continue to vest based on the service condition.

If a Management Incentive Unit holder terminates employment, any vested Management Incentive Units as of the termination date will be subject to a repurchase option held by LiveVox TopCo or funds affiliated with Golden Gate Capital. The option to repurchase can be exercised for one year beginning on the latter of (a) the Management Incentive Unit holder’s termination date and (b) the 181st day following the initial acquisition of the Management Incentive Units by the Management Incentive Unit holder. The repurchased Management Incentive Units will be valued at fair market value as of the date that is 30 days prior to the date of the repurchase. However, if the fair market value is less than or equal to the participation threshold of the vested Management Incentive Units, the Management Incentive Units may be repurchased for no consideration.

On December 19, 2019, 3,518,096 Class B Units were issued to twelve recipients. The Company records compensation expense for the issued and outstanding Units based on the service condition reduced for actual forfeited Units. The Company recognizes compensation expense on a straight-line basis over the requisite service period of five years. Stock-based compensation for Management Incentive Units is measured based on the grant date fair value of the award. See Note 13 for further detail about compensation expenses related to Management Incentive Units.

w)	Acquisitions

The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not we have acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.

x)	Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued Accounting Standards Update (“ASU”) No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which clarifies the accounting for implementation costs in cloud computing arrangements. The guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The Company adopted ASU 2018-15 on January 1, 2021 and it did not have a material impact on the Company’s consolidated financial position, operating results or cash flows.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

y)	Recently Issued Accounting Pronouncements

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, which clarifies that receivables arising from operating leases are not within the scope of Topic 326, Financial Instruments—Credit Losses. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. In April 2019, the FASB issued ASU No. 2019- 04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which clarifies treatment of certain credit losses. In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief, which permits an entity, upon adoption of ASU 2016-13, to irrevocably elect the fair value option (on an instrument-by-instrument basis) for eligible financial assets measured at amortized cost basis. In November 2019, the FASB issued ASU No. 2019- 11, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, which included various narrow-scope improvements and clarifications. In November 2019, FASB issued ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). The guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, for annual reporting periods beginning after December 15, 2022 and interim periods within those fiscal years. The Company will adopt this standard effective January 1, 2023. The Company is currently evaluating the impact this pronouncement will have on its consolidated financial statements.

ASU No. 2019-12, Income Taxes (Topic 740)

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), which enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as tax basis step-up in goodwill obtained in a transaction that is not a business combination, ownership changes in investments and interim-period accounting for enacted changes in tax law. The guidance is effective for public business entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, for annual reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company will adopt this standard effective January 1, 2022. The Company is currently evaluating the impact this pronouncement will have on its consolidated financial statements.

3.	Merger Agreement

On January 13, 2021 the Company signed a Merger Agreement contemplating a merger with Crescent Acquisition Corp (“Crescent”), a publicly traded special purpose acquisition company. The consummation

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

of the merger is expected to result in the Company becoming a publicly traded company. The transaction has been unanimously approved by the Board of Directors of Crescent, as well as the Board of Directors of LiveVox. The Company expects this transaction to close in the second quarter of 2021, subject to the satisfaction of customary closing conditions, including the approval of the shareholders of Crescent.

See Note 22 for additional information regarding the completion of the merger.

4.	Revenue

Contract Balance

The following table provides information about accounts receivable, net, and contract liabilities from contracts with customers. The Company did not have any contract assets as of March 31, 2021 or December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Accounts receivable, net	$14,610	$13,817
Contract liabilities, current (deferred revenue)	975	1,140
Contract liabilities, non-current (deferred revenue)	194	237

Changes in the contract liabilities balances are as follows (in thousands):

	March 31, 2021	December 31, 2020	$ Change
Contract liabilities (deferred revenue)	$1,169	$1,377	$(208)

The increase in deferred revenue was due to billings in advance of performance obligations being satisfied, net of revenue recognized for services rendered during the period. Revenue of $0.6 million was recognized during the three months ended March 31, 2021 which were included in the deferred revenue balance at the beginning of the period.

Remaining Performance Obligations

The Company’s contract terms typically range from one to three years. Revenue as of March 31, 2021 that has not yet been recognized was approximately $97.5 million and represents the contracted minimum usage commitments and does not include an estimate of additional usage in excess of contractual minimum commitments. The Company expects to recognize revenue on the remaining performance obligations over the next 45 months.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

5.	Property and Equipment

Property and equipment consisted of the following at March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Computer software	$1,253	$1,226
Computer equipment	8,151	7,965
Furniture and fixtures	1,171	1,152
Leasehold improvements	1,067	1,064

Total	11,642	11,407
Less accumulated depreciation and amortization	(8,362)	(7,902)

Property and equipment, net	$3,280	$3,505

Depreciation and amortization expense for property and equipment for the three months ended March 31, 2021 and 2020 totaled $0.5 million for both periods. Amortization of computer software charged to operations for the three months ended March 31, 2021 was $0.1 million, and is included in depreciation expense. Amortization of computer software charged to operations for the three months ended March 31, 2020 was immaterial.

6.	Goodwill and Identified Intangible Assets

Goodwill

Goodwill was recorded as a result of the acquisition of the Company in 2014 by funds affiliated with Golden Gate Capital and the acquisitions made by the Company in 2019 for Teckst Inc. and SpeechIQ LLC.

Subsequent to the annual impairment test completed during the fourth quarter of 2020, the Company believes there have been no significant events or circumstances negatively affecting the valuation of goodwill. For the three months ended March 31, 2021 and 2020, there was no impairment to the carrying value of the Company’s goodwill.

The change in the carrying amount of goodwill for the three months ended March 31, 2021 and the year ended 2020, is as follows (in thousands):

	March 31, 2021	December 31, 2020
Balance, beginning of the year	$47,481	$47,461
Addition	—	20

Balance, end of period	$47,481	$47,481

Identified Intangible Assets

Intangible assets were acquired in connection with the Company’s acquisition from Golden Gate Capital, Teckst Inc., SpeechIQ LLC and BusinessPhone in March 2014, October 2019, December 2019, and February 2021, respectively.

For the three months ended March 31, 2021 and 2020, amortization expense related to the Company’s identified intangible assets was $1.1 million and $1.0 million, respectively. On the face of the consolidated

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

statements of operations and comprehensive loss amortization of technology-based intangible assets is included within cost of revenue, the amortization of marketing-based and customer-based intangible assets are included within sales and marketing expense, and the amortization of the acquired workforce is included within cost of revenue and research and development.

Identified intangible assets consisted of the following at March 31, 2021 (in thousands):

	Cost	Accumulated Amortization	Carrying Amount	Weighted Average Remaining Life (In Years)
Marketing-based	$1,400	$(1,197)	$203	2.71
Technology-based	18,300	(14,089)	4,211	4.48
Customer-based	27,700	(8,949)	18,751	9.11
Workforce-based	380	(6)	374	9.85

	$47,780	$(24,241)	$23,539

Identified intangible assets consisted of the following at December 31, 2020 (in thousands):

	Cost	Accumulated Amortization	Carrying Amount	Weighted Average Remaining Life (In Years)
Marketing-based	$1,400	$(1,144)	$256	2.59
Technology-based	18,300	(13,484)	4,816	2.56
Customer-based	22,100	(8,484)	13,616	9.05

	$41,800	$(23,112)	$18,688

Future amortization of identified intangible assets at March 31, 2021 is shown below (in thousands):

As of March 31, 2021	Amount
Remaining 2021	$3,344
2022	3,479
2023	3,189
2024	2,328
2025	2,114
2026 and beyond	9,085

Total future identified intangible asset amortization	$23,539

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

7.	Accrued Expenses

Accrued expenses consisted of the following at March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Accrued bonuses	$2,234	$3,602
Accrued paid time-off	2,450	2,240
Accrued commissions	1,274	1,036
Accrued contingent consideration	5,969	—
Other accrued expenses	3,662	4,789

Total accrued liabilities	$15,589	$11,667

8.	Leases

The Company has leases for offices, data centers and other computer and networking equipment that expire at various dates through 2027. The Company’s leases have remaining terms of one to seven years, and some of the leases include a Company option to extend the leases. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. As the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company has elected the practical expedient on not separating lease components from non-lease components for right-of-use assets.

The components of lease expenses were as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Operating lease cost	$468	$361

Finance lease cost:
Amortization of right-of-use assets	$114	$132
Interest on lease liabilities	7	20

Total finance lease cost	$121	$152

Supplemental cash flow information related to leases was as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash used in operating leases	$435	$371
Financing cash used in finance leases	150	214
Right of use assets obtained in exchange for lease obligations:
Operating leases	2,637	—
Finance leases	—	—

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

Supplemental balance sheet information related to leases was as follows (in thousands):

	March 31, 2021	December 31, 2020
Operating Leases
Operating lease right-of-use assets	$6,119	$3,858

Operating lease liabilities:
Operating lease liabilities—current	$1,669	$1,353
Operating lease liabilities—less current portion	4,985	3,088

Total operating lease liabilities	$6,654	$4,441

Finance Leases
Property and equipment, gross	$2,182	$2,182
Less: accumulated depreciation and amortization	(1,274)	(1,159)

Property and equipment, net	$908	$1,023

Finance lease liabilities:
Finance lease liabilities—current	$256	$392
Finance lease liabilities—less current portion	31	38

Total finance lease liabilities	$287	$430

Weighted average remaining terms were as follows:

	March 31, 2021	December 31, 2020
Weighted average remaining lease term
Operating Leases	4.07 years	3.64 years
Finance Leases	0.96 years	1.05 years

Weighted average discount rates were as follows:

	March 31, 2021	December 31, 2020
Weighted average discount rate
Operating Leases	7.3%	6.9%
Finance Leases	7.6%	7.6%

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

Maturities of lease liabilities were as follows (in thousands):

As of March 31, 2021	Operating Leases	Finance Leases
Remaining 2021	$1,557	$259
2022	2,157	28
2023	1,735	12
2024	1,023	—
2025	851	—
2026 and beyond	390	—

Total lease payments	7,713	299
Less: imputed interest	(1,059)	(12)

Total	$6,654	$287

As of March 31, 2021, the Company did not have any operating leases that had not yet commenced.

9.	Borrowings Under Term Loan and Line of Credit

At March 31, 2021 and December 31, 2020, term loan borrowings were as follows (in thousands):

	March 31, 2021	December 31, 2020
Total term loan obligations	$55,720	$56,044
Less current portion of term loan	$(1,800)	$(1,440)

Long-term term loan obligations	$53,920	$54,604

On February 28, 2018, LiveVox entered into an amendment to its term loan and revolving credit facility with PNC Bank originally dated November 7, 2016 (as so amended the “Credit Facility”) to provide for a $45.0 million term loan, a $5.0 million line of credit and a $1.5 million letter of credit sub-facility. The agreement governing the Credit Facility has a five-year term ending November 7, 2021.

The Credit Facility is collateralized by a first-priority perfected security interest in substantially all the assets of the Company and is subject to certain financial covenants before and after a covenant conversion date. Covenant conversion may be elected early by the Company if certain criteria are met, including, but not limited to meeting fixed charge coverage and liquidity ratio targets as of the most recent twelve-month period. Prior to the covenant conversion date, the Company is required to maintain minimum levels of liquidity and recurring revenue. As of the covenant conversion date, the Company is required to maintain the Fixed Charge Coverage Ratio and Leverage Ratio (as defined in the Credit Facility) measured on a quarter-end basis for the four-quarter period ending on each such date through the end of the agreement.

The Company may elect that the term and revolving loans bear interest under a base rate or a LIBOR rate definition within the Credit Facility. LIBOR interest elections are for one, two or three-month periods. Loans are termed as either a Base Rate loan or LIBOR Rate loan and can be a combination of both.

On December 16, 2019, the Company amended the Credit Facility (as amended, the “Amended Credit Facility”), increasing the term loan borrowing therein by $13.9 million to $57.6 million and amending certain terms and conditions. The Amended Credit Facility reset the minimum recurring revenue covenant and qualified cash amounts through December 31, 2021 and extended the quarterly measurement dates

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

through September 30, 2023 and the maturity date to November 7, 2023. The Amended Credit Facility also reset the mandatory covenant commencement date of the Fixed Charge Coverage Ratio and Leverage Ratio (as defined in the Amended Credit Facility) to March 31, 2022 and reset the applicable ratio amounts. Under the Amended Credit Facility, principal on the term loan is to be repaid in quarterly installments of $0.3 million beginning on March 31, 2020 through December 31, 2020, $0.4 million on March 31, 2021 through December 31, 2021, and $0.7 million on each quarter thereafter. During the three months ended March 31, 2021 and 2020, term loan repayments made by the Company totaled $0.4 million and $0.3 million, respectively. All other terms and conditions of the original Credit Facility remain in effect.

LiveVox, Inc. will account for previously deferred original issue discount and loan fees in the amount of $0.3 million related to the November 7, 2016 Credit Agreement and First Amendment to Credit Agreement dated February 28, 2018 by amortizing and recording to interest expense over the remaining term of the amended credit agreement. Third party loan fees totaling $0.1 million associated with the $13.9 million increase of the term loan are expensed upon close of the loan, and the original issue discount of $0.3 million will be amortized over the loan term. Total unamortized loan costs associated with the term loan totaled $0.4 million and $0.4 million at March 31, 2021 and December 31, 2020, respectively and are recorded within term loan, net of current. The Company was in compliance with all debt covenants at March 31, 2021 and December 31, 2020 and was in compliance with all debt covenants as of the date of issuance of these consolidated financial statements. There was no unused borrowing capacity under the term loan portion of the Amended Credit Facility at March 31, 2021 and December 31, 2020. On March 17, 2020, as a precautionary measure to ensure financial flexibility and maintain maximum liquidity in response to COVID-19 pandemic, LiveVox drew down approximately $4.7 million under the revolving portion of the Amended Credit Facility.

Aggregate principal maturities of the term loan as of March 31, 2021 was as follows (in thousands):

As of March 31, 2021	Amount to Mature
Remaining 2021	$1,080
2022	2,880
2023	52,134

Total	$56,094

The net carrying amount of the liability component of the term loan was as follows (in thousands):

	March 31, 2021	December 31, 2020
Principal	$56,094	$56,454
Unamortized issuance costs	(374)	(410)

Net carrying amount	$55,720	$56,044

10.	Letters of Credit

On November 8, 2016, the Company established an irrevocable letter of credit in the amount of $0.3 million using a sub-facility under the Credit Facility, to serve as a security deposit for the Company’s San Francisco office. The letter of credit automatically extends for one-year periods from the expiration date, September 10, 2017, unless written notice is presented to the beneficiary at least sixty (60) days prior to the expiration date. During 2017, the Company expanded its San Francisco office with lease terms that required

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

an additional $0.1 million deposit. On April 26, 2017, the Company’s irrevocable letter of credit was amended, increasing the total amount to $0.5 million and providing for decreases in the letter of credit as specified in the lease, in the amount of $0.1 million on each of the following dates: February 1, 2019, February 3, 2020, February 1, 2021 and February 1, 2022. All other terms and conditions remained the same.

11.	Related Party Transactions

The Company pays quarterly management fees plus reimbursement of expenses incurred on behalf of the Company to funds affiliated with Golden Gate Capital, its majority shareholder. During the three months ended March 31, 2021, management fees and expense reimbursements totaled $0.1 million and $0, respectively. As of March 31, 2021, the unpaid balance was $0. During the three months ended March 31, 2020, management fees and expense reimbursements totaled $0.1 million and $0, respectively. As of March 31, 2020, the unpaid balance was $0.

The Company pays monthly board of director fees plus reimbursement of expenses incurred on behalf of the Company to two members of the Company’s board of directors. During the three months ended March 31, 2021, board of director fees and expense reimbursements totaled $0.1 million and $0, respectively. As of March 31, 2021, the unpaid balance of board of director fees due to related parties was $0. During the three months ended March 31, 2020, board of director fees and expense reimbursements totaled $0.1 million and $0, respectively. As of March 31, 2020, the unpaid balance of board of director fees due to related parties was $0. No related party accounts receivable were outstanding as of March 31, 2021 and December 31, 2020.

12.	Stockholders’ Equity

At March 31, 2021 and December 31, 2020, the Company had authorized 1,000 shares of $0.01 par value common stock, of which 1,000 shares were issued and outstanding. There is no preferred stock issued and outstanding as of March 31, 2021 and December 31, 2020. The cumulative translation adjustment and accumulated deficit is included in stockholders’ equity.

At March 31, 2021 and December 31, 2020, the cumulative translation adjustment totaled $0.2 million and $0.2 million, respectively. The Company’s accumulated deficit totaled $29.0 million and $24.8 million at March 31, 2021 and December 31, 2020, respectively.

13.	Stock-Based Compensation

Stock-based compensation expenses related to Management Incentive Units for the three months ended March 31, 2021 and 2020 were as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Cost of revenue	$15	$16
Research and development	28	32
Sales and marketing	68	77
General and administrative	28	32

Total stock-based compensation	$139	$157

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

As of March 31, 2021, unrecognized stock-based compensation expense by award type and their expected weighted-average recognition periods are summarized in the following table (in thousands):

MIU
Unrecognized stock-based compensation expense	$2,084
Weighted-average amortization period	3.75 years

The Company estimates the fair value of each Management Incentive Unit on the date of grant using a Monte Carlo simulation and using the assumptions disclosed in the table below. The holding period is the expected period until a major liquidity event is expected to occur. The expected volatility assumption is based on the historical volatility of a peer group of publicly traded companies. The discount for lack of marketability is driven by (i) the assumed participation threshold as outlined in Management Incentive Units Agreements and (ii) the assumed holding period of two years. The risk-free rate for the expected term of the awards is based on U.S. Treasury zero-coupon issues at the time of grant.

The weighted average assumptions used to value Management Incentive Units during the periods presented are as follows:

	March 31, 2021	December 31, 2020
Holding period	2.0	2.0
Volatility	45.0%	45.0%
Discount for lack of marketability	28.0%	28.0%
Risk-free rate	1.6%	1.6%

Management Incentive Units activities for the three months ended March 31, 2021 are summarized as follows:

	Number of Shares	Weighted Average Grant Date Fair Value	Holing Period (in years)
Balance at December 31, 2020	3,518,096	0.79	2
Granted	—	—	—
Vested	(703,619)	0.79	2
Forfeited	—	—	—

Balance at March 31, 2021	2,814,477	$0.79	2

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

14.	Analysis of the Change in Cumulative Foreign Currency Translation Adjustments

Accumulated other comprehensive loss represents foreign currency translation items associated with the Company’s foreign operations. Following is an analysis of the changes in the cumulative foreign currency translation adjustment account, net of applicable taxes (in thousands):

Amount
Accumulated other comprehensive loss—December 31, 2019	$(218)
Foreign currency translation adjustment	(105)

Accumulated other comprehensive loss—March 31, 2020	(323)

Amount
Accumulated other comprehensive loss—December 31, 2020	(206)
Foreign currency translation adjustment	39

Accumulated other comprehensive loss—March 31, 2021	$(167)

15.	Geographic Information

Disaggregation of Revenue

The following table disaggregates the Company’s revenue by geographic area for the three months ended March 31, 2021 and 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020
United States	$26,430	$25,148
Americas (excluding United States)	651	460
Asia	842	881
Europe	22	30

Total revenue	$27,945	$26,519

Property and Equipment

The following table summarizes total property and equipment, net in the respective locations (in thousands):

	March 31, 2021	December 31, 2020
United States	$2,943	$3,174
Americas (excluding United States)	206	192
Asia	131	139

Property & equipment, net	$3,280	$3,505

The geographical location of the Company’s customers effects the nature, amount, timing and uncertainty of revenue and cash flows due to the potential for unfavorable and uncertain regulatory, political, economic and tax conditions. These uncertainties can impact the amount of revenues recognized through price adjustments and uncertainty of cash flows that may arise due to local regulations.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

16.	Acquisitions

BusinessPhone Asset Acquisition

On February 5, 2021, the Company entered into a Unit Purchase Agreement (the “Acquisition Agreement”) with the shareholders of Engage Holdings, LLC (d/b/a “BusinessPhone.com”), a reseller of enterprise-grade Cloud Contact Center and Voice Over Internet Protocol (“VOIP”) telephony solutions, for the purchase of the entire share capital of BusinessPhone. The total consideration transferred is contingent upon the Company’s earnout revenue set forth in the Acquisition Agreement, up to a maximum cash consideration of $7.0 million that is due by September 2021. Before the acquisition, BusinessPhone has been owned by IQ Ventures, which sold SpeechIQ LLC to LiveVox on December 16, 2019. In connection with the acquisition of BusinessPhone, the $1.1 million holdback related to the acquisition of SpeechIQ LLC was released, net of holdback adjustments. We completed this acquisition primarily to obtain access to BusinessPhone’s knowledge and Unified Communications as a Service expertise.

In accordance with ASC 805, Business Combinations, we determined that substantially all of fair value of the gross assets acquired was concentrated in a single identifiable asset, which was customer relationship. Accordingly, the acquired set of assets and activities did not meet the definition of a business. As a result, we accounted for the acquisition of BusinessPhone as an asset acquisition as opposed to a business combination and allocated the cost of asset acquisition, including transaction costs, to identifiable assets acquired and liabilities assumed based on a relative fair value basis.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

As of the acquisition date, the total cost of the asset acquisition amounted to $7.0 million, of which $6.0 million of contingent consideration was not paid to BusinessPhone’s shareholders. The Company determined that the contingent consideration was not subject to derivative accounting. As a result, we allocated the excess fair value of the net assets acquired over the initial consideration transferred to the identifiable net assets (excluding non-qualifying assets) based on their relative fair values on the acquisition date. The fair value of identifiable intangible assets acquired was based on estimates and assumptions made by management using the income, market and cost approaches. The following tables present the total cost of the asset acquisition and the allocation to the assets acquired and liabilities assumed based upon their relative fair value at the acquisition date (in thousands):

Amount
Cost of the asset acquisition
Base purchase price	$750
Contingent consideration	5,969
Direct transaction costs	284

Total cost of the asset acquisition	$7,003

Assets acquired
Cash and cash equivalents	$784
Restricted cash	826
Accounts receivable, net	696
Deposits and other	78
Property and equipment, net	76
Intangible assets, net:
Customer relationship	5,600
Acquired workforce	380

Total assets acquired	8,440

Liabilities assumed
Accounts payable	439
Accrued expenses and other	182
Short-term debt	816

Total liabilities assumed	1,437

Net identifiable assets acquired	$7,003

The identified intangible assets acquired as part of this asset acquisition were customer relationship and acquired workforce at their allocated cost of $5.6 million and $0.4 million, respectively with their estimated useful lives of 10 years and 10 years, respectively. Intangible asset is amortized on a straight-line basis.

We determined that as of March 31, 2021, the contingent consideration is not probable and estimable, and therefore there has been no adjustment to the amount of contingent consideration liability recognized and the cost basis of assets acquired and liabilities assumed. The Company will continue to monitor the contingent consideration at each reporting period.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

17.	Income Taxes

The provision for income taxes for the three months ended March 31, 2021 and 2020 was approximately $0 and $0.1 million, respectively. The provision for income taxes for the three months ended March 31, 2021 and 2020 consisted primarily of foreign and state income taxes.

The effective tax rates for the three months ended March 31, 2021 and 2020 were (0.92)% and (19.35)%, respectively. The difference between the Company’s effective tax rates for three months ended March 31, 2021 and 2020 and the U.S. statutory tax rate of 21.00% was primarily due to a full valuation allowance related to the company’s net deferred tax assets.

At March 31, 2021, the Company had available federal and combined state net operating loss carry forwards which may offset future taxable income of $35.8 million and $73.8 million, respectively, with varying expirations from 2024 through 2041. In addition, the Company has federal net operating loss carryforwards at March 31, 2021, of $12.3 million that do not expire. The realization of tax benefits of deferred tax assets is dependent upon future levels of taxable income, of an appropriate character, in the periods the items are expected to be deductible or taxable. There were insufficient federal and state deferred tax liabilities to offset the federal and state deferred tax assets at March 31, 2021 and December 31, 2020; therefore, based on this and other available evidence, the Company does not believe it is more likely than not that the net federal and state deferred tax assets of LiveVox will be fully realized. Accordingly, the Company has recorded valuation allowances in the amounts of $10.9 million and $7.4 million as of March 31, 2021 and December 31, 2020, respectively. The Company intends to maintain the remaining valuation allowance until sufficient positive evidence exists to support a reversal of, or decrease in, the valuation allowance.

The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, India and Colombia. The tax returns are subject to statutes of limitations that vary by jurisdiction. At March 31, 2021, the Company remains subject to income tax examinations in the U.S. for tax years 2017 through 2020, and in various states for tax years 2016 through 2020. However, due to the Company’s net operating loss carry forwards in various jurisdictions, tax authorities have the ability to adjust carry forwards related to closed years.

18.	Retirement Benefit Plan

The Company amended its existing 401(k) plan (the “Plan”) effective on July 1, 2018. The amended Plan covers eligible employees immediately upon employment with the Company. Participants may contribute up to a maximum percentage of their annual compensation to the Plan as determined by the Company limited to the maximum annual amount set by the Internal Revenue Service. The Plan provides for traditional tax-deferred and Roth 401(k) contribution options. Prior to the Plan amendment, the Company did not provide a matching contribution. The Company began matching fifty percent of the employee contribution up to a maximum of two-hundred dollars per pay period, limited to twenty-four hundred dollars annually, upon adoption of the Plan. One hundred percent of the employer match vests immediately. The Company made matching contributions totaling $0.2 million and $0.2 million during the three months ended March 31, 2021 and 2020, respectively.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

19.	Fair Value Measurement

An asset and liability classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation techniques used maximize the use of relevant observable inputs and minimize the use of unobservable inputs. Three levels of inputs may be used to measure fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Includes other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs that are supported by little or no market activity.

The Company’s OBIP and VCIP accrued liability for awards deemed probable of repurchase is measured at fair value on a recurring basis and is classified as Level 3 within the fair value hierarchy. There were no other assets or liabilities measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020, and there were no gains or losses recognized during the three months ended March 31, 2021 and 2020.

The following table sets forth the fair value of the Company’s assets and liabilities at March 31, 2021 (in thousands):

	Level 1	Level 2	Level 3	Totals
Cash and cash equivalents	$14,171	$—	$—	$14,171
Restricted cash	100	—	—	100

Total assets	$14,271	$—	$—	$14,271

Term loan	—	55,720	—	55,720
Finance lease obligations	—	287	—	287
OBIP/VCIP liability	—	—	790	790
Asset acquisition contingent consideration liability	—	—	5,969	5,969

Total liabilities	$—	$56,007	$6,759	$62,766

The following table sets forth the fair value of the Company’s assets and liabilities at December 31, 2020 (in thousands):

	Level 1	Level 2	Level 3	Totals
Cash and cash equivalents	$18,098	$—	$—	$18,098
Restricted cash	1,468	—	—	1,468

Total assets	$19,566	$—	$—	$19,566

Term loan	—	56,044	—	56,044
Finance lease obligations	—	430	—	430
OBIP/VCIP liability	—	—	286	286

Total liabilities	$—	$56,474	$286	$56,760

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. Observable or market inputs

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s assumptions based on the best information available.

As of March 31, 2021 and December 31, 2020, the fair value of the term loan and finance lease obligations approximated their carrying value. The fair value was determined based on observable inputs on the price of the term loan in the market and has been classified as Level 2 of the fair value hierarchy. The Company’s OBIP and VCIP accrued liability for awards deemed probable of repurchase is measured at fair value on a recurring basis and is classified as Level 3 within the fair value hierarchy. The Company’s asset acquisition contingent consideration liability is classified as Level 3 within the fair value hierarchy for which fair value is measured on the acquisition date using Monte Carlo simulation based on various inputs, including projected revenue during the earn-out period, revenue volatility, and discount rate.

The changes in fair value of the Level 3 liabilities are as follows (amounts in thousands):

	March 31, 2021	December 31, 2020
Balance, beginning of the year	$286	$286
Accrued liability	6,473	—
Payments	—	—

Balance, end of period	$6,759	$286

20.	Basic and diluted loss per share

Basic net loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the period, and excludes any dilutive effects of employee stock-based awards. Diluted net loss per share is computed giving effect to all potentially dilutive shares of common stock, including common stock issuable upon vesting of stock-based payment awards. For the three months ended March 31, 2021 and 2020, the Company did not have any dilutive shares.

The computation of loss per share and weighted average shares of the Company’s common stock outstanding for the three months ended March 31, 2021 and 2020 are as follows (in thousands, except per share data):

	Three Months Ended March 31,
	2021	2020
Numerator:
Loss attributable to common stockholders—basic and diluted	$(4,175)	$(553)
Denominator:
Weighted average shares outstanding—basic and diluted	1	1
Loss per share:
Basic and diluted	$(4,175)	$(553)

The VCIP and OBIP awards are not included in weighted average shares outstanding for basic and diluted loss per share as they represent contingently issuable shares and the conditions were not met at the end of the periods. Class B units are not considered participating securities as they do not participate in dividends by LiveVox Holdings, Inc. to LiveVox TopCo, LLC (i.e., the parent entity that issued Class B Units) and therefore, would not be included in the calculation of both the basic or diluted loss per share.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

21.	Commitments and Contingencies

Commitments

As of March 31, 2021 and December 31, 2020, $56.1 million and $56.5 million of the term loan principal was outstanding, respectively. The term loan is due November 7, 2023. See Note 9 for more information.

Contingencies

The Company is subject to the possibility of various gain or loss contingencies arising in the ordinary course of business that will ultimately be resolved depending on future events. The Company considers the likelihood of loss or impairment of an asset, or the incurrence of a liability, as well as the ability to reasonably estimate the amount of loss, in determining loss contingencies. An estimated loss contingency is accrued when information available prior to issuance of the consolidated financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the consolidated financial statements, and the amount or range of loss can be reasonably estimated. Legal costs are expensed as incurred. Gain contingencies are not recognized until they’re realized or realizable.

Indemnification Agreements

The Company has entered into indemnification agreements with our directors, officers and certain employees that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. There are no claims that we are aware of that could have a material effect on our consolidated balance sheets, consolidated statements of operations and comprehensive loss, or consolidated statements of cash flows.

Litigation and Claims

From time to time and in the ordinary course of business, the Company may be subject to various claims, charges, investigations, and litigation.

The Company is engaged in four collection actions against former customers who defaulted in their contractual obligations. Three of those customers have filed counterclaims against LiveVox, also alleging breach of contract. LiveVox is vigorously defending against these counterclaims while pursuing its own claims and believes that the counterclaims are without merit. The Company does not expect that any of the three cases will have a material adverse effect on its business operations or financial position. As of the date of issuance of these consolidated financial statements, a potential loss as a result of the aforementioned cases is neither probable nor estimable.

22.	Subsequent Events

Lease Agreement

On April 5, 2021, the Company entered into a new lease to rent approximately 808 square meters for the 17th and 18th floor of office space located in Medellin, Colombia. The lease is for 5 years, beginning on April 5, 2021, with no options to renew. Base rent is approximately 48,500,400 Colombian Pesos per month for the first 12 months of the lease, with the rate increasing based on the Consumer Price Index on each anniversary of the lease. The Company is responsible for paying its share of building and common area expenses. The Company is granted a rent grace period of 2 months and 25 days.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

Business Combination

On June 16, 2021, the shareholders of Crescent Acquisition Corp (“Crescent”) approved the Merger Agreement discussed in Note 3, by and among LiveVox, Crescent, Function Acquisition I Corp (“First Merger Sub”), Function Acquisition II LLC (“Second Merger Sub”) and certain other parties thereto, pursuant to which (i) First Merger Sub merged with and into LiveVox, with LiveVox continuing as the surviving corporation (the “Surviving Corporation”) and becoming a direct, wholly owned subsidiary of Crescent as a consequence (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation merged with and into Second Merger Sub with Second Merger Sub continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).

On June 18, 2021, LiveVox and Crescent consummated the Business Combination. Following the closing, the combined company began operating as LiveVox Holdings, Inc. and its Class A common stock, units and warrants are now listed under the symbols “LVOX,” “LVOXU” and “LVOXW,” respectively, on The Nasdaq Global Select Market beginning June 22, 2021. As a result of the Business Combination, LiveVox received approximately $123 million going to the Company’s balance sheet to accelerate growth by substantially increasing its investment in sales and marketing.

All of the effects of subsequent events that provide additional evidence about conditions that existed at the balance sheet date, including the estimates inherent in the process of preparing the consolidated financial statements, are recognized in the consolidated financial statements. Subsequent events have been evaluated through June 24, 2021, which is the date the consolidated financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of LiveVox Holdings, Inc. and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of LiveVox Holdings, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with U.S. generally accepted accounting principles.

Adoption of New Accounting Standard

As discussed in Note 2 to the consolidated financial statements, the Company changed its method for accounting for leases in 2020.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2014.

Salt Lake City, Utah

March 30, 2021

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31, 2020 and 2019

(In thousands, except per share data)

	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$18,098	$14,910
Restricted cash, current	1,368	171
Accounts receivable, net	13,817	16,388
Deferred sales commissions, current	1,521	1,028
Prepaid expenses and other current assets	2,880	2,430

Total current assets	37,684	34,927
Property and equipment, net	3,505	4,337
Goodwill	47,481	47,461
Intangible assets, net	18,688	22,877
Operating lease right-of-use assets	3,858	—
Deposits and other	2,334	537
Deferred sales commissions, net of current	3,208	2,495
Restricted cash, net of current	100	1,432

Total assets	$116,858	$114,066

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,521	$2,490
Accrued expenses	11,667	11,974
Deferred revenue, current	1,140	738
Term loan, current	1,440	1,152
Operating lease liabilities, current	1,353	—
Finance lease liabilities, current	392	739

Total current liabilities	19,513	17,093
Long term liabilities:
Line of credit	4,672	—
Deferred revenue, net of current	237	60
Term loan, net of current	54,604	55,901
Operating lease liabilities, net of current	3,088	—
Finance lease liabilities, net of current	38	368
Deferred tax liability, net	193	320
Other long-term liabilities	372	2,106

Total liabilities	82,717	75,848

Commitments and contingencies (Note 8 and 20)
Stockholders’ equity:
Common stock, $0.01 par value per share; 1 shares authorized as of December 31, 2020 and 2019; 1 shares issued and outstanding as of December 31, 2020 and 2019	—	—
Additional paid-in capital	59,175	58,619
Accumulated other comprehensive loss	(206)	(218)
Accumulated deficit	(24,828)	(20,183)

Total stockholders’ equity	34,141	38,218

Total liabilities & stockholders’ equity	$116,858	$114,066

The accompanying notes are an integral part of these consolidated financial statements.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

For the Years Ended December 31, 2020, 2019 and 2018

(In thousands, except per share data)

	2020	2019	2018
Revenue	$102,545	$92,755	$77,177
Cost of revenue	39,476	38,253	33,457

Gross profit	63,069	54,502	43,720
Operating expenses
Sales and marketing expense	29,023	24,423	15,926
General and administrative expense	14,291	16,938	9,720
Research and development expense	20,160	16,607	12,357

Total operating expense	63,474	57,968	38,003

Income (loss) from operations	(405)	(3,466)	5,717
Interest expense	3,890	3,320	3,281
Other expense (income), net	154	(22)	144

Total other expense, net	4,044	3,298	3,425
Pre-tax income (loss)	$(4,449)	$(6,764)	$2,292
Provision for income taxes	196	149	406

Net income (loss)	$(4,645)	$(6,913)	$1,886

Comprehensive income (loss):
Net income (loss)	(4,645)	(6,913)	1,886

Other comprehensive income (loss)	12	(48)	(70)

Comprehensive income (loss)	(4,633)	(6,961)	1,816

Net income (loss) per share—basic and diluted	$(4,645)	$(6,913)	$1,886
Weighted average shares outstanding—basic and diluted	1	1	1

The accompanying notes are an integral part of these consolidated financial statements.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2020, 2019 and 2018

(In thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2017	1	$—	$58,619	$(100)	$(16,964)	$41,555
Net reduction to opening accumulated deficit due to adoption of ASC 340 (1)					1,808	1,808
Foreign currency translation adjustment				(70)		(70)
Net income					1,886	1,886

Balance at December 31, 2018	1	$—	$58,619	$(170)	$(13,270)	$45,179

Foreign currency translation adjustment				(48)		(48)
Net loss					(6,913)	(6,913)

Balance at December 31, 2019	1	$—	$58,619	$(218)	$(20,183)	$38,218

Foreign currency translation adjustment				12		12
Stock-based compensation			556			556
Net loss					(4,645)	(4,645)

Balance at December 31, 2020	1	$—	$59,175	$(206)	$(24,828)	$34,141

(1)	Accounting Standards Codification (“ASC”) 340-40, Costs to Fulfill a Contract

The accompanying notes are an integral part of these consolidated financial statements.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2020, 2019 and 2018

(In thousands)

	2020	2019	2018
Cash flows provided by operating activities:
Net income (loss)	$(4,645)	$(6,913)	$1,886
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,876	1,559	1,384
Amortization of identified intangible assets	4,189	3,335	3,259
Amortization of deferred loan origination costs	143	154	225
Amortization of deferred sales commissions	1,259	889	547
Non-cash lease expense	1,241	—	—
Stock compensation expense	556	—	—
Bad debt expense	636	340	250
Loss on disposition of asset	54	—	13
Deferred income tax benefit	(127)	(288)	25
Changes in Assets and Liabilities
Accounts receivable	1,934	(4,439)	(2,295)
Other assets	(2,296)	(379)	(820)
Deferred sales commissions	(2,465)	(1,599)	(1,491)
Accounts payable	1,015	966	(436)
Accrued expenses	(1,666)	5,510	1,542
Deferred revenue	579	655	(54)
Operating lease liabilities	(1,281)	—	—
Other long-term liabilities	68	1,778	27

Net cash provided by operating activities:	1,070	1,568	4,062
Investing activities:
Purchases of property and equipment	(753)	(1,140)	(670)
Acquisition of businesses, net of cash acquired	(20)	(11,018)	—

Net cash used in investing activities:	(773)	(12,158)	(670)
Financing activities:
Proceeds from borrowing on term loans	—	13,635	10,171
Repayment on loan payable	(1,152)	(844)	(450)
Proceeds from drawdown on line of credit	4,672	—	—
Repayments on finance lease obligations	(752)	(1,038)	(706)

Net cash provided by financing activities	2,768	11,753	9,015

Effect of foreign currency translation	(12)	(62)	20
Net increase in cash, cash equivalents and restricted cash	3,053	1,101	12,427
Cash, cash equivalents, and restricted cash beginning of period	16,513	15,412	2,985

Cash, cash equivalents, and restricted cash end of period	$19,566	$16,513	$15,412

Supplemental disclosure of cash flow information:
Interest paid	$3,768	$3,329	$3,125
Income taxes paid	241	228	111
Supplemental schedule of noncash investing activities:
Equipment and software acquired under capital lease obligations	$74	$403	$1,167
Additional right-of-use assets	997	—	—

The accompanying notes are an integral part of these consolidated financial statements

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets (in thousands):

	2020	2019	2018
Cash and cash equivalents	$18,098	$14,910	$15,412
Restricted cash, current	1,368	171	—
Restricted cash, net of current	100	1,432	—

Total cash, cash equivalents and restricted cash	$19,566	$16,513	$15,412

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

1.	Organization

LiveVox Inc. was first incorporated in Delaware in 1998 under the name “Tools for Health” and in 2005 changed its name to “LiveVox, Inc.” LiveVox Holdings, Inc. (together with its subsidiaries, the “Company,” “LiveVox,” “we,” “us” or “our”) is a Delaware corporation formed on February 25, 2014, for the purpose of acquiring LiveVox, Inc. The Company is wholly owned by LiveVox TopCo, LLC, which is majority owned by funds affiliated with Golden Gate Capital, a major US private equity firm. On March 21, 2014, LiveVox, Inc. and its subsidiaries were acquired (the “Acquisition”) by the Company. LiveVox, Inc. is a Delaware corporation with its principal United States operations located in San Francisco, California; New York City, New York, Columbus, Ohio and Atlanta, Georgia. LiveVox, Inc. has three main operating subsidiaries, LiveVox Colombia SAS which is wholly owned with an office located in Medellin, Colombia, LiveVox Private Solutions, LTD with an office located in Bangalore, India and Speech IQ, LLC located in Columbus, Ohio. Additionally, LiveVox, Inc. has a wholly owned subsidiary, LiveVox International, Inc. that is incorporated in Delaware. LiveVox, Inc. and LiveVox International, Inc. own 99.99% and 0.01%, respectively, of LiveVox Private Solutions, LTD.

LiveVox is engaged in the business of developing and marketing a cloud-hosted Contact Center as a Service customer engagement platform that leverages microservice technology to rapidly innovate and scale digital engagement functionality that also incorporates the capabilities of fully integrated multichannel enabled Customer Relationship Management and Workforce Optimization applications. LiveVox’s customers are located primarily in the United States. LiveVox’s services are used to initiate and manage customer contact campaigns primarily for companies in the accounts receivable management, tele- sales and customer care industries.

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation and Principles of Consolidation

The consolidated financial statements of the Company are prepared using the accrual basis method of accounting in accordance with accounting principles generally accepted in the United States of America. All intercompany transactions and balances have been eliminated in consolidation.

b)	Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, as amended (“Securities Act”) registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to nonemerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

c)	Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and such differences could be material to the Company’s consolidated financial position and results of operations, requiring adjustment to these balances in future periods. Significant items subject to such estimates and assumptions include, but are not limited to, the determination of the useful lives of long-lived assets, allowances for doubtful accounts, fair value of goodwill and long-lived assets, fair value of incentive awards, establishing standalone selling price, valuation of deferred tax assets, income tax uncertainties and other contingencies, including the Company’s ability to exercise its right to repurchase incentive options from terminated employees.

d)	Segment Information

The Company has determined that its Chief Executive Officer is its chief operating decision maker. The Company’s Chief Executive Officer reviews financial information presented on a consolidated basis for purposes of assessing performance and making decisions on how to allocate resources. Accordingly, the Company has determined that it operates in a single reportable segment.

e)	Foreign Currency Translation

The financial position and results of the Company’s international subsidiaries are measured using the local currency as the functional currency. Revenues and expenses have been translated into U.S. dollars at average exchange rates prevailing during the periods. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of stockholders’ equity (accumulated other comprehensive loss), unless there is a sale or complete liquidation of the underlying foreign investments, or the adjustment is inconsequential.

f)	Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash, cash equivalents and accounts receivable approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt and capital lease obligations approximates fair value. The Company’s OBIP and VCIP accrued liability for awards deemed probable of repurchase is measured at fair value on a recurring basis and is classified as Level 3 within the fair value hierarchy.

g)	Liquidity and Capital Resources

LiveVox’s consolidated financial statements have been prepared assuming the Company will continue as a going concern for twelve (12) months from the date of issuance of the consolidated financial statements, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company’s main sources of liquidity were cash generated by operating cash flows and debt. For the years ended December 31, 2020, 2019 and 2018, the Company’s cash flow from operations was $1.1 million, $1.6 million, and $4.1 million, respectively. The increase in cash for the years ended December 31, 2020, 2019 and 2018 was

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

$3.1 million, $1.1 million, and $12.4 million, respectively. The Company had restricted cash related to the holdback amount for the two acquisitions the Company made in 2019. The Company had $1.5 million as of December 31, 2020 and $1.6 million as of December 31, 2019, and $0 in restricted cash as of December 31, 2018, included in the change in cash. The Company’s primary use of cash is for operation and administrative activities including employee related expenses, and general, operating and overhead expenses. Future capital requirements will depend on many factors, including the Company’s customer growth rate, customer retention, timing and extent of development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced services offerings, the continuing market acceptance of the Company’s services, effective integration of acquisition activities, and maintaining the Company’s bank credit facility. The ongoing COVID-19 pandemic, which has had a broad global impact, may have a material effect on the Company. On March 17, 2020, as a precautionary measure to ensure financial flexibility and maintain liquidity in response to the COVID-19 pandemic, LiveVox drew down approximately $4.7 million under the revolving portion of the Amended Credit Facility (as defined below). While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to predict, a widespread pandemic could result in significant disruption of global financial markets, reducing the Company’s ability to access capital, which could in the future negatively affect the Company’s liquidity. In addition, the Company’s business, other business activities performed by third parties the Company relies upon and operations of the Company’s customers could be adversely affected by the effects of the recent COVID-19 pandemic. While the Company believes additional financing is available from its parent company, Golden Gate Capital, and will continue to be available to support current levels of operations, the Company believes it has sufficient financial resources for at least the next 12 months from the date of this report.

h)	Debt Discount and Issuance Costs

The Company’s debt issuance costs and debt discount are recorded as a direct reduction of the carrying amount of the debt liability and are amortized to interest expense over the contractual term of the term loan.

i)	Cash, cash equivalents and restricted cash

Cash and cash equivalents are stated at fair value. The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. The Company limits its credit risk associated with the cash and cash equivalents by placing investments with banks it believes are highly credit worthy. The Company has exposure to credit risk to the extent cash balances exceed amounts covered by Federal deposit insurance. At December 31, 2020 and December 31, 2019, the Company had no cash equivalents, and cash consisted of bank deposits. Restricted cash consists entirely of amounts held back from stockholders of the Company’s two acquired businesses for indemnifications of outstanding liabilities. Such amounts are retained temporarily for a period ranging from of 3.5 to 22.5 months and then remitted to the applicable stockholders; net of fees paid for indemnification liabilities. Since restricted cash amounts represent funds held for others, there is also a corresponding liability account. As of December 31, 2020, the Company has identified $1.5 million as restricted cash as management’s intention is to use this cash for the specific purpose of fulfilling the obligations associated with the holdback amount from a recent acquisition. As of December 31, 2019, the Company had $1.6 million in restricted cash.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

j)	Accounts Receivable

Trade accounts receivable are stated net of any write-offs and the allowance for doubtful accounts, at the amount the Company expects to collect. The Company performs ongoing credit evaluations of its customers and generally does not require collateral unless a customer has previously defaulted. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: aging of the account receivable, customer creditworthiness, past transaction history with the customer, current economic and industry trends, and changes in customer payment trends. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. At December 31, 2020, 2019 and 2018, the allowance for doubtful accounts was $1.3 million, $1.0 million and $0.7 million, respectively. Accounts receivable are charged off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is considered remote. Recoveries of accounts receivable previously written off are recorded as income when received. There were no accounts receivable recoveries during the years ended December 31, 2020, 2019 and 2018. Bad debt expense recorded for the years ended December 31, 2020, 2019 and 2018 was $0.7 million, $0.3 million and $0.2 million, respectively. Accounts written off for the years ended December 31, 2020, 2019 and 2018 was $0.3 million, $0.3 million and $0.5 million, respectively.

k)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs, including planned major maintenance activities, are charged to expense as incurred. When assets are retired or disposed, the asset’s original cost and related accumulated depreciation are eliminated from the accounts and any gain or loss is reflected in the consolidated statements of operations and comprehensive income (loss). Amortization expense on capitalized software is included in depreciation expense. Depreciation of leasehold improvements is recorded over the shorter of the estimated useful life of the leasehold improvement or lease terms that are reasonably assured.

Depreciation of property and equipment is provided using the straight-line method based on the following estimated useful lives:

Years
Computer equipment	3 - 5
Computer software	3
Furniture and fixtures	5 - 10
Leasehold improvements	5
Website development	2

l)	Identified Intangible Assets

On March 21, 2014, LiveVox, Inc. and subsidiaries were acquired by LiveVox Holdings, Inc. On October 16, 2019, the Company acquired the rights to certain assets of Teckst Inc. On December 16, 2019, the Company acquired the rights to Speech IQ, LLC. The acquisitions resulted in identified marketing-based, technology-based, customer-based and trademark-based intangible assets. The fair value of the identified assets was determined as of the date of the acquisition by management with the

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

assistance of an independent valuation firm. The identified intangible assets are being amortized using the straight-line method based on the following estimated useful lives:

Years
Marketing-based	7
Technology-based	4 - 10
Customer-based	7 - 16
Trademark-based	4

m)	Goodwill

Goodwill represents the excess of the purchase price of acquired business over the fair value of the underlying net tangible and intangible assets. Through the year ended December 31, 2019, the Company performed its annual impairment review of goodwill at December 31, and when a triggering event occurs between annual impairment tests. In anticipation of the reporting requirements in connection with being a public company, the Company changed the date of its annual goodwill impairment test to October 1, effective for the year 2020.

During the years ended December 31, 2020, 2019 and 2018, no triggering events have occurred that would require an impairment review of goodwill outside of the required annual impairment review. Refer to Note 5 for more information.

In testing for goodwill impairment, the Company first assesses qualitative factors. If based on the qualitative assessment, it is determined that it is more likely than not that the fair value of the Company’s single reporting unit is less than its carrying amount, including goodwill, the Company will perform the quantitative impairment test in accordance with Accounting Standards Codification (“ASC”) 350-20-35, as amended by Accounting Standards Update (“ASU”) 2017-04, to determine if the fair value of the reporting unit exceeds its carrying amount. If the fair value is determined to be less than the carrying value, an impairment charge is recorded for the amount by which the reporting unit’s carrying amount exceeds its fair value, limited to the total amount of goodwill allocated to that reporting unit. No impairment charges were recorded during the years ended December 31, 2020, 2019 and 2018.

n)	Impairment of Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset and long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value. No impairment loss was recognized during the years ended December 31, 2020, 2019 and 2018.

o)	Amounts Due to Related Parties

In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings, with its stockholders and affiliates. Refer to Note 10 for more information.

p)	Concentration of Risk

Customer Concentration:

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. Risks associated with cash are mitigated using what

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

the Company considers creditworthy institutions. The Company performs ongoing credit evaluations of its customers’ financial condition. Substantially all the Company’s assets are in the United States. The Company’s customers are primarily in the receivables management, tele-sales and customer care industries.

During calendar year 2020, substantially all the Company’s revenue was generated in the United States. For the years ended December 31, 2020, 2019 and 2018, the Company did not have any customers that individually represented 10% or more of the Company’s total revenue or whose accounts receivable balance at December 31, 2020 and 2019 individually represented 10% or more of the Company’s total accounts receivable.

Supplier Concentration:

The Company relies on third parties for telecommunication, bandwidth, and co-location services that are included in cost of sales. At December 31, 2020, two vendors accounted for approximately 55% of the Company’s accounts payable. At December 31, 2019, one vendor accounted for approximately 14% of the Company’s accounts payable. No other single vendor exceeded 10% of the Company’s accounts payable in 2020 and 2019. The Company believes there could be a material impact on future operating results should a relationship with an existing supplier cease.

q)	Revenue Recognition

The Company recognizes revenue in accordance with U.S. generally accepted accounting principles, pursuant to the Financial Accounting Standards Board (“FASB”) ASC 606, Revenue from Contracts with Customers.

The Company derives substantially all of its revenues by providing cloud-based contact center voice products under a usage-based model, with prices calculated on a per-call or, more typically, a per-minute basis and contracted minimum usage in accordance with the terms of the underlying agreements. Other immaterial ancillary revenues are derived from call recording, local caller identification packages, performance/speech analytics, text messaging services and professional services billed monthly on primarily usage-based fees and to a lesser extent, fixed fees. Revenues are recognized when control of these services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services excluding amounts collected on behalf of third parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities based on local tax law.

We determine revenue recognition through the following steps:

a.	Identification of the contract, or contracts, with a customer;

b.	Identification of the performance obligations in the contract;

c.	Determination of the transaction price;

d.	Allocation of the transaction price to the performance obligations in the contract; and

e.	Recognition of revenue when, or as, the performance obligations are satisfied.

We enter into contracts that can include various combinations of services, each of which are distinct and accounted for as separate performance obligations. Our cloud-based contact center solutions typically include a promise to provide continuous access to our hosted technology platform solutions through one of our data centers. Arrangements with customers do not provide the customer with the

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

right to take possession of the Company’s software platform at any time. Our performance obligations are satisfied over time as the customer simultaneously receives and consumes the benefits as we perform our services. Our contracts typically range from annual to three-year agreements with payment terms of net 10-60 days. As the services provided by the Company are generally billed monthly there is not a significant financing component in the Company’s arrangements.

The Company’s arrangements typically include monthly minimum usage commitments and specify the rate at which the customer must pay for actual usage above the monthly minimum. Additional usage in excess of contractual minimum commitments are deemed to be specific to the month that the usage occurs, since the minimum usage commitments reset at the beginning of each month. We have determined these arrangements meet the variable consideration allocation exception and therefore, we recognize contractual monthly commitments and any overages as revenue in the month they are earned.

The Company has service-level agreements with customers warranting defined levels of uptime reliability and performance. Customers may receive credits or refunds if the Company fails to meet such levels. If the services do not meet certain criteria, fees are subject to adjustment or refund representing a form of variable consideration. The Company records reductions to revenue for these estimated customer credits at the time the related revenue is recognized. These customer credits are estimated based on current and historical customer trends, and communications with its customers. Such customer credits have not been significant to date.

For contracts with multiple performance obligations, we allocate the contract price to each performance obligation based on its relative standalone selling price (SSP). We generally determine SSP based on the prices charged to customers. In instances where SSP is not directly observable, such as when we do not sell the service separately, we determine the SSP using information that generally includes market conditions or other observable inputs.

Professional services for configuration, system integration, optimization or education are billed on a fixed-price or on a time and material basis and are performed by the Company directly or, alternatively, customers may also choose to perform these services themselves or engage their own third-party service providers. Professional services revenue, which represents less than 1% of revenue, is recognized over time as the services are rendered.

Deferred revenues represent billings or payments received in advance of revenue recognition and are recognized upon transfer of control. Balances consist primarily of annual or multi-year minimum usage agreements not yet provided as of the balance sheet date. Deferred revenues that will be recognized during the succeeding twelve-month period are recorded as deferred revenues, current in the consolidated balance sheets, with the remainder recorded as deferred revenue, net of current in the Company’s consolidated balance sheets.

r)	Costs to Obtain Customer Contracts (Deferred Sales Commissions)

Sales commissions are paid for initial contracts and expansions of existing customer contracts. Sales commissions and related expenses are considered incremental and recoverable costs of acquiring customer contracts. These costs are capitalized and amortized on a straight-line basis over the anticipated period of benefit, which the Company has estimated to be five years. The Company determined the period of benefit by taking into consideration the length of the Company’s customer contracts, the customer attrition rate, the life of the technology provided and other factors. Amortization expense is recorded in sales and marketing expense within the Company’s consolidated statements of operations and comprehensive income (loss).

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

s)	Advertising

The Company expenses non-direct response advertising costs as they are incurred. There were no advertising costs capitalized during the years ended December 31, 2020, 2019 and 2018. Advertising expense for the years ended December 31, 2020, 2019 and 2018 was approximately $0.6 million, $0.4 million and $0.1 million, respectively. Advertising expense is included under “Sales and marketing expense” in the accompanying consolidated statements of operations and comprehensive income (loss).

t)	Research and Development Costs

Research and development costs, not related to the development of internal use software, are charged to operations as incurred. Research and development expenses primarily include payroll and employee benefit, consulting services, travel related, and software and support costs.

u)	Software Development Costs

The Company capitalizes costs of materials, consultants, payroll, and payroll-related costs of employees incurred in developing internal-use software after certain capitalization criteria are met and includes these costs in computer software. Refer to Note 4 for additional information. Software development costs are expensed as incurred until preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. To date, all software development costs have been charged to research and development expense in the accompanying consolidated statements of operations and comprehensive income (loss). There were no capitalized software development costs related to internal-use software during the years ended December 31, 2020, 2019 and 2018.

v)	Income Taxes

Deferred Taxes:

The Company accounts for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recognized for the future tax consequences arising from the temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will be paid or refunds received, as provided for under currently enacted tax law. A valuation allowance is provided for deferred tax assets that, based on available evidence, are not expected to be realized. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Uncertain Tax Positions:

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. The Company does not believe its consolidated financial statements include any uncertain tax positions. It is the Company’s policy to recognize interest and penalties accrued on any unrecognized tax benefit as a component of income tax expense.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Enactment of the Tax Cuts and Jobs Act in 2017 subjects a U.S. shareholder to current tax on global intangible low-taxed income (“GILTI”) earned by certain foreign subsidiaries. Under U.S. GAAP, an entity can make an accounting policy election to either recognize deferred taxes for temporary differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI resulting from those items in the year of the GILTI inclusion (i.e., as a period expense). The Company has elected to recognize the tax on GILTI as a period expense in the period of inclusion. As such, no deferred taxes are recorded on the Company’s temporary differences that might reverse as GILTI in future years.

w)	Employee and Non-Employee Incentive Plans

During 2014, the Company established two bonus incentive plans, the Value Creation Incentive Plan (which we refer to as the “VCIP”) and the Option-based Incentive Plan (which we refer to as the “OBIP”), pursuant to which eligible participants will receive a predetermined bonus based on the Company’s equity value at the time of a liquidity event, if the stockholder return associated with the liquidity event exceeds certain thresholds (as defined in the VCIP and OBIP). All of the Company’s executive officers and certain other key employees are eligible to participate in the VCIP and certain other employees are eligible to participate in the OBIP. Awards under the VCIP and OBIP are subject to both time-based and performance-based vesting conditions. Awards under the VCIP and OBIP generally time vest over 5 years and performance vest upon certain liquidity event conditions, subject to continued service through the vesting dates. Under the VCIP, the value at payoff is further adjusted based on the stockholder returns resulting from the liquidity event while the OBIP has a minimum stockholder return. For a portion of each award, the liquidity event condition can be met post termination of service, as long as the time-based vesting period has been completed. The awards under the VCIP and OBIP may be settled in cash or shares, depending on the nature of the underlying liquidity event. As of December 31, 2020, the total value of the incentive plans was $21.2 million, of which $13.7 million had met the time-based vesting condition. As of December 31, 2019, the total value of the incentive plans was $17.7 million, of which $10.5 million had met the time-based vesting condition. The VCIP is structured as a percentage of stockholder returns following a liquidity event for which 15% is allocated for distribution and, as of December 31, 2020, we have granted 9.3%, of which 5.7% have met the time-based vesting condition. As of December 31, 2019, we have granted 9.4%, of which 5.3% have met the time-based vesting condition. The OBIP has 2.0 million potential award units and we have granted 1.8 million award units as of December 31, 2020, of which 1.5 million have met the time-based vesting condition. As of December 31, 2019, we have granted 1.9 million award units of which 1.4 million have met the time-based vesting condition. For accounting purposes, the vested awards based on time-based conditions are not reflected as issued or outstanding in the accompanying consolidated statements of stockholders’ equity until the liquidity event is met. The Company also has an option to repurchase both awards at an amount deemed to be fair value for which the time-based vesting period has been completed, contingent on the employee’s termination of service. Because vesting and payment under the VCIP and OBIP is contingent upon a liquidity event, the Company will not record compensation expense until a liquidity event occurs or unless they are repurchased, in which case the Company has recorded compensation expense equal to the repurchase amount. The liability accrued for the two plans was $0.3 million as of December 31, 2020 and 2019 for the awards deemed probable of repurchase. The Company remeasures the awards’ fair value at each reporting period. These awards are reflected as Level 3 in the fair value table.

The fair value used by the Company has historically been determined by the LiveVox board of directors with assistance of management. The LiveVox board of directors has determined the fair value at each reporting period by considering a number of objective and subjective factors including

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

important developments in the Company’s operations, valuations performed by an independent third party, actual results and financial performance, the conditions in the CCaaS industry and the economy in general, volatility of comparable public companies, among other factors.

During 2019, the LiveVox board of directors approved a one-time management liquidity program, in which certain executives with time-based vested VCIP awards were liquidated and paid out in cash. The Company has recorded this event as compensation expense within cost of revenue and operating expenses within the financial statements for the year ended December 31, 2019 in the amount of $8.7 million, of which $4.3 million is recorded in accrued bonuses and was paid out in fiscal 2020. There were no compensation expenses related to VCIPs in 2018.

On October 31, 2020, the Company amended the VCIP and OBIP to expand the definition of a liquidity event to include a transaction where the Company merges with a special purpose acquisition company (which we refer to as a “SPAC”). In the event the Company merges with a SPAC, the vested VCIPs and OBIPs can be settled in cash, shares of the SPAC or a combination of both, at the sole discretion of the Company.

During 2020 and 2019, the Company repurchased in cash a portion of time-based vested OBIPs and VCIPs from terminated employees at an amount deemed to be fair value. These transactions were recorded within the Company’s consolidated financial statements within cost of revenue and operating expenses as compensation expense for the years ended December 31, 2020 and 2019 in the amounts of $0.8 million and $0.1 million, respectively. There were no compensation expenses related to repurchases in 2018.

During 2019, LiveVox TopCo established a Management Incentive Unit program whereby the LiveVox board of directors has the power and discretion to approve the issuance of Class B Units that represent management incentive units (which we call “Management Incentive Units” or “MIU” or the “Units”) to any manager, director, employee, officer or consultant of the Company or its subsidiaries. Vesting begins on the date of issuance, and the Management Incentive Units vest ratably over five years with 20% of the Management Incentive Units vesting on the first anniversary of a specified vesting commencement date, and then quarterly thereafter, subject to the grantee’s continued employment with the Company on the applicable vesting date. Vesting of the Management Incentive Units will accelerate upon consummation of a “sale of the company,” which is defined by the LiveVox TopCo limited liability company agreement as (i) the sale or transfer of all or substantially all of the assets of LiveVox TopCo on a consolidated basis or (ii) any direct or indirect sale or transfer of a majority of interests in LiveVox TopCo and its subsidiaries on a consolidated basis, as a result of any party other than certain affiliates of Golden Gate Capital obtaining voting power to elect the majority of LiveVox TopCo’s governing body. Since the aforementioned SPAC does not meet the limited liability company agreement’s definition of a sale, it would not cause acceleration in vesting of the unvested Units and the Units will continue to vest based on the service condition.

If a Management Incentive Unit holder terminates employment, any vested Management Incentive Units as of the termination date will be subject to a repurchase option held by LiveVox TopCo or funds affiliated with Golden Gate Capital. The option to repurchase can be exercised for one year beginning on the latter of (a) the Management Incentive Unit holder’s termination date and (b) the 181st day following the initial acquisition of the Management Incentive Units by the Management Incentive Unit holder. The repurchased Management Incentive Units will be valued at fair market value as of the date that is 30 days prior to the date of the repurchase. However, if the fair market value is less than or equal to the participation threshold of the vested Management Incentive Units, the Management Incentive Units may be repurchased for no consideration.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

On December 19, 2019, 3,518,096 Class B Units were issued to twelve recipients. The Company records compensation expense for the issued and outstanding Units based on the service condition reduced for actual forfeited Units. The Company recognizes compensation expense on a straight-line basis over the requisite service period of five years. For the year ended December 31, 2020, $0.6 million of stock-based compensation expense related to the Management Incentive Units has been recorded in the Company’s statement of operations. For the year ended December 31, 2019, stock-based compensation expense related to the Management Incentive Units was immaterial. As of December 31, 2020, unrecognized stock-based compensation expense was approximately $2.2 million to be amortized over 5 years. Stock-based compensation for Management Incentive Units is measured based on the grant date fair value of the award.

x)	Recently Adopted Accounting Pronouncements

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU simplifies several aspects of the accounting for share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The Company adopted the standard on January 1, 2020 with the implementation of the Management Incentive Unit plan. The Company recorded compensation expense of $0.6 million and $0 for the years ended December 31, 2020 and 2019 for the issued and outstanding units, respectively.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e. lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Accounting Standards Codification (“ASC 842”) provides a lessee with an option to not account for leases with a term of 12 month or less as leases in the scope of ASC 842. The Company elected the available practical expedients to enable the preparation of financial information upon adoption. Therefore, the Company did not reassess prior conclusions on whether contracts are or contain a lease, lease classification, and initial direct costs. The Company did not use hindsight when determining the lease term. The adoption of ASC 842 resulted in the recognition of operating lease liabilities of $4.7 million and operating lease right-of-use, or ROU, assets of $4.0 million, net of deferred rent. The Company’s accounting for finance leases remained substantially unchanged. See Note 7 for more information.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) – Changes to the Disclosure Requirements for Fair Value Measurement. The ASU eliminates certain disclosure requirements for fair value measurements for all entities and modifies some disclosure requirements. This ASU is effective for the Company’s fiscal year beginning after December 15, 2019, with early adoption permitted. The Company adopted the standard on January 1, 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

y)	Recently Issued Accounting Pronouncements

As an emerging growth company (“EGC”), the JOBS Act allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

ASU 2018-15—Intangibles—Goodwill and Other—Internal Use Software (Subtopic 350-40)

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which clarifies the accounting for implementation costs in cloud computing arrangements. The guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The Company will adopt this standard effective January 1, 2021. The Company does not expect the adoption of ASU 2018-15 to have a material impact on the Company’s financial position and results of operations.

ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326)

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, which clarifies that receivables arising from operating leases are not within the scope of Topic 326, Financial Instruments—Credit Losses. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. In April 2019, the FASB issued ASU 2019- 04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which clarifies treatment of certain credit losses. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief, which permits an entity, upon adoption of ASU 2016-13, to irrevocably elect the fair value option (on an instrument-by-instrument basis) for eligible financial assets measured at amortized cost basis. In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, which included various narrow-scope improvements and clarifications. In November 2019, FASB issued ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). The guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, for annual reporting periods beginning after December 15, 2022 and interim periods within those fiscal years. The Company will adopt this standard effective January 1, 2023. The Company is currently evaluating the impact this pronouncement will have on its consolidated financial statements.

ASU No. 2019-12, Income Taxes (Topic 740)

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), which enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as tax basis step-up in goodwill obtained in a transaction that is not a business combination, ownership changes in investments and interim-period accounting for enacted changes in tax law. The guidance is effective for public business entities for fiscal years beginning after December 15, 2020, and interim

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

periods within those fiscal years. For all other entities, for annual reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company will adopt this standard effective January 1, 2022. The Company is currently evaluating the impact this pronouncement will have on its consolidated financial statements.

3.	Revenue

Contract Balance

The following table provides information about accounts receivable, net, and contract liabilities from contracts with customers. The Company did not have any contract assets as of December 31, 2020 or December 31, 2019 (in thousands):

	December 31, 2020	December 31, 2019
Accounts receivable, net	$13,817	$16,388
Contract liabilities, current (deferred revenue)	1,140	738
Contract liabilities, non-current (deferred revenue)	237	60

Contract liabilities, non-current are recorded in deferred revenue, net of current, and contract liabilities, current are recorded in deferred revenue, current, respectively.

Changes in the contract liabilities balances are as follows (in thousands):

	December 31, 2020	December 31, 2019	$ Change
Contract liabilities (deferred revenue)	$1,377	$798	$579

The increase in deferred revenue was due to billings in advance of performance obligations being satisfied, net of revenue recognized for services rendered during the period. Revenue of $0.7 million was recognized during the year ended December 31, 2020 which were included in the deferred revenue balance at the beginning of the period.

Remaining Performance Obligations

The Company’s contract terms typically range from one to three years. Revenue as of December 31, 2020 that has not yet been recognized was approximately $105.0 million and represents the contracted minimum usage commitments and does not include an estimate of additional usage in excess of contractual minimum commitments. The Company expects to recognize revenue on the remaining performance obligations over the next 36 months.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

4.	Property and Equipment

Property and equipment consisted of the following at December 31, 2020 and December 31, 2019 (in thousands):

	2020	2019
Computer software	$1,226	$977
Computer equipment	7,965	7,594
Furniture and fixtures	1,152	1,114
Leasehold improvements	1,064	535

Total	11,407	10,220
Accumulated depreciation and amortization	(7,902)	(5,883)

Property and equipment, net	$3,505	$4,337

Depreciation and amortization expense for property and equipment for the years ended December 31, 2020, 2019 and 2018 totaled $1.9 million, $1.6 million and $1.4 million, respectively. Amortization of computer software charged to operations for the years ended December 31, 2020, 2019 and 2018 was $0.2 million, $0.2 million and $0.2 million, respectively, and is included in depreciation expense.

5.	Goodwill and Identified Intangible Assets

Goodwill

Goodwill was recorded as a result of the acquisition of the Company in 2014 by funds affiliated with Golden Gate Capital and the acquisitions made by the Company in 2019 for Teckst Inc. and SpeechIQ LLC.

During the fourth quarter of 2020, the Company completed its annual goodwill impairment test. Based on its assessment of the qualitative factors, the Company’s management concluded that the fair value of the Company’s goodwill was more likely than not greater than its carrying amount as of October 1, 2020. As such, it was not necessary to perform the step 1 quantitative goodwill impairment test. Subsequent to the 2020 annual impairment test, the Company believes there have been no significant events or circumstances negatively affecting the valuation of goodwill. For the years ended December 31, 2020, 2019 and 2018, there was no impairment to the carrying value of the Company’s goodwill.

Intangible Assets

Intangible assets were acquired in connection with the Company’s acquisition from Golden Gate Capital, Teckst Inc. and SpeechIQ LLC in March 2014, October 2019, and December 2019, respectively.

For the years ended December 31, 2020, 2019 and 2018, amortization expense related to the Company’s identified intangible assets was $4.2 million, $3.3 million and $3.3 million, respectively. On the face of the consolidated statements of operations amortization of technology-based intangible assets is included within cost of revenue, and amortization of marketing-based and customer-based intangible assets are included within sales and marketing expense.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Identified intangible assets consisted of the following at December 31, 2020 (in thousands):

	Cost	Accumulated Amortization	Carrying Amount	Weighted Average Remaining Life (In Years)
Marketing-based	$1,400	$(1,144)	$256	2.59
Technology-based	18,300	(13,484)	4,816	2.56
Customer-based	22,100	(8,484)	13,616	9.05

	$41,800	$(23,112)	$18,688

Identified intangible assets consisted of the following at December 31, 2019 (in thousands):

	Cost	Accumulated Amortization	Carrying Amount	Weighted Average Remaining Life (In Years)
Marketing-based	$1,400	$(912)	$488	2.88
Technology-based	18,300	(11,043)	7,257	3.36
Customer-based	22,100	(6,968)	15,132	10.05

	$41,800	$(18,923)	$22,877

Future amortization of identified intangible assets at December 31, 2020 is shown below (in thousands):

Amount
2021	$3,932
2022	2,881
2023	2,591
2024	1,730
2025 and beyond	7,554

Total future identified intangible asset amortization	$18,688

6.	Accrued Expenses

Accrued expenses consisted of the following at December 31, 2020 and 2019 (in thousands):

	2020	2019
Accrued bonuses	$3,602	$6,959
Accrued paid time-off	2,240	1,747
Accrued commissions	1,036	1,019
Other accrued expenses	4,789	2,249

Total accrued liabilities	$11,667	$11,974

7.	Leases and ASC 842 Adoption Impact

The Company has leases for offices, data centers and other computer and networking equipment that expire at various dates through 2027. The Company’s leases have remaining terms of one to seven years, and some of the leases include a Company option to extend the leases. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. As the Company’s leases do not provide an implicit rate, the Company uses an incremental

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company has elected the practical expedient on not separating lease components from non-lease components for right-of-use assets.

The Company adopted ASC 842 using the modified retrospective method on January 1, 2020. The most significant impact of the adoption of ASC 842 was the recognition of right-of-use, or ROU, assets and lease liabilities for operating leases. The Company’s accounting for finance leases remained substantially unchanged. The adoption of ASC 842 did not have a material impact on the Company’s operating results or cash flows, nor the Company’s compliance with its financial covenants associated with its credit facility.

The components of lease expenses were as follows (in thousands):

	Year ended December 31,
	2020	2019	2018
Operating lease cost	$1,515	$—	$—

Finance lease cost:
Amortization of right-of-use assets	$534	$522	$465
Interest on lease liabilities	59	119	115

Total finance lease cost	$593	$641	$580

Supplemental cash flow information related to leases was as follows (in thousands):

	Year ended December 31,
	2020	2019	2018
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash used in operating leases	$1,608	$—	$—
Financing cash used in finance leases	810	1,022	932
Right of use assets obtained in exchange for lease obligations:
Operating leases	997	—	—
Finance leases	74	—	—

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Supplemental balance sheet information related to leases was as follows (in thousands):

	December 31, 2020	December 31, 2019
Operating leases
Operating lease right-of-use assets	$3,858	$—

Operating lease liabilities:
Operating lease	$1,353	$—
Operating lease liabilities—less current portion	3,088	—

Total operating lease liabilities	$4,441	$—

Finance leases
Property and equipment, gross	$2,182	$1,953
Less: accumulated depreciation and amortization	(1,159)	(664)

Property and equipment, net	$1,023	$1,289

Finance lease liabilities:
Finance leases	$392	$739
Finance lease liabilities—less current portion	38	368

Total finance lease liabilities	$430	$1,107

Weighted average remaining terms were as follows:

	December 31,	December 31,
	2020	2019
Weighted average remaining lease term
Operating leases	3.64 years	3.87 years
Finance leases	1.05 years	1.55 years

Weighted average discount rates were as follows:

	December 31,	December 31,
	2020	2019
Weighted average discount rate
Operating leases	6.9%	—
Finance leases	7.6%	7.5%

Maturities of lease liabilities were as follows (in thousands):

As of December 31, 2020	Operating Leases	Finance Leases
2021	$1,596	$408
2022	1,546	28
2023	1,093	12
2024	349	—
2025 and beyond	415

Total lease payments	4,999	448
Less: imputed interest	(558)	(18)

Total	$4,441	$430

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2020, the Company did not have any operating leases that had not yet commenced.

Impact on Consolidated Balance Sheet

The impact of the adoption of ASC 842 on select consolidated balance sheet line items, was as follows (in thousands):

	As Reported 12/31/2019	Adoption of ASC 842	As Adjusted 1/1/2020
Assets:
Operating lease right-of-use assets	$—	$4,023	$4,023
Liabilities:
Operating lease liabilities	—	1,247	1,247
Operating lease liabilities – net of current portion	—	3,478	3,478

8.	Borrowings Under Term Loan and Line of Credit

At December 31, 2020 and 2019, term loan borrowings were as follows (in thousands):

	2020	2019
Total term loan obligations	$56,044	$57,053
Less current portion of term loan	(1,440)	(1,152)

Long-term loan obligations	$54,604	$55,901

On February 28, 2018, LiveVox entered into an amendment to its term loan and revolving credit facility with PNC Bank originally dated November 7, 2016 (as so amended the “Credit Facility”) to provide for a $45.0 million term loan, a $5.0 million line of credit and a $1.5 million letter of credit sub-facility. The agreement governing the Credit Facility has a five-year term ending November 7, 2021.

The Credit Facility is collateralized by a first-priority perfected security interest in substantially all the assets of the Company and is subject to certain financial covenants before and after a covenant conversion date. Covenant conversion may be elected early by the Company if certain criteria are met, including, but not limited to meeting fixed charge coverage and liquidity ratio targets as of the most recent twelve-month period. Prior to the covenant conversion date, the Company is required to maintain minimum levels of liquidity and recurring revenue. As of the covenant conversion date, the Company is required to maintain the Fixed Charge Coverage Ratio and Leverage Ratio (as defined in the Credit Facility) measured on a quarter-end basis for the four-quarter period ending on each such date through the end of the agreement.

The Company may elect that the term and revolving loans bear interest under a base rate or a LIBOR rate definition within the Credit Facility. LIBOR interest elections are for one, two or three-month periods. Loans are termed as either a Base Rate loan or LIBOR Rate loan and can be a combination of both.

On December 16, 2019, the Company amended the Credit Facility (as amended, the “Amended Credit Facility”), increasing the term loan borrowing therein by $13.9 million to $57.6 million and amending certain terms and conditions. The Amended Credit Facility reset the minimum recurring revenue covenant and qualified cash amounts through December 31, 2021 and extended the quarterly measurement dates through September 30, 2023. The Amended Credit Facility also reset the mandatory covenant commencement date of the Fixed Charge Coverage Ratio and Leverage Ratio (as defined in the Amended Credit Facility) to March 31, 2022 and reset the applicable ratio amounts. Under the Amended Credit

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Facility, principal on the term loan is to be repaid in quarterly installments of $0.3 million beginning on March 31, 2020 through December 31, 2020, $0.4 million on March 31, 2021 through December 31, 2021, and $0.7 million on each quarter thereafter. During the years ended December 31, 2020, 2019 and 2018, term loan repayments made by the Company totaled $1.2 million, $0.8 million and $0.5 million, respectively. All other terms and conditions of the original Credit Facility remain in effect.

LiveVox, Inc. will account for previously deferred original issue discount and loan fees in the amount of $0.3 million related to the November 7, 2016 Credit Agreement and First Amendment to Credit Agreement dated February 28, 2018 by amortizing and recording to interest expense over the remaining term of the amended credit agreement. Third party loan fees totaling $0.1 million associated with the $13.9 million increase of the term loan are expensed upon close of the loan, and the original issue discount of $0.3 million will be amortized over the loan term. Total unamortized loan costs associated with the term loan totaled $0.4 and $0.6 million at December 31, 2020 and 2019, respectively and are recorded within term loan, net of current portion. The Company was in compliance with all debt covenants at December 31, 2020 and 2019 and was in compliance with all debt covenants as of the date of issuance of these financial statements. There was no unused borrowing capacity under the term loan portion of the Amended Credit Facility at December 31, 2020 and 2019. On March 17, 2020, as a precautionary measure to ensure financial flexibility and maintain maximum liquidity in response to COVID-19 pandemic, LiveVox drew down approximately $4.7 million under the revolving portion of the Amended Credit Facility.

Aggregate principal maturities of the term loan as of December 31, 2020 was as follows (in thousands):

Period	Amount to Mature
2021	$1,440
2022	2,880
2023	52,134

Total	$56,454

The net carrying amount of the liability component of the term loan was as follows (in thousands):

	December 31, 2020	December 31, 2019
Principal	$56,454	$57,606
Unamortized issuance costs	(410)	(553)

Net carrying amount	$56,044	$57,053

9.	Letters of Credit

On November 8, 2016, the Company established an irrevocable letter of credit in the amount of $0.3 million using a sub-facility under the Credit Facility, to serve as a security deposit for the Company’s San Francisco office. The letter of credit automatically extends for one-year periods from the expiration date, September 10, 2017, unless written notice is presented to the beneficiary at least sixty (60) days prior to the expiration date. During 2017, the Company expanded its San Francisco office with lease terms that required an additional $0.1 million deposit. On April 26, 2017, the Company’s irrevocable letter of credit was amended, increasing the total amount to $0.5 million and providing for decreases in the letter of credit as specified in the lease, in the amount of $0.1 million on each of the following dates: February 1, 2019, February 3, 2020, February 1, 2021 and February 1, 2022. All other terms and conditions remained the same.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

10.	Related Party Transactions

The Company pays quarterly management fees plus reimbursement of expenses incurred on behalf of the Company to funds affiliated with Golden Gate Capital, its majority shareholder. During the year ended December 31, 2020, management fees and expense reimbursements totaled $0.5 million and $0, respectively. As of December 31, 2020, there was no balance outstanding.

During the year ended December 31, 2019, management fees, expense reimbursements and acquisition related expenses totaled $0.4 million, $0.1 million, and $0.6 million respectively, of which $0.5 million was unpaid as of December 31, 2019. During the year ended December 31, 2018, management fees and expense reimbursements totaled $0.3 million and $0.1 million, respectively, of which $0 was unpaid at December 31, 2018.

The Company pays monthly board of director fees plus reimbursement of expenses incurred on behalf of the Company to two members of the Company’s board of directors. During the year ended December 31, 2020, board of director fees and expense reimbursements totaled $0.5 million and $0, respectively. As of December 31, 2020, the unpaid balance of board of director fees due to related parties was $0.

During the year ended December 31, 2019, board of director fees and expense reimbursements totaled $0.5 million and $0, respectively. As of December 31, 2019, the unpaid balance of board of director fees due to related parties was $0. The Company also performed a one-time management liquidity program, in which certain executives with vested VCIP awards were liquidated and paid out, which resulted in $0.3 million in related expenses incurred to a Director of the Board. During the year ended December 31, 2018, board of director fees and expense reimbursements totaled $0.5 million and $0, respectively. As of December 31, 2018, the unpaid balance of board of director fees due to related parties was $0. No related party accounts receivable were outstanding as of December 31, 2020, 2019 and December 31, 2018.

11.	Stockholders’ Equity

At December 31, 2020 and 2019, the Company had authorized 1,000 shares of $0.01 par value common stock, of which 1,000 shares were issued and outstanding. There is no preferred stock issued and outstanding as of December 31, 2020 and 2019. The cumulative translation adjustment and accumulated deficit is included in Stockholders’ Equity.

At December 31, 2020 and 2019, the cumulative translation adjustment totaled $0.2 million and $0.2 million, respectively. The Company’s accumulated deficit totaled $24.8 million and $20.2 million at December 31, 2020 and 2019, respectively.

12.	Stock-Based Compensation

Stock-based compensation expenses related to Management Incentive Units for the years ended December 31, 2020, 2019 and 2018 were as follows (in thousands):

	Year December 31,
	2020	2019	2018
Cost of Revenue	$57	$—	$—
Sales and marketing	113	—	—
General and administrative	273	—	—
Research and development	113	—	—

Total stock-based compensation expenses	$556	$—	$—

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2020, unrecognized stock-based compensation expense by award type and their expected weighted-average recognition periods are summarized in the following table (in thousands):

Management Incentive Units
Unrecognized stock-based compensation expense	$2,223
Weighted-average amortization period	4.0 years

For the twelve months ended December 31, 2020 there were no new grants, vesting or forfeitures. The Company estimates the fair value of each Management Incentive Unit on the date of grant using a Monte Carlo simulation and using the assumptions disclosed in the table below. The holding period is the expected period until a major liquidity event is expected to occur. The expected volatility assumption is based on the historical volatility of a peer group of publicly traded companies. The discount for lack of marketability is driven by (i) the assumed participation threshold as outlined in Management Incentive Units Agreements and (ii) the assumed holding period of two years. The risk-free rate for the expected term of the awards is based on U.S. Treasury zero-coupon issues at the time of grant.

The weighted average assumptions used to value Management Incentive Units during the periods presented are as follows:

	Years ended December 31,
	2020	2019	2018
Holding period	2.0	2.0	—
Volatility	45.0%	45.0%	—
Discount for lack of marketability	28.0%	28.0%	—
Risk-free rate	1.6%	1.6%	—

Management Incentive Units activities for the years ended December 31, 2018, 2019 and 2020 are summarized as follows:

	Number of shares	Weighted Average Grant Date Fair Value	Holding Period (in years)
Balance at December 31, 2018	—	—	—

Granted	3,518,096	0.79	2
Vested	—	—	—
Forfeited	—	—	—

Balance at December 31, 2019	3,518,096	0.79	2

Granted	—	—	—
Vested	—	—	—
Forfeited	—	—	—

Balance at December 31, 2020	3,518,096	$0.79	2

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

13.	Analysis of the Change in Cumulative Foreign Currency Translation Adjustments

Accumulated other comprehensive loss represents foreign currency translation items associated with the Company’s foreign operations. Following is an analysis of the changes in the cumulative foreign currency translation adjustment account (in thousands):

Amount
Accumulated other comprehensive loss—December 31, 2020	$(206)
Foreign currency translation adjustment	12

Accumulated other comprehensive loss—December 31, 2019	(218)
Foreign currency translation adjustment	(48)

Accumulated other comprehensive loss—December 31, 2018	$(170)

14.	Geographic Information

Disaggregation of Revenue

The following table disaggregates the Company’s revenue by geographic area for the years ended December 31, 2020, 2019 and 2018 (in thousands):

	Year ended December 31,
	2020	2019	2018
United States	$97,034	$90,522	$75,135
Americas (excluding United States)	1,870	1,227	1,112
Asia	3,509	864	877
Europe	132	142	53

Total revenue	$102,545	$92,755	$77,177

The following table summarizes total property and equipment, net in the respective locations (in thousands):

	December 31, 2020	December 31, 2019
United States	$3,174	$4,011
Americas (excluding United States)	192	193
Asia	139	133

Property & equipment, net	$3,505	$4,337

The geographical location of the Company’s customers effects the nature, amount, timing and uncertainty of revenue and cash flows due to the potential for unfavorable and uncertain regulatory, political, economic and tax conditions. These uncertainties can impact the amount of revenues recognized through price adjustments and uncertainty of cash flows that may arise due to local regulations.

15.	Business Combinations

Teckst, Inc.

On October 16, 2019 the Company entered into an agreement with the shareholders of Teckst, Inc., a provider of an enterprise grade two-way messaging platform, for the purchase of specific assets and liabilities that meet the definition of a business under ASC 805. The total aggregate purchase price

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

amounted to $2.0 million, of which $1.6 million of cash was paid immediately to Teckst’s shareholders. In addition, there is $0.4 million in Holdback Amount that will be used to satisfy any indemnity claims made by the Company after the closing date. The Holdback Amount is recorded in Restricted Cash and is expected to be paid out in 8 months, 15 months and 37 months following the close date in the amounts of $0.2 million, $0.2 million and $0.1 million, respectively. Acquisition related expenses amount to $0.4 million. The Company performed this acquisition to acquire the technology owned by Teckst and accelerate its product timeline for the related services Teckst offered.

The Company recorded the acquired tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values. The excess of the consideration transferred over the aggregate fair values of the assets acquired and liabilities assumed was recorded as goodwill. The amount of goodwill recognized was primarily attributable to the expected contributions of the entity to the overall corporate strategy in addition to synergies and assembled workforce of the acquired business. The fair value assigned to identifiable intangible assets acquired was based on estimates and assumptions made by management using an income approach method.

The acquisition of Teckst was accounted for under ASC 805, Business Combinations, using the acquisition method of accounting. As a result, the Company determined its allocation of the fair values of the assets acquired, and liabilities assumed at the acquisition date are as follows (in thousands):

Fair Value
Assets acquired:
Accounts receivable	123
Deposits and other	10
Intangible assets:
Customer relationship	600
Technology	700

Total assets acquired	1,433

Liabilities assumed:
Accounts payable	91
Accrued expenses	13

Total liabilities assumed	104

Net identifiable assets acquired	1,329
Goodwill	697

Total consideration transferred	$2,026

The identified intangible assets acquired as part of this business combination were customer relationships and developed technology recorded at their fair values of $0.6 million and $0.7 million, respectively with their estimated useful lives of 7 years and 5 years, respectively. Intangible assets are amortized on a straight-line basis.

Revenue from assets acquired from Teckst Inc. to December 31, 2019 were immaterial. Acquisition related expenses amounted to $0.4 million and are recorded within the General & Administrative section of the Statements of Operations. Pro Forma adjustments have not been presented as the impact to the Company’s consolidated financial statements were not material.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

SpeechIQ

On December 16, 2019, the Company entered into an agreement with the shareholders of SpeechIQ, LLC, a provider of speech analytics solutions for contact centers, and other parties affiliated with the shareholder for the purchase of the entire share capital of SpeechIQ, LLC that meets the definition of a business under ASC 805. The total aggregate purchase price was $9.0 million of which $7.9 million of cash was paid to SpeechIQ’s shareholders. In addition, there is $1.2 million in Holdback Amount that will be used to satisfy any indemnity claims made by the Company after the closing date. The Holdback Amount is recorded in Restricted Cash and is expected to be paid out in 15 months after the close date. Acquisition related expenses amounted to $0.4 million. The Company performed this acquisition to acquire the technology owned by SpeechIQ and accelerate its product timeline for the related services SpeechIQ offered. Goodwill recognized of $4.5 million is deductible for tax purposes. The amount of goodwill recognized was primarily attributable to the expected contributions of the entity to the overall corporate strategy in addition to synergies and assembled workforce of the acquired business.

The Company recorded the acquired tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values. The excess of the consideration transferred over the aggregate fair values of the assets acquired and liabilities assumed was recorded as goodwill. The fair value assigned to identifiable intangible assets acquired was based on estimates and assumptions made by management using an income approach method. Intangible assets are amortized on a straight-line basis.

The acquisition of SpeechIQ was accounted for under ASC 805, Business Combinations, using the acquisition method of accounting. As a result, the Company determined its allocation of the fair values of the assets acquired, and liabilities assumed at the acquisition date are as follows (in thousands):

Fair Value
Assets acquired:
Cash	$48
Accounts receivable	417
Deposits and other	30
Property and equipment	6
Intangible assets:
Trademarks	300
Customer relationship	2,300
Technology	1,600

Total assets acquired	4,701

Liabilities assumed:
Accounts payable	151
Accrued expenses	17

Total liabilities assumed	168

Net identifiable assets acquired	4,533
Goodwill	4,507

Total consideration transferred	$9,040

The identified intangible assets acquired as part of this business combination were trademarks used in marketing, customer relationships and developed technology recorded at their fair values of $0.3 million $2.3 million and $1.6 million, respectively, with their estimated useful lives of 4 years, 10 years and 4 years, respectively.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Revenue from SpeechIQ, LLC to December 31, 2019 was immaterial. Acquisition related expenses amounted to $0.1 million and are recorded within the General & Administrative section of the Statements of Operations. Pro Forma adjustments have not been presented as the impact to the Company’s consolidated financial statements were not material.

16.	Income Taxes

The provision for income taxes charged to operations consisted of the following for the years ended December 31, 2020, 2019 and 2018 (in thousands):

	2020	2019	2018
Current tax expense:
Federal	$(2)	$(2)	$(4)
State	8	188	86
Foreign	317	251	298

Total current tax expense:	323	437	380

Deferred tax expense:
Federal	2	2	4
State	(124)	(282)	25
Foreign	(5)	(8)	(3)

Total deferred current tax expense (benefit):	(127)	(288)	26

Provision for income taxes	$196	$149	$406

A reconciliation between the Company’s federal statutory tax rate and its effective tax rate for the years ended December 31, 2020, 2019 and 2018 is as follows:

	2020	2019	2018
Federal statutory tax rate	21.00%	21.00%	21.00%
State tax, net of federal benefit	3.93%	0.55%	4.72%
Meals and entertainment	(1.07)%	(1.69)%	2.78%
Global intangible low-taxed income inclusion	(2.41)%	(1.07)%	0.00%
Share-based compensation	(2.83)%	0.00%	0.00%
Prior year provision to return true-up	(2.13)%	(1.16)%	(0.20)%
Change in valuation allowance	(18.90)%	(19.94)%	(13.20)%
Foreign tax differential and permanent items	(2.27)%	0.07%	2.06%
Other	(0.08)%	(0.06)%	0.55%

Effective tax rate	(4.76)%	(2.30)%	17.71%

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities consisted of the following at December 31, 2020 and 2019 (in thousands):

	2020	2019
Deferred tax assets:
Net operating loss carryforward	$9,779	$8,437
Compensation accruals	675	1,698
Foreign tax credits	552	585
Bad debt reserve	321	245
Interest expense limitation	274	558
Goodwill	78	175
Lease liability	1,119	—
Other	187	175

Total deferred tax assets	12,985	11,873
Deferred tax liabilities:
Capitalized commissions	(1,192)	(894)
Right of use asset	(972)	—
Fixed assets depreciation	(143)	(232)
Other intangibles amortization	(3,423)	(4,424)
Other	(25)	—

Total deferred tax liabilities	(5,755)	(5,550)
Net deferred tax assets before valuation allowance	7,230	6,323
Valuation allowance	(7,423)	(6,643)

Net deferred tax liabilities	$(193)	$(320)

At December 31, 2020, the Company had available federal and combined state net operating loss carryforwards which may offset future taxable income of $23.4 million and $66.9 million, respectively, with varying expirations from 2022 through 2035. In addition, the Company has federal net operating loss carryforwards at December 31, 2020, of $4.1 million that do not expire. There were insufficient federal and state deferred tax liabilities to offset the federal and state deferred tax assets at December 31, 2020 and 2019; therefore, based on this and other available evidence, management believes it is more likely than not that the net federal and state deferred assets of LiveVox will not be fully realized. Therefore, the Company has recorded valuation allowances in the amounts of $7.4 million and $6.6 million as of December 31, 2020 and 2019, respectively.

Past ownership changes and other equity transactions have triggered Section 382 and 383 provisions of the Internal Revenue Code, resulting in certain annual limitations on the utilization of existing federal and state net operating losses and credits. Such provisions limit the potential future tax benefit to be realized by the Company from its accumulated net operating losses and credits.

Historically, the Company had not accrued a provision for U.S. deferred taxes or foreign withholding taxes on undistributed earnings of the Company’s wholly owned foreign subsidiaries because it was the intention of management to reinvest the undistributed earnings indefinitely in foreign operations. Undistributed earnings are generally no longer subject to U.S. tax upon repatriation beginning January 1, 2018; however, undistributed earnings may remain subject to state income and foreign withholding taxes. It remains the intention of management to reinvest the undistributed earnings indefinitely in foreign operations. The Company also believes that any such state income or foreign withholding taxes would be immaterial.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted and signed into law. The CARES Act contains certain income tax relief provisions, including a modification to the limitation of business interest expense for tax years beginning in 2019 and 2020. The modification to the interest expense limitation increases the allowable business interest deduction from 30% of adjusted taxable income to 50% of adjusted taxable income. This modification resulted in the allowance of additional interest expense for the Company, resulting in an increase in its net operating loss carryforwards. The Company does not anticipate any other material tax impacts from the CARES Act.

The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, India and Colombia. The tax returns are subject to statutes of limitations that vary by jurisdiction. At December 31, 2020, the Company remains subject to income tax examinations in the U.S. for tax years 2017 through 2019, and in various states for tax years 2016 through 2019. However, due to the Company’s net operating loss carry forwards in various jurisdictions, tax authorities have the ability to adjust carry forwards related to closed years.

17.	Retirement Benefit Plan

The Company amended its existing 401(k) plan (the “Plan”) effective on July 1, 2018. The amended Plan covers eligible employees immediately upon employment with the Company. Participants may contribute up to a maximum percentage of their annual compensation to the Plan as determined by the Company limited to the maximum annual amount set by the Internal Revenue Service. The Plan provides for traditional tax-deferred and Roth 401(k) contribution options. Prior to the Plan amendment, the Company did not provide a matching contribution. The Company began matching fifty percent of the employee contribution up to a maximum of two-hundred dollars per pay period, limited to twenty-four hundred dollars annually, upon adoption of the Plan. One hundred percent of the employer match vests immediately. The Company made matching contributions totaling $0.8 million, $0.6 million and $0.3 million during the years ended December 31, 2020, 2019 and 2018, respectively.

18.	Fair Value Measurement

An assets and liability classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation techniques used maximize the use of relevant observable inputs and minimize the use of unobservable inputs. Three levels of inputs may be used to measure fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Includes other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs that are supported by little or no market activity.

The Company’s OBIP and VCIP accrued liability for awards deemed probable of repurchase is measured at fair value on a recurring basis and is classified as Level 3 within the fair value hierarchy. There were no other assets or liabilities measured at fair value on a recurring basis at December 31, 2020 and 2019 and there were no gains or losses recognized during the years ended December 31, 2020, 2019 and 2018.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The following table sets forth the fair value of the Company’s assets and liabilities at December 31, 2020 (in thousands):

	Level 1	Level 2	Level 3	Totals
Cash and cash equivalents	$18,098	$—	$—	$18,098
Restricted cash	1,468	—	—	1,468

Total assets	$19,566	$—	$—	$19,566

Term loan	—	56,044	—	56,044
Capital lease obligations	—	430	—	430
OBIP/VCIP liability	—	—	286	286

Total liabilities	$—	$56,474	$286	$56,760

The following table sets forth the fair value of the Company’s assets and liabilities at December 30, 2019 (in thousands):

	Level 1	Level 2	Level 3	Totals
Cash and cash equivalents	$14,910	$—	$—	$14,910
Restricted cash	1,603	—	—	1,603

Total assets	$16,513	$—	$—	$16,513

Term loan	—	57,053	—	57,053
Capital lease obligations	—	1,107	—	1,107
OBIP/VCIP liability	—	—	286	286

Total liabilities	$—	$58,160	$286	$58,446

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. Observable or market inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s assumptions based on the best information available.

As of December 31, 2020 the fair value of the term loan approximated its carrying value. The fair value was determined based on observable inputs on the price of the term loan in the market and has been classified as Level 2 of the fair value hierarchy. The Company’s OBIP and VCIP accrued liability for awards deemed probable of repurchase is measured at fair value on a recurring basis and is classified as Level 3 within the fair value hierarchy.

The changes in fair value of the Level 3 liabilities are as follows (amounts in thousands):

	December 31, 2020	December 31, 2019
Balance, beginning of the year	$286	$—
Accrued liability	—	286
Payments	—	—

Balance, end of the year	$286	$286

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

19.	Basic and diluted (loss) earnings per share

Basic net (loss) earnings per share is calculated by dividing net (loss) earnings by the weighted average number of shares of common stock outstanding during the period, and excludes any dilutive effects of employee stock-based awards. Diluted net (loss) earnings per share is computed giving effect to all potentially dilutive shares of common stock, including common stock issuable upon vesting of stock based payment awards. For the years ended December 31, 2020, 2019 and 2018, the Company did not have any dilutive shares.

The computation of (loss) earnings per share and weighted average shares of the Company’s common stock outstanding for the years ended December 31, 2020, 2019 and 2018 are as follows (in thousands, except per share data):

	Year Ended
	2020	2019	2018
Numerator:
(Loss) income attributable to common stockholders—basic and diluted	$(4,645)	$(6,913)	$1,886
Denominator:
Weighted average shares outstanding—basic and diluted	1	1	1
(Loss) earnings per share:
Basic and diluted	$(4,645)	$(6,913)	$1,886

The VCIP and OBIP awards are not included in weighted average shares outstanding for basic and diluted (loss) earnings per share as they represent contingently issuable shares and the conditions were not met at the end of the periods. Class B units are not considered participating securities as they do not participate in dividends by LiveVox Holdings, Inc. to LiveVox TopCo, LLC (i.e., the parent entity that issued Class B Units) and therefore, would not be included in the calculation of both the basic or diluted (loss) earnings per share.

20.	Commitments and Contingencies

Commitments

As of December 31, 2020 and 2019, $56.5 million and $57.6 million of the term loan principal was outstanding, respectively. The term loan is due November 7, 2023. See Note 8 for more information.

Contingencies

The Company is subject to the possibility of various gain or loss contingencies arising in the ordinary course of business that will ultimately be resolved depending on future events. The Company considers the likelihood of loss or impairment of an asset, or the incurrence of a liability, as well as the ability to reasonably estimate the amount of loss, in determining loss contingencies. An estimated loss contingency is accrued when information available prior to issuance of the consolidated financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the consolidated financial statements, and the amount or range of loss can be reasonably estimated. Legal costs are expensed as incurred. Gain contingencies are not recognized until they’re realized or realizable.

Indemnification Agreements

The Company has entered into indemnification agreements with our directors, officers and certain employees that will require us, among other things, to indemnify them against certain liabilities that may

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

arise by reason of their status or service as directors, officers or employees. There are no claims that we are aware of that could have a material effect on our consolidated balance sheet, consolidated statement of operations and comprehensive loss, or consolidated statement of cash flow.

Litigation and Claims

From time to time and in the ordinary course of business, the Company may be subject to various claims, charges, investigations, and litigation.

The Company is engaged in four collection actions against former customers who defaulted in their contractual obligations. Three of those customers have filed counterclaims against LiveVox, also alleging breach of contract. LiveVox is vigorously defending against these counterclaims while pursuing its own claims and believes that the counterclaims are without merit. The Company does not expect that any of the three cases will have a material adverse effect on its business operations or financial position. As of the date of issuance of these financial statements, a potential loss as a result of the aforementioned cases is neither probable nor estimable.

21.	Subsequent Events

Merger Agreement

On January 13, 2021 the Company signed a Merger Agreement contemplating a merger with Crescent Acquisition Corp, a publicly traded special purpose acquisition company. The consummation of the merger is expected to result in the Company becoming the publicly traded platform. The Company expects this transaction to close in the second quarter of 2021, subject to the satisfaction of certain closing conditions.

Acquisition

On February 5, 2021, the Company entered into a Unit Purchase Agreement (the “Acquisition Agreement”) in connection with a pending acquisition opportunity (the “2021 Acquisition”). The 2021 Acquisition is subject to customary purchase price adjustments and the total consideration transferred is contingent upon certain factors set forth in the Acquisition Agreement, up to a maximum cash consideration of $7 million that is due by September 2021. In connection with the 2021 Acquisition, the $1.1 million holdback related to the acquisition of SpeechIQ LLC was released, net of holdback adjustments.

Lease Agreement

On February 15, 2021, the Company entered into a new lease to rent approximately 27,746 for the 9th and 10th floor of office space located in Bengaluru, India. The lease is for 5 years, beginning on February 15, 2021 with an option to renew for subsequent periods on the same terms and conditions as the prior term. Base rent is approximately $49,400 per month for the first 10 months of the lease, with the rate increasing by approximately 5% on each anniversary of the lease. The company is responsible for paying its share of building and common area expenses. The Company is entitled to full rent abatement for the first 3 months of the lease term. The Company will pay to the landlord a security deposit in the amount of approximately $0.3 million, which may be drawn down in the event of the Company defaults under the lease.

All of the effects of subsequent events that provide additional evidence about conditions that existed at the consolidated balance sheet date, including the estimates inherent in the process of preparing the consolidated financial statements, are recognized in the consolidated financial statements. Subsequent events have been evaluated through March 30, 2021, which is the date the consolidated financial statements were available to be issued.

Up to 85,795,425 Shares of Class A Common Stock

Up to 13,333,333 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 833,333 Warrants to Purchase Class A Common Stock

PROSPECTUS

                , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses will be paid by us in connection with the issuance and distribution of the securities being registered. We will not receive any proceeds from the sale of shares of Common Stock or warrants by the Selling Shareholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Shareholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.

All amounts are estimates, except for the SEC registration fee.

Amount
SEC registration fee		$99,253.32
Accounting fees and expenses		*
Legal fees and expenses		*
Printing fees		*
Miscellaneous fees and expenses		*

Total expenses	$	*

ITEM 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our Second Amended and Restated Certificate of Incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our Amended and Restated Bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with our directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 15.	Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by us since November 17, 2017 (inception):

(1) On November 29, 2017, CFI Sponsor LLC purchased an aggregate of 8,625,000 shares of Class F common stock, par value $0.0001 per share, of the Company (“founder shares”) for an aggregate offering price of $25,000 at an average purchase price of approximately $0.003 per share.

(2) In January 2018, CFI Sponsor LLC surrendered 1,437,500 founder shares to us for no consideration, which were canceled.

(3) In April 2019, CFI Sponsor LLC surrendered 937,500 founder shares to us for no consideration, which were canceled.

(4) In March 2021, CFI Sponsor LLC purchased an aggregate of 7,000,000 warrants of the Company, each warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share, for an aggregate purchase price of $7,000,000.

(5) In June 2021, concurrently with the closing of the Business Combination, CFI Sponsor LLC surrendered 2,925,000 founder shares and 7,000,000 warrants to us for no consideration, which were canceled.

(6) In June 2021, concurrently with the closing of the Business Combination, we issued 2,500,000 shares of Class A Common Stock and 833,333 warrants, each warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share, at a price of $10.00 per share for an aggregate purchase price of $25.0 million to qualified institutional buyers and accredited investors.

(7) In June 2021, concurrently with the closing of the Business Combination, we issued an aggregate of 7,500,000 shares of Class A Common Stock for an aggregate purchase price of $75.0 million to qualified institutional buyers and accredited investors, at a purchase price of $10.00 per share to qualified institutional buyers and accredited investors.

(8) In June 2021, concurrently with the closing of the Business Combination, we issued an aggregate of 71,637,092 shares of Class A Common Stock as merger consideration value at $10.00 per share to LiveVox TopCo, LLC.

ITEM 16.	Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

ITEM 17.	Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

2.1#	Agreement and Plan of Merger, dated as of January 13, 2021, by and among Crescent Acquisition Corp, Function Acquisition I Corp, Function Acquisition II LLC, LiveVox Holdings, Inc., and GGC Services Holdco Inc. (filed as Exhibit 2.1 to the Current Report on Form 8-K of the Company on January 14, 2021 and incorporated herein by reference).

3.1	Second Amended and Restated Certificate of Incorporation of LiveVox Holdings, Inc. (filed as Exhibit 3.1 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference).

3.2	Amended and Restated Bylaws of LiveVox Holdings, Inc. (filed as Exhibit 3.2 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference).

4.1	Warrant Agreement, dated March 7, 2019, between Crescent Acquisition Corp. and Continental Stock Transfer & Trust Company (filed as Exhibit 4.4 to the Current Report on Form 8-K of the Company on March 13, 2019 and incorporated herein by reference).

5.1**	Opinion of Kirkland & Ellis LLP.

10.1	Form of Subscription Agreement (filed as Exhibit 10.2 to the Current Report on Form 8-K of the Company on January 14, 2021 and incorporated herein by reference).

Exhibit Number	Description

10.2	Amended and Restated Registration Rights Agreement dated as of June 18, 2021, by and among the Company, Crescent Acquisition Corp, the Director Holders and the SPAC Sponsor (filed as Exhibit 10.2 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference).

10.3	Stockholders Agreement, dated as of June 18, 2021, by and among LiveVox Holdings, Inc., CFI Sponsor LLC and GGC (filed as Exhibit 10.3 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference).

10.4	Escrow Agreement, dated as of June 18, 2021, by and among GGC Services Holdco, Inc., LiveVox Holdings, Inc. and Citibank, N.A. (filed as Exhibit 10.4 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference).

10.5	Share Escrow Agreement, dated as of January 13, 2021, by and among Crescent Acquisition Corp, LiveVox Holdings, Inc., CFI Sponsor LLC, Kathleen S. Briscoe, John J. Gauthier and Jason D. Turner (filed as Exhibit 10.5 to the Current Report on Form 8-K of the Company on January 14, 2021 and incorporated herein by reference).

10.6	Sponsor Support Agreement, dated as of January 13, 2021, by and among Crescent Acquisition Corp, LiveVox Holdings, Inc., CFI Sponsor LLC and the parties set forth on Schedule A thereto (filed as Exhibit 10.3 to the Current Report on Form 8-K of the Company on January 14, 2021 and incorporated herein by reference).

10.7	Stockholder Support Agreement (filed as Exhibit 10.4 to the Current Report on Form 8-K of the Company on January 14, 2021 and incorporated herein by reference).

10.8	Forward Purchase Agreement, dated as of January 13, 2021, by and between Crescent Acquisition Corp and Crescent Capital Group Holdings LP (filed as Exhibit 10.1 to the Current Report on Form 8-K of the Company on January 14, 2021 and incorporated herein by reference).

10.9	Finders Agreement, dated as of January 13, 2021, by and among Crescent Acquisition Corp and Neuberger Berman BD LLC (filed as Exhibit 10.6 to the Current Report on Form 8-K of the Company on January 14, 2021 and incorporated herein by reference).

10.10†	LiveVox Holdings, Inc. 2021 Equity Incentive Plan (filed as Exhibit 10.10 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference).

10.11†	Form of Restricted Stock Unit Award Agreement under the LiveVox Holdings, Inc. 2021 Equity Incentive Plan (filed as Exhibit 10.11 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference).

10.12†	Form of Performance Stock Unit Award Agreement under the LiveVox Holdings, Inc. 2021 Equity Incentive Plan (filed as Exhibit 10.12 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference).

10.13†	Form of Special Performance Stock Unit Award Agreement under the LiveVox Holdings, Inc. 2021 Equity Incentive Plan (filed as Exhibit 10.13 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference).

10.14†	Form of Indemnification Agreement (filed as Exhibit 10.14 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference).

10.15†	Employment Agreement, dated as of August 7, 2014, by and between Louis Summe and LiveVox, Inc. (filed as Exhibit 10.15 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference).

10.16†	Employment Agreement, dated as of May 23, 2000, by and between Laurence Siegel and Tools for Health, Inc. (the former name of LiveVox Holdings, Inc.) (filed as Exhibit 10.16 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference).

Exhibit Number	Description

10.17†	Employment Agreement, dated as of November 17, 2009, by and between Erik Fowler and LiveVox, Inc. (filed as Exhibit 10.17 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference).

10.18	Credit Agreement dated as of November 7, 2016, among PNC Bank, National Association, the lenders party thereto, LiveVox Holdings, Inc., LiveVox, Inc. and the guarantors party thereto (filed as Exhibit 10.18 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference).

16.1	Letter of WithumSmith+Brown, PC to the SEC, dated June 18, 2021 (filed as Exhibit 16.1 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference).

21.1	List of Subsidiaries.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of WithumSmith+Brown, PC.

23.3**	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase

101.DEF	XBRL Taxonomy Extension Definition Linkbase

101.LAB	XBRL Taxonomy Extension Label Linkbase

101.PRE	XBRL Taxonomy Extension Presentation Linkbase

*	Previously filed
**	To be filed by amendment
#

Schedules and similar attachments to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such omitted materials to the SEC upon request.

†	Indicates a management contract or compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California on July 16, 2021.

LIVEVOX, INC.

By:	/s/ Louis Summe
Name:	Louis Summe
Title:	President, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Louis Summe, Gregg Clevenger and Mark Mallah attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act, (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ Louis Summe Louis Summe	President, Chief Executive Officer and Director (Principal Executive Officer)	July 16, 2021

/s/ Gregg Clevenger Gregg Clevenger	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 16, 2021

/s/ Rishi Chandna Rishi Chandna	Director	July 16, 2021

/s/ Marcello Pantuliano Marcello Pantuliano	Director	July 16, 2021

/s/ Doug Ceto Doug Ceto	Director	July 16, 2021

/s/ Bernhard Nann Bernhard Nann	Director	July 16, 2021

/s/ Stewart Bloom Stewart Bloom	Director	July 16, 2021

/s/ Robert D. Beyer Robert D. Beyer	Director	July 16, 2021

/s/ Todd M. Purdy Todd M. Purdy	Director	July 16, 2021

/s/ Leslie C.G. Campbell Leslie C.G. Campbell	Director	July 16, 2021

/s/ Susan Morisato Susan Morisato	Director	July 16, 2021

/s/ Kathleen Pai Kathleen Pai	Director	July 16, 2021